   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1997


                                                      REGISTRATION NO. 333-29783
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             MERCURY MONTANA, INC.

             (Exact name of registrant as specified in its charter)

          DELAWARE                         1311                        75-2695071
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
              of
      incorporation or              Classification No.)            Identification No.)
         organization)

                                                GLENN M. DARDEN
      1619 PENNSYLVANIA AVENUE              1619 PENNSYLVANIA AVENUE
      FORT WORTH, TEXAS 76104               FORT WORTH, TEXAS 76104
           (817) 332-9133                        (817) 332-9133
 (Address, including zip code, and
  telephone number, including area    (Name, address, including zip code,
  code, of registrant's principal     and telephone number, including area
         executive offices)               code, of agent for service)

                            ------------------------

                                   COPIES TO:

         STEPHEN B. NORRIS                       SLOAN B. BLAIR
      Thompson & Knight, P.C.                   KIRK R. MANNING
   801 Cherry Street, Suite 1600              Cantey & Hanger, LLP
      Fort Worth, Texas 76102            801 Cherry Street, Suite 2100
                                            Fort Worth, Texas 76102

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

Upon the effective date of the Merger described in this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              MSR EXPLORATION LTD.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


October 1, 1997
To Our Shareholders:



    You are cordially invited to attend a combined Annual and Special Meeting of Shareholders of MSR Exploration Ltd. ("MSR") at the Petroleum Club of Fort Worth, 777 Main Street, 40th Floor, Fort Worth, Texas 76102, on October 30, 1997, at 10:00 a.m., local time (the "Meeting").



    At the Meeting, shareholders will be asked to approve the continuance or domestication of the company from Alberta, Canada into Delaware, U.S.A. (the "Continuance"). The Continuance is necessary in order to facilitate the proposed merger (the "Merger") of MSR into Mercury Montana, Inc., a Delaware corporation ("Mercury"), pursuant to the terms of a Merger Agreement among MSR, Mercury and the majority shareholder of Mercury (the "Merger Agreement"). Pursuant to the Merger Agreement, each outstanding share of common stock of MSR will be converted into the right to receive one share of common stock of Mercury.



    Because Alberta law does not permit the merger of an Alberta corporation into a Delaware corporation, the Continuance must be completed before the Merger can take place. In general terms, the Continuance changes MSR from being an Alberta, Canada corporation to being a Delaware, U.S.A. corporation and should have no effect on the existing assets or liabilities of MSR. The Continuance is described more fully in the accompanying Proxy Statement/Joint Prospectus. The mechanics of the Continuance and the Merger may be summarized as follows:



    1. Management of MSR is soliciting your proxy ("Proxy for Special Meeting") to vote your shares of common stock at the Meeting in favor of the Continuance;



    2. Management of MSR is also soliciting your proxy ("Proxy for Consent") to vote your shares of common stock in favor of the Merger pursuant to the execution of a written consent of shareholders of MSR (as continued into Delaware) (the "Consent");



    3. At the Meeting, if Proxies for Consent representing at least a majority of the outstanding shares of common stock of MSR have been received, the Continuance will be considered and voted upon by shareholders of MSR and, if the Continuance is approved, filings will be made in Alberta and Delaware in order to effect the Continuance;



    4. Once the Continuance has become effective and MSR has become a Delaware corporation, the Consent will be executed to authorize and approve the Merger and the Merger Agreement, and filings will be made in Delaware to effect the Merger. The Consent will be executed and filings necessary to effect the Merger will be made as soon as possible after the Continuance has become effective.



    THE CONTINUANCE WILL NOT BE CONSIDERED AT THE MEETING UNLESS PROXIES FOR CONSENT REPRESENTING A MAJORITY OF THE OUTSTANDING COMMON STOCK OF MSR (AS CONTINUED) ARE RECEIVED PRIOR TO THE MEETING. SIMILARLY, THE MERGER CANNOT BE EFFECTED IF THE CONTINUANCE IS NOT EFFECTED.



    YOUR BOARD OF DIRECTORS BELIEVES THAT THE CONTINUANCE AND THE MERGER, WHICH HAVE BEEN APPROVED UNANIMOUSLY BY THE BOARD, ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS OF MSR, AND RECOMMENDS THAT YOU VOTE FOR THE CONTINUANCE AND DELIVER YOUR PROXY FOR CONSENT AUTHORIZING THE EXECUTION ON YOUR BEHALF OF THE CONSENT. APPROVAL OF THE CONTINUANCE REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE SHARES OF COMMON STOCK PRESENT AT THE MEETING AND ENTITLED TO VOTE THEREON. FIVE PERCENT OF THE OUTSTANDING SHARES OF COMMON STOCK OF MSR MUST BE PRESENT AT THE MEETING TO CONSTITUTE A QUORUM. APPROVAL OF THE MERGER AND THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK OF MSR (AS CONTINUED IN DELAWARE) OUTSTANDING ON THE DATE THE CONSENT IS EXECUTED.

    As a condition to listing the shares of common stock of Mercury to be issued in the Merger to the holders of shares of common stock of MSR, the American Stock Exchange has required that MSR conduct an election of its Board of Directors at the Meeting, and that at least two of the persons elected to the Board of Directors be "independent" directors. Consequently, at the Meeting, shareholders will also be asked to vote for the election of directors of MSR. The Board of Directors of MSR has nominated Otto J. Buis, Patrick M. Montalban and Steven M. Morris (each of whom is currently a director of MSR), and D. Randall Kent and W. Yandell Rogers, III for election to the Board of Directors. Pursuant to the Merger Agreement, if such persons are elected and the Continuance and Merger are effected, such persons will become directors of Mercury upon effectiveness of the Merger. The election to the Board of Directors of MSR of each nominee for director requires the affirmative vote of a majority of the shares of common stock of MSR represented in person or by proxy at the Meeting.



    You are urged to read carefully the accompanying Proxy Statement/Joint Prospectus and the Appendices thereto in their entirety for a complete description of the Continuance, the Merger and the Merger Agreement, and the election of directors of MSR. Whether or not you plan to attend the Meeting, please be sure to complete, sign, date and return the enclosed Proxy for Special Meeting in the enclosed envelope as promptly as possible so that your shares may be represented at the Meeting and voted in accordance with your wishes. In addition, because (i) the Continuance will not be voted upon at the Meeting unless a sufficient number of Proxies for Consent are received, and the Merger cannot be effected without the Continuance being effected, and (ii) the Consent must be executed by a majority of the shares of common stock outstanding at the time the Consent is signed, your failure to return your Proxy for Consent will have the same effect as a vote against the Merger. Accordingly, you are urged to complete, sign and date the enclosed Proxy for Consent and return it. Your vote is important regardless of the number of shares you own.



                                          Sincerely,



                                          Otto J. Buis
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER



        500 MAIN STREET, SUITE 210  -  FORT WORTH, TEXAS 76102  -  (817)
                        877-3151  -  FAX (817) 877-1709

                SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1997


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                        PROXY STATEMENT/JOINT PROSPECTUS

                             ---------------------

                              MSR EXPLORATION LTD.
                             MERCURY MONTANA, INC.
                                ----------------


    This Proxy Statement/Joint Prospectus ("Proxy Statement/Prospectus") is being furnished to holders of shares of common stock, no par value (the "Company Common Stock"), of MSR Exploration Ltd. (the "Company"), an Alberta, Canada corporation, in connection with the proposed continuance of the Company from Canada to the United States as a Delaware corporation (the "Continuance") and the subsequent merger (the "Merger") of the Company with and into Mercury Montana, Inc., a Delaware corporation ("Mercury") and a majority owned subsidiary of Mercury Exploration Company, a Texas corporation ("Parent"). Pursuant to this Proxy Statement/Prospectus the Board of Directors of the Company is soliciting proxies for use (i) at the Combined Annual and Special Meeting of Shareholders of the Company to be held on Thursday, October 30, 1997 at the Petroleum Club of Fort Worth, 777 Main Street, 40th Floor, Fort Worth, Texas 76102, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Special Meeting"), to consider and vote upon (A) the election of directors of the Company and (B) the Continuance, and (ii) in connection with the execution of shareholders' consents approving the Merger (the "Consent").


    Pursuant to the Consent, the shareholders of the Company will approve and adopt the Merger and the Agreement and Plan of Merger dated as of March 26, 1997, by and among the Company, Mercury and Parent, as amended (the "Merger Agreement"), providing for the Merger. The Continuance will not be consummated unless the Company receives proxies for Consents sufficient in number to approve the Merger. Likewise, the effectiveness of the Continuance is a condition to the Merger.

    In the Merger (i) each share of common stock of the continued corporation (the "Continued Common Stock") (other than shares as to which dissenters' or appraisal rights have been exercised under the certificate of incorporation of the continued corporation) will be converted automatically into the right to receive one share of common stock, par value $0.01 per share, of Mercury, the Surviving Corporation in the Merger (the "Surviving Corporation Common Stock"),
(ii) each outstanding share of common stock, par value $0.01 per share, of Mercury (the "Mercury Common Stock"), will remain outstanding as one share of Surviving Corporation Common Stock, (iii) Mercury will change its name to "MSR Exploration Ltd.", (iv) the outstanding warrant to acquire shares of Company Common Stock will be exchanged for an equivalent right to acquire shares of Surviving Corporation Common Stock and (iv) each outstanding option or warrant to acquire shares of Mercury Common Stock will remain outstanding as a right to acquire shares of Surviving Corporation Common Stock, all as more fully described in this Proxy Statement/Prospectus.

    This Proxy Statement/Prospectus constitutes a prospectus of the Company with respect to 13,777,014 shares of common stock of the continued corporation deemed to be issued in connection with the Continuance and a prospectus of Mercury with respect to 13,777,014 shares of Surviving Corporation Common Stock to be issued in the Merger to the holders of Continued Common Stock.

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY SHAREHOLDERS OF THE COMPANY.
 THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
     ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

       NO REGULATORY AGENCY OR STOCK EXCHANGE HAS IN ANY WAY PASSED UPON
            THE MERITS OF THE TRANSACTIONS DESCRIBED HEREIN AND ANY
                 REPRESENTATION TO THE CONTRARY IS AN OFFENSE.


    This Proxy Statement/Prospectus and the accompanying proxy forms are first being mailed to shareholders of the Company on or about October 2, 1997.


       The date of this Proxy Statement/Prospectus is             , 1997.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SOLICITATION OF PROXIES AND VOTING REQUIREMENTS...........................   vii

APPOINTMENT AND REVOCATION OF PROXIES.....................................   vii

VOTING OF SHARES AND EXERCISE OF DISCRETION OF PROXIES....................  viii

THE SPECIAL MEETING.......................................................  viii

THE CONSENT...............................................................    ix

THE CONTINUANCE...........................................................    ix

THE MERGER................................................................    ix

CONSUMMATION OF THE MERGER................................................    ix

AVAILABLE INFORMATION.....................................................     x

SUMMARY...................................................................     1
  The Companies...........................................................     1
  The Special Meeting.....................................................     2
  The Consent.............................................................     2
  Security Ownership of Company Management................................     3
  Company Annual Meeting Matters..........................................     3
  The Continuance.........................................................     3
  The Merger and the Merger Agreement.....................................     4
  Board of Directors......................................................     6
  Regulatory Approval.....................................................     6
  Appraisal Rights with respect to the Continuance and the Merger.........     6
  Certain Canadian Federal Income Tax Consequences of the Continuance and
    the Merger............................................................     7
  Certain United States Federal Income Tax Consequences of the Continuance
    and the Merger........................................................     8
  Anticipated Accounting Treatment........................................     8
  Exchange of Stock Certificates..........................................     8
  Comparative Rights of Shareholders......................................     8
  Market Price Data.......................................................     9
  Dividends...............................................................     9
  Risk Factors Pertaining to the Continuance and the Merger...............    10
  Summary Historical Financial Information................................    11
  Summary Pro Forma Financial Information.................................    13
  Comparative Per Share Data..............................................    14

RISK FACTORS..............................................................    15
  Effects of the Continuance and the Merger on Shareholders' Rights.......    15
  Volatility of Oil and Natural Gas Prices................................    16
  Uncertainty of Reserve Information and Future Net Revenue Estimates.....    16
  History of Operating Losses.............................................    17
  Limitation on Use of Net Operating Loss Carryforwards...................    17
  Concentration in Cut Bank Field Complex.................................    17
  Substantial Capital Requirements and Possible Future Dilution...........    17
  Drilling and Operating Hazards and Uninsured Risks......................    18
  Reliance on Contract with Montana Power Company.........................    18
  Production Payment Agreement............................................    19
  Tax Treatment of the Continuance; Possible Taxation of the Company......    19
  Compliance with Governmental Regulations................................    20

                                                                            PAGE
                                                                            ----
  Compliance with Environmental Regulations and Potential Environmental
    Indemnity Obligations.................................................    20
  Limited Operating History...............................................    20
  Reserve Replacement Risk................................................    20
  No Fairness Opinion Obtained............................................    21
  Dependance on Key Personnel.............................................    21
  Control by Existing Shareholders........................................    21
  Competition.............................................................    21
  Acquisition Risks.......................................................    21
  Absence of Dividends on Common Stock....................................    22
  Possible Decline in Stock Price from Future Sales of Surviving
    Corporation Common Stock..............................................    22
  No Prior Public Market; Possible Stock Price Volatility.................    22
ELECTION OF DIRECTORS.....................................................    23
  General.................................................................    23
  Board Meetings and Committees...........................................    24

THE CONTINUANCE...........................................................    24
  General.................................................................    24
  Right of Dissent........................................................    25
  Approval of the Continuance under the ABCA..............................    27

THE MERGER................................................................    27
  General Description of the Merger.......................................    27
  Right of Dissent........................................................    27
  Background to the Merger................................................    29
  The Company's Reasons for the Merger; Recommendation of the Company's
    Board of Directors....................................................    31
  Mercury's Reasons for the Merger........................................    33
  Interests of Certain Persons in the Merger..............................    34
  Employment Arrangement..................................................    35
  Accounting Treatment....................................................    35

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE CONTINUANCE AND
  THE MERGER..............................................................    36
  General.................................................................    36
  The Continuance.........................................................    37
  The Merger..............................................................    39

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS AND
  WARRANT HOLDERS OF THE CONTINUANCE AND THE MERGER.......................    41
  General.................................................................    41
  Taxation of U.S. Shareholders...........................................    41
  Taxation of Non-U.S. Shareholders.......................................    45
  Taxation of Warrant Holders.............................................    47
  Information Reporting and Backup Withholding............................    48

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY OF
  THE CONTINUANCE AND THE MERGER..........................................    49
  General.................................................................    49
  Continuance.............................................................    49
  Merger..................................................................    50
  Limitation on Use of Net Operating Loss Carryforwards...................    51

                                                                            PAGE
                                                                            ----
VALUATION FOR TAX PURPOSES................................................    51

DIFFERENCES BETWEEN THE DGCL AND THE ABCA.................................    53
  Vote on Extraordinary Corporate Transactions............................    53
  Bylaw Amendments........................................................    53
  Removal of Directors....................................................    54
  Quorum of Shareholders..................................................    54
  Notice and Call of Shareholder Meetings.................................    54
  Shareholder Written Consent in lieu of Meeting..........................    54
  Appraisal Rights........................................................    54
  Shareholder Register....................................................    55
  Dividends and Distributions.............................................    55
  Director Qualifications and Number......................................    55
  Director Liability......................................................    56
  Indemnification of Officers, Directors and Others.......................    56
  Oppression Relief and Equitable Remedies................................    57
  Business Combinations...................................................    58

STOCK EXCHANGE LISTING....................................................    59

CERTAIN UNITED STATES FEDERAL SECURITIES LAW CONSEQUENCES.................    59

CANADIAN SECURITIES LAW CONSEQUENCES......................................    59

CERTAIN TERMS OF THE MERGER AGREEMENT.....................................    59
  Effective Time of the Merger............................................    59
  Manner and Basis of Converting Shares of Company Common Stock and
    Warrants..............................................................    60
  Mercury Common Stock and Options and Warrants...........................    60
  Conditions to the Merger................................................    60
  Representations and Warranties..........................................    62
  Certain Covenants; Conduct of Business Prior to the Merger..............    62
  Effect of the Merger....................................................    64
  Termination.............................................................    64

THE SPECIAL MEETING AND THE CONSENT.......................................    64
  Date, Time and Place of the Special Meeting.............................    64
  Time of Execution of Consent............................................    64
  Purposes of the Special Meeting.........................................    64
  Purposes of the Consent.................................................    64
  Record Date and Outstanding Shares......................................    65
  Voting and Revocation of Proxies........................................    65
  Vote Required...........................................................    65
  Solicitation of Proxies.................................................    66

PRICE RANGE OF COMPANY COMMON STOCK AND DIVIDEND POLICY...................    66

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND BALANCE SHEET OF THE
  SURVIVING CORPORATION...................................................    67

SELECTED FINANCIAL DATA OF THE COMPANY....................................    75

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...............................................    77
  General.................................................................    77
  Six Months Ended June 30, 1997 Compared with Six Months Ended June 30,
    1996..................................................................    77
  Year Ended December 31, 1996 Compared with Year Ended December 31,
    1995..................................................................    77

                                                                            PAGE
                                                                            ----
  Year Ended December 31, 1995 Compared with Year Ended December 31,
    1994..................................................................    78
  Liquidity and Financial Resources.......................................    79
  Deferred Tax Assets.....................................................    80
  GeoResources, Inc.......................................................    80
  Inflation...............................................................    80

SELECTED FINANCIAL DATA OF MERCURY........................................    81

MANAGEMENT'S DISCUSSION AND ANALYSIS OF MERCURY'S FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...................................................    82
  General.................................................................    82
  Results of Operations...................................................    83
  Six Months Ended June 30, 1997 Compared with Six Months Ended June 30,
    1996..................................................................    83
  Year Ended December 31, 1996 Compared with Year Ended December 31,
    1995..................................................................    83
  Liquidity and Capital Resources.........................................    84
  Inflation and Changes in Prices.........................................    84
  Production Payment......................................................    85
  Forward Looking Statements..............................................    85

BUSINESS AND PROPERTIES OF THE COMPANY....................................    86
  Business Development....................................................    86
  Prior Bankruptcy........................................................    87
  General.................................................................    87
  Oil and Gas Reserves....................................................    88
  Productive Wells and Acreage as of December 31, 1996....................    88
  Title of Properties.....................................................    88
  Production Results......................................................    89
  Drilling Results........................................................    89
  Reserves................................................................    89
  Acquisition of Additional Properties....................................    89
  Drilling Agreements and Operation of Wells..............................    90
  Timing of Acquisitions/Operations.......................................    91
  Gas Gathering, Processing and Transmission..............................    91
  Insurance...............................................................    92
  Competition.............................................................    92
  Business Risks and Regulation...........................................    92
  Environmental Regulation................................................    93
  Raw Materials...........................................................    93
  Working Capital Practices...............................................    93
  Major Customers.........................................................    93
  Employees...............................................................    94
  Financial Information About Foreign and Domestic Operations and Export
    Sales.................................................................    94
  Legal Proceedings.......................................................    94

BUSINESS AND PROPERTIES OF MERCURY........................................    95
  General.................................................................    95
  Business Strategy.......................................................    95
  Development Areas.......................................................    95
  Marketing Arrangements..................................................    95
  Production Payment......................................................    95
  Reserves................................................................    96
  Exploration and Development Activities..................................    97

                                                                            PAGE
                                                                            ----
  Productive Well Summary.................................................    97
  Volumes, Prices and Production Costs....................................    97
  Development, Exploration and Acquisition Expenditures...................    98
  Acreage.................................................................    98
  Acquisitions............................................................    98
  Competition.............................................................    98
  Operating Hazards and Uninsured Risks...................................    99
  Regulation..............................................................    99
  Abandonment Costs.......................................................   100
  Title to Properties.....................................................   101
  Other Facilities........................................................   101
  Employees...............................................................   101
  Legal Proceedings.......................................................   101

DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION.............   102
  General.................................................................   102
  Compensation............................................................   103

DESCRIPTION OF SECURITIES OF THE SURVIVING CORPORATION....................   104
  General.................................................................   104
  Common Stock............................................................   104
  Preferred Stock.........................................................   104
  Warrants and Convertible Securities.....................................   104
  Stock Option Plan.......................................................   105
  Provisions Having Possible Anti-Takeover Effects........................   105
  Exchange Agent, Transfer Agent and Registrar............................   105

BENEFICIAL OWNERSHIP OF SECURITIES........................................   106

CERTAIN TRANSACTIONS......................................................   107

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934......   108

LEGAL MATTERS.............................................................   108

EXPERTS...................................................................   109

OTHER MATTERS WHICH MAY COME BEFORE THE SPECIAL MEETING...................   109

GLOSSARY OF OIL AND NATURAL GAS TERMS.....................................   110

INDEX TO FINANCIAL STATEMENTS.............................................   F-1


APPENDIX A--Certificate of Domestication
APPENDIX B--Certificate of Incorporation of Continued Company
APPENDIX C--Section 184 of the ABCA
APPENDIX D--Form of Consent
APPENDIX E--Merger Agreement
APPENDIX F--Certificate of Incorporation of Surviving Corporation
APPENDIX G--Bylaws of Surviving Corporation
APPENDIX H--Summary Reserve Report

                SOLICITATION OF PROXIES AND VOTING REQUIREMENTS

    The cost of soliciting proxies on behalf of the Company, including the cost of preparing and mailing the notice of the Special Meeting and this Proxy Statement/Prospectus, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement/Prospectus to all shareholders of the Company entitled to vote at the Special Meeting and sign the Consent. Proxies may be solicited by officers of the Company personally, but at no compensation in addition to their regular compensation as officers. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding proxy materials and obtaining proxies from their principals.


    Only holders of record of the Company Common Stock at the close of business on October 1, 1997 (the "Meeting Record Date") may vote at the Special Meeting or at any adjournment thereof. Only holders of Continued Common Stock immediately after the effectiveness of the Continuance are entitled to execute the Consent. On the Meeting Record Date, there were 13,777,014 shares of Company Common Stock outstanding, the only outstanding class of securities of the Company, except for a warrant to purchase shares of Company Common Stock that does not entitle the holder thereof to vote at the Special Meeting or execute the Consent. Each holder of record of the Company Common Stock or Continued Common Stock is entitled to one vote for each share registered in his or her name. Cumulative voting is not permitted. Meeting materials and Consent materials will be mailed to the registered holders of Company Common Stock by the Company. Beneficial shareholders will receive materials from intermediaries who hold shares of Company Common Stock on their behalf. These materials will be delivered to the intermediaries by the Company for redistribution to the beneficial shareholders.


    Five percent of the shares of Company Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. With regard to the election of directors, votes may be in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the proposal to approve the Continuance. Abstentions will be counted as shares that are present and entitled to vote at the Special Meeting for purposes of determining the presence of a quorum, but an abstention does not constitute a vote "for" or "against" and will be disregarded in calculating the votes cast. "Broker non-votes" (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter), if any, with regard to the Continuance will be treated in the same manner as abstentions. Subsequent to the Continuance, approval by the Board of Directors of the Company (as continued) and by a majority of the outstanding shares of Continued Common Stock, by means of a Consent, executed pursuant to proxies solicited hereby, is required to authorize the Merger.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENVELOPE PROVIDED. THERE WILL BE NO MEETING OF SHAREHOLDERS OF THE COMPANY TO CONSIDER THE MERGER. THE ONLY WAY IN WHICH A SHAREHOLDER OF THE COMPANY CAN EXPRESS HIS OR HER APPROVAL OF THE MERGER IS BY EXECUTING THE CONSENT. THE FAILURE TO GRANT A PROXY OR THE WITHHOLDING OF AUTHORITY TO EXECUTE THE CONSENT HAS THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER. THEREFORE, PLEASE COMPLETE THE ENCLOSED FORM OF PROXY FOR THE CONSENT AND FORWARD IT TO THE COMPANY.

                     APPOINTMENT AND REVOCATION OF PROXIES

    THE INSTRUMENTS OF PROXY ARE BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    The proxy for the Special Meeting and the proxy for the Consent must each be signed by an individual holder of Company Common Stock, or Continued Common Stock in the case of the proxy for the Consent, or by his attorney authorized in a writing executed by the shareholder. If the shareholder is a corporation, such proxy must either be under its common seal or signed by a duly authorized officer, or if the shareholder is a partnership, it must be signed by either a general partner, managing partner or duly authorized officer of the partnership.


    A holder of Company Common Stock who has given a proxy may revoke it at any time before it is exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by a later dated instrument in writing executed by a shareholder of the Company or by his or her attorney authorized in a writing executed by the shareholder. If the shareholder is a corporation, it must either be under its common seal, or signed by a duly authorized officer, or if the shareholder is a partnership it must be signed by either a general partner, managing partner or duly authorized officer of the partnership. A revocation of a proxy by a holder of shares of Company Common Stock should be deposited with the Registrar and Transfer Agent of the Company, CIBC-Mellon Trust Company, Mall LVL, 1177 West Hastings Street, Vancouver, British Columbia V6E 2K3. Revocation of a proxy for the Special Meeting may be delivered at any time up to and including the day of the Special Meeting or any adjournment thereof. Revocation of a proxy for a Consent may be delivered at any time up to and including the date of execution of the Consent. A proxy for the Special Meeting is also revoked if the shareholder is present at the Special Meeting and elects to vote in person.


             VOTING OF SHARES AND EXERCISE OF DISCRETION OF PROXIES

    THE SHARES OF COMPANY COMMON STOCK OR CONTINUED COMMON STOCK REPRESENTED BY A PROXY WILL BE VOTED OR WITHHELD FROM VOTING BY THE PROXY HOLDER IN ACCORDANCE WITH THE INSTRUCTION OF THE SHAREHOLDER. IF THE SHAREHOLDER SPECIFIES A CHOICE WITH RESPECT TO ANY MATTER TO BE ACTED UPON, THE SHARES WILL BE VOTED ACCORDINGLY. IN THE ABSENCE OF ANY INSTRUCTIONS IN A PROXY, IT IS INTENDED THAT SUCH PROXY WILL BE UTILIZED TO (i) TO VOTE FOR ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS,
(ii) VOTE IN FAVOR OF THE SPECIAL RESOLUTIONS PROPOSED TO BE APPROVED AT THE SPECIAL MEETING AUTHORIZING THE CONTINUANCE AND (iii) EXECUTE THE CONSENT APPROVING AND ADOPTING THE MERGER AND THE MERGER AGREEMENT.

    THE ACCOMPANYING INSTRUMENTS OF PROXY CONFER DISCRETIONARY AUTHORITY ON THE PERSONS NAMED THEREIN WITH RESPECT TO AMENDMENTS OR VARIATIONS TO MATTERS IDENTIFIED IN THE NOTICE OF SPECIAL MEETING AND IN THE CONSENT, AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING. FOR THOSE SHAREHOLDERS VOTING AGAINST THE PROPOSALS CONTAINED IN THE PROXY FOR THE SPECIAL MEETING, THE DISCRETIONARY AUTHORITY OF THOSE NAMED THEREIN WILL NOT BE VOTED TO ADJOURN ANY MEETING. AT THE DATE HEREOF, MANAGEMENT OF THE COMPANY KNOWS OF NO SUCH AMENDMENTS, VARIATIONS OR OTHER MATTERS TO COME BEFORE THE SPECIAL MEETING OR TO BE ACTED UPON PURSUANT TO THE CONSENT OTHER THAN THE MATTERS REFERRED TO IN THE NOTICE OF SPECIAL MEETING AND/OR SET FORTH IN THE FORM OF CONSENT THAT IS ATTACHED HERETO AS APPENDIX "D".

                              THE SPECIAL MEETING

    At the Special Meeting, shareholders of record of Company Common Stock as of the close of business on the Meeting Record Date will consider and vote upon (i) a proposal to elect directors of the Company, (ii) a proposal to continue and domesticate the Company into the State of Delaware and (iii) such other matters as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

                                  THE CONSENT

    If the Company receives proxies for Consents representing at least a majority of the shares of Continued Common Stock, the Consent, substantially in the form of Appendix "D" hereto, will be executed as soon as possible after the Continuance shall have become effective and the directors of the Company (as continued) shall have approved the Merger. Holders of Company Common Stock at the time the Continuance becomes effective (who will be the persons registered as shareholders of the Company once it is domiciled in Delaware) will be entitled to express their consent to the Merger by means of the proxy for the Consent solicited hereby. Any proxy relating to the Consent executed by a holder who is no longer a shareholder of record at the time the Continuance becomes effective and the Consent is executed shall become null and void and of no further force and effect.

                                THE CONTINUANCE


    If holders of record on the Meeting Record Date of at least five percent of the Company Common Stock are represented in person or by proxy at the Special Meeting, and if the Continuance is approved by at least two-thirds of the votes cast by holders of Company Common Stock represented in person or by proxy at the Special Meeting, the Continuance will result in a change in the Company's jurisdiction of incorporation from the Province of Alberta to the State of Delaware and will also result in the adoption of a new certificate of incorporation for the Company, which will govern the Company under Delaware law. If approved by the shareholders and subject to requisite regulatory approval, it is anticipated that the Continuance will become effective on or about October 30, 1997, or as soon as practicable after the Special Meeting. Upon the effectiveness of the Continuance, each share of Company Common Stock and each outstanding warrant to acquire shares of Company Common Stock will remain issued and outstanding as an equivalent security of MSR Exploration Ltd., then a Delaware corporation. The Board of Directors of the Company intends to terminate or abandon the Continuance if a number of proxies for Consents sufficient to approve the Merger are not obtained. See "The Continuance."


                                   THE MERGER


    If the Continuance is approved and becomes effective, the shareholders of the Company, after it has been continued in Delaware, will be asked to approve by written consent the Merger, pursuant to which the Company will be merged with and into Mercury pursuant to the laws of the State of Delaware. Such written consent will be executed pursuant to proxies solicited hereby. Accordingly, no meeting of shareholders of the Company will be held with respect to the Merger proposal. If the Merger is completed, holders of Continued Common Stock will receive one share of Surviving Corporation Common Stock for each share of Continued Common Stock held immediately prior to the Merger, and the warrants of the Company outstanding immediately prior to the Merger will become equivalent warrants of the Surviving Corporation. In addition, each outstanding share of Mercury Common Stock and all options and warrants to acquire shares of Mercury Common Stock will remain outstanding as one share of Surviving Corporation Common Stock and options and warrants to acquire Surviving Corporation Common Stock, as the case may be, upon consummation of the Merger. If the Merger is approved by the shareholders of the Company pursuant to the Consent, immediately following the Merger Mercury will change its name to MSR Exploration Ltd. It is anticipated that the Merger, if approved by the shareholders of the Company pursuant to the Consent, will become effective on or about October 30, 1997, or as soon as practicable after the completion of the Continuance. See "The Merger."


                           CONSUMMATION OF THE MERGER

    Upon consummation of the Merger, each share of Continued Common Stock issued and outstanding on the Merger Record Date will be converted into the right to receive one share of Surviving Corporation Common Stock (the "Exchange Ratio"). Each outstanding share of Mercury Common Stock will continue to remain outstanding after the Merger as a share of Surviving Corporation Common Stock. See "The

Merger--General Description of the Merger." In addition, each outstanding warrant or option to acquire shares of Company Common Stock or Mercury Common Stock will become an equivalent right to acquire shares of Surviving Corporation Common Stock.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's prescribed rates. In addition, material filed by the Company can be inspected at the offices of the Alberta Securities Commission, Suite 410, 300 5th Avenue S.W., Calgary, Alberta T2P 3C4. Shares of the Company Common Stock are quoted on the American Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected at The American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881. Upon completion of the Continuance and the Merger, the Surviving Corporation will become subject to such informational requirements.

    The Company has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Company Registration Statement") under the Securities Act, of which this Proxy Statement/Prospectus forms a part, with respect to the shares of Continued Common Stock to be held by shareholders of the Company following the effective date of the Continuance in connection with the Continuance and pursuant to this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not contain all the information set forth in the Company Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. A copy of the Company Registration Statement may be inspected without charge at the principal offices of the SEC in Washington D.C. or electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

    Mercury has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Mercury Registration Statement") under the Securities Act, of which this Proxy Statement/ Prospectus forms a part, with respect to the shares of Surviving Corporation Common Stock to be held by shareholders of the Company following the effective date of the Merger and pursuant to this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not contain all the information set forth in the Mercury Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. A copy of the Mercury Registration Statement may be inspected without charge at the principal offices of the SEC in Washington D.C. or electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE OFFERING AND SOLICITATION MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES TO WHICH IT RELATES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF THE COMPANY OR MERCURY SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                                    SUMMARY

    The following is a brief summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement/Prospectus and the Appendices hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Unless otherwise indicated, all dollar amounts are stated in U.S. dollars. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

THE COMPANIES

    THE COMPANY. The Company is currently an Alberta, Canada registered public company created in 1981 under Alberta law by the merger of two previous Canadian public corporations, Mountain States Resources, Ltd. and Monte Grande Exploration Limited, the shares of both of which were traded on the Vancouver Stock Exchange. The Company's principal executive offices are located at 500 Main Street, Suite 210, Fort Worth, Texas 76102. The telephone number of the Company at such office is (817) 877-3151. See "Business and Properties of the Company."

    The principal line of business of the Company is the exploration, development, production and sale of crude oil and natural gas. The Company's oil and gas operations are conducted primarily in Montana and Texas. All of the Company's United States oil and gas property interests are owned and operated directly through subsidiaries of the Company. The Company also has operations in Canada pursuant to which the Company participates in properties primarily through other oil and gas operators. The Company also engages in natural gas gathering, processing and transmission operations in Northwest Montana.

    The Company Common Stock was moved from the Vancouver Stock Exchange to the Toronto Stock Exchange and then was listed for trading on the Nasdaq National Market in 1982. The Company Common Stock was later moved to the American Stock Exchange in September 1983. The Company Common Stock is currently traded on the American Stock Exchange under the symbol "MSR". In September 1994, the Company completed a private placement of Company Common Stock and used the proceeds to retire debt payable to the Company's then secured primary lender and certain other creditors. In conjunction with the private placement, the Company held a special meeting of shareholders and elected a new board of directors, effectively changing control of the Company to current management.

    Management of the Company has identified Mercury as a suitable merger candidate because of the similarity of the Mercury oil and gas properties and the quality of such properties.

    MERCURY. Mercury was organized on March 7, 1997 under the laws of the State of Delaware for the purpose of acquiring from Parent and thereafter exploring, developing and operating, all of Parent's oil and natural gas properties located in Montana (the "Mercury Properties"). Upon formation of Mercury, Parent conveyed to Mercury the Mercury Properties in exchange for a majority of the now outstanding Mercury Common Stock and warrants to purchase additional shares of Mercury Common Stock. Certain directors, officers and agents of Parent also conveyed to Mercury certain contractual rights in the Mercury Properties in exchange for shares of Mercury Common Stock and warrants. The Mercury Properties constitute all of Mercury's oil and natural gas properties.

    The principal business of Parent and its majority shareholder, Mercury Production Company ("MPC"), is also the acquisition, exploration, development and operation of oil and gas properties. Parent and MPC both expect to continue such business subsequent to the Merger. The major oil and natural gas properties and operations of Parent are in Michigan and Wyoming, and it has relatively minor interests in Indiana, Kentucky, New Mexico and West Texas. The oil and gas properties of MPC are principally located in New Mexico and West Texas.

    Management of Parent and Mercury have identified the Company as a suitable merger candidate for the same reasons management of the Company favors the Merger.

    The principal executive office of Mercury is located at 1619 Pennsylvania Avenue, Fort Worth, Texas 76104, and the telephone number at such office is
(817) 332-9133.

    SURVIVING CORPORATION. The Merger has been approved by shareholders of Mercury. If the Continuance and the Merger are approved by the Company's shareholders at the Special Meeting and pursuant to the Consent, the Company shall be merged with and into Mercury and Mercury shall be the surviving corporation of the Merger (the "Surviving Corporation"). Pursuant to the Merger Agreement, the Certificate of Incorporation of Mercury shall be the Certificate of Incorporation of the Surviving Corporation (the "Surviving Corporation Certificate"), the Bylaws of Mercury shall be the Bylaws of the Surviving Corporation (the "Surviving Corporation Bylaws") and the name of the Surviving Corporation will be changed to MSR Exploration Ltd. All five of the directors of the Company elected at the Special Meeting and three of the current directors of Mercury shall be the directors of the Surviving Corporation and one of the current officers of the Company and two of the current officers of Mercury shall be officers of the Surviving Corporation. In addition, the Board of Directors of the Surviving Corporation will appoint an executive committee which will be composed of two directors of the Surviving Corporation who are currently directors of Mercury and one director of the Surviving Corporation who is currently a director of the Company. See "The Merger."

THE SPECIAL MEETING


    DATE, TIME AND PLACE. The Special Meeting will be held on October 30, 1997 at the Petroleum Club of Fort Worth, 777 Main Street, 40th Floor, Fort Worth, Texas 76102, at 10:00 a.m., local time.



    RECORD DATE; SHARES ENTITLED TO VOTE. Only holders of record of shares of Company Common Stock at the close of business on October 1, 1997 (the "Meeting Record Date") are entitled to notice of and to vote at the Special Meeting. On the Meeting Record Date, there were 13,777,014 shares of Company Common Stock outstanding, each of which will be entitled to vote on each matter to be acted upon at the Special Meeting.


    QUORUM; VOTE REQUIRED. The presence, in person or by proxy, at the Special Meeting of the holders of only five percent of the shares of Company Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of two-thirds of the shares present in person or by proxy at the Special Meeting is required to approve and adopt the Continuance.

THE CONSENT

    PURPOSE OF CONSENT. There will be no meeting of shareholders of the Company to consider and vote upon the Merger. The only shareholder action regarding the Merger will be taken, if at all, by way of execution of the Consent.

    TIME AND DATE OF CONSENT. The Consent will be executed immediately after the Continuance shall have become effective and the directors of the Company (as continued as a Delaware corporation) shall have approved the Merger.

    WHO MAY CONSENT. Holders of Company Common Stock at the time the Continuance becomes effective (who will be the persons registered as shareholders of MSR Exploration Ltd. once it is domiciled in Delaware) (the "Merger Record Date") will be entitled to express their consent to the Merger by means of the proxies solicited hereby. Any proxy relating to the Consent executed by a holder who is no longer a shareholder of record at the time the Continuance becomes effective and the Consent is executed shall become null and void and of no further force and effect.

SECURITY OWNERSHIP OF COMPANY MANAGEMENT

    As of the Meeting Record Date, the directors and executive officers of the Company beneficially owned shares of Company Common Stock representing approximately 11.7 percent of the outstanding Company Common Stock. Such persons, together with Pozo Resources, Inc. and Joseph V. Montalban, a former director of the Company, collectively hold 38.9 percent, in the aggregate, of the outstanding shares of Company Common Stock as of the Meeting Record Date, and have agreed with Parent and Mercury to vote such shares in favor of the Continuance and the Merger. See "Beneficial Ownership of Securities."

COMPANY ANNUAL MEETING MATTERS

    In connection with considering Mercury's and the Company's application to list the shares of Surviving Corporation Common Stock on the American Stock Exchange, the Exchange has required that the Company conduct an election of the Board of Directors of the Company at the Special Meeting. The Board of Directors of the Company has proposed and recommends to shareholders of the Company that the entire Board consist of five persons and has nominated five persons for election at the Special Meeting. Three of the nominees--Otto J. Buis, Patrick M. Montalban and Steven M. Morris--are currently directors of the Company. The remaining current member of the Board of Directors of the Company, C. Al Buis, will not stand for reelection. The other two nominees for election to the Board of Directors-- D. Randall Kent and W. Yandell Rogers, III--are not currently directors of the Company and are not affiliated with either the Company or Mercury. The election of these two persons to the Board of Directors of the Company will satisfy the requirement of the American Stock Exchange that at least two directors elected at the Special Meeting be "independent directors." If the Continuance and the Merger are consummated, these two independent directors (together with the other directors of the Company elected at the Special Meeting) will become directors of the Surviving Corporation and will satisfy the independent director requirement applicable to the Surviving Corporation. In light of the necessity to hold an election of directors at the Special Meeting, the Merger Agreement has been amended so that the election of Messrs. Buis, Montalban, Morris, Kent and Rogers at the Special Meeting is a condition to the obligation of Parent and Mercury to consummate the Merger. See "Election of Directors" and "Certain Terms of the Merger Agreement-- Conditions to the Merger."

THE CONTINUANCE

    The Company will change its jurisdiction from Alberta, Canada to Delaware, U.S.A. by means of a process called a "continuance" under Alberta law and a "domestication" under Delaware law. The Continuance will be effected upon approval of the Certificate of Domestication to be filed by the Company with the Secretary of State of the State of Delaware. A copy of the form of Certificate of Domestication is attached to this Proxy Statement/Prospectus as Appendix "A". Upon the effectiveness of the Continuance, the Company will become a Delaware corporation as if it had originally been incorporated in that jurisdiction and it will be discontinued in Alberta, Canada, with the Company's shareholders becoming subject to the rights and privileges afforded under the Delaware General Corporation Law. As a result of the Continuance, the Company will issue an aggregate of 13,777,014 shares of Continued Common Stock to holders of Company Common Stock, as of the Meeting Record Date. Effectiveness of the Merger is expressly conditioned on approval and effectiveness of the Continuance; as a result, a vote against the Continuance would have the effect of a vote against the Merger.

    The Company has elected to continue into the State of Delaware in order to effect the Merger, as Alberta law does not permit the merger of an Alberta public registered company with a Delaware corporation such as Mercury.

THE MERGER AND THE MERGER AGREEMENT

    TERMS OF THE MERGER. At the Effective Time (as hereinafter defined), the Company (as a Delaware corporation) will merge with and into Mercury. Mercury will be the surviving corporation in the Merger; no new company will result from the Merger. In the Merger, each share of Company Common Stock outstanding at the Effective Time will be converted into the right to receive one share of Surviving Corporation Common Stock, and each warrant or option to acquire shares of Company Common Stock will be converted into equivalent rights to acquire Surviving Corporation Common Stock. Each share of Mercury Common Stock and each option or warrant to acquire shares of Mercury Common Stock will remain outstanding as one share of Surviving Corporation Common Stock or as an option or warrant to acquire shares of Surviving Corporation Common Stock, as the case may be. As a result of the Merger, the holders of Company Common Stock will be issued 13,777,014 shares of Surviving Corporation Common Stock and the holders of Mercury Common Stock will hold 12,000,000 shares of Surviving Corporation Common Stock, representing approximately 53 percent and 47 percent, respectively, of the total shares of Surviving Corporation Common Stock to be outstanding after completion of the Continuance and the Merger. In addition, holders of options and warrants to acquire shares of Mercury Common Stock will hold options and warrants to acquire an aggregate of 11,228,570 shares of Surviving Corporation Common Stock, and the holder of the Company Warrants will hold warrants to acquire 280,000 shares of Surviving Corporation Common Stock.

    RECOMMENDATION OF THE BOARD OF DIRECTORS. The Board of Directors of the Company, three members of which will also constitute the Board of Directors of the Company after the effectiveness of the Continuance, has determined that the Continuance and the Merger are fair to, and in the best interests of, the shareholders of the Company and recommends that the shareholders of the Company approve the Continuance and the Merger.

    Management of the Company believes that the Continuance and the Merger are necessary to create an entity with business and assets sufficient to permit the enterprise to remain viable, thereby allowing shareholders of such entity to benefit by owning an interest therein. The Boards of Directors of the Company and Mercury believe that an oil and gas exploration and production company must be of a minimum size, in terms of assets, properties and revenues, in order to remain viable and grow. Management of the Company also believes that the Merger is fair to the Company's shareholders because of the manner in which the terms of the Merger were reached and potential value the Merger may bring to the Company's shareholders. As such, the Board of Directors of the Company has unanimously approved the Merger as it believes that the combination of the Company and Mercury will result in a viable enterprise which offers the opportunity for growth. See "The Merger--The Company's Reasons for the Merger; Recommendation of the Company's Board of Directors."

    FAIRNESS OPINION NOT OBTAINED. Neither the Board of Directors of the Company nor the Board of Directors of Mercury, has sought or obtained an opinion from an independent party as to whether the consideration to be received in the Merger by the Company's shareholders is fair from a financial point of view. In accordance with the Merger Agreement, the Board of Directors of the Company retained an investment banking firm to provide an opinion of the fair market value of the outstanding Company Common Stock in order to analyze the possible Canadian and United States federal income tax implications of the Continuance and the Merger to the Company. See "Material Canadian Federal Income Tax Consequences of the Continuance and the Merger," "Material United States Federal Income Tax Consequences to the Company of the Continuance and the Merger" and "Valuation for Tax Purposes."


    EFFECTIVE TIME OF THE MERGER. It is anticipated that the Merger will become effective (the "Effective Time") on or about October 30, 1997, as promptly as practicable after approval by the Company's shareholders of the Continuance and the consummation of the Continuance in Alberta and Delaware. Assuming that the Company obtains the requisite shareholder approval of the Merger, upon consummation of the Continuance, the Board of Directors of the Company (as a continued Delaware corporation) will approve the Merger, the Consent will be executed approving the Merger and the Merger Agreement, and a Certificate of Merger will be filed with the Secretary of State of the State of Delaware.

    CERTAIN CONDITIONS TO THE CONSUMMATION OF THE MERGER. The obligations of both the Company and/or Mercury to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) approval by the shareholders of the Company of the Continuance and the Merger Agreement; (ii) effectiveness of the Continuance; (iii) the absence of any order making the Merger illegal or otherwise prohibiting consummation of the Merger; (iv) listing on the American Stock Exchange of the shares of Surviving Corporation Common Stock issuable in the Merger; (v) receipt by Parent and the Board of Directors of the Company of an opinion from an investment banking firm that the net market value of the Company is less than $14,156,000; (vi) agreement among the parties to the Merger Agreement as to the terms of a Management Agreement to be entered into between Parent and the Surviving Corporation upon the effectiveness of the Merger; (vii) agreement of the Surviving Corporation to continue to be bound by the guarantee of Mercury as to the repayment of $4.0 million of debt of Parent or repayment by the Surviving Corporation of such debt, and the release of Parent from any obligation to repay such debt; (viii) the election to the Board of Directors of the Company at the Special Meeting of Otto J. Buis, Patrick M. Montalban, Steven M. Morris, D. Randall Kent and W. Yandell Rogers, III; and
(ix) the absence of certain regulatory conditions. In addition, the obligations of each of the Company and Mercury are subject to the accuracy of the representations and warranties of the other party and to compliance with all agreements and covenants on the part of the other party contained in the Merger Agreement. See "The Merger" and "Certain Terms of the Merger Agreement."

    If the Merger is not consummated, it is anticipated that the Company will continue its current business activities and seek another suitable candidate with which it can enter into a strategic alliance for the purpose of bringing value to the Company Common Stock.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of the Company and Parent; (ii) by either the Company or Parent if the Merger has not been effected by December 31, 1997; (iii) by the Company if there has been a material adverse change in the business, financial condition or operations of Mercury, or by Parent if there has been a material adverse change in the business, financial condition or operations of the Company; (iv) by the Company if the Board of Directors of the Company has determined to recommend another transaction to the shareholders of the Company and the shareholders of the Company approve such transaction, or by Parent at any time following the public announcement of such recommendation and approval; (v) by the Company upon a material breach by Mercury or Parent of any representation, warranty, covenant or agreement on the part of Mercury or Parent set forth in the Merger Agreement, which is not cured within five business days of receipt by Parent of notice thereof, or (vi) by Parent upon a material breach by the Company of any material representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, which is not cured within five business days of receipt by the Company of notice thereof. See "Certain Terms of the Merger Agreement--Conditions to the Merger."

    ASSUMPTION OF STOCK OPTIONS, WARRANTS AND OTHER OBLIGATIONS. The Company issued a warrant to Banque Paribas to acquire 280,000 shares of Company Common Stock at an exercise price of $3.375 per share (the "Company Options") in January 1995 in connection with the Company obtaining financing from such lender. Mercury has granted to Thomas F. Darden and Glenn M. Darden, who are shareholders, directors, officers and employees of Mercury, options to purchase an aggregate of 228,570 shares of Mercury Common Stock at an exercise price of $0.875 per share, which expire on March 31, 2002. Mercury has also issued warrants to certain shareholders, officers and directors to acquire (i) an aggregate of 5,500,000 shares of Mercury Common Stock at an exercise price of $1.25 per share and (ii) an aggregate of 5,500,000 shares of Mercury Common Stock at an exercise price of $2.00 per share. These warrants also will expire on March 31, 2002. As of the Effective Time, each option and each warrant to purchase

Mercury Common Stock (the "Mercury Options"), and each of the Company Warrants, that remains unexercised in whole or in part will become options and warrants to acquire Surviving Corporation Common Stock. Accordingly, each Mercury Option and each Company Option will be deemed to remain outstanding as an option to purchase, in lieu of the shares of Mercury Common Stock or Company Common Stock, as the case may be, previously subject thereto, an identical number of shares of Surviving Corporation Common Stock. The exercise price per share of Surviving Corporation Common Stock will also remain unchanged. See "Certain Terms of the Merger Agreement."

    Upon the effectiveness of the Merger, the Surviving Corporation will either
(i) continue to guarantee the repayment of $4.0 million of indebtedness of Parent or (ii) repay such indebtedness. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger all of the assets of the Company and Mercury will vest in the Surviving Corporation and all of the liabilities and obligations of the Company and Mercury will attach to the Surviving Corporation. Mercury will be the surviving corporation in the Merger.

BOARD OF DIRECTORS

    The Board of Directors of the Company is currently comprised of four members, Otto J.Buis, C. Al Buis, Patrick M. Montalban and Steven M. Morris. Such persons, other than C. Al Buis, will stand for election to the Board of Directors of the Company at the Special Meeting together with D. Randall Kent and W. Yandell Rogers, III, and, if elected, will continue to serve as directors of the Company upon effectiveness of the Continuance and until the Merger is completed. Upon completion of the Continuance and the Merger, pursuant to the Merger Agreement, Messrs. Otto Buis, Montalban, Morris, Kent and Rogers will serve as directors of the Surviving Corporation.

    Pursuant to the Merger Agreement, Frank Darden, Thomas F. Darden and Glenn
M. Darden, currently directors of Mercury and Parent, will serve as directors of the Surviving Corporation.

    Pursuant to the Merger Agreement, Thomas Darden, Glenn Darden and Patrick Montalban will be appointed to the executive committee of the Board of Directors of the Surviving Corporation.

    For additional information regarding each of the foregoing persons and the relationships of each with the Company, Mercury and Parent, and the proposed relationship of each to the Surviving Corporation, see "Directors and Executive Officers of the Surviving Corporation" and "The Merger--Interests of Certain Persons in the Merger."

REGULATORY APPROVAL

    The Company is in the process of filing for approval with the Registrar of Corporations for the Province of Alberta to continue the Company into the State of Delaware. Upon receipt of appropriate shareholder approval, the Company will file a Certificate of Domestication with the Secretary of State of the State of Delaware. Upon completion of the Continuance, the Company and Mercury will file a Certificate of Merger with the Secretary of State of the State of Delaware. Once the Continuance and the Merger are approved by applicable provincial and state authorities, no other regulatory approvals are necessary for consummation of the Continuance and the Merger, other than compliance with applicable securities laws.

APPRAISAL RIGHTS WITH RESPECT TO THE CONTINUANCE AND THE MERGER

    Pursuant to Section 184 of the Alberta Business Corporations Act (the "ABCA"), a shareholder of the Company is entitled to dissent to the Continuance and thereupon is entitled to be paid by the Company the fair value of his shares of Company Common Stock determined as of the close of business on the last business day before the Special Meeting. In order to dissent to the Continuance, a shareholder must send a written objection to the Company on or before the date of the Special Meeting at which the Continuance is to be approved. A shareholder intending to dissent to the Continuance must either vote against the Continuance or abstain from voting.

    Within 10 days following the date of the Special Meeting, the Company will deliver to each shareholder who has filed an objection notice in respect of any resolution, a notice stating the special resolutions authorizing the Continuance have passed at the Special Meeting. After the Continuance has been approved, application can be made to a court by either the Company or the dissenting shareholder to fix the fair value of the shares. The Company, after application has been made, shall send an offer to purchase the shares of Company Common Stock to the dissenting shareholder for the fair value of the shares on the day before the Special Meeting. The dissenting shareholder may either accept this amount or proceed to court and have the court establish the fair value of the shares. See "The Continuance--Right of Dissent."

    If the Continuance becomes effective, shareholders of the Company, as continued into Delaware, will have rights of dissent with respect to the Merger pursuant to provisions to be contained in the certificate of incorporation of the continued corporation intended to provide shareholders of the continued corporation the same rights they would have under Section 184 of the ABCA. See "The Merger--Right of Dissent." The rights of shareholders who dissent to the Merger under the certificate of incorporation of the continued corporation will be much the same as the rights of shareholders who dissent to the Continuance as described above. In order to dissent to the Merger, a shareholder must send a written objection to the Company on or before the date of execution of the Consent, which is expected to occur immediately after the Continuance has become effective, and must not authorize the execution of the Consent in respect of any shares of Continued Common Stock owned by him.

    No additional rights of appraisal or dissent under Delaware law will be available in connection with the Merger.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE CONTINUANCE AND THE
  MERGER

    For Canadian federal income tax purposes, shareholders of the Company will not be considered to have disposed of their shares of Company Common Stock or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost base to shareholders of their shares of Company Common Stock. Generally, shareholders of the Company who receive shares of Surviving Corporation Common Stock pursuant to the Merger will be deemed to have disposed of their shares of Company Common Stock, but will realize neither a capital gain nor a capital loss on the disposition. Upon the Continuance, the Company will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value of that property and will be subject to tax on any income and net taxable capital gains arising from such deemed disposition. Additionally, the Company will be subject to a corporate emigration tax at a rate of five percent of the amount by which the fair market value of the Company's assets net of liabilities exceeds the paid-up capital of the Company's issued and outstanding shares. However, given the current value of the Company's assets, no Canadian federal taxes should be due and payable by the Company under the Canadian Tax Act as a result of the Continuance. See "Material Canadian Federal Income Tax Consequences of the Continuance and the Merger" below for more details. The Company is in receipt of the opinion of Blake, Cassels & Graydon, Canadian counsel to the Company, with respect to the principal Canadian federal income tax considerations under the Income Tax Act (Canada) with respect to the Continuance and the Merger generally applicable to the Company and the holders of Company Common Stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE CONTINUANCE AND THE
  MERGER

    The Continuance and the Merger are each intended to qualify as a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and, U.S. Counsel (as defined below) has opined that each should constitute a non-taxable transaction for holders of Company Common Stock, provided certain requirements are met, as described herein. Although the Continuance should qualify as a reorganization, U.S. Counsel has opined that the Company will recognize gain, if any, realized on a deemed liquidating distribution of Continued Common Stock to its shareholders. Assuming that certain tax basis and fair market value determinations by the Company are correct, U.S. Counsel has concluded that the Company will not realize a gain on the Continuance. For a discussion of these and other United States federal income tax considerations in connection with the Continuance and the Merger, see "Material United States Federal Income Tax Consequences to Shareholders and Warrant Holders of the Continuance and the Merger" and "Material United States Federal Income Tax Consequences to the Company of the Continuance and the Merger," below. The Company is in receipt of the opinion of Thompson & Knight, P.C., United States counsel to the Company and special United States tax counsel to Mercury ("U.S. Counsel"), with respect to the material United States federal income tax considerations arising from and relating to the Continuance and the Merger generally applicable to the Company, the holders of Company Common Stock and holders of warrants to acquire Company Common Stock.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger will be accounted for by the Surviving Corporation under the purchase method of accounting. See "The Merger--Accounting Treatment" and "Pro Forma Consolidated Statements of Operations and Balance Sheet (Unaudited) of the Surviving Corporation."

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Time of the Merger, the Surviving Corporation will mail a letter of transmittal with instructions to each holder of record of Continued Common Stock outstanding immediately before the Effective Time for use in exchanging certificates formerly representing shares of Company Common Stock for certificates representing shares of Surviving Corporation Common Stock. No certificates representing Continued Common Stock will be prepared or delivered to shareholders. Certificates should not be surrendered by the holder thereof until they have received the letter of transmittal from the Surviving Corporation. See "Certain Terms of the Merger Agreement-- Manner and Basis of Converting Shares of Company Common Stock and Warrants." DO NOT SEND ANY CERTIFICATES AT THIS TIME.

COMPARATIVE RIGHTS OF SHAREHOLDERS

    After the Continuance, and upon consummation of the Merger, the Surviving Corporation will be governed by and subject to the Delaware General Corporation Law (the "DGCL"). Although similar to the ABCA, the DGCL differs in several material respects, including the following:

    Under the ABCA, continuances, sales of substantially all assets of a corporation, amendments to the articles of incorporation and other extraordinary actions generally require approval of two-thirds of the shares voted on such action, while the DGCL generally requires that a majority of the outstanding shares approve such action. Under the ABCA, either shareholders or directors may make, amend or repeal bylaws (subject to any restrictions under the articles, bylaws or any unanimous shareholder agreement), but any such action of the directors with respect to the bylaws is subject to confirmation by a majority of the votes cast by shareholders entitled to vote thereon. Under the DGCL, once a corporation has received any payment for any of its stock, bylaws may be adopted, amended or repealed by shareholders entitled to vote thereon, and where authorized by the certificate of incorporation, directors. Under the ABCA, shareholder actions without a meeting may be taken by resolution in writing signed by all of the shareholders entitled to vote. Under the DGCL, shareholders may act by written consent without a meeting if holders of outstanding stock, having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voting, execute a written consent providing for such action unless otherwise provided in the corporation's certificate of incorporation.

    The DGCL does not provide appraisal rights in a merger or consolidation to holders of stock which is, either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., (the "NASD") or
(b) held of record by more than 2,000 shareholders, provided that such holders receive shares of stock of the corporation surviving the merger or consolidation which is either listed (as of the effective date of the merger or consolidation) on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders. Since the Surviving Corporation Common Stock will be listed on the American Stock Exchange on the effective date of the Merger, the Delaware appraisal rights will not be available to holders of Continued Common Stock in connection with the Merger. See "The Merger--Right of Dissent." The ABCA does not contain any similar exemption from its provisions relating to dissenters' rights of appraisal for amalgamation.

    Under the ABCA, at least one-third of the directors of Alberta companies, the business of which is conducted largely outside of Canada, must be resident Canadians. The DGCL has no comparable requirement. The DGCL permits the certificate of incorporation of a Delaware corporation to contain a provision limiting the personal liability of a director to the shareholders or the corporation for monetary damages for breach of fiduciary duty, except in certain circumstances, including when a director has breached his or her duty of loyalty, when a director's actions involved intentional misconduct or a knowing violation of laws, or when a director derived improper personal benefit. The ABCA has no similar provisions limiting directors' liability. The ABCA creates a cause of action for "oppression" and "unfairness" with respect to security holders, creditors, directors and officers, and vests the courts with broad remedial powers in connection therewith; the DGCL contains no comparable provision. The Certificate of Incorporation of the Company as continued in Delaware will contain provisions providing to shareholders of the Company as continued the same rights with respect to "oppression" or "unfairness" that were available to shareholders of the Company under the ABCA. The Surviving Corporation Certificate also contains such provisions.

    The certificate of incorporation of the Surviving Corporation includes provisions limiting directors liability to shareholders or the corporation. See "Differences Between the DGCL and the ABCA."

MARKET PRICE DATA


    THE COMPANY. The Company Common Stock is quoted on the American Stock Exchange under the trading symbol "MSR". On March 26, 1997, the last trading day prior to the public announcement of the Merger by the Company, the closing sales price for Company Common Stock was $.9375. On September 24, 1997, the closing sales price for Company Common Stock was $1.00.


    MERCURY. Neither the Mercury Common Stock nor the securities of Parent has ever been publicly traded.

DIVIDENDS

    No cash dividends have been paid by the Company on Company Common Stock and no cash dividends have been paid by Mercury on the Mercury Common Stock. It is anticipated that future earnings of the Surviving Corporation will be retained to finance the continuing development of its business. In addition, the Company is prohibited under its credit agreement with a lender from paying dividends. The Surviving Corporation will also be subject to such prohibition. The payment of any future dividends will be at the discretion of the Board of Directors of the Surviving Corporation and will depend upon, among other things, future earnings, any contractual restrictions, the success of business activities, regulatory and capital requirements, the general financial condition of the Surviving Corporation and general business conditions.

RISK FACTORS PERTAINING TO THE CONTINUANCE AND THE MERGER

    While the Boards of Directors of the Company and Mercury are of the opinion that the transactions contemplated herein are in the best interests of the Company, Mercury and their respective shareholders, there are business risks related to such transactions, including, without limitation:

    - the inherent volatility of oil and natural gas prices and the effect of price changes on revenues;

    - uncertainties in estimating the oil and natural gas reserves of the Company and Mercury and the value thereof;

    - the concentration of the properties of the Company and Mercury in Montana; and

    - other risks inherent in the oil and natural gas property acquisition, development and operating business.

    Shareholders of the Company are urged to read "Risk Factors" beginning on page 15 for a more detailed discussion of certain risk factors that should be considered by shareholders of the Company in evaluating the Continuance and the Merger.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

    The following table sets forth certain summary historical financial data for the Company and the Mercury Properties for each of the two years in the period ended December 31, 1996, and for the six months ended June 30, 1997 and 1996, respectively. The data presented below has been derived from and should be read in conjunction with the consolidated financial statements of the Company and the financial statements of the Mercury Properties, and the related notes thereto set forth elsewhere in this Proxy Statement/Prospectus. Summary financial data at June 30, 1997 and for the six months ended June 30, 1997 and 1996, respectively, for the Company and the Mercury Properties are derived from the unaudited financial statements of the Company and the Mercury Properties and include all adjustments (consisting only of normally recurring adjustments) that the Company and Mercury each consider necessary for a fair presentation of operating results for such interim periods. Results for interim periods are not necessarily indicative of results for the full year. See "Management's Discussion and Analysis of the Company's Financial Condition and Results of Operations" and "Management's Discussion and Analysis of Mercury's Financial Condition and Results of Operations" for a discussion of matters that affect the comparability of the information presented. All of the statements are in United States dollars.

         SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA OF THE COMPANY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             YEAR ENDED         SIX MONTHS ENDED
                                                                            DECEMBER 31,            JUNE 30,
                                                                        --------------------  --------------------
                                                                          1996       1995       1997       1996
                                                                        ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Total revenues......................................................  $   4,376  $   3,127  $   2,135  $   2,045
  Net loss............................................................  $     330  $     641  $     244  $     138
  Per share net income (loss).........................................  $   (0.02) $   (0.04) $   (0.02) $   (0.01)
  Weighted average number of shares outstanding.......................     13,773     14,263     13,777     13,745

                                                                                   AT DECEMBER 31,     AT JUNE 30,
                                                                                 --------------------  -----------
                                                                                   1996       1995        1997
                                                                                 ---------  ---------  -----------
BALANCE SHEET DATA:
  Cash and cash equivalents....................................................  $     313  $     233   $     344
  Accounts receivable..........................................................  $     937  $     700   $     491
  Inventories..................................................................  $     195  $     184   $     141
  Total current assets.........................................................  $   1,460  $   1,176   $   1,015
  Property, plant and equipment--net ("full cost").............................  $  28,786  $  29,041   $  28,183
  Total assets.................................................................  $  30,716  $  30,754   $  29,825
  Current liabilities, including current portion of long-term debt.............  $   1,597  $     962   $   1,492
  Long-term debt...............................................................  $   5,931  $   6,252   $   5,435
  Deferred income taxes........................................................  $   3,833  $   4,003   $   3,706
  Stockholders' equity.........................................................  $  19,357  $  19,537   $  19,192

     SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE MERCURY PROPERTIES (1)
                                 (IN THOUSANDS)

                                                                             YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                                                                     31,                 JUNE 30,
                                                                             --------------------  --------------------
                                                                               1996       1995       1997       1996
                                                                             ---------  ---------  ---------  ---------
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES:
  Total revenues...........................................................  $   2,759  $   2,205  $   1,230  $   1,267
  Total direct operating expenses..........................................  $   1,561  $   1,335  $     746  $     836
  Excess of revenues over direct operating expenses........................  $   1,198  $     870  $     484  $     431

                                                                                                           AT JUNE 30,
                                                                                                              1997
                                                                                                           -----------
BALANCE SHEET DATA:
  Cash and cash equivalents.............................................                                    $       0
  Working capital.......................................................                                    $      72
  Total assets..........................................................                                    $   4,398
  Long-term debt........................................................                                    $   4,000
  Total stockholders' equity............................................                                    $     303

------------------------

(1) Historical financial statements reflecting the financial position and results of operations required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the Mercury Properties. Accordingly, the data shown above are derived from statements of revenues and direct operating expenses. Amounts represent Mercury's net ownership interest in the Mercury Properties and are presented on the full cost basis of accounting. Depreciation, depletion and amortization, allocated general and administrative expenses, interest expense and income taxes have been excluded because Mercury is a newly formed business and the expenses are not necessarily indicative of the expenses to be incurred by Mercury.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

    The following summary pro forma financial information has been derived from and should be read in conjunction with the pro forma financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus. The following summary pro forma consolidated statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 combine the historical information of the Company adjusted to give effect to the Merger and the related pro forma adjustments. The pro forma statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 reflect the consolidated operations of the Company and Mercury as if the Merger had been consummated at January 1, 1996. The pro forma balance sheet as of June 30, 1997 is presented as if the Merger had been consummated on that date. All of the statements are in United States dollars. The following summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations and financial condition that would have been achieved if the transactions included in the pro forma adjustments had been consummated in accordance with the assumptions set forth below under "Pro Forma Condensed Financial Information," nor is it necessarily indicative of future operating results or financial condition.

                                                                                     PRO FORMA COMBINED(1)
                                                                                --------------------------------
                                                                                                    SIX MONTHS
                                                                                   YEAR ENDED          ENDED
                                                                                DECEMBER 31, 1996  JUNE 30, 1997
                                                                                -----------------  -------------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                                             DATA)
SELECTED STATEMENT OF OPERATIONS DATA:
  Total revenues..............................................................      $   7,135       $     3,365
  Net income (loss)...........................................................      $      18       $      (141)
  Per share net income (loss).................................................      $    0.00       $     (0.01)
  Weighted average number of shares outstanding...............................         25,773            25,777

                                                                                                     AT JUNE 30,
                                                                                                        1997
                                                                                                   ---------------
SELECTED BALANCE SHEET DATA:
  Cash and cash equivalents......................................................................     $     344
  Accounts receivable............................................................................     $     580
  Inventories....................................................................................     $     219
  Total current assets...........................................................................     $   1,182
  Property, plant and equipment--net ("full cost")...............................................     $  22,504
  Total assets...................................................................................     $  24,177
  Current liabilities, including current portion of long-term debt...............................     $   1,851
  Long-term debt.................................................................................     $   9,435
  Deferred income taxes..........................................................................     $  --
  Stockholders' equity...........................................................................     $  12,891

------------------------

(1) The Merger will be accounted for as a purchase under the provisions of Accounting Principal Board Opinion Number 16 ("APB 16") Accounting for Business Combinations. Under APB 16, Mercury will be considered the "accounting acquirer" since the former Mercury shareholders will control the Surviving Corporation through their holdings of approximately 47 percent of the combined outstanding Surviving Corporation Common Stock, will have control over the executive committee of the Board of Directors of the Surviving Corporation and will have options to acquire 11 million additional shares of Surviving Corporation Common Stock. Accordingly, the Company's net assets will be revalued based upon the value of Company Common Stock at the date the Merger was announced and Mercury's net assets will be based upon their historical cost. See "Pro Forma Consolidated Statements of Operations and Balance Sheet of the Surviving Corporation."

COMPARATIVE PER SHARE DATA

    Set forth below are the comparative net income and book value per common share data of (i) each of the Company and Mercury on an historical basis, (ii) the market value per share of the Company and (iii) the Surviving Corporation on a pro forma combined basis giving effect to the Merger assuming it had occurred as of January 1, 1996, in each case giving effect to the Merger as a purchase by Mercury of all of the assets and liabilities of the Company, all on the basis described in the unaudited pro forma financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus. The net income and book value per common share of the Company Common Stock on an equivalent pro forma combined basis giving effect to the Merger would be the same as is shown for the Surviving Corporation since the Exchange Ratio is one-for-one. Neither company paid any dividends to their shareholders during the periods presented.

    The information set forth below should be read in conjunction with the respective audited and unaudited financial statements and related notes of the Company and Mercury included elsewhere in this Proxy Statement/Prospectus and the unaudited summary pro forma financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus.

                          PER SHARE COMMON STOCK DATA

                                                                                                      SIX MONTHS
                                                                                     YEAR ENDED          ENDED
                                                                                  DECEMBER 31, 1996  JUNE 30, 1997
                                                                                  -----------------  -------------
THE COMPANY
  Book value per share..........................................................           $ 1.40          $ 1.39
  Net income (loss) per share...................................................           $(0.02)         $(0.02)
  Market value per share........................................................           $ 0.75          $ 1.00
  Average number of shares outstanding..........................................       13,773,110      13,777,014

MERCURY
  Book value per share..........................................................         --                $ 0.04
  Net income (loss) per share...................................................         --                $ 0.03
  Average number of shares outstanding..........................................         --            12,000,000

SURVIVING CORPORATION PRO FORMA PER SHARE DATA:
  Book value per share..........................................................         --                $ 0.50
  Net income (loss) per share...................................................           $ 0.00          $(0.01)
  Average number of shares outstanding..........................................       25,773,110      25,777,014

                                  RISK FACTORS

    Shareholders of the Company should carefully consider the following risk factors, in addition to the other information contained in this Proxy Statement/Prospectus, in connection with their decision to approve the Continuance and the Merger. Unless the context otherwise requires, the following discussion concerns the business of the Surviving Corporation assuming the Merger becomes effective.

    This Proxy Statement/Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. These statements include information regarding oil and natural gas reserves, future drilling and operations, future production of oil and natural gas and future net cash flows. Such statements reflect the Company's and Mercury's current views with respect to future events and financial performance and involve risks and uncertainties, including without limitation the risks described below. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.

    EFFECTS OF THE CONTINUANCE AND THE MERGER ON SHAREHOLDERS' RIGHTS. As a result of the Continuance, all shareholders of the Company will become shareholders in a Delaware corporation. The Company, as continued, will be a corporation organized under and governed by Delaware law, the Delaware Certificate of Incorporation of the Company and the Bylaws of the Company. The Company intends to merge with and into Mercury immediately after the Continuance and as a result, the shareholders of the Company (other than those who exercise dissenters' rights in connection with the Continuance) will become shareholders in a Delaware corporation governed by Delaware law, and the Surviving Corporation Certificate and Bylaws. However, the Delaware Certificate of Incorporation and Bylaws of the Company will govern the manner of approving the Merger and the rights of shareholders of the Company (as continued in Delaware) in connection with the Merger. While the rights and privileges of shareholders of a Delaware corporation under the DGCL are, in many instances, comparable to those of shareholders of an Alberta corporation under the ABCA, there are certain material differences, which are summarized below in "Differences Between the DGCL and the ABCA." Shareholders of the Company are urged to carefully consider such information. In general, the differences in shareholder rights that may affect the rights of shareholders of the Company during the period between the completion of the Continuance and the completion of the Merger are summarized below.

    SHAREHOLDER APPROVAL. Under the ABCA, the Merger would require the approval of shareholders by special resolution. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. Under the DGCL, the vote of a majority of the outstanding shares of Company Common Stock is necessary to approve the Merger. Since the Merger is conditioned upon the completion of the Continuance, however, the vote of shareholders of the Company as to the Continuance is effectively necessary to approve the Merger.

    DISSENTERS' RIGHTS AND OPPRESSION REMEDIES. The ABCA provides that shareholders of an Alberta corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The ABCA does not distinguish for this purpose between listed and unlisted shares. Under the ABCA, a shareholder may, in addition to exercising dissent rights and in certain circumstances, apply to the Alberta courts seeking an oppression remedy under the ABCA for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder's interest. Under the DGCL, appraisal or dissenters' rights are generally available in connection with a merger or consolidation, except in certain circumstances. However, holders of Continued Common Stock will not be entitled to appraisal rights under the DGCL, but will be entitled to the dissenters' rights to be contained in the certificate of incorporation of the continued corporation. See "The Merger--Right of Dissent."

    The DGCL does not provide for an oppression remedy similar to that of the ABCA. However, the DGCL provides certain legal and equitable remedies to a corporation's shareholders for improper acts or omissions of a corporation, its officers and directors.

    SHAREHOLDER CONSENT IN LIEU OF A MEETING. Under the ABCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Delaware Certificate of Incorporation of the Company will provide that action of shareholders may be taken by less than unanimous consent. As a result, the Company must obtain proxies for the Consent from holders of a majority of the shares of Company Common Stock outstanding after the Continuance in order to approve the Merger.

    VOLATILITY OF OIL AND NATURAL GAS PRICES. The Surviving Corporation's revenues, operating results, profitability and future growth and the carrying value of its oil and natural gas properties will be substantially dependent upon the prices received for its oil and natural gas. Historically, the markets for oil and natural gas have been volatile and such volatility may continue or recur in the future. Various factors beyond the control of the Surviving Corporation will affect prices of oil and natural gas, including the worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil or natural gas producing regions, the price and level of foreign imports, the level of consumer demand, the price, availability and acceptance of alternative fuels, the availability of pipeline capacity, weather conditions, domestic and foreign governmental regulations and taxes and the overall economic environment.

    Any significant decline in the price of oil or natural gas would adversely affect the Surviving Corporation's revenues and operating income and could require an impairment in the carrying value of its oil and natural gas properties.

    UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond the control of the Company or Mercury. Estimates of proved undeveloped reserves and reserves recoverable through enhanced oil recovery techniques are by their nature uncertain. The reserve information set forth in this Proxy Statement/Prospectus represents estimates only. Although the Company and Mercury each believes such estimates as to its properties to be reasonable, reserve estimates are imprecise and should be expected to change as additional information becomes available.

    Estimates of oil and natural gas reserves, by necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to the Surviving Corporation's reserves will likely vary from estimates, and such variances may be material.

    The PV-10 referred to in this Proxy Statement/Prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's or Mercury's properties. In accordance with applicable requirements, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, refinery capacity, curtailments or increases in consumption by natural gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and natural gas properties. In addition, the 10 percent discount factor, which is required to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Mercury, the Company or the oil and natural gas industry in general.

    HISTORY OF OPERATING LOSSES. The Company incurred net operating losses of approximately $640,000 in 1995, $330,000 in 1996 and $244,000 for the six months ended June 30, 1997. While the Company believes the Merger will increase the operating efficiency of the Surviving Corporation, there can be no assurance that the Surviving Corporation will be profitable in the future. See "Selected Financial Data of the Company" and "Management's Discussion and Analysis of the Company's Financial Condition and Results of Operations."

    LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS. As of December 31, 1996, the Company had approximately $10,500,000 of net operating loss carryforwards ("NOLs") (and certain other tax attributes), a significant portion of which may be subject to a limitation on use as a result of certain ownership changes. The Company believes that an ownership change with respect to the Company may occur as a result of the Merger. The resulting Section 382 Limitation (as defined below) may limit the Surviving Corporation's ability to use the Company's NOLs in future years, although the actual effect, if any, of such limitation will depend on the Surviving Corporation's profitability in future years. See "Material United States Federal Income Tax Consequences to the Company of the Continuance and the Merger--Limitation on Use of Net Operating Loss Carryforwards."

    CONCENTRATION IN CUT BANK FIELD COMPLEX. Mercury's properties in the Cut Bank Field complex in northwest Montana constitute the majority of Mercury's existing inventory of producing properties and drilling locations. Likewise, the Company's properties in the same area constitute a majority of the Company's existing inventory and drilling locations. Substantially all of each of Mercury's and the Company's 1997 drilling budget is associated with drilling in this region. There can be no assurance that the Surviving Corporation's operations in Montana will yield positive economic returns. Failure of the Cut Field Bank complex properties to yield significant quantities of economically attractive reserves and production would have a material adverse impact on the Surviving Corporation's future financial condition and results of operations. In addition, recent heavy drilling activity by a number of operators in the region may increase the cost to acquire additional acreage in this area, reduce or limit the availability of drilling and service rigs, equipment and supplies, or reduce demand for production, any of which would impact the Surviving Corporation more adversely than if it were more geographically diversified.

    SUBSTANTIAL CAPITAL REQUIREMENTS AND POSSIBLE FUTURE DILUTION. The Company's and Mercury's current development plans require substantial capital expenditures in connection with the exploration, development and exploitation of oil and natural gas properties. For the remainder of the year ending December 31, 1997, $50,000 in capital expenditures by the Surviving Corporation are planned for the development or exploration of oil and natural gas properties. During the year ending December 31, 1998, planned capital expenditures for development are estimated to be $1,000,000. In subsequent years, in order to maintain production levels, capital expenditures for development will increase. Historically, the Company and Parent have funded capital expenditures through a combination of internally generated funds from sales of production or properties, equity contributions and long-term debt financing, and short-term financing arrangements. The Company and Mercury anticipate that cash flow from operations will be sufficient to meet the Surviving Corporation's estimated capital expenditure requirements for the remainder of 1997. The Company and Mercury believe that after such six-month period the Surviving Corporation will require a combination of additional financing and cash flow from operations to implement future development plans. Neither the Company nor Mercury currently has any arrangements with respect to, or sources of, additional financing other than bank arrangements, and there can be no assurance that any additional financing will be available to it on acceptable terms or at all. Future cash flows and the availability of financing will be subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and success in locating and producing new reserves. To the extent that future financing requirements are satisfied through the issuance of equity securities, shareholders of the Surviving Corporation may experience dilution that could be substantial. The incurrence of debt financing could result in a substantial portion of operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render the Surviving Corporation more vulnerable to competitive pressures and economic downturns and could impose restrictions on operations. If revenue were to decrease as a result of lower oil and natural gas prices, decreased production or otherwise, and the Surviving Corporation had no availability under bank arrangements or any other credit facility, the Surviving Corporation could have a reduced ability to execute current development plans, replace reserves or to maintain production levels, any of which could result in decreased production and revenue over time.

    DRILLING AND OPERATING HAZARDS AND UNINSURED RISKS. Oil and natural gas drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that wells drilled by the Surviving Corporation will be productive or that the Surviving Corporation will recover all or any portion of its drilling costs. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which will be beyond the Surviving Corporation's control, including economic conditions, title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on future results of operations and financial condition.

    Oil and natural gas operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties. As protection against operating hazards, the Company and Mercury currently maintain, and intend to cause the Surviving Corporation to maintain in the future, insurance coverage against some, but not all, potential losses. The Surviving Corporation may elect to self-insure in circumstances in which management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by third-party insurance could have a material adverse effect on the Surviving Corporation's business, financial condition and results of operations.

    RELIANCE ON CONTRACT WITH MONTANA POWER COMPANY. Mercury, as a result of its acquisition of the Mercury Properties from Parent, assumed rights and obligations under an agreement with Montana Power Company (the "Wells Agreement"). The Wells Agreement covers the oil and gas development of an area of mutual interest that presently contains approximately 304,000 acres in the Cut Bank Field in Montana, including the Montana Properties. Pursuant to the Wells Agreement, Mercury holds 100 percent of the oil rights and 30 percent of the revenue pertaining to liquids produced by gas wells while Montana Power

Company has all the rights to natural gas. The area of mutual interest and the agreement were originally created in 1944 and will remain in effect until all mutual oil and gas leases in the area have expired. Management of the Company and Mercury expect that activities conducted pursuant to the Wells Agreement and revenues therefrom will account for a significant portion of the activities and revenues of the Surviving Corporation. There can be no assurance that the operations under the contract will be continued for any particular period of time or that if operations are continued they will be conducted on a profitable basis.

    PRODUCTION PAYMENT AGREEMENT. In October 1996, Parent entered into a Production Payment Agreement with Supply Development Group, Inc. ("SDG") pursuant to which SDG was entitled to an aggregate of 320,000 barrels of oil (the "Production Payment Amount") produced from certain properties of Parent, including the Mercury Properties. Pursuant to the Merger Agreement, Parent is entitled to all of the oil revenue and income attributable to the Mercury Properties until the Production Payment Amount has been delivered to SDG; provided that Parent must reimburse the Surviving Corporation for all costs and expenses of oil production; and provided further that if the entire Production Payment Amount is not delivered to SDG on or before December 31, 1997, then Parent must reimburse the Surviving Corporation for any amount of the Production Payment Amount the Surviving Corporation is required to deliver to SDG after such date. Although Parent and Mercury anticipate that such obligation to SDG will be satisfied on or before December 31, 1997, there can no assurance that such obligation will be satisfied before such time.

    TAX TREATMENT OF THE CONTINUANCE; POSSIBLE TAXATION OF THE COMPANY. Under certain circumstances, the Continuance may result in taxation of the Company under Canadian federal income tax laws and/or United States federal income tax laws. Under Canadian income tax laws, the Company will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value of that property upon the Continuance and will be subject to tax on any income and net taxable capital gains arising from such deemed disposition. Additionally, the Company will be subject to a corporate emigration tax at a rate of five percent of the amount by which the fair market value of the Company's assets net of liabilities exceeds the paid-up capital of the Company's issued and outstanding shares. However, given the current value of the Company's assets, no Canadian federal taxes should be due and payable by the Company under the Canadian Tax Act as a result of the Continuance. There can be no assurance, however, that Revenue Canada will agree with the valuation of the Company's assets which supports the conclusion that no tax will be payable and any disagreement could result in the Company owing Canadian income taxes. See "Material Canadian Federal Income Tax Consequences of the Continuance and the Merger-- The Continuance."

    In addition, as discussed in more detail herein, U.S. Counsel is of the opinion that the Company will be subject to United States federal income tax on the excess, if any, of the fair market value of the Continued Common Stock deemed to be distributed to its shareholders over the Company's basis in such stock at the time of the deemed distribution. The Company's basis in the Continued Common Stock will equal its basis in the assets being transferred to the continued company reduced by the sum of the amount of the liabilities of the Company deemed assumed by the continued company and the amount of liabilities to which the assets of the Company being transferred are subject. The Company's calculation of such basis exceeds the fair market value of the Continued Common Stock, as determined by the Company based in part on a valuation prepared by Rauscher Pierce Refsnes, Inc. Assuming that the tax basis and fair market value determinations are correct, U. S. Counsel has concluded that the Company will not realize a gain on the Continuance. There can be no assurance, however, that the IRS will agree with the Company's calculation of such tax basis or the result of the valuation performed by Rauscher Pierce Refsnes, Inc. or that the fair market value of such stock will not change between the date of such valuation (March 26, 1997) and the date of the Continuance. Any disagreement could result in the Company owing United States federal income taxes as a result of the Continuance. See "Material United States Federal Income Tax Consequences to the Company of the Continuance and the Merger."

    COMPLIANCE WITH GOVERNMENTAL REGULATIONS. Oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as safety matters, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation by federal, state and local authorities include permits for drilling operations, road and pipeline construction, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. Any delays in obtaining approvals or material alterations to the Surviving Corporation's development plans could have a material adverse effect on operations. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. Although the Company and Mercury each believes that it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and neither the Company nor Mercury can predict the ultimate cost of compliance with these requirements or their effect on operations. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on the Surviving Corporation's financial condition and results of operations.

    COMPLIANCE WITH ENVIRONMENTAL REGULATIONS AND POTENTIAL ENVIRONMENTAL INDEMNITY OBLIGATIONS. The Company's and Mercury's operations are now, and the operations of the Surviving Corporation will be, subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on the Surviving Corporation. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to significant liabilities on the part of the Surviving Corporation to the government and third parties and may require the Surviving Corporation to incur substantial costs of remediation. Moreover, both the Company and Mercury have agreed to indemnify sellers of certain properties purchased by them against certain liabilities for environmental claims associated with such properties. The Surviving Corporation will assume these obligations as a result of the Merger. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect the Surviving Corporation's results of operations and financial condition or that material indemnity claims will not arise against the Surviving Corporation with respect to properties acquired previously by the Company or Mercury or that may be acquired in the future by the Surviving Corporation.

    LIMITED OPERATING HISTORY. Mercury, which was formed by Parent in March 1997, has a limited operating history upon which investors may base their evaluation of Mercury's performance. In addition, Parent acquired the Mercury Properties in October 1995, together with certain other oil and gas properties. Out of the total purchase price of such acquisition of $15,114,796, $4,593,000 was allocated to the Mercury Properties. As a result of Mercury's recent formation and the brief operating history of the Mercury Properties, the operating results from Parent's operation of the Mercury Properties may not be indicative of future results that may be obtained by the Surviving Corporation. There can be no assurance that the Surviving Corporation will maintain the current level of revenues, oil and natural gas reserves or production attributable currently to the Mercury Properties or the Company. Any future growth of the Surviving Corporation's oil and natural gas reserves, production and operations could place significant demands on the Surviving Corporation's financial, operational and administrative resources.

    RESERVE REPLACEMENT RISK. The future success of the Surviving Corporation will depend in large part upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. The Surviving Corporation's proved reserves will generally decline as reserves are depleted, except to the extent that the Surviving Corporation conducts successful exploration or development activities or acquires properties containing proved reserves. At December 31, 1996, approximately 39 percent of the Company's total proved reserves, and 66 percent of Parent's total proved reserves associated with the Mercury Properties, were undeveloped. In order to increase reserves and production, the

Surviving Corporation must continue development and exploitation drilling programs or undertake other replacement activities. Current development plans include increasing the Surviving Corporation's reserve base through continued drilling, development and exploitation of existing properties of the Company and Mercury. There can be no assurance, however, that planned development and exploitation projects will result in significant additional reserves or that the Surviving Corporation will have success drilling productive wells at anticipated finding and development costs.

    NO FAIRNESS OPINION OBTAINED. Neither the Company nor Mercury engaged an independent third party to determine the fairness from a financial point of view of the terms of the Merger Agreement and the Exchange Ratio to shareholders of the Company. Shareholders of the Company are being asked to approve the Continuance and the Merger based on the information provided by and the recommendation of the Board of Directors of the Company, without the benefit of a fairness opinion. Shareholders are advised that certain directors of the Company will benefit personally as a result of the Merger through their continued employment by the Surviving Corporation. See "The Merger--Interests of Certain Persons in the Merger."

    DEPENDANCE ON KEY PERSONNEL. The Surviving Corporation will enter into a management agreement with Parent pursuant to which Parent will agree to provide certain property management services to the Surviving Corporation. The Surviving Corporation's success will, therefore, be highly dependent on management of Parent, principally Frank Darden, Thomas Darden and Glenn Darden, and a limited number of other senior management and technical personnel. Loss of the services of any of those individuals could have a material adverse effect on the Surviving Corporation's operations. The Company does not intend to maintain key man life insurance policies on any members of senior management. Furthermore, demands on the time of Parent's employees in pursuing Parent's business could reduce the time available to manage the business of the Surviving Corporation. See "The Merger--Interests of Certain Persons in the Merger," "Business and Properties of Mercury--Competition" and "Certain Transactions."

    CONTROL BY EXISTING SHAREHOLDERS. Upon completion of the Merger, Parent and the officers and directors of the Surviving Corporation will beneficially own approximately 39.2 percent and 29.7 percent, respectively, of the Surviving Corporation Common Stock. Accordingly, Parent and such persons would be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Surviving Corporation Certificate or Bylaws and the approval of mergers and other significant corporate transactions.

    COMPETITION. The Surviving Corporation will operate in the highly competitive areas of oil and natural gas acquisition, exploration, exploitation and production with other companies, many of which have substantially larger financial resources, operations, staffs and facilities. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing its oil and natural gas production, the Surviving Corporation will face intense competition from both major and independent oil and natural gas companies. Many of these competitors have financial and other resources substantially in excess of those available to the Surviving Corporation. Parent and its affiliates and certain of the officers and directors of the Company and their affiliates, including Pozo Resources, Inc., will also continue to conduct their own oil and natural gas businesses, although these businesses are presently conducted in geographic regions where the Company and Mercury do not have significant properties. The effects of this highly competitive environment could have a material adverse effect on the Surviving Corporation.

    ACQUISITION RISKS. The Company has grown primarily through the acquisition, development and exploitation of oil and natural gas properties. Although the Company and Mercury expect the Surviving Corporation to concentrate on such activities in the future, the Company and Mercury expect that the Surviving Corporation may evaluate and pursue from time to time acquisitions in Montana and in other areas that provide attractive investment opportunities for the addition of production and reserves and that meet selection criteria. The successful acquisition of producing properties and undeveloped acreage requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors that will be beyond the Surviving Corporation's control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, the Surviving Corporation will perform a review of the subject properties it believes will be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Surviving Corporation will generally assume preclosing liabilities, including environmental liabilities, and will generally acquire interests in the properties on an "as is" basis. With respect to its acquisitions to date, neither the Company nor Mercury has material commitments for capital expenditures to comply with existing environmental requirements. There can be no assurance that any acquisitions will be successful. Any unsuccessful acquisition could have a material adverse effect on the Surviving Corporation.

    ABSENCE OF DIVIDENDS ON COMMON STOCK. Neither the Company nor Mercury has ever declared or paid cash dividends on its common stock and each anticipates that future earnings, if any, of the Surviving Corporation will be retained for development of its business. In addition, the Company's bank arrangement with a lender prohibits the payment of cash dividends. The Surviving Corporation will become the borrower under these arrangements and will be subject to the same restrictions.

    POSSIBLE DECLINE IN STOCK PRICE FROM FUTURE SALES OF SURVIVING CORPORATION COMMON STOCK. Upon completion of the Continuance and the Merger, the Surviving Corporation will have a total of 25,777,014 shares outstanding. Of these shares, the 13,777,014 shares offered hereby to holders of Company Common Stock will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 12,000,000 shares of Surviving Corporation Common Stock outstanding, being the currently outstanding shares of Mercury Common Stock, will be "restricted securities" as that term is defined by Rule 144 as promulgated under the Securities Act.

    Under Rule 144 (and subject to the conditions thereof, including volume limitations), the earliest date on which any of the shares of Surviving Corporation Common Stock that will be outstanding upon completion of the Merger and that are restricted securities will be eligible for sale under Rule 144 is in March 1998. As a result of the Merger, the Surviving Corporation also will have outstanding options and warrants to purchase an aggregate of 12,758,570 shares of Surviving Corporation Common Stock, of which options and warrants entitling the holders thereof to acquire an aggregate of 11,508,570 shares of Surviving Corporation Common Stock will be immediately exercisable. Holders of certain of such warrants will have "piggyback" registration rights to register 11,000,000 shares of Surviving Corporation Common Stock underlying such warrants. The preparation and filing of any registration statement filed in connection with the exercise of registration rights will be at the expense of the Surviving Corporation. Sales of substantial amounts of Surviving Corporation Common Stock in the public market following the Merger, or the perception that such sales could occur, could materially and adversely affect the prevailing market price of the Surviving Corporation Common Stock and could impair the Surviving Corporation's future ability to raise capital through an offering of its equity securities. See "Description of Securities of the Surviving Corporation."

    NO PRIOR PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY. Before the Merger, there has been no public market for the Surviving Corporation Common Stock. Although Mercury has applied to have the Surviving Corporation Common Stock approved for trading on the American Stock Exchange and the listing of the shares of Surviving Corporation Common Stock on the American Stock Exchange is a condition to the Merger, there can be no assurance that if the Surviving Corporation Common Stock is approved for inclusion that it will be actively traded on such market or that, if active trading does develop, it will be sustained. The market price of the Surviving Corporation Common Stock and the price at which the

Surviving Corporation may sell securities in the future could be subject to large fluctuations in response to changes and variations in the Surviving Corporation's operating results, litigation, general market conditions, the prices of oil and natural gas, the liquidity of the Surviving Corporation and its ability to raise additional funds the number of market makers for the Surviving Corporation Common Stock and other factors. In the event that the Surviving Corporation's operating results are below the expectations of public market analysts and investors in one or more future periods, it is likely that the price of the Surviving Corporation Common Stock will be materially adversely affected. In addition, the stock market has recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many energy companies and that often have been unrelated to the operating performance of such companies. General market fluctuations may also adversely affect the market price of the Surviving Corporation Common Stock.

    Although the Company Common Stock has been listed on the American Stock Exchange since 1983, there may be no correlation between the trading history and historical prices of the Company Common Stock and future trading characteristics and prices of the Surviving Corporation Common Stock.

                             ELECTION OF DIRECTORS

GENERAL

    The American Stock Exchange has required that the Company conduct an election of directors at the Special Meeting as a condition to listing the Surviving Corporation Common Stock for trading on the Exchange. The American Stock Exchange has also required that at least two of the directors elected at the Special Meeting be persons who are not officers or employees of the Company or Mercury and who do not otherwise have a relationship with the Company or Mercury that would limit their ability to exercise independent judgment with regard to management of the Company's or Mercury's affairs. These "independent" persons must also become "independent" directors of the Surviving Corporation after the Merger. Consequently, five persons, including two "independent" persons, have been nominated by the Company to be elected as the directors of the Company at the Special Meeting.

    The nominees of the Board for election as directors of the Company are Otto
J. Buis, Patrick M. Montalban, Steven M. Morris, D. Randall Kent and W. Yandell Rogers, III. Each of the nominees has consented to serve as a director if elected. Certain information with respect to the nominees is set forth herein under "Directors and Executive Officers of the Surviving Corporation." Messrs. Buis, Montalban and Morris are presently directors of the Company. Messrs. Kent and Rogers have not previously served as officers, directors or employees of the Company and should constitute "independent" directors under the rules of the American Stock Exchange. The Merger Agreement provides that three members of the Board of Directors of the Surviving Corporation will be designated by the Company, three will be designated by Mercury and two will be independent persons acceptable to the Company and Mercury. The Merger Agreement also provides that Mercury and Parent are not obligated to consummate the Merger unless Messrs. Buis, Montalban, Morris, Kent and Rogers are elected at the Special Meeting. See "The Merger Agreement--Conditions to the Merger."

    The election of each nominee requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Special Meeting, and cumulative voting is not permitted. All duly submitted and unrevoked proxies will be voted for the nominees for director selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to vote for another person designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees for the office of director named herein. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. If the Continuance is approved at the Special Meeting, the directors elected at the Special Meeting will continue to serve as directors of the Company (as continued) until effectiveness of the Merger and the termination of the corporate existence of the Company.

    The Company will appoint one or more inspectors of election to act at the Special Meeting and to make a written report thereof. Prior to the Special Meeting, the election inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares of Company Common Stock outstanding and the voting power of each of such shares, determine the shares represented at the Special Meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties.

    There is no family relationship between any of the nominees or between any of the nominees and any executive officer of the Company. There are no business relationships between any of the nominees and the Company.

BOARD MEETINGS AND COMMITTEES

    As permitted by the Bylaws of the Company, the Board of Directors has designated from its members a compensation committee and an audit committee. The Company does not have a standing nominating committee of the Board or any other committee that performs a similar function. During 1996 and the first eight months of 1997, the Board of Directors held five meetings. All directors attended at least 75 percent of such meetings. The current committees of the Board, the composition and functions thereof and the number of meetings held in 1996 and the first eight months of 1997 is set forth below.

        COMPENSATION COMMITTEE. In 1996 and the first eight months of 1997, the members of the compensation committee were C. Al Buis, Patrick M. Montalban and Steven M. Morris. The committee met one time during 1996 and the first eight months of 1997. The role of the compensation committee is to review the performance of officers, including those officers who are also members of the Board, and to set their compensation. The committee also supervises and administers all compensation and benefit policies, practices and plans of the Company.

        AUDIT COMMITTEE. In 1996 and the first eight months of 1997, the members of the audit committee were Otto J. Buis, C. Al Buis and Steven M. Morris. During 1996 and the first eight months of 1997, the audit committee met one time. The role of the committee is to review with the Company's auditors the scope of the audit procedures to be applied in the conduct of the annual audit as well as the results of the annual audit.

                                THE CONTINUANCE

GENERAL

    In general, the Company is being continued and domesticated into the State of Delaware in order to facilitate its merger with Mercury. The Continuance must be completed before Mercury will be obligated to complete the Merger. In addition, it is not possible under Alberta law to merge the Company with and into Mercury in accordance with the terms of the Merger Agreement as the ABCA does not permit an Alberta corporation to merge with a corporation incorporated in a jurisdiction other than Alberta, except in limited circumstances not applicable to the Merger. By taking these steps to accomplish the Continuance, management is also of the opinion that the Company's internal procedures will also be simplified in the areas of accounting, tax, securities and general operations. After the Continuance, the Company will no longer be obligated to comply with Canadian law that affects these matters.

    If holders of record on the Meeting Record Date of at least five percent of the Company Common Stock are represented in person or by proxy at the Special Meeting, and if the Continuance is approved by at least two-thirds of the votes cast by holders of Company Common Stock represented in person or by proxy at the Special Meeting, the Continuance will result in a change in the Company's jurisdiction of incorporation from the Province of Alberta to the State of Delaware and will also result in the adoption of a new certificate of incorporation for the Company, which will govern the Company under Delaware law. Upon the effectiveness of the Continuance, each share of Company Common Stock and each outstanding warrant to acquire shares of Company Common Stock will remain issued and outstanding as an equivalent security of MSR Exploration Ltd., then a Delaware corporation. The Board of Directors of the Company intends to terminate or abandon the Continuance if a number of proxies for Consents sufficient to approve the Merger are not obtained.

    For those shareholders who are opposed to the Continuance, dissenters' rights are set forth by law to govern the valuation process.

RIGHT OF DISSENT

    Shareholders of the Company will be asked to consider and, if thought fit, pass a special resolution authorizing the Continuance of the Company out of the Province of Alberta and into the State of Delaware in accordance with Section 182 of the ABCA. The holders of Company Common Stock have the right under
Section 184 of the ABCA to dissent in connection with the Continuance.

    Under the ABCA, each of the Company's shareholders is entitled to dissent and be paid the fair value of such shareholder's shares if the shareholder objects to the Continuance and the Continuance becomes effective. A shareholder may dissent only with respect to all of the shares held by the shareholder on behalf of any one beneficial owner and registered in the shareholder's name. A shareholder is not entitled to dissent from the resolution with respect to any shares beneficially owned by one owner if the shareholder votes any shares beneficially owned by that owner in favor of the resolution that is adopted. In order to dissent, a shareholder must send to the Company at 500 Main Street, Suite 210, Fort Worth, Texas 76104, attention: Howard N. Boals, Vice President--Finance, on or before the date of the Special Meeting, a written objection (an "Objection Notice") to the Continuance in respect of which the shareholder proposes to dissent. A vote against the Continuance or an abstention in respect thereof does not constitute such an Objection Notice, but a shareholder need not vote his shares against the Continuance in order to dissent in respect of the Continuance. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favor of the Continuance does not constitute an Objection Notice in respect of the Continuance, but any such proxy granted by a shareholder who intends to dissent should be validly revoked. Within 10 days following the date of the Special Meeting, the Company will deliver to each shareholder who has filed an Objection Notice in respect of the resolution passed at the Special Meeting, at the address specified for such purpose in the Objection Notice, a notice stating the special resolution authorizing the Continuance has been adopted.

    PERSONS WHO ARE BENEFICIAL OWNERS OF COMPANY COMMON STOCK REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE OR OTHER INTERMEDIARY WHO WISH TO DISSENT SHOULD BE AWARE THAT ONLY THE REGISTERED OWNER OF SUCH SHARES IS ENTITLED TO DISSENT. A REGISTERED HOLDER SUCH AS A BROKER WHO HOLDS SHARES OF COMPANY COMMON STOCK AS NOMINEE FOR BENEFICIAL OWNERS, SOME OF WHOM DESIRE TO DISSENT, MUST EXERCISE DISSENT RIGHTS ON BEHALF OF SUCH BENEFICIAL OWNERS WITH RESPECT TO THE SHARES HELD FOR SUCH BENEFICIAL HOLDERS. IN SUCH CASE, THE OBJECTION NOTICE SHOULD SET FORTH THE NUMBER OF SHARES OF COMPANY COMMON STOCK TO WHICH IT RELATES.

    After the Continuance has been approved, an application may be made to the Court of Queen's Bench of Alberta (the "Court") by the Company or by any dissenting shareholder to fix the fair value of the shares of the Company Common Stock held by the dissenting shareholder. It is unlikely that the Company will make such an application; therefore, any dissenting shareholder who intends to utilize the appraisal provisions of the ABCA should make application to the Court. If an application is made to the Court, the Company shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer (the "Offer to Purchase") to pay him an amount considered by the Board of Directors of the

Company to be the fair value of such shares as of the close of business on the day before the Special Meeting accompanied by a statement showing how the fair value was determined. The Offer to Purchase must be sent to each dissenting shareholder within 10 days after the Company is served with notice that a dissenting shareholder has applied to the Court to fix the fair value of the shares of Company Common Stock. If the Company is an applicant, then the Offer to Purchase must be sent at least 10 days prior to the date the Company has fixed in its application to hold a hearing before the Court for the purpose of fixing the fair value of such shares. Every Offer to Purchase shares of Company Common Stock made to a shareholder of the Company Common Stock who dissents to the Continuance shall be on the same terms as every other Offer to Purchase made to other dissenting shareholders of the Company.

    A dissenting shareholder may make an agreement with the Company for the purchase of his shares by the Company in the amount of the Company's Offer to Purchase or otherwise at any time before the Court fixes the fair value of the shares. If a settlement cannot be reached, the parties will proceed to the Court. All dissenting shareholders whose shares have not been purchased by the Company will be joined as parties to the application and will be bound by the decision of the Court. The Court order will fix the fair value of the shares of all dissenting shareholders who are parties to the application, give judgment in that amount against the Company in favor of each of the dissenting shareholders and fix the time within which the Company must pay the amount to the dissenting shareholders. Shareholders generally will not be liable for costs of application to the Court or for the costs of appraisal of the shares.

    On the earlier of: (i) the Company being continued into Delaware, (ii) the Company and the dissenting shareholder entering into a settlement agreement, or
(iii) the pronouncement of a Court order giving judgment against the Company for the fair value of the shares of the dissenting shareholder, a dissenting shareholder ceases to have any rights as a shareholder of the Company other than the right to be paid the fair value of his shares. The Company will not make a payment to a dissenting shareholder if there are reasonable grounds for believing that: (a) the Company is or would after the payment be unable to pay its liabilities as they become due or (b) the realizable value of the Company's assets would thereby be less than the aggregate amount of its liabilities. If either of these tests cannot be met, the Company shall within 10 days of the Court order or reaching its settlement with a dissenting shareholder send a notice to each dissenting shareholder that the Company cannot lawfully make the payment for the shares. Once this notice is received, a dissenting shareholder may, by written notice delivered to the Company within 30 days after receiving the Company's notice, withdraw his Objection Notice, in which case the dissenting shareholder is returned his full rights as a shareholder. If the dissenting shareholder does not withdraw his Objection Notice, he retains his status as a claimant against the Company to be paid as soon as the Company is lawfully able to do so or, in liquidation, to be ranked subordinate to the rights of the creditors but in priority to its shareholders.

    THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 184 OF THE ABCA, A COPY OF WHICH IS ATTACHED AS APPENDIX "C". ANY SHAREHOLDER DESIRING TO EXERCISE A RIGHT OF DISSENT SHOULD SEEK LEGAL ADVICE AND HIS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THAT SECTION MAY PREJUDICE THAT RIGHT. THE RIGHT OF SHAREHOLDERS TO DISSENT IS NOT EXCLUSIVE OF ANY OTHER RIGHTS AVAILABLE TO SHAREHOLDERS GENERALLY, SUCH AS RIGHTS IN RESPECT OF A CORPORATE DIRECTOR'S DUTIES OF GOOD FAITH AND CARE UNDER THE ABCA, OR OTHERWISE.

APPROVAL OF THE CONTINUANCE UNDER THE ABCA

    Under the ABCA, the Continuance is subject to approval by the Company's shareholders and the Alberta, Canada Registrar of Corporations (the "Registrar"). Before the Registrar will permit the Continuance, the Company must submit to the Registrar

    (a) an opinion of counsel regarding the permissibility of the Continuance under Delaware law and the effect of the Continuance upon the rights and liabilities of the Company;

    (b) a statutory declaration of a director or officer of the Company (i) that the shareholders and creditors of the Company will not be adversely affected by the Continuance, (ii) that the Continuance has been approved by the required shareholder vote, (iii) that sufficient funds are available to discharge any obligation to dissenting shareholders, (iv) containing an undertaking to honor all dissent rights and to have any actions respecting dissent rights heard by courts in Alberta and (v) if the approval of the Continuance by shareholders is not unanimous, a statement that the certificate of incorporation of the continued corporation will provide remedies with respect to oppression, derivative actions and dissent and appraisal that are equivalent to those available to shareholders under the ABCA; and

    (c) a copy of the Certificate of Incorporation of the continued corporation to be filed in Delaware.

The Company expects to be able to satisfy the requirements of the Registrar regarding the Continuance.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

    The Merger Agreement provides that, at the Effective Time, the Company will merge with and into Mercury with Mercury becoming the Surviving Corporation, and each outstanding share of Company Common Stock and Mercury Common Stock will be converted into one share of Surviving Corporation Common Stock. The Merger is conditioned upon, among other things, the approval of the Continuance by the shareholders of the Company.

    Based on the number of shares of Common Stock outstanding as of the Meeting Record Date, 13,777,014 shares of Surviving Corporation Common Stock will be issuable to holders of shares of Company Common Stock pursuant to the Merger Agreement, representing approximately 53.4 percent of the total Surviving Corporation Common Stock to be issued and outstanding after such issuance.

    Expenses to be incurred by the parties as a result of the Continuance and the Merger are expected to be approximately $450,000 which expenses include legal, accounting and printing costs associated with these transactions.

    For those shareholders who are opposed to the Merger, dissenters' or appraisal rights will be available pursuant to the certificate of incorporation of the continued company. No appraisal rights under the DGCL will be available with respect to the Merger.

RIGHT OF DISSENT

    Even though the Company will no longer be governed by the ABCA after the effectiveness of the Continuance, the certificate of incorporation of the Company (as continued) will contain provisions based on Section 184 of the ABCA (described above) entitling the holders of shares of Continued Common Stock to dissent and be paid the fair value of such shareholder's shares if the shareholder objects to the Merger and the Merger becomes effective. A shareholder may dissent only with respect to all of the shares held by the shareholder on behalf of any one beneficial owner and registered in the shareholder's name. A shareholder is not entitled to dissent with respect to any shares beneficially owned by one owner if the shareholder votes any shares beneficially owned by that owner in favor of the Merger. In order to dissent, a shareholder must send to the Company at 500 Main Street, Suite 210, Fort Worth, Texas 76104, attention: Howard N. Boals, Vice President--Finance, on or before the date of execution of the Consent (which shall be as soon as possible after the Special Meeting and the effectiveness of the Continuance), a written objection (an "Objection Notice") to the Merger in respect of which the shareholder proposes to dissent. A refusal to deliver a proxy for the Consent does not constitute such an Objection Notice, but a shareholder need not vote his shares against the Merger in order to dissent in respect of the Merger. Similarly, the revocation of a proxy conferring authority on the proxy holder to execute the Consent in favor of the Merger does not constitute an Objection Notice in respect of the Continuance, but any such proxy granted by a shareholder who intends to dissent should be validly revoked. Within 10 days following the date of the execution of the Consent, the Surviving Corporation will deliver to each shareholder who has filed an Objection Notice in respect of the resolution adopted pursuant to the Consent, at the address specified for such purpose in the Objection Notice, a notice stating the resolutions adopting and approving the Merger and the Merger Agreement have been adopted pursuant to the Consent.

    PERSONS WHO ARE BENEFICIAL OWNERS OF CONTINUED COMMON STOCK THAT IS REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE OR OTHER INTERMEDIARY WHO WISH TO DISSENT SHOULD BE AWARE THAT ONLY THE REGISTERED OWNER OF SUCH SHARES IS ENTITLED TO DISSENT. A REGISTERED HOLDER SUCH AS A BROKER WHO HOLDS SHARES AS NOMINEE FOR BENEFICIAL OWNERS, SOME OF WHOM DESIRE TO DISSENT, MUST EXERCISE DISSENT RIGHTS ON BEHALF OF SUCH BENEFICIAL OWNERS WITH RESPECT TO THE SHARES HELD FOR SUCH BENEFICIAL HOLDERS. IN SUCH CASE, THE OBJECTION NOTICE SHOULD SET FORTH THE NUMBER OF SHARES OF CONTINUED COMMON STOCK TO WHICH IT RELATES.

    After the Merger has been approved, an application may be made to the Court of Queen's Bench of Alberta (the "Court") by the Surviving Corporation or by any dissenting shareholder to fix the fair value of the shares of the Continued Common Stock held by the dissenting shareholder. It is unlikely that the Company will make such an application; therefore, any dissenting shareholder who intends to utilize the appraisal provisions available in the Certificate of Incorporation of the continued corporation should make application to the Court. If an application is made to the Court, the Surviving Corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer (the "Offer to Purchase") to pay him an amount considered by the Board of Directors of the Surviving Corporation to be the fair value of such shares as of the close of business on the day before the Consent is executed accompanied by a statement showing how the fair value was determined. The Offer to Purchase must be sent to each dissenting shareholder within 10 days after the Company is served with notice that a dissenting shareholder has applied to the Court to fix the fair value of the shares of Continued Common Stock. If the Company is the applicant, then the Offer to Purchase must be sent at least 10 days prior to the date the Company has fixed in its application to hold a hearing before the Court for the purpose of fixing the fair value of such shares. Every Offer to Purchase shares of Continued Common Stock made to a holder of the Continued Common Stock who dissents to the Merger shall be on the same terms as every other Offer to Purchase made to other holders of Continued Common Stock who dissent to the Merger.

    A dissenting shareholder may make an agreement with the Surviving Corporation for the purchase of his shares by the Surviving Corporation in the amount of the Surviving Corporation's Offer to Purchase or otherwise at any time before the Court fixes the fair value of the shares. If a settlement cannot be reached, the parties will proceed to the Court. All dissenting shareholders whose shares have not been purchased by the Surviving Corporation will be joined as parties to the application and will be bound by the decision of the Court. The Court order will fix the fair value of the shares of all dissenting shareholders who are parties to the application, give judgment in that amount against the Surviving Corporation in favor of each of the dissenting shareholders and fix the time within which the Surviving Corporation must pay the amount to the dissenting shareholders. Shareholders generally will not be liable for costs of application to the Court or for the costs of appraisal of shares.

    On the earlier of: (i) the effectiveness of the Merger, (ii) the Surviving Corporation and the dissenting shareholder entering into a settlement agreement, or (iii) the pronouncement of a Court order giving judgment against the Surviving Corporation for the fair value of the shares of the dissenting shareholder, a dissenting shareholder ceases to have any rights as a shareholder of the Surviving Corporation other than the right to be paid the fair value of his shares. The Surviving Corporation will not make a payment to a dissenting shareholder if there are reasonable grounds for believing that: (a) the Surviving Corporation is or would after the payment be unable to pay its liabilities as they become due or (b) the realizable value of the Surviving Corporation's assets would thereby be less than the aggregate amount of its liabilities. If either of these tests cannot be met, the Surviving Corporation shall within 10 days of the Court order or reaching its settlement with a dissenting shareholder send a notice to each dissenting shareholder that the Surviving Corporation cannot lawfully make the payment for the shares. Once this notice is received, a dissenting shareholder may, by written notice delivered to the Surviving Corporation within 30 days after receiving the Surviving Corporation's notice, withdraw his Objection Notice, in which case the dissenting shareholder is returned his full rights as a shareholder. If the dissenting shareholder does not withdraw his Objection Notice, he retains his status as a claimant against the Surviving Corporation to be paid as soon as the Surviving Corporation is lawfully able to do so or, in liquidation, to be ranked subordinate to the rights of the creditors of the Surviving Corporation but in priority to its shareholders.

    THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE CERTIFICATE OF INCORPORATION OF THE COMPANY (AS CONTINUED) AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SUCH CERTIFICATE OF INCORPORATION, A COPY OF WHICH IS ATTACHED AS APPENDIX "B". ANY SHAREHOLDER DESIRING TO EXERCISE A RIGHT OF DISSENT UNDER SUCH CERTIFICATE OF INCORPORATION SHOULD SEEK LEGAL ADVICE AND HIS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF SUCH CERTIFICATE OF INCORPORATION MAY PREJUDICE THAT RIGHT. THE RIGHT OF SHAREHOLDERS TO DISSENT IS NOT EXCLUSIVE OF ANY OTHER RIGHTS AVAILABLE TO SHAREHOLDERS GENERALLY.

    HOLDERS OF CONTINUED COMMON STOCK WILL NOT BE ENTITLED TO ANY DISSENTERS' OR APPRAISAL RIGHTS PROVIDED TO SHAREHOLDERS UNDER THE DGCL.

BACKGROUND TO THE MERGER

    The primary business purpose of the Company is the acquisition, production and sale of crude oil, condensate and natural gas. The Company's primary focus has been the development and enhancement of oil and gas properties in its present areas of operations and acquisitions of other producing properties or the acquisition of other oil and gas companies of a similar size.

    In pursuing acquisition properties or companies with proved producing properties, management of the Company learned that Parent had purchased the South Central Cut Bank Sand Unit (the "SCCBSU"). The SCCBSU is adjacent to the Company's producing properties near the town of Cut Bank, Montana. When it became known that Parent had obtained title to extensive oil and gas properties adjacent to MSR's properties in Montana and that both company's headquarters were located in the same city, management of both companies concluded that a combination of the two companies' operations would create economies of scale and operating efficiency. Prior to Parent's acquisition of the SCCBSU, MSR attempted to purchase the properties from Unocal. Unocal, however, was offering the properties together with properties located in other states and refused to consider offers for only a portion of the properties offered.

    In early 1996, representatives of the Company contacted Glenn M. Darden, who was Vice President of Parent, regarding Parent's interest in selling the SCCBSU or possibly uniting in a business combination. Discussions continued until approximately mid-1996. Operating, financial and reserve information was exchanged by the companies. Several times Company management met with Parent representatives seeking to enter into a Letter of Intent to combine the companies. Finally, both Parent and the Company withdrew from negotiations when acceptable terms could not be agreed to. From July 1996 through

December 1996, the Company considered transactions with several other companies. None of those potential transactions (except one discussed below) progressed beyond an initial exchange of basic information, either because the other party elected not to proceed with discussions, or because the Board of Directors of the Company did not believe that the possible transaction considered would provide the same potential benefits to shareholders as the MSR/Mercury combination. The Board based this belief on various factors, including its belief that the properties of the other party were of lesser quality than the Mercury Properties (because, for instance, they were very fragmented; i.e., they consisted of minor interests in a large number of properties), or were too expensive, or were too geographically diverse to the Company's properties too allow for efficient management, or could not be acquired without financing that the Company could only obtain from its lender on terms that the Board considered to be unfavorable to the Company.



    In only one instance did preliminary discussions progress to the stage where a formal offer was made. In that instance, Company management contemplated the acquisition of a small, publicly traded oil and gas company based in the southeastern United States. Beginning in late 1996, the two companies entered into an exclusivity agreement whereby each agreed to discuss a possible transaction only with the other during the term of such agreement. The parties conducted discussions regarding a possible transaction and exchanged information. The Company's intent was to structure any transaction between the two companies as an acquisition by the Company. In December 1996, the potential target and Company management met to discuss the target's estimate of the value of the Company. Such value was considered by management of the Company to be inadequate. As a result, Company management terminated negotiations and requested that the exclusivity agreement between the companies be terminated. Thereafter, the potential target delivered to the Company a written offer to acquire the Company in exchange for common stock of the target having a then current market value of approximately $6.0 million. The Board of Directors of the Company rejected such offer on the grounds that it believed that the offer was inadequate, and that the Board had significant concerns as to the sincerity of the offer and the likelihood of consummating any transaction with the potential target. Within two weeks thereafter, the offer was withdrawn and no additional offers were made.


    In December 1996, the Company contacted Parent and determined that Parent desired to re-open negotiations and possibly enter into a transaction regarding the Montana properties. During the next several weeks each company updated its due diligence and made various proposals regarding the form of acquisition consideration, assumptions of liabilities, operations, confidentiality and other terms of a possible transaction. As MSR and Mercury continued their due diligence, each company further realized that a combination of each company's properties and operations would be most beneficial to each company's shareholders.

    In analyzing the merits of a transaction involving the Mercury Properties, Company management considered various reserve information regarding the properties. The Company initially retained its independent petroleum engineers to evaluate the Mercury Properties as of January 1, 1996 and retained such engineers to update such evaluation as of January 1, 1997. The Company also considered the information regarding the SCCBSU provided by UNOCAL in connection with its marketing and ultimate sale of the properties to Parent. Finally, Parent provided the Company with Parent's own internal information regarding the Mercury Properties. Based upon the results of this extensive evaluation of the Mercury Properties and Company management's own knowledge of the SCCBSU, Company management determined that a business combination with Mercury could increase the Company's reserves by up to five million BOE and could provide 50 additional potential drilling sites. On the basis of the belief of Company management regarding the potential value of the Mercury Properties, on January 9, 1997, Messrs. Otto J. Buis, C. Al Buis and Steven M. Morris, directors of the Company, met with Frank, Thomas and Glenn Darden, directors of Parent. A Letter of Intent was agreed upon and entered into. The Letter of Intent, among other things, called for both parties to endeavor to enter into a definitive agreement setting forth the terms, provisions and conditions of the proposed business combination.

    On March 24, 1997, the Board of Directors of Parent, Mercury and the Company, and Joseph V. Montalban, former director and current shareholder of the Company, met in Fort Worth, Texas to seek to finalize the remaining open business issues and to review the near final definitive Merger Agreement. The Company's Board of Directors and Joseph V. Montalban entered into an agreement, as did representatives of Parent and Mercury, to vote in favor of the Merger at the companies' respective requisite shareholders' meetings. When Parent's Board of Directors discussed the merits of the Merger, the Board concluded that the combination of two separate operations in this remote operating area would result in greater earnings through (i) cost savings as a result of operating efficiencies and (ii) increased sales as a result of marketing efficiencies resulting from aggregating production.

    On or about March 26, 1997, the Boards of Directors of Parent, Mercury and the Company met, reviewed the factors discussed above, and in light of such factors approved unanimously the Merger Agreement and the Merger Agreement was executed.

    Upon the effectiveness of the Merger, Otto Buis, Patrick Montalban and Steve Morris, of the officers and directors of the Company, will continue with the Surviving Corporation. Mr. Buis will serve as Chairman, Chief Executive Officer and a director of the Surviving Corporation, while Messrs. Montalban and Morris will serve as directors. With regard to the officers and directors of Mercury, Frank Darden, Thomas Darden and Glenn Darden, all officers and directors of Mercury currently, will serve as directors of the Surviving Corporation and Thomas Darden will serve as President and Chief Operating Officer, and Glenn Darden will serve as Vice President, of the Surviving Corporation. D. Randall Kent and W. Yandell Rogers, III, neither of whom is currently affiliated with the Company, Mercury or Parent, will serve as independent directors of the Surviving Corporation.

    In addition, pursuant to the Merger Agreement, Mr. Montalban, as designee of the Company, and Thomas and Glenn Darden, as designees of Mercury, will serve as members of the executive committee of the Board of Directors. Under Delaware law and the Bylaws of the Surviving Corporation, the executive committee will have the power and authority to exercise most of the powers of the Board of Directors of the Surviving Corporation.

    Other than (i) the continuation of their employment, (ii) assumption by the Surviving Corporation of certain existing contractual obligations, (iii) the conversion of the options and warrants of Messrs. Frank, Thomas and Glenn Darden to purchase shares of Mercury Common Stock into options to purchase shares of Surviving Corporation Common Stock and (iv) the interests of certain of such officers and directors as shareholders of the Company or Mercury or as shareholders of entities that are shareholders of the Company or Mercury, as the case may be, the officers, directors and affiliates of Mercury and the Company have no other interests in the Merger.

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE COMPANY'S BOARD OF
  DIRECTORS

    THE COMPANY'S REASONS FOR THE MERGER. The Company's Board of Directors believes that the Merger is in the best interests of the Company and its shareholders as the Company's Board of Directors believes that the Merger will increase the operating efficiency of both the Company and Mercury by combining the operations of the two and will increase the reserves of the combined entity. Furthermore, management of the Company believes that the terms of the Merger are fair given the current business prospects of the Company and Mercury and the properties of the Company and Mercury. In reaching its conclusions to enter into the Merger Agreement, the Company's Board of Directors solely considered the following factors, which are listed in order of relevance as determined by the Board of Directors of the Company:

        (a) The results of operations of the Mercury Properties and the financial condition and business of Mercury, both on a historical basis and on a prospective basis giving effect to the Merger. This factor was deemed the most significant factor by the Board of Directors of the Company given the Company's desire to merge with an entity that has comparable property and operations to the

    Company. The Company did assess the limited operating history of Mercury; however, the consideration was mitigated in the estimation of the Board of Directors of the Company by the operating and production history of the properties contributed to Mercury from Parent.


        (b) The Exchange Ratio, which the Company believes is fair given the reserve evaluations of the properties and assets of Mercury and the Company. The Exchange Ratio is based on a combination of historical net cash flow from the properties of the Company and Mercury, oil and gas reserves associated with such properties, Company management's belief as to the potential value of the undeveloped acreage subject to the Wells Agreement (discussed in "Business and Properties of Mercury--Development Areas") and the potential future net income from the combined operations of the Company and Mercury, and the outstanding debt obligations of the Company and Mercury. Management of the Company relied, in part, on two valuation methodologies in order to support its opinion as to the fairness of the Exchange Ratio offered by Mercury and Parent. These methodologies compared Company management's estimation of the value of the Mercury Properties with the market value of the Company Common Stock. The valuations were made on the basis of the expected reserves of the Mercury Properties as of January 1, 1998 (the first date when the Surviving Corporation will have the benefit of production from the Mercury Properties; see "Business and Properties of Mercury--Production Payment"), and anticipated production from such date, using the reserve reports of the Company's independent petroleum engineers prepared as of January 1, 1997 and subtracting therefrom Company management's estimate of production from the Mercury Properties for 1997. The Board of Directors of the Company believes that the discount factors used in these valuations are within the range of discount factors customarily used in the oil and gas industry in evaluating properties and reflect management's belief as to the risks inherent in realizing value from the various properties.



        Under the first methodology, the Company estimated the price at which the proved producing and proved undeveloped reserves of the Mercury Properties could be sold in place. A purchase price of $4.00 per BOE was used for proved producing reserves and $3.00 per BOE was used for proved undeveloped reserves. The aggregate value determined for the proved undeveloped reserves was discounted by 75 percent. Company management then estimated the value of the undeveloped acreage subject to the Wells Agreement and discounted that value by 50 percent. The values determined for all of the properties were then reduced by $4.0 million, the amount of debt to which the Mercury Properties are subject, resulting in an aggregate value of the Mercury Properties estimated by Company management of approximately $15.5 million.



        Under the second methodology, management of the Company determined the estimated present value of the proved reserves of the Mercury Properties by applying a discount factor of 15 percent over the estimated life of production. The resulting value was further discounted by 20 percent. This value was then added to Management's estimated value of the undeveloped acreage subject to the Wells Agreement determined in accordance with the first methodology, and the result was reduced by the aforementioned $4.0 million related to outstanding debt. Management estimated the aggregate value of the Mercury Properties under this methodology to be approximately $12.5 million.



        Management of the Company then compared these results to the market value of the outstanding Company Common Stock. Management considered a value of the Company's outstanding shares of between $0.75 and $1.00 per share (approximately $10.3 million to $13.8 million in the aggregate) to be reasonable given the recent trading history of the Company Common Stock (see "Price Range of Company Common Stock and Dividend Policy"). On this basis, the Board of Directors of the Company negotiated and agreed to an exchange ratio of one-for-one. Shareholders are urged to consider management's analysis of the Exchange Ratio in light of the foregoing valuation methodologies. Although the foregoing methodologies are utilized in the oil and gas industry in evaluating properties, other methodologies may also be utilized and may result in different values for the Mercury Properties than the values determined by Company management. Shareholders are also reminded that no member of management has experience as an independent petroleum engineer and that no opinion was obtained by the Company from an independent third party as to the fairness of the Exchange Ratio to shareholders of the Company, from a financial point of view.


        (c) A review of possible alternatives available to the Company if the Merger is not consummated, which the Company determined to be limited. The Board of Directors of the Company did discuss the prospects of the Company without an alliance with another oil and gas operating company and determined that the alliance with Mercury by way of the Merger would be the most efficient method of increasing the inventory of properties of the combined entity. In addition, the Board concluded that the failure to establish an alliance would limit the Company's operations as a result of a lack of funding. Finally, the Board found that anticipated economies of scale available through the combination of personnel and facilities would be superior to the more limited growth that would be possible as a single operator and producer of only the existing MSR properties of the Company.

        (d) The financial condition, results of operations and business of the Company, both on a historical basis and on a prospective basis without giving effect to the Merger for the purpose of determining whether or not the Company could survive and grow without a strategic alliance with another oil and gas operating entity.

        (e) The pro forma combined revenues and expenses and the cost savings that the Board of Directors believe could be achieved as a result of the combination.

        (f) The cost to the Company of an outright acquisition of additional properties, which the Board believes would be much more expensive for the Company and its shareholders than the Merger.

    The factors listed above set forth all the issues determined by the Board of Directors of the Company to be material in assessing whether or not to enter into the Merger. Although each factor was considered by the Board of Directors in detail, the Board deemed the potential value which may be brought to the Company's Common Stock to be the most significant in determining to undertake the Merger.

    RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY. As the Merger may bring value to the Company Common Stock, the Company's Board of Directors believes that the Continuance and the Merger are fair to, and in the best interests of, the Company and its shareholders and recommend that its shareholders vote FOR the approval of the Continuance and the Merger.

MERCURY'S REASONS FOR THE MERGER

    Mercury's Board of Directors believes that the Merger is in the best interests of Mercury and its shareholders for many of the same reasons that the Board of Directors of the Company believes that the Merger is in the best interests of the Company and its shareholders. Mercury's Board of Directors believes that the Merger will increase the operating efficiency of both the Company and Mercury by combining the operations of the two and will increase the reserves of the combined entity. Furthermore, management of Mercury believes that the terms of the Merger are fair given the current business prospects of the Company and Mercury and the properties of the Company and Mercury. In reaching its conclusions to enter into the Merger Agreement, Mercury's Board of Directors solely considered the following factors, which are listed in order of relevance as determined by the Board of Directors of Mercury:

        (a) The financial condition, results of operations and business of the Company, both on a historical basis and on a prospective basis giving effect to the Merger. This factor was deemed the most significant factor by the Board of Directors of Mercury given the Mercury's desire to merge with an entity that has comparable property and operations to Mercury.

        (b) The Exchange Ratio, which Mercury believes is fair given the properties and assets of the Company and Mercury.

        (c) A review of possible alternatives available to Mercury if the Merger is not consummated. The Board of Directors of Mercury determined that the alliance with the Company by way of the Merger would be the most efficient method of increasing the inventory of properties of the combined entity.

        (d) The pro forma combined revenues and expenses and the cost savings that the Board of Directors believe could be achieved as a result of the combination.

        (e) The cost to Mercury of an outright acquisition of additional properties, which the Board believes would be much more expensive for Mercury and its shareholders than the Merger.

    The factors listed above set forth all the issues determined by the Board of Directors of Mercury to be material in assessing whether or not to enter into the Merger. Although each factor was considered by the Board of Directors in detail, the Board deemed the potential value which may be brought to the shareholders of Mercury to be the most significant in determining to undertake the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the Company's Board of Directors with respect to the Merger, the Company's shareholders are advised that Otto J. Buis, the Chairman, President and Chief Executive Officer of the Company, beneficially owns or controls 194,544 shares of Company Common Stock, or 1.4 percent of the outstanding shares of Company Common Stock. In addition, Patrick M. Montalban, Steven M. Morris and C. Al Buis, each a director of the Company, beneficially own or control 279,100, 1,111,111 and 27,778 shares of Company Common Stock, respectively, or approximately 2.0, 8.1 and 0.2 percent, respectively, of the outstanding Company Common Stock. Otto Buis, Al Buis and Steven Morris are the owners, and each is an officer and a director, of Pozo Resources, Inc., which holds 1,931,444 shares of Company Common Stock, or approximately 14.1 percent of the outstanding shares of Company Common Stock. The Board of directors of the Company intends that Otto Buis, Patrick Montalban, Steven Morris, D. Randall Kent and W. Yandell Rogers, III will become directors of the Surviving Corporation if they are elected directors of the Company at the Special Meeting. All directors and executive officers of the Company, as a group, together with Pozo Resources, Inc., beneficially owned or controlled an aggregate of 25.8 percent of the outstanding Company Common Stock as of the Meeting Record Date. To the knowledge of both the Company and Mercury, no executive officer or director of the Company owns any shares of Mercury Common Stock and no executive officer or director of Mercury owns any shares of Company Common Stock.

    If the Merger is effected, certain of the officers and directors of the Company and Mercury, respectively, will derive certain benefits which are in addition to their interests as shareholders of the Surviving Corporation. Specifically, the Employment Agreement of Patrick Montalban with the Company, pursuant to which Mr. Montalban is entitled to receive annual compensation (subject to cost of living adjustments) of $88,900 in addition to declared bonus compensation and other perquisites, will be assigned to and assumed by the Surviving Corporation. Furthermore, options to purchase 114,285 shares of Mercury Common Stock at an exercise price of $0.875 per share owned by Thomas Darden and Glenn Darden, each an officer and director of Mercury, and each of whom will become officers and directors of the Surviving Corporation, will be converted into options to purchase the identical number of shares of Surviving Corporation Common Stock. Each of Messrs. Frank, Thomas and Glenn Darden also own warrants to acquire 550,000 shares of Mercury Common Stock at an exercise price of $1.25 per share, and warrants to acquire 550,000 shares of Mercury Common Stock at an exercise price of $2.00 per share, all of which will be converted into warrants to acquire a like number of shares of Surviving Corporation Common Stock at identical exercise prices.

    In addition to the interests outlined above, the parties to the Merger Agreement have agreed that the Surviving Corporation and Parent will enter into a Management Agreement upon effectiveness of the Merger. Pursuant to the Management Agreement, Parent will manage the ongoing operations of the

Surviving Corporation. See "Certain Transactions." Furthermore, Mercury has guaranteed the repayment of $4.0 million of debt owed by Parent to NationsBank of Texas, N.A. (the "NationsBank Debt"). Such debt is due and payable by Parent on December 31, 2002, bears interest at 6.5625 percent per annum and is secured by a lien on the Mercury Properties. Pursuant to the Merger Agreement, the Surviving Corporation will either continue to guarantee such debt of Parent or repay $4.0 million of the NationsBank Debt. It is expected that such amount of the NationsBank Debt will be repaid upon consummation of the Merger. In order to repay such debt, the Surviving Corporation will be required to borrow funds. Any such borrowing would likely be secured by a lien on the properties of the Surviving Corporation.

    The Merger Agreement provides that the Surviving Corporation shall issue to Parent a Warrant to acquire 1,250,000 shares of Surviving Corporation Common Stock at an exercise price of $0.01 per share exercisable prior to March 31, 2002 in the event of a "Tax Event". A "Tax Event" is a final, binding and non-appealable determination by a governmental taxing authority or court of appropriate jurisdiction that the Surviving Corporation has a liability for taxes, or for failing to withhold taxes, under Canadian or United States tax laws as a result of the Continuance. As discussed herein, U.S. Counsel has opined that in the Continuance, the Company will recognize gain, if any, realized on a deemed liquidating distribution of Continued Common Stock to its shareholders. Similarly, Canadian counsel has opined that upon effectiveness of the Continuance, the Company will be deemed to have disposed of all of its property for proceeds of distribution equal to the fair market value of the property and will be subject to tax on any income and net capital gains arising from such deemed disposition, and that the Company will be subject to an additional corporate emigration tax if the fair market value of the Company's assets, net of liabilities, exceeds the paid-up capital of the Company's issued and outstanding shares. Assuming that certain tax basis, fair market value, paid-up capital and tax deduction determinations by the Company are correct, U.S. Counsel has concluded that the Company will not realize a gain on the Continuance and Canadian counsel has concluded that no Canadian tax will be payable on the Continuance. Consequently, management of the Company does not believe that the Warrant to be issued to Parent will have any market value. There can be no assurance that the taxing authorities will concur with the conclusions reached by the Company. See "Material Canadian Federal Income Tax Consequences of the Continuance and the Merger--The Continuance" and "Material United States Federal Income Tax Consequences to the Company of the Continuance and the Merger--Continuance." The period of exercise of the warrant will be extended if any litigation or administrative proceeding with respect to a possible Tax Event is pending on March 31, 2002 to a date that is 90 days after the date of final resolution of any such litigation or proceeding.

EMPLOYMENT ARRANGEMENT

    At the Effective Time, the Employment Agreement between the Company and Patrick Montalban will be assigned to and assumed by the Surviving Corporation.

ACCOUNTING TREATMENT

    The Merger will be accounted for by the Surviving Corporation under the purchase method of accounting in accordance with United States generally accepted accounting principles. The effect of purchase accounting treatment is that the assets and liabilities of the Company will be recorded at their fair values at the effective time of the Merger. See "Pro Forma Consolidated Statements of Operations and Balance Sheet (Unaudited) of the Surviving Corporation."

               MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES
                       OF THE CONTINUANCE AND THE MERGER

GENERAL

    In the opinion of Blake, Cassels & Graydon, Canadian counsel to the Company, the following are the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Canadian Tax Act") with respect to the Continuance and Merger generally applicable to the Company and to shareholders of the Company who, for purposes of the Canadian Tax Act, hold their shares of Company Common Stock and will hold their Surviving Corporation Common Stock as capital property, deal at arm's length with the Company, Mercury and the Surviving Corporation and are not affiliated with the Company, Mercury or the Surviving Corporation under the Tax Proposals (as defined below). This opinion does not apply to a shareholder who is or will be a foreign affiliate within the meaning of the Canadian Tax Act or who holds more than 10 percent of the Company Common Stock.

    Shares will generally be considered to be capital property to a shareholder unless such shares are held in the course of carrying on a business, acquired in a transaction considered to be an adventure in the nature of trade or held as "mark-to-market" property for the purposes of the Canadian Tax Act. Shareholders should consult their own tax advisors regarding whether, as a matter of fact, they hold their shares of Company Common Stock as capital property and will hold their Surviving Corporation Common Stock as capital property for the purposes of the Canadian Tax Act. Shareholders who are resident in Canada and whose shares of Company Common Stock or Surviving Corporation Common Stock might not otherwise qualify as capital property may be entitled to obtain this qualification by making an irrevocable election provided by Subsection 39(4) of the Canadian Tax Act. Shareholders who do not hold their shares as capital property should consult their own tax advisors regarding their particular circumstances and, in the case of certain "financial institutions" (as defined in the Canadian Tax Act), the potential application to them of special "mark-to-market" rules in the Canadian Tax Act. This opinion is based on the current provisions of the Canadian Tax Act, the regulations thereunder, the Canada-United States Income Tax Convention, 1980, as amended (the "Tax Treaty"), and counsel's understanding of the current administrative practice published by Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This opinion takes into account specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof (the "Tax Proposals"), and assumes that all Tax Proposals will be enacted in the present form. However, no assurances can be given that the Tax Proposals will be enacted in the form presented, or at all. Except for the foregoing, this opinion does not take into account or anticipate any changes in the law, whether by judicial, administrative or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.

    This opinion is based on the assumptions that:

        (a) the Company Common Stock will up to the effective date of the Merger, and the Surviving Corporation Common Stock will from the effective date of the Merger, be listed on the American Stock Exchange, at all times when any shares of Company Common Stock or Surviving Corporation Common Stock are issued and outstanding;

        (b) after the effective date of Continuance, the management of the Company will not reside in Canada at any time; and

        (c) the Company Common Stock and the Surviving Corporation Common Stock may not reasonably be considered to derive their value, directly or indirectly, primarily from portfolio investment in shares, debt or any other similar properties.

    THE FOLLOWING OPINION DOES NOT DISCUSS ALL ASPECTS OF CANADIAN FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN IN THEIR PARTICULAR CIRCUMSTANCES.

THE CONTINUANCE

    THE COMPANY

    Upon the Continuance, the Company will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value thereof immediately prior to the Continuance. The Company will be subject to tax on any income and net taxable capital gains arising thereby. The Company will also be subject to an additional tax at the rate of five percent on the amount by which the fair market value of the Company's assets, net of liabilities, exceeds the paid-up capital of the Company's issued and outstanding shares, except that if one of the main reasons for the Company changing its residence to the United States was to reduce the amount of such additional tax or Canadian withholding tax, the rate of such tax would be 25 percent. Provided the management of the Company does not reside in Canada at any time thereafter, the Company will not be resident in Canada after the Continuance. The management of the Company, in consultation with certain of its advisors, has reviewed the Company's assets, liabilities and paid-up capital and has advised counsel that no Canadian federal taxes should be due and payable by the Company under the Canadian Tax Act as a result of the Continuance. Based upon certain representations of fact which have been made by the Company, (which representations are set forth below), counsel is of the opinion that no Canadian tax liability will arise as a result of the Continuance. The representations of the Company upon which this opinion is based are as follows:

    (i) the fair market value of the Company's assets is less than the aggregate value of the paid-up capital of all of the Company's issued and outstanding shares and all of the liabilities of the Company; and

    (ii) the deemed disposition of all of the Company's assets at fair market value upon the Continuance will not create income in excess of the Canadian tax deductions (which include, but are not limited to, applicable capital and non-capital loss carryforwards and the balances of any relevant tax pools in respect of resource and depreciable properties) which are available to the Company.

    The Company's representations are based in part on a valuation obtained from Rauscher Pierce Refsnes, Inc. and certain other factual matters, and counsel can express no opinion on such matters of factual determination. See "Valuation for Tax Purposes." No opinion has been sought in this matter, and facts underlying the Company's assumptions and conclusions may also change prior to the effective date of the Continuance. The Company has not applied to Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by the Company under the Act as a result of the Continuance and does not intend to apply for such a ruling given the factual nature of the determinations involved. There can be no assurance that the Canadian federal tax authorities will accept the valuations or the positions that the Company has adopted with respect to the Canadian federal tax treatment of such amounts. Accordingly, there can be no assurance that the Canadian federal tax authorities will conclude after the effective date of the Continuance that no Canadian federal taxes are due under the Canadian Tax Act as a result of the Continuance or that the amount of Canadian federal taxes claimed or found to be due will not be significant.

    SHAREHOLDERS RESIDENT IN CANADA

    The following portion of the opinion applies to shareholders of the Company who are resident in Canada for the purposes of the Canadian Tax Act.

    Shareholders of the Company will not be considered to have disposed of their shares of Company Common Stock or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost base to shareholders of their shares of Company Common Stock.

    Following the Continuance, dividends received by a shareholder on shares of the Company Common Stock will be included in computing income and will generally not be deductible in computing taxable income of a shareholder that is a corporation, and, in the case of a shareholder who is an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

    Also, following the Continuance, shares of the Company Common Stock will be a qualified investment for trusts governed by deferred profit sharing plans, registered retirement saving plans and registered income funds (collectively, "Deferred Income Plans"), provided such shares remain listed on the American Stock Exchange or another prescribed stock exchange. However, such shares will be foreign property after the effective date of the Continuance,and accordingly, the holding of such shares by Deferred Income Plans or by certain other tax-exempt entities including registered investments and registered pension plans may subject such holders to penalty taxes under the Canadian Tax Act. Such holders are urged to contact their own tax advisors to determine the potential applicability of such penalty taxes to them.

    DISSENTING SHAREHOLDERS. Pursuant to the administrative practices of Revenue Canada, which are not binding upon Revenue Canada, the amount paid to a dissenting shareholder should be treated as proceeds of his or her shares of Company Common Stock. Accordingly, the dissenting shareholder would recognize a capital gain (or a capital loss) to the extent that the amount received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such holder's shares of Company Common Stock to the holder. If a holder is a corporation, any capital loss arising on the disposition of a share of Company Common Stock may in certain circumstances be reduced by the amount of any dividends which have been received on such share. Analogous rules apply to a partnership or trust of which a corporation is a member or beneficiary. The Tax Proposals will extend these rules to apply where a trust or partnership is a member of a partnership or a beneficiary of a trust that owns shares. A shareholder will be required to include three-quarters of any capital gain (a "taxable capital gain") in computing his or her income for purposes of the Canadian Tax Act and will be entitled to deduct three-quarters of any capital loss only against taxable capital gains in accordance with the detailed provisions of the Canadian Tax Act in that regard.

    SHAREHOLDERS NOT RESIDENT IN CANADA

    The following portion of this opinion applies to shareholders who, for purposes of the Canadian Tax Act: (i) are not resident or deemed to be resident in Canada at any time when they held or hold Company Common Stock; (ii) do not use or hold and are not deemed to use or hold their shares of Company Common Stock in the course of carrying on a business in Canada; or (iii) in the case of shareholders who carry on an insurance business in Canada and elsewhere, establish that the Company Common Stock is not "designated insurance property" under the Tax Proposals.

    Shareholders will not be considered to have disposed of their Company Common Stock or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost base to shareholders of their shares of Company Common Stock. After the effective date of the Continuance, dividends received by a shareholder on shares of Company Common Stock will not be subject to Canadian withholding tax.

    Provided that a share of Company Common Stock is not "taxable Canadian property" to a shareholder at the time of disposition of such share, such shareholder will not be subject to Canadian tax on any capital gain arising by reason of the disposition of such share Company Common Stock. After the effective date of the Continuance, shares of Company Common Stock will not generally be taxable Canadian property to a shareholder at any particular time unless at any time during the five-year period that ends at the particular time the shareholder (together with persons not dealing at arm's length with the shareholder) owned 25 percent or more of the shares of any class of the Company and more than 50 percent of the fair market value of the shares of Company Common Stock was derived directly or indirectly from one or any combination of real property situated in Canada, Canadian resource properties and timber resource properties. For the purposes of this test, a shareholder and any person not dealing at arm's length with a shareholder will be considered to own any share that the shareholder or person has a right to acquire.

    DISSENTING SHAREHOLDERS. Pursuant to the administrative practices of Revenue Canada, which are not binding upon Revenue Canada, the amount paid to a dissenting shareholder should be treated as proceeds of disposition of his or her shares of Company Common Stock. Provided that such shares are not taxable Canadian property for the purposes of the Canadian Tax Act, such proceeds of disposition will not be subject to Canadian tax. Such shareholder should consult his or her own tax advisors in this regard.

THE MERGER

    SHAREHOLDERS RESIDENT IN CANADA

    The following portion of this opinion applies to shareholders of the Company who are resident in Canada for the purposes of the Canadian Tax Act.

    Shareholders of the Company who receive shares of the Surviving Corporation Common Stock pursuant to the Merger will be deemed to have disposed of their shares of Company Common Stock, but will realize neither a capital gain nor a capital loss on the disposition.

    The shares of Surviving Corporation Common Stock received by a shareholder of the Company pursuant to the Merger will be deemed to have been acquired at a cost equal to the adjusted cost base of the shares of Company Common Stock held immediately prior to the Merger. The cost of shares of Surviving Corporation Common Stock so acquired will be averaged with the adjusted cost base of any other common shares of the Surviving Corporation acquired by such holder pursuant to the Merger and the resulting average will be the adjusted cost base of each of the shareholder's shares of Surviving Corporation Common Stock.

    Following the Merger, dividends received by a shareholder on shares of Surviving Corporation Common Stock will be included in computing such shareholder's income and will generally not be deductible in computing taxable income of a shareholder that is a corporation, and, in the case of a shareholder who is an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations. As will be discussed under "Material United States Federal Income Tax Consequences to Shareholders and Warrant Holders of the Continuance and the Merger," dividends paid to holders of Surviving Corporation Common Stock who are Canadian residents will generally be subject to United States withholding tax. Such shareholders generally will, however, be able to claim a credit in an amount equal to the amount of such withholding tax against their Canadian taxes otherwise payable in respect of such dividends.

    Also, following the Merger, shares of Surviving Corporation Common Stock will be a qualified investment for trusts governed by Deferred Income Plans, provided such shares remain listed on the American Stock Exchange or another prescribed stock exchange. However, such shares will be foreign property, and accordingly, the holding of such shares by Deferred Income Plans or by certain other tax exempt entities, including registered investments and registered pension plans may subject such holders to penalty taxes under the Canadian Tax Act. Such holders are urged to contact their own tax advisors to determine the potential applicability of such penalty taxes to them.

    DISSENTING SHAREHOLDERS. Pursuant to the administrative practices of Revenue Canada, which are not binding upon Revenue Canada, the amount paid to a dissenting shareholder should be treated as proceeds of disposition of his or her shares of Company Common Stock. Accordingly, the dissenting shareholder would recognize a capital gain (or a capital loss) to the extent that the amount received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such holder's shares. If a holder is a corporation, any capital loss arising on the disposition of a share of Company Common Stock may, in certain circumstances, by reduced by the amount of any dividends which have been received on such share. Analogous rules apply to a partnership or trust of which a corporation is a member or a beneficiary. The Tax Proposals will extend these rules to apply where a trust or partnership is a member of a partnership or a beneficiary of a trust that owns shares. Shareholders will be required to include three-quarters of any capital gain (a "Taxable Capital Gain") in computing his or her income for the purposes of the Canadian Tax Act and will be entitled to deduct three-quarters of any capital loss only against taxable capital gains in accordance with the detailed provisions of the Canadian Tax Act. Such shareholder should consult his or her own tax advisors in this regard.

    SHAREHOLDERS NOT RESIDENT IN CANADA

    The following portion of this opinion applies to shareholders of the Company who, for purposes of the Canadian Tax Act are (i) not resident or deemed to be resident in Canada at any time when they held or hold shares of Company Common Stock or shares of Surviving Corporation Common Stock; (ii) do not use or hold and are not deemed to use or hold their shares of Company Common Stock or shares of Surviving Corporation Common Stock in the course of carrying on a business in Canada; or (iii) in the case of shareholders who carry on an insurance business in Canada and elsewhere, establish that the shares of Company Common Stock or Surviving Corporation Common Stock are not "designated insurance property" under the Tax Proposals.

    The shares of Surviving Corporation Common Stock received by a shareholder of the Company pursuant to the Merger will be deemed to have been acquired at a cost equal to the adjusted cost base of the shares of Company Common Stock held immediately prior to the Merger. The cost of shares of Surviving Corporation Common Stock so acquired will be averaged with the adjusted cost base of any other shares of Surviving Corporation Common Stock acquired by such holder pursuant to the Merger and the resulting average will be the adjusted cost base of each of the shareholder's shares of Surviving Corporation Common Stock.

    After the effective date of Merger, dividends received by a shareholder on shares of Surviving Corporation Common Stock will not be subject to Canadian withholding tax.

    Provided that a share of Surviving Corporation Common Stock is not "taxable Canadian property" to a shareholder at the time of the disposition of such share, such shareholder will not be subject to Canadian tax on any capital gain arising by reason of the disposition of such share. After the Merger, shares of Surviving Corporation Common Stock will not generally be taxable Canadian property to a shareholder at any particular time unless such shares were issued pursuant to the Merger in exchange for shares which were taxable Canadian property or unless at any time during the five year period that ends at the particular time the shareholder (together with persons not dealing at arm's length with the shareholder) owned 25 percent or more of the shares of any class of shares of Surviving Corporation Common Stock and more than 50 percent of the fair market value of the shares was derived directly or indirectly from one or any combination of real property situated in Canada, Canadian resource properties and Timber resource properties. For the purposes of this test, a shareholder and any person not dealing at arm's-length with a shareholder will be considered to own any share that the shareholder or person has a right to acquire.

    DISSENTING SHAREHOLDERS. Pursuant to the administrative practices of Revenue Canada, which are not binding upon Revenue Canada, the amount paid to a dissenting shareholder should be treated as proceeds of disposition of his or her shares of Company Common Stock. Provided that such shares are not taxable Canadian property for the purposes of the Canadian Tax Act, such proceeds of disposition will not be subject to Canadian tax. Such shareholder should consult his or her own tax advisors in this regard.

     MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS
             AND WARRANT HOLDERS OF THE CONTINUANCE AND THE MERGER

GENERAL

    In the opinion of Thompson & Knight, P.C., United States counsel to the Company and special United States tax counsel to Mercury ("U.S. counsel"), the following are the material United States federal income tax considerations arising from and relating to the Continuance and the Merger that are generally applicable to shareholders of the Company that are United States citizens or residents, domestic corporations, domestic partnerships, estates subject to United States federal income tax on their income regardless of source, and trusts, but only if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust ("U.S. Shareholders"), to certain shareholders of the Company that are not U.S. Shareholders ("non-U.S. Shareholders") and to certain holders of warrants to acquire shares of Company Common Stock. This opinion does not discuss all aspects of United States federal income taxation that may be relevant to a particular U.S. Shareholder (including, without limitation, potential application of the alternative minimum tax), to a particular non-U.S. Shareholder, to a particular warrant holder, or to certain types of investors subject to special treatment under the United States federal income tax laws (for example, banks, life insurance companies, tax-exempt organizations, broker-dealers or holders who received their Company Common Stock as compensation), nor does it discuss any aspect of state, local or foreign tax laws.

    This opinion is based on United States laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the "IRS") regarding the tax consequences of any of the transactions described herein. Accordingly, it is possible that the United States federal income tax consequences of the Continuance and the Merger may differ from those described below.

    THE FOLLOWING OPINION DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER OR WARRANT HOLDER IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. SHAREHOLDERS AND WARRANT HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS DESCRIBED HEREIN INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL TAX LAWS.

TAXATION OF U.S. SHAREHOLDERS

    The following opinion is limited to U.S. Shareholders (i) who hold Company Common Stock as "capital assets" within the meaning of Section 1221 of the Code,
(ii) who will hold Continued Common Stock (as defined below) and Surviving Corporation Common Stock as "capital assets," (iii) whose ownership, receipt or disposition of Company Common Stock, Continued Common Stock and/or Surviving Corporation Common Stock is not attributable to a permanent establishment in a country other than the United States for purposes of an income tax treaty to which the United States is a party and (iv) who are not residents of a country other than the United States for purposes of an income tax treaty to which the United States is a party. U.S. Shareholders who do not meet one or more of the foregoing criteria are urged to consult their tax advisors regarding their particular United States federal income tax consequences.

    THE CONTINUANCE

    GENERAL. For United States federal income tax purposes, the Continuance will result in a constructive exchange by the Company shareholders of their Company Common Stock for stock in a new domestic corporation ("Continued Common Stock"). Although the matter is not free from doubt, U.S. Counsel is of the opinion that the Continuance should qualify as a "reorganization" within the meaning of Section 368(a) of the Code. This conclusion is based on certain factual assumptions and reliance on representations from the Company and certain principal shareholders of the Company. Such assumptions and representations include, but are not limited to, (i) the Registration Statement adequately reflects the Company's principal purposes and reasons for the Continuance, including the fact that the Company, as an Alberta corporation, cannot merge directly with a Delaware corporation, such as Mercury; (ii) there is no plan or intention on the part of any shareholder of the Company to sell, exchange or otherwise dispose of the Continued Common Stock received in the Continuance, other than in the Merger; (iii) immediately following the Continuance, the Continued Company will possess the same assets and liabilities, except for assets used to pay dissenters to the Continuance, and assets used to pay expenses incurred in connection with the Continuance, as those possessed by the Company immediately prior to the Continuance; (iv) assets used to pay expenses, assets used to pay dissenters to the Continuance, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Continuance will, in the aggregate, constitute less than one percent of the net assets of the Company; (v) dissenting shareholders will own less than one percent of the Company Common Stock; and (vi) immediately following the Continuance, the shareholders of the Company will own all of the outstanding Continued Common Stock and will own such stock solely by reason of their ownership of the Company Common Stock immediately prior to the Continuance.

    With respect to a U.S. Shareholder other than a Section 1248 Shareholder (as defined below), based on the foregoing conclusion that the Continuance should qualify as a reorganization, the following will be the material United States federal income tax consequences:

        (1) The U.S. Shareholder will recognize no gain or loss on the constructive exchange of Company Common Stock solely for Continued Common Stock;

        (2) The tax basis of the Continued Common Stock constructively received will be the same as the basis of the Company Common Stock constructively surrendered in exchanged therefor;

        (3) The holding period of the Continued Common Stock will include the holding period of Company Common Stock constructively surrendered in exchange therefor; and

        (4) Any U.S. Shareholder who exercises his rights under Alberta law to dissent from the Continuance should be treated as if his Company Common Stock was redeemed for cash and should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received (less any amount constituting interest) and the U.S. Shareholder's basis in the Company Common Stock surrendered therefor. Special rules may apply to dissenting Company shareholders that actually or constructively (pursuant to Section 318 of the Code) own shares of the Company (or possibly shares of Mercury or Parent) as to which dissenters' rights are not being exercised. Any amount constituting interest would be taxable as ordinary income.

    If a U.S. Shareholder of the Company actually or constructively owns (or has at any time in the preceding five-year period actually owned or constructively owned) 10 percent or more of the voting stock of the Company (a "Section 1248 Shareholder"), then upon the receipt of the Continued Common Stock pursuant to the Continuance such Section 1248 Shareholder generally must include in gross income either the "section 1248 amount" or the "all earnings and profits amount," as such terms are defined in Section 1.367(b)-2 of the United States Treasury regulations and which generally relate to the Section 1248 Shareholder's distributable share of the Company's earnings and profits. Although the issue is not free from doubt, U.S. Counsel is of the opinion that "Section 1248 amounts" and the "all earnings and profits amounts" should accrue only while a foreign corporation is a "controlled foreign corporation" as such term is defined in Section 957 of the Code (a "CFC"); in which case, if a foreign corporation has never been a CFC, then a Section 1248 Shareholder's distributable share of such a foreign corporation's earnings and profits is zero.

    While there can be no assurance with respect to the classification of the Company as a CFC, the Company believes that it has never been a CFC at any time at or prior to consummation of the Continuance. In connection with the transactions contemplated herein, U.S. counsel will not be rendering an opinion with regard to the Company's status as a CFC at any time at or prior to the Continuance. Thus, the amount, if any, which a Section 1248 Shareholder will include in gross income as a result of the Continuance cannot be predicted with certainty. Accordingly, Section 1248 Shareholders are urged to consult their tax advisors regarding their United States federal income tax consequences from the Continuance.

    Under proposed Treasury regulations, the "section 1248 amount" and the "all earnings and profits amount" would include all net positive earnings and profits, if any, of the Company that would be attributable to such stock and includible in income as a dividend under Section 1248 of the Code and the regulations thereunder if the Section 1248 Shareholder had sold the stock, regardless of whether the Company was ever a CFC. If these proposed regulations are effective at the time of the Continuance in their current form, Section 1248 Shareholders likely will include greater amounts in income than they would under current law. As currently proposed, these regulations generally will be effective 30 days after they are finalized. No assurance can be given, however, as to whether the regulations will be finalized, the precise terms such regulations will include or their actual effective date (which may be sooner than stated in the proposed regulations). Consequently, Section 1248 Shareholders are urged to consult their tax advisors regarding the potential application of these proposed regulations.

    Any U.S. Shareholder who receives the Continued Common Stock in exchange for the Company Common Stock and takes the position that such exchange is eligible for nonrecognition treatment is required to file a notice with the IRS on or before the last day for filing a United States federal income tax return (taking into account any extensions of time therefor) for the U.S. Shareholder's taxable year in which the Continuance occurs. The notice must contain certain information specifically enumerated in Section 7.367(b)-1 of the United States Treasury regulations, and U.S. Shareholders are advised to consult their tax advisors for assistance in preparing such notice. If a U.S. Shareholder required to give notice as described above fails to give such notice, and if the U.S. Shareholder further fails to establish reasonable cause for the failure, then the IRS will be required to determine, based on all the facts and circumstances, whether the conversion of Company Common Stock into Continued Common Stock is eligible for nonrecognition treatment. In making the determination, the IRS may conclude (i) that the conversion is eligible for nonrecognition treatment, despite such noncompliance, (ii) that the conversion is eligible for nonrecognition treatment, provided that certain other conditions imposed by the United States Treasury regulations are satisfied, or (iii) that the conversion is not eligible for nonrecognition treatment and that any gain recognized will be taken into account for purposes of increasing the tax basis of the Continued Common Stock received pursuant to the Continuance. Nevertheless, the failure of any one U.S. Shareholder to satisfy the foregoing notice requirements should not bar other U.S. Shareholders that do satisfy such requirements from receiving nonrecognition treatment with respect to the conversion of their Company Common Stock into Continued Common Stock pursuant to the Continuance.

    PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS. For United States federal income tax purposes, the Company generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either (i) 75 percent or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50 percent or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing tests, all or some of the assets and gross income of the Company's subsidiaries will be attributed to the Company.

    While there can be no assurance with respect to the classification of the Company as a PFIC, the Company believes that it did not constitute a PFIC during any taxable year ending at or prior to consummation of the Continuance. In connection with the transactions contemplated herein, U.S. counsel will not be rendering an opinion with regard to the Company's status as a PFIC.

    Although the matter is not free from doubt, if the Company is a PFIC prior to the consummation of the Continuance and the U.S. Shareholder does not make a qualified electing fund election (a "QEF Election"), then (i) the U.S. Shareholder would be required to allocate gain recognized upon the exchange of Company Common Stock for Continued Common Stock ratably over the U.S. Shareholder's holding period for such Company Common Stock, (ii) the amount allocated to each year other than (x) the year of the disposition of the Company Common Stock or (y) any year prior to the beginning of the first taxable year of the Company for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax was allocated), and (iii) gain recognized upon the disposition of the Company Common Stock (including upon the exchange of Company Common Stock for Continued Common Stock in the Continuance) would be taxable as ordinary income.

    If a U.S. Shareholder made a QEF Election, then the U.S. Shareholder generally is currently taxable on such U.S. Shareholder's pro rata share of the Company's ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of the Company in which the Company is classified as a PFIC, even if no dividend distributions are received by such U.S. Shareholder unless such U.S. Shareholder made an election to defer such taxes.

    The foregoing summary of the possible application of the PFIC rules to the Company and the U.S. Shareholders of Company Common Stock is only a summary of certain material aspects of those rules. Because the United States federal income tax consequences to a U.S. Shareholder under the PFIC provisions may be significant, U.S. Shareholders of Company Common Stock are urged to discuss those consequences with their tax advisors.

    THE MERGER

    Although the issue is not free from doubt, U.S. Counsel is of the opinion that the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code. This conclusion is based on certain factual assumptions and reliance on representations from Mercury, Parent, the Company and certain principal shareholders of the Company. Such assumptions and representations include, but are not limited to, (i) that Mercury has no plan or intention (and the Surviving Corporation will have no plan or intention) to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business; (ii) that the Surviving Corporation will continue the Company's historic business or use a significant portion of the Company's historic business assets in a business; and (iii) that the historic shareholders of the Continued Corporation will maintain a substantial continuing ownership interest in the stock they receive in the Merger.

    Based upon the foregoing conclusion that the Merger should qualify as a reorganization under Section 368(a) of the Code, the following will be the material United States federal income tax consequences to the U.S. Shareholders:

        (1) A U.S. Shareholder will recognize no gain or loss upon the exchange in the Merger of Continued Common Stock solely for Surviving Corporation Common Stock.

        (2) The basis of the shares of Surviving Corporation Common Stock received by a U.S. Shareholder pursuant to the Merger will be the same as the basis for such U.S. Shareholder's Continued Common Stock surrendered in exchange therefor.

        (3) The holding period of a U.S. Shareholder in the shares of Surviving Corporation Common Stock received by such U.S. Shareholder as a result of the Merger will include the period for which such U.S. Shareholder held the shares of Continued Common Stock which are converted into such shares of Surviving Corporation Common Stock. (A U.S. Shareholder's holding period for the

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
    Continued Common Stock will include such shareholder's holding period for the Company Common Stock, provided that the Continuance qualifies as a reorganization, as described above.)

        (4) Any U.S. Shareholder who exercises his rights pursuant to certain provisions contained in the Company's certificate of incorporation intended to give shareholders the same rights they would have under Section 184 of the ABCA to dissent from the Merger should be treated as if his Continued Common Stock was redeemed and should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received (less any amount constituting interest) and the shareholder's basis in the Continued Common Stock surrendered therefor. Special rules may apply to dissenting shareholders that actually or constructively (pursuant to Section 318 of the Code) own either shares of the Company as to which dissenters' rights are not being exercised or shares of Mercury or Parent. Any amount constituting interest would be taxable as ordinary income.

    Even if the Merger qualifies as a reorganization, a recipient of Surviving Corporation Common Stock at the time of the Merger would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely in exchange for Continued Common Stock). Gain would also have to be recognized to the extent that a U.S. Shareholder was treated as receiving (directly or indirectly) consideration other than Surviving Corporation Common Stock in exchange for Continued Common Stock. All or a portion of such gain amounts may be taxable as ordinary income.

TAXATION OF NON-U.S. SHAREHOLDERS

    The following opinion is applicable to non-U.S. Shareholders (i) who hold Company Common Stock as "capital assets" within the meaning of Section 1221 of the Code, (ii) who will hold Continued Common Stock and Surviving Corporation Common Stock as "capital assets," (iii) who do not actually or constructively own (and have not at any time in the preceding five-year period actually or constructively owned) five percent or more (by vote or value) of the stock of the Company, (iv) whose ownership, receipt or disposition of Company Common Stock, Continued Common Stock and/or Surviving Corporation Common Stock is not attributable either to the conduct of a trade or business in the United States or to a permanent establishment in the United States, and (v) who are not residents of the United States for purposes of United States federal income tax law or an income tax treaty to which the United States is a party. Non-U.S. Shareholders who do not meet one or more of the foregoing criteria are urged to consult their tax advisors regarding their particular United States federal income tax consequences.

    THE CONTINUANCE. If, as expected, the Continuance qualifies as a reorganization, then a non-U.S. Shareholder generally should have the same United States federal income tax consequences as those described above for a U.S. Shareholder regarding nonrecognition of gain or loss, tax basis and holding period. Except as set forth in the following paragraph, a non-U.S. Shareholder generally will not be required to file a notice with the IRS with respect to the Continuance.

    A non-U.S. Shareholder generally will not be subject to United States federal income tax on gain recognized, if any, upon the exchange of the shares of Company Common Stock for the shares of Continued Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Shareholder; (ii) the gain is attributable to a permanent establishment in the United States, (iii) in the case of a non-U.S. Shareholder who is a nonresident alien individual and holds the Company Common Stock as a capital asset, such non-U.S. Shareholder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present or (iv) the non-U.S. Shareholder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates. A non-U.S. Shareholder that would be subject to United States federal income tax on such gains and takes the position that the exchange of the Company Common Stock for the Continued Common Stock is eligible for nonrecognition treatment will be required to file a notice with the IRS. See "--Taxation of U.S. Shareholders--The Continuance," above.

    THE MERGER. If, as expected, the Merger qualifies as a reorganization, a non-U.S. Shareholder generally should have the same United States federal income tax consequences as those described above for a U.S. Shareholder regarding nonrecognition of gain or loss, tax basis and holding period. A dissenting non-U.S. Shareholder generally should not be subject to United States federal income tax on gain, if any, recognized on the receipt of cash in exchange for his shares of Continued Common Stock. Nevertheless, a non-U.S. Shareholder who exercises dissenters' rights may be subject to United States federal income tax under the principles described in this section or if the redemption fails to qualify for exchange treatment under Section 302(b) of the Code because the non-U.S. Shareholder's interest is not sufficiently reduced.

    If the shares of Continued Common Stock are a "United States real property interest" (a "USRPI") within the meaning of Section 897(c) of the Code, the gain or loss realized by a non-U.S. Shareholder in the Merger may be treated as effectively connected with a United States trade or business subject to United States federal income tax, which tax may be required to be withheld. Based on representations obtained from the Company and Mercury, U.S. Counsel has concluded that the new domestic corporation resulting from the Continuance will be a "United States real property holding corporation" as such term is defined in Section 897(c) of the Code and, absent an exception, the Continued Common Stock will be a USRPI. One such exception is for certain publicly traded stock. If any class of stock of a corporation is regularly traded on an established securities market, stock of such class shall be treated as a USRPI only in the case of a "five-percent owner," that is, a person who held more than five percent of such class of stock at some time during the shorter of (a) the period during which the taxpayer held such interest or (b) the five-year period ending on the date of the disposition of such interest. For purposes of determining whether a corporation's stock is regularly traded, a class of interests that is traded on an established securities market (such as a national securities exchange which is registered under Section 6 of the Securities Exchange Act of 1934 (15 U.S.C. Section 78f)) located in the United States is considered to be regularly traded for any calendar quarter during which it is regularly quoted by brokers or dealers making a market in these interests. Brokers or dealers are considered market makers with respect to a class of interests only if they hold themselves out to buy or sell interests in that class at the quoted price. Based on representations obtained from the Company, U.S. Counsel has concluded that the Continued Common Stock will be considered to be "regularly traded on an established securities market"; therefore, the Merger should not be treated as the sale or exchange of a USRPI with respect to a non-U.S. Shareholder that is not a five-percent owner.

    The amount withheld pursuant to these USRPI rules, if any, will be creditable against such non-U.S. Shareholder's United States federal income tax liability and may entitle such non-U.S. Shareholder to a refund upon furnishing the required information to the IRS. Non-U.S. Shareholders should consult applicable income tax treaties, which may provide different rules.

    If gain or loss recognized by a non-U.S. Shareholder on the Continuance or Merger is effectively connected with a United States trade or business or is attributable to a permanent establishment in the United States, then the non-U.S. Shareholder would be subject to United States federal income tax at the graduated rates that are applicable to United States citizens, resident aliens or domestic corporations, as applicable, and may be subject to withholding in certain circumstances. Non-U.S. Shareholders may be entitled to a limited foreign tax credit on non-United States source income that is effectively connected with a United States trade or business. In addition, if the non-U.S. Shareholder is a corporation, the United States branch profits tax also may apply.

    DIVIDENDS ON SURVIVING CORPORATION COMMON STOCK. Generally, dividends received by a non-U.S. Shareholder with respect to Surviving Corporation Common Stock will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty (generally 15 percent on dividends paid to residents of Canada who qualify for the benefits of the income tax treaty between the United States and Canada). If the dividends are effectively connected with the conduct of a United States trade or business or are attributable to a permanent establishment in the United States, they would be taxed at the graduated rates that are applicable to United States citizens, resident aliens, and domestic corporations and would not be subject to United States withholding tax if the non-U.S. Shareholder gives an appropriate statement to the withholding agent in advance of the dividend payment. A non-U.S. Shareholder that is a corporation may be subject to an additional branch profits tax on effectively connected dividends.

    SALE OF SURVIVING CORPORATION COMMON STOCK. A non-U.S. Shareholder generally will not be subject to United States federal income tax on gain recognized, if any, upon the sale of shares of Surviving Corporation Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Shareholder, including gain deemed effectively connected with the conduct of a trade or business because the Surviving Corporation Common Stock sold is a USRPI, (ii) in the case of a non-U.S. Shareholder who is a nonresident alien individual and holds the Surviving Corporation Common Stock as a capital asset, such non-U.S. Shareholder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present, or (iii) the non-U.S. Shareholder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates. Further, upon a disposition of a USRPI, the transferee may be required to withhold a portion of the purchase price as a prepayment of the transferor's income tax liability. Based on representations obtained from the Company and Mercury, U.S. Counsel has concluded that the Surviving Corporation will be a "United States real property holding corporation" as such term is defined in Section 897(c) of the Code and that, absent an exception, the Surviving Corporation Common Stock will be a USRPI. One such exception is for certain publicly traded stock; that is, if the Surviving Corporation Common Stock is regularly traded on an established securities market, such stock is to be treated as a USRPI only in the case of a "five-percent owner." See "--Taxation of Non-U.S. Shareholders--The Merger," above. U.S. Counsel has concluded that the sale of the Surviving Corporation Common Stock will not be treated as the sale or exchange of a USRPI with respect to a non-U.S. Shareholder that is not a five-percent owner if, at the time of such sale, the Surviving Corporation Common Stock will be considered to be "regularly traded on an established securities market."

    ESTATE TAX. Continued Common Stock or Surviving Corporation Common Stock owned (or treated as owned) by an individual may be includible in his or her gross estate for United States federal estate tax purposes and thus may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

TAXATION OF WARRANT HOLDERS

    Although the matter is not free from doubt, U.S. Counsel is of the opinion that the Continuance should not result in the recognition of gain or loss to holders of warrants to acquire Company Common Stock ("Company warrants"). Any deemed exchange of Company warrants for warrants to acquire Continued Common Stock ("Continued warrants") should not be treated as a realization event under
Section 1001 of the Code. The IRS or the courts could disagree with this characterization of the results to warrant holders and instead treat the transaction as a taxable exchange of Company warrants for Continued warrants. In such a circumstance, a holder of Company warrants would recognize gain or loss in an amount equal to the difference between the fair market value of the Continued warrants constructively received in the exchange and the holder's adjusted tax basis in the Company warrants surrendered. The gain or loss would be capital gain or loss if the warrants being surrendered were a capital asset in the hands of the holder and long-term gain or loss if the warrants being surrendered have been held for more than one year at the time of the exchange. Recently enacted legislation lowers the capital gains tax rate if the warrants have been held for more than eighteen months at the time of the exchange.

    In the Merger, a holder of Continued warrants will exchange such warrants for warrants to acquire Surviving Corporation Common Stock ("Surviving Corporation warrants"). Even if the Merger qualifies as a reorganization, the exchange of Continued warrants for Surviving Corporation warrants may not qualify for tax-free treatment, because current United States Treasury regulations take the position that warrants are neither stock nor securities and hence generally do not qualify for tax-free treatment in a reorganization if such warrants are surrendered in an otherwise taxable exchange. Although contrary arguments exist, U.S. Counsel is of the opinion that a holder of Continued warrants should recognize gain or loss in an amount equal to the difference between the fair market value of the Surviving Corporation warrants received in the exchange and the holder's adjusted tax basis in the Continued warrants surrendered. Such gain or loss will be capital gain or loss if the warrants being surrendered are a capital asset in the hands of the holder and long-term gain or loss if the warrants being surrendered have been held for more than one year at the time of the exchange. Recently enacted legislation lowers the capital gains tax rate if the warrants have been held for more than eighteen months at the time of the exchange.

    Proposed United States Treasury regulations would alter the rule that warrants are neither stock nor securities by treating warrants as securities. If finalized in their current form, such regulations generally would provide that an otherwise taxable exchange of warrants in a reorganization is tax-free to a holder thereof. The regulations are proposed to be effective 60 days after the Treasury decision adopting the rules as final regulations is filed with the Office of the Federal Register. There can be no assurance as to whether the proposed United States Treasury regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

    Notwithstanding the discussion above, a holder of Company warrants or Continued warrants that is neither an individual nor a "United States person," as such term is defined in Section 7701 of the Code, generally will not be subject to United States federal income tax on gain or loss recognized, if any, upon an exchange of the warrants unless the gain or loss is effectively connected with the conduct of a trade or business within the United States by such holder, including gain or loss that is deemed effectively connected with the conduct of a trade or business because the warrant transferred is a USRPI. Based on representations obtained from the Company, U.S. Counsel has concluded that the Company is, and the new domestic corporation resulting from the Continuance will be, a "United States real property holding corporation" as such term is defined in Section 897(c) of the Code. Therefore, unless an exception applies, each of the Company warrants and the Continued warrants will be a USRPI and the holder of such warrants will be subject to United States federal income tax on gain or loss recognized, if any, on the exchange of such warrants. See "--Taxation of Non-U.S. Shareholders--The Merger," above. One such exception is for non-regularly traded interests (such as warrants) in a corporation whose stock is publicly traded. Neither the Company warrants nor the Continued warrants will be considered a USRPI if, during the calendar year of such exchange, the Company Common Stock or the Continued Common Stock is "regularly traded on an established securities market" as defined in "--Taxation of Non-U.S. Shareholders--The Merger," above, and on the date the warrants were acquired by its present holders such warrants had a fair market value less than the fair market value on that date of five percent of the applicable common stock. Based on representations obtained from the Company, U.S. Counsel has concluded that the Company Common Stock is, and the Continued Company Stock will be, considered to be "regularly traded on an established securities market."

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Surviving Corporation must report annually to the IRS and to each shareholder the amount of cash proceeds paid as a result of the Merger, if any, and dividends paid to, and the tax withheld with respect to, such shareholder. These reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty or not required. Copies of these information returns may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which a non-U.S. Shareholder resides.

    In general, information reporting requirements may apply to dividend distributions on Continued Common Stock or Surviving Corporation Common Stock, or the proceeds of a sale, exchange, retraction or redemption of Continued Common Stock or of Surviving Corporation Common Stock. A 31 percent backup withholding tax may apply to such payments unless the holder (i) is a corporation, non-U.S.

Shareholder or comes within certain other exempt categories and, when required, demonstrates its exemption, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of Continued Common Stock or of Surviving Corporation Common Stock who is required to provide its correct taxpayer identification number and fails to do so may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax, provided that the required information is furnished to the IRS.

    Proposed United States Treasury regulations that would be effective January 1, 1998, provide for (i) certain presumptions in determining whether a person is subject to backup withholding and (ii) changes to the certification of taxpayer status. There can be no assurance as to whether the proposed United States Treasury regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                TO THE COMPANY OF THE CONTINUANCE AND THE MERGER

GENERAL

    In the opinion of U.S. counsel, the following are the material United States federal income tax considerations arising from and relating to the Continuance and the Merger that are applicable to the Company. As described in more detail in the preceding section, each of the Continuance and the Merger should qualify as a "reorganization" within the meaning of Section 368(a) of the Code. This conclusion is based on certain factual assumptions and reliance on representations from Mercury, Parent, the Company and certain principal shareholders of the Company, some of which are described above. See "Material United States Federal Income Tax Consequences to Shareholders and Warrant Holders of the Continuance and the Merger--Taxation of U.S. Shareholders." The Code generally provides the acquired corporation (in this case, the Company) with non-recognition treatment in a reorganization. In certain circumstances, however, this general rule of non-recognition may not apply, as discussed immediately below.

    This opinion is based upon United States laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the IRS regarding the tax consequences of any of the transactions described herein. Accordingly, it is possible that the United States federal income tax consequences to the Company of the Continuance and the Merger may differ from those described below.

CONTINUANCE

    A domestication transaction, such as the Continuance, is generally treated for federal income tax purposes as: (1) a transfer by the Company of all of its assets and liabilities to a new domestic corporation (the "Continued Company") in exchange for all of the stock of the Continued Company (Continued Common Stock) followed by (2) a liquidating distribution by the Company to its shareholders of the Continued Common Stock received in exchange for the Company's assets and liabilities. Generally, the Code provides non-recognition treatment to the acquired corporation in such a transaction if it otherwise meets the requirements of a reorganization. In certain circumstances occurring in an international reorganization, however, the operation of certain rules overrides the non-recognition treatment normally afforded to the acquired corporation in a reorganization. Such rules may cause the Company to recognize gain on the deemed transfer and/or distribution, as described below.

    The deemed transfer by the Company of all of its assets and liabilities to the Continued Company will be treated as a nontaxable event if the Continued Common Stock received by the Company is a USRPI. If the Continued Common Stock is not a USRPI, then the Company may be subject to United States federal income tax on the gain or loss resulting from the disposition of its assets that are USRPIs. As discussed above, under "Material United States Federal Income Tax Consequences to Shareholders and Warrant Holders--Taxation of Non-U.S. Shareholders," U.S. Counsel has concluded that the Continued Common Stock will be a USRPI; therefore, the deemed transfer should not result in United States federal income taxation.

    Even though the Company's deemed transfer to the Continued Company should be a non-recognition event for United States federal income tax purposes, the deemed liquidating distribution by the Company of the Continued Common Stock to its shareholders may be a taxable event if the Continued Common Stock is a USRPI. As discussed above, U.S. Counsel has concluded that the Continued Common Stock will be a USRPI.

    In general, notwithstanding any non-recognition provision of the Code, a foreign corporation (such as the Company) recognizes gain on the distribution (including a deemed distribution in liquidation or redemption) of a USRPI (such as the Continued Common Stock) in an amount equal to the excess of the fair market value of such USRPI (as of the time of the distribution) over such corporation's adjusted basis in the USRPI, and the Code requires such corporation to deduct and withhold a tax equal to 35 percent of the gain recognized on such distribution. Although the issue is not free from doubt, U.S. Counsel is of the opinion that the Company should not be required to recognize gain on the distribution of the Continued Common Stock if the distributee (that is, a shareholder of the Company) would be subject to United States tax on a subsequent disposition of the Continued Common Stock, the Company met certain filing requirements and either (a) the basis of the Continued Common Stock in the hands of the distributee would be no greater than the adjusted basis of such stock before the distribution, increased by the amount of gain (if any) recognized by the Company or (b) the Company paid an amount equal to any taxes and interest that the Code would have imposed on all persons who disposed of interests in the Company after June 18, 1980, as if the Company were a domestic corporation on the dates of such dispositions. The Company does not believe that it can comply with the above-described requirements for non-recognition of gain.

    U.S. Counsel is of the opinion that noncompliance with such requirements will result in recognition of gain, if any, realized by the Company on the deemed liquidating distribution. The amount of such gain would equal the excess, if any, of the fair market value of the Continued Common Stock on the date of the Continuance over the Company's basis in such stock. The Company's basis in the Continued Common Stock will equal its basis in the assets deemed transferred to the Continued Company reduced by the sum of the amount of the liabilities of the Company deemed assumed by the Continued Company and the amount of liabilities to which the assets of the Company deemed transferred are subject. The Company's calculation of this basis, which U.S. Counsel assumes to be correct without independent verification, exceeds the fair market value of the Continued Common Stock, as determined by the Company based in part on a valuation prepared by Rauscher Pierce Refsnes, Inc. Assuming that the tax basis and fair market value determinations are correct, U.S. Counsel has concluded that the Company will not realize a gain on the Continuance. There can be no assurance, however, that the IRS will agree with the Company's calculation of such tax basis or with the result of the valuation performed by Rauscher Pierce Refsnes, Inc. or that the fair market value of such stock will not change between the date of such valuation (March 26, 1997) and the date of the Continuance. Any such disagreement or change could result in the Company owing United States federal income tax as a result of the Continuance. See "Valuation for Tax Purposes."

MERGER

    As discussed in more detail above, in the opinion of U.S. Counsel, the Merger should qualify as a reorganization under Section 368(a) of the Code. Therefore, an acquired corporation, such as the Continued Company, generally will recognize no gain or loss upon the transfer of all of its assets to the acquiring corporation (in this case, Mercury) in exchange for stock of the acquiring corporation (I.E., Surviving Corporation Common Stock) and the assumption by the acquiring corporation of all of the

Continued Company's liabilities. Notwithstanding this general rule of non-recognition, in certain types of reorganizations, the acquired corporation must recognize gain to the extent that the sum of its liabilities assumed by the acquiring corporation, plus the amount of liabilities to which the transferred assets are subject, exceeds the total adjusted basis of the transferred assets. Although the issue is not free from doubt, it is likely that the Merger will be subject to this rule regarding the excess of liabilities over basis. The Company, however, has represented to U.S. Counsel that the total adjusted basis of the Continued Company's assets transferred in the Merger will exceed the sum of the liabilities assumed plus the amount of liabilities to which the transferred assets are subject on the date of the Merger. Based on the foregoing, U.S. Counsel has concluded that the Company should recognize no gain or loss upon the transfer of its assets in the Merger.

LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS

    If a corporation undergoes an "ownership change" within the meaning of
Section 382 of the Code, the corporation's right to use its then-existing NOLs (and certain other tax attributes), for both regular tax and alternative minimum tax purposes, during each future year is limited to a percentage (currently approximately 5.6 percent) of the fair market value of such corporation's stock immediately before the ownership change (the "Section 382 Limitation"). In general, there is an "ownership change" under Section 382 if over a three-year period certain stockholders increase their percentage ownership of a corporation (with NOLs) by more than 50 percentage points. To the extent that taxable income exceeds the Section 382 Limitation in any year subsequent to the ownership change, such excess income may not be offset by NOLs from years prior to the ownership change. To the extent that the amount of taxable income in any subsequent year is less than the Section 382 Limitation for such year, the
Section 382 Limitation for future years is correspondingly increased. There is generally no restriction on the use of NOLs arising after the ownership change, although Section 382 applies anew each time there is an ownership change.

    As of December 31, 1996, the Company had approximately $10,500,000 of NOLs, a significant portion of which may be subject to a Section 382 Limitation resulting from ownership changes. The Company believes that an ownership change with respect to the Company may occur as a result of the Merger. The resulting
Section 382 Limitation may limit the Surviving Corporation's ability to use the Company's NOLs in future years, although the actual effect, if any, of such limitation will depend on the Surviving Corporation's profitability in future years. In connection with the transactions contemplated herein, U.S. Counsel will not be rendering an opinion with regard to whether an ownership change with respect to the Company will occur as a result of the Merger or the effect of any such ownership change on the Surviving Corporation's ability to utilize the Company's NOLs.

                           VALUATION FOR TAX PURPOSES

    The Company retained Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce") to conduct a valuation of the 13,777,000 shares of Company Common Stock outstanding on the date of the valuation (March 26, 1997). Management of the Company has relied in part on the valuation in connection with forming its opinion as to whether the Company will incur Canadian and/or United States income tax as a result of the Continuance. See "Material Canadian Federal Income Tax Consequences of the Continuance and the Merger" and "Material United States Federal Income Tax Consequences to the Company of the Continuance and the Merger." Rauscher Pierce was not retained for the purpose of opining as to whether the consideration to be received in the Merger by the shareholders of the Company is fair, from a financial point of view, to the shareholders. A brief summary of the valuation performed by Rauscher Pierce is set forth below.

    Rauscher Pierce, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    In connection with its valuation, Rauscher Pierce reviewed certain publicly available business and financial information relating to the Company. In addition, Rauscher Pierce, among other things, also (i) reviewed the Annual Reports to Shareholders (including Form 10-KSBs) for the five years ended December 31, 1996; (ii) reviewed the Company's proved reserved and proved developed reserves of oil and gas and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the year ended January 1, 1997 estimated by Citadel Engineering Ltd., independent petroleum consultants; (iii) discussed with certain members of senior mangement of the Company the past and current business operations, financial condition and future prospects of the Company; (iv) reviewed certain internal financial analyses and forcasts of the Company prepared by management; (v) visited certain of the Company's operations; (vi) reviewed historical market prices and trading volumes for the Company's common stock; and (vii) compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded. Rauscher Pierce also considered such other information and conducted such other analyses as they deemed appropriate under the circumstances.

    In connection with its review, Rauscher Pierce relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to it by the Company and its representatives. Rauscher Pierce did not independently verify the accuracy or completeness of such information. Rauscher Pierce did not make or obtain any independent evaluations or appraisals of any of the properties, assets or facilities of the Company. With respect to the Company's financial projections, it assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company, and Rauscher Pierce expressed no opinion with respect to such forecasts or the assumptions on which they were based.

    Rauscher Pierce's valuation was based on market, economic and other conditions as they existed and could be evaluated as of the date of Rauscher Pierce's valuation. The market price of the Company Common Stock will fluctuate with changes in prevailing market conditions, the business and prospect of the Company and other factors which generally influence the prices of securities. Therefore, the opinion of Rauscher Pierce is not a guarantee or representation to the Company or any other party of the level at which the Company Common Stock will actually trade at any time, nor does it obligate Rauscher Pierce to bid for, purchase or recommend the purchase of the Company Common Stock at any price.

    In performing its valuation, Rauscher Pierce primarily considered factors that would have been logical items to be considered by an actual buyer of Company Common Stock and used as a guideline the considerations outlined and described in the IRS's Revenue Ruling 59-60. In accordance with Revenue Ruling 59-60, Rauscher Pierce considered the factors described therein, which include the nature and history of the business enterprise; the economic outlook in general and the condition and outlook of the specific industry in particular; the financial condition of the business and the book value of its stock; the earning capacity of the business; the dividends paid or dividends-paying capacity of the business; the nature and value of the tangible and intangible assets of the business; stock restrictions that are binding in nature and impose limitations on the transferability of ownership; prior sales of stock and the relative size of the block to be valued; and the stock market price of companies engaged in the same or similar lines of business having their stocks actively traded in a free and open market Rauscher Pierce did not discuss or analyze in its valuation aspects of United States or Canadian federal income taxation that may be relevant to the Company or a particular shareholder in light of his or her particular circumstances and income tax situation. While Rauscher Pierce believes the publicly traded stock price of the Company Common Stock to be the best indication of the fair market value, Rauscher Pierce determined the value of the Company on a going-concern basis using other valuation approaches, including capitalization of net income, cash flow and earnings before interest, taxes, depreciation, depletion, amortization and exploration costs approaches, with consideration given to the net asset value, as well as the book value, of the Company.

    In applying these valuation approaches, Rauscher Pierce determined that an appropriate capitalization rate or multiple to be applied to net earnings; cash flow; earnings before interest, taxes, depreciation, depletion, amortization and exploration costs; net asset value and book value should reflect all risks of ownership of Company Common Stock and the associated risks of realizing the income stream. Rauscher Pierce selected publicly traded companies they believed to be comparable to the Company and used the stock price/earnings per share; stock price/cash flow per share; debt free market value/earnings before interest, taxes, depreciation, depletion, amortization and exploration costs; stock price/net asset value per share; and stock price/book value per share ratios or capitalization rates for each such comparable company as a guide in selecting appropriate capitalization rates for the Company. Rauscher Pierce then multiplied the Company's net earnings, cash flow, and earnings before interest, taxes, depreciation, depletion, amortization and exploration costs for 1996 and estimated for 1997, and the Company's net asset value and book value at December 31, 1996, by the relevant capitalization rates or multiples chosen to arrive at an implied enterprise value for the Company. The Company's net debt (defined as the value of total funded debt and preferred stock liquidation value less cash and cash equivalents) was subtracted from the implied enterprise value determined under certain approaches and the resulting amounts were divided by the number of outstanding shares of Company Common Stock at the valuation date. The results were compared to the Company's stock price at the valuation date. The median value calculated by Rauscher Pierce under the various valuation approaches described above was $0.94 per share of Company Common Stock. The trading price of the Company Common Stock on the valuation date was also $0.94 per share. On the basis of these approaches, Rauscher Pierce concluded that as of March 26, 1997, the fair market value of 13,777,000 shares of Company Common Stock was $0.94 per share or $12,922,826.

    Pursuant to the terms of the engagement letter between the Company and Rauscher Pierce dated May 19, 1997, the Company has paid Rauscher Pierce a fee of $35,000 and has agreed to reimburse Rauscher Pierce for its out-of-pocket expenses, and to indemnify Rauscher Pierce and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under United States federal securities laws.

                   DIFFERENCES BETWEEN THE DGCL AND THE ABCA

    After the Continuance shareholders of the Company will become subject to the DGCL; and upon effectiveness of the Merger, shareholders of the Company will become shareholders of the Surviving Corporation and will remain subject to the DGCL. The DGCL is similar in many ways to the ABCA, to which the Company is now subject, but differs in several material respects, including the following:

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

    Under the ABCA, continuances, sales of substantially all of the assets of a corporation, amendments to the articles of incorporation and other extraordinary corporate actions require authorization by a special resolution, meaning a resolution passed by two-thirds of the votes cast by the shareholders who voted in respect of that resolution, or by an instrument signed by all shareholders entitled to vote on that resolution. Under the DGCL, mergers or consolidations require the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. A sale, lease or exchange of all or substantially all the property and assets of a corporation requires the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, and an amendment to the certificate of incorporation of a corporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon.

BYLAW AMENDMENTS

    Under the ABCA, either shareholders or directors may make, amend or repeal bylaws (subject to any restrictions under the articles, bylaws or any unanimous shareholder agreement), but any such action of the directors with respect to the bylaws are subject to confirmation by resolution passed by a majority of the votes cast by the shareholders entitled to vote on that resolution. Under the DGCL, after a corporation has received any payment for any of its stock, the shareholders entitled to vote thereon, and where authorized by the certificate of incorporation, the directors, may adopt, amend or repeal the bylaws. The Surviving Corporation Certificate authorizes the Board of Directors of the Surviving Corporation to adopt, amend or repeal the Surviving Corporation Bylaws.

REMOVAL OF DIRECTORS

    Directors generally may be removed under the ABCA by ordinary resolution, meaning a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution. Directors generally may be removed, with or without cause, under the DGCL by holders of a majority of shares then entitled to vote at an election of directors. Directors of an ABCA corporation may be removed at any time without cause; directors of a Delaware corporation may be removed without cause unless the board is classified, in which case directors may be removed for cause only, unless the certificate of incorporation provides otherwise. The Surviving Corporation Bylaws provide that any director may be removed, either with or without cause, by the affirmative vote of the holders of record of a majority of the issued and outstanding stock entitled to vote thereon. The Board of Directors of the Surviving Corporation will not be classified.

QUORUM OF SHAREHOLDERS

    A quorum for a shareholder meeting under the ABCA consists of the holders of a majority of shares entitled to vote present in person or represented by proxy at the meeting unless the bylaws provide otherwise. The bylaws of the Company provide that holders of at least five percent of the outstanding Company Common Stock represented in person or by proxy at a shareholder meeting will constitute a quorum. Under the DGCL, a quorum consists of a majority of shares entitled to vote present in person or represented by proxy unless the certificate of incorporation or bylaws provide otherwise, but in no event may a quorum consist of less than one-third of shares entitled to vote at the meeting. The Surviving Corporation Bylaws state that in the absence of a quorum, the holders of a majority of the shares present in person or represented by proxy and entitled to vote may adjourn the meeting to another date and time.

NOTICE AND CALL OF SHAREHOLDER MEETINGS

    Under the ABCA, shareholder meetings may be called by the board of directors, who must call a meeting when so requested by holders of not less than five percent of the issued shares that carry the right to vote, on not less than 21 days and not more than 50 days notice. Under the DGCL, unless the certificate of incorporation or bylaws authorize additional persons, only the board of directors may call a special shareholders' meeting. Under the DGCL, written notice of any meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote at such meeting (provided that a minimum of 20 days notice is required for a merger). Under the Surviving Corporation Bylaws, special meetings of the shareholders may be called by the Chairman of the Board of Directors, the President or the Board of Directors, unless otherwise prescribed by statute.

SHAREHOLDER WRITTEN CONSENT IN LIEU OF MEETING

    Under the ABCA, shareholder actions without a meeting may be taken by resolution in writing signed by all of the shareholders entitled to vote. Under the DGCL, shareholders may act by written consent without a meeting if holders of outstanding stock, having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voting, execute a written consent providing for such action unless otherwise provided in the corporation's certificate of incorporation.

APPRAISAL RIGHTS

    The DGCL grants appraisal rights in a merger or consolidation to holders of stock, unless such stock is either (a) listed on a national securities exchange or designated as a national market system security on

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
an interdealer quotation system by the National Association of Securities Dealers, Inc., (the "NASD") or (b) held of record by more than 2,000 shareholders; provided that such holders receive shares of stock of the corporation surviving the merger or consolidation which is, on the effective date of the merger or consolidation, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders. The ABCA does not contain any similar exemption from its provisions relating to dissenters' rights of appraisal for amalgamation. Notwithstanding the foregoing, appraisal rights are available under the DGCL for sales of all or substantially all of the corporation's assets, any merger or consolidation in which the corporation is a constituent corporation, or for amendments to its certificate of incorporation if the certificate of incorporation so provides. The Surviving Corporation Certificate will not provide such appraisal rights.

    Shareholders are entitled to dissent and appraisal rights under the ABCA in connection with any sale of substantially all the assets of a corporation outside the ordinary course of business, for amendments to its articles of incorporation such as those affecting share issuance, transferability or ownership of shares of the class held by a dissenting shareholder, or amendments to its articles of incorporation to add, change or remove any restriction on the business of the corporation, or relating to amalgamation, or continuance. Also, the ABCA provides rights of appraisal to shareholders of a class of shares entitled to vote on proposals to amend the articles of incorporation to vary the number of authorized shares of the class, effect a reclassification or cancellation of shares of the class, affect restrictions, right or privileges attached to such shares, create a new class of shares, or constrain the issue or transfer of ownership of such shares. The Surviving Corporation Certificate will contain provisions based on the ABCA that are designed to provide shareholders of the Surviving Corporation with dissent and appraisal rights that would be available if the Surviving Corporation was governed by the ABCA.

SHAREHOLDER REGISTER

    A Delaware corporation's stock list showing the names, addresses and the number of shares registered in the name of each shareholder may be inspected by shareholders of record for any purpose germane to a shareholder's meeting. Under the ABCA, shareholders and creditors, where the corporation is a distributing corporation, may inspect the list of shareholders.

DIVIDENDS AND DISTRIBUTIONS

    The DGCL and ABCA treat dividends similarly. The DGCL permits a corporation, unless otherwise restricted by the certificate of incorporation, to declare and pay dividends out of surplus or, if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation and the capital of the corporation is not impaired.

    Under the ABCA, a corporation may not declare or pay a dividend or redeem or repurchase its shares if the corporation is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and share capital of all classes.

DIRECTOR QUALIFICATIONS AND NUMBER

    Under the ABCA, at least one-half of the total number of directors of an Alberta corporation must be resident Canadians and directors generally must not transact business at a meeting of directors unless at least one-half of directors present are resident Canadians; provided, however, that if the corporation's business is conducted largely outside of Canada, only one-third of the total number of directors must be

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resident Canadians. The DGCL has no comparable requirements. The DGCL provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws unless the certificate of incorporation fixes the number of directors. The articles of incorporation of an ABCA corporation must specify the number or a range for number of directors (minimum and maximum), and reductions in size within that range can only be effected by the shareholders. The Surviving Corporation Certificate will be silent as to the number of directors. The Surviving Corporation Bylaws provide that the Board of Directors or the holders of a majority of the outstanding Surviving Corporation Common Stock may fix the number of directors to a number not less than one nor more than eight.

DIRECTOR LIABILITY

    The DGCL permits the certificate of incorporation of a Delaware corporation to contain a provision limiting the personal liability of a director to the shareholders or the corporation for monetary damages for breach of fiduciary duty, except (i) for any breach of a directors' duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) for paying a dividend or approving a stock repurchase in violation of statutory limitations, or (iv) for any transaction from which a director derived an improper personal benefit. Such a provision does not affect a director's liability under United States federal securities laws. The Surviving Corporation Certificate contains such a provision.

    Under the ABCA, directors of a corporation who vote for or consent to a resolution authorizing the issue of shares for consideration other than money are jointly and severally liable to the corporation to make good any amount by which the consideration received is less than the fair equivalent of the money that the corporation would have received if the shares had been issued for money. Directors of a corporation who authorize an improper purchase, redemption or other acquisition of shares, authorize improper payments of dividends, commissions, financial assistance, indemnities or other improper payments to a shareholder are jointly and severally liable to restore to the corporation any amounts so distributed. In addition, directors of a corporation may be jointly and severally liable to employees for certain wages and salaries payable to each employee for services performed for the corporation. The ABCA has no provision limiting directors' liability as does the DGCL.

    The liability limitations included in the Surviving Corporation Certificate in order to enhance the ability of the corporation to attract and retain highly qualified people to serve as outside directors, and not in response to any resignation, threat of resignation or refusal to serve by a director or potential director of the Surviving Corporation. Furthermore, although the effect of this provision of the DGCL on the insurance market generally will be determined in the future based on the insurance industry experience, the Boards of Directors of the Company and Mercury believe that the inclusion of this provision in the Surviving Corporation Certificate should help to make directors' liability insurance available to the Surviving Corporation in the future. To the extent that such provision would eliminate litigation for which the Surviving Corporation would otherwise be obligated to indemnify directors for defense or other costs, the Surviving Corporation would avoid director indemnification expense.

    There has been no recent litigation involving the Board of Directors of the Company or Mercury or any of its members which might have been effected had such a limitation of liability provision been in effect. Further, to the best knowledge of the Company or Mercury, there is no litigation pending or threatened against any director of either corporation which would be effected by such provision of the Surviving Corporation Certificate.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

    Both the DGCL and the ABCA authorize a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including legal fees) and, provided that such individual (the "indemnitee") acted in good faith and for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had reasonable

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
grounds to believe his or her conduct was lawful. The DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including legal fees) in connection with a lawsuit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be paid as to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless it is determined by the court making such adjudication of liability that, despite such finding, such person is fairly and reasonably entitled for such expenses deemed proper. The DGCL contemplates that the determination of whether the indemnitee is entitled to indemnification is to be made in the specific case by a majority vote of the directors who are not parties to such action, even though less than a quorum, by independent legal counsel in a written opinion or by the shareholders, unless otherwise determined by a court of competent jurisdiction, whereas the ABCA contemplates a determination exclusively by a court. The Surviving Corporation Bylaws provide for indemnification of directors, officers, employees or agents of the Surviving Corporation as described above.

    Under the DGCL and the ABCA, there is a right of mandatory indemnification to the extent that an indemnitee is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. The DGCL allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action (as do the Surviving Corporation Bylaws), provided that the indemnitee, if an officer or director of the corporation, undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which his or her expenses were advanced, whereas the ABCA does not expressly contemplate such an advance payment.

    The DGCL and the ABCA permit a corporation to maintain insurance on behalf of an indemnitee against any liability asserted against such indemnitee by reason of his or her having been a director or officer, whether or not the corporation would have the power to indemnify him or her against such liabilities under the applicable provisions of the respective act. The ABCA limits this in that insurance is not available where the liability relates to a director's failure to act honestly and in good faith with a view to the best interests of the corporation. In addition, the DGCL provides that the indemnification rights provided by the provisions described above are not exclusive of any rights to indemnification or advancement of expenses to which such indemnitee may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, but the ABCA does not contemplate such arrangements. The Surviving Corporation Bylaws match the provisions of the DGCL.

OPPRESSION RELIEF AND EQUITABLE REMEDIES

    The ABCA creates a cause of action for "oppression" and "unfairness" with respect to security holders, creditors, directors and officers, and vests the courts with broad remedial powers in connection therewith; the DGCL contains no comparable provision, and the scope of the equitable powers of the DGCL as defined by existing case law is less certain than the scope of the powers in Canada.

    Certain differences between the powers granted to corporations under the DGCL and the powers granted under the ABCA may make a Delaware corporation somewhat less vulnerable than a corporation governed by the ABCA to hostile takeover attempts. These differences include the absence of power of shareholders to call special meetings unless expressly granted as discussed above, the power of the directors to ascribe attributes to a series of preferred stock authorized by the certificate of incorporation which give the series a priority over another series within the class, and the restrictions on business combinations discussed below. On the other hand, because of such provisions as the power of shareholders to take action without a meeting by less than unanimous consent, the DGCL may, under such circumstances, facilitate a hostile takeover attempt.

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
BUSINESS COMBINATIONS

    Section 203 of the DGCL provides that any person who acquires 15 percent or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the target corporation for a period of three years following the date the person became an interested shareholder, unless (i) the board of directors of the corporation has approved, prior to the date such person acquires 15 percent or more of the voting stock, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85 percent of the corporations' voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

    For the purpose of determining whether a person is the "owner" of 15 percent or more of a corporation's voting stock for these purposes, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A "business combination" is also defined broadly to include (i) merger and sales or other dispositions of 10 percent or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries,
(iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) or any loans, advances, guarantees, pledges or other financial benefits.

    These restrictions placed on interested shareholders do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the relevant section of the DGCL, or
(ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by such section, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption. Pursuant to the Surviving Corporation Certificate, the Surviving Corporation has elected to be governed by
Section 203 of the DGCL. Even though Parent will beneficially own 39.2 percent of the Surviving Corporation Common Stock after the Merger, it will not be subject to the restrictions contained in Section 203 of the DGCL.

    The ABCA does not contain a comparable provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Policy 9.1 of the Ontario Securities Commission ("Policy 9.1"), contain requirements in connection with related party transactions. Related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related Party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10 percent of the voting securities of the issuer.

    Policy 9.1 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a form of valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy
9.1 requires, subject

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to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, either by simple majority or two-thirds of the votes cast, depending on the circumstances.

                             STOCK EXCHANGE LISTING

    Mercury has made application to have the Surviving Corporation Common Stock listed on the American Stock Exchange upon completion of the Continuance and the Merger. The acceptance of such application and the admission of the Surviving Corporation Common Stock for trading on the American Stock Exchange is a condition to consummation of the Merger.

           CERTAIN UNITED STATES FEDERAL SECURITIES LAW CONSEQUENCES

    All Surviving Corporation Common Stock received by Company shareholders in the Merger will be freely transferable, except that shares of Surviving Corporation Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of the Company or Mercury prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of the Surviving Corporation) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of the Company or Mercury or the Surviving Corporation generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party.

                      CANADIAN SECURITIES LAW CONSEQUENCES

    Shares of Surviving Corporation Common Stock held by Canadian residents are subject to any applicable resale restrictions imposed by the securities laws of the province in which the shareholder is a resident. The Company is not aware of any present provincial resale restrictions on the issued shares of the Company Common Stock. Alberta securities law provides that shares issued upon conclusion of a merger such as the Merger being contemplated will be issued to Alberta residents free of any additional resale restrictions, unless such issuance is to a "control person," as defined in the Securities Act (Alberta). The Company believes that the securities laws of the other provinces of Canada are substantially similar to those of Alberta.

    After the Continuance and Merger, the Surviving Corporation will continue to be a "reporting issuer" pursuant to the Securities Act (Alberta) and the similar legislation of certain other provinces and, as such, will be required to file with the securities commissions or other regulatory authorities annual and quarterly financial statements, proxy circulars, material change reports and other similar continuous disclosure documents, and will be required to send quarterly and annual financial statements and its proxy circular to shareholders resident in those provinces. The Surviving Corporation will fulfill these obligations by filing or mailing, as the case may be, the corresponding documents that it is required to prepare pursuant to applicable United States securities legislation.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

    A summary of the material terms of the Merger Agreement is set forth below. However, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix "E" to this Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

    The Merger Agreement provides that, as promptly as practicable after the satisfaction or waiver of the conditions to effecting the Merger, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. It is anticipated that, if the Merger

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
Agreement is approved and adopted pursuant to the execution of the Consent, and all other conditions to the Merger have been satisfied or waived, the Effective
Time will occur on or about          .

MANNER AND BASIS OF CONVERTING SHARES OF COMPANY COMMON STOCK AND WARRANTS

    At the Effective Time, each outstanding share of Company Common Stock will be converted into one share of Surviving Corporation Common Stock.

    As soon as practicable following the Effective Time, the Surviving Corporation will mail to each record holder of Company Common Stock immediately prior to the Effective Time, a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging Company Common Stock certificates for certificates representing Surviving Corporation Common Stock. After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY SHAREHOLDERS OF THE COMPANY PRIOR TO THE EFFECTIVE TIME AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

    Until surrendered and exchanged, each certificate previously evidencing Company Common Stock shall represent solely the right to receive Surviving Corporation Common Stock. Unless and until any such certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Company Common Stock as of any time after the Effective Time shall be paid to the holders of such certificates previously evidencing Company Common Stock; provided, however, that upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchange therefor (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of Surviving Corporation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Surviving Corporation Common Stock. The Surviving Corporation intends to retain ChaseMellon Shareholder Services L.L.C., Dallas, Texas, to serve as Exchange Agent for the purpose of effecting the exchange of certificates representing Company Common Stock.

    As of the Effective Time, the outstanding warrant to acquire shares of Company Common Stock issued to Banque Paribas shall be converted into an equivalent warrant to purchase shares of Surviving Corporation Common Stock.

MERCURY COMMON STOCK AND OPTIONS AND WARRANTS

    As of the Effective Time, each outstanding share of Mercury Common Stock shall remain outstanding as one share of Surviving Corporation Common Stock. In addition, each outstanding option or warrant to acquire shares of Mercury Common Stock shall remain outstanding as an option or warrant, as the case may be, to acquire shares of Surviving Corporation Common Stock.

CONDITIONS TO THE MERGER

    The respective obligations of the Company and Mercury to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by Mercury and the Company, in whole or in part, to the extent permitted by applicable law:

        (i) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company;

        (ii) the Continuance shall have been approved by the requisite vote of the shareholders of the Company;

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
       (iii) no governmental entity or agency or federal or state court shall have issued any order which is in effect that would prevent consummation of the Merger or make the Merger illegal;

        (iv) the registration statement registering the Surviving Corporation Common Stock to be issued pursuant to the Merger Agreement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC;

        (v) all governmental approvals or permits shall have been obtained that are required in order to comply with applicable laws, except such approvals or permits that are not material;

        (vi) the shares of Surviving Corporation Common Stock issuable in the Merger shall have been listed on the American Stock Exchange;

       (vii) all material approvals of private persons or corporations shall have been obtained;

      (viii) Parent and the Board of Directors of the Company shall have received an opinion from an investment banking firm that the net fair market value of the Company is less than $14,156,000 (See "Valuation for Tax Purposes" and for an explanation of the reasons for such valuation, See "Material United States Federal Income Tax Consequences to the Company of the Continuance and the Merger");

        (ix) the parties to the Merger Agreement shall have agreed to the form of Surviving Corporation Certificate and Bylaws;

        (x) the parties to the Merger Agreement shall have agreed to the form and terms of the Management Agreement to be entered into between the Surviving Corporation and Parent;

        (xi) the Surviving Corporation shall have continued to guarantee $4.0 million of the NationsBank Debt or repaid in full $4.0 million of the NationsBank Debt and that Parent be released from that amount of such debt; and

       (xii) the Board of Directors of Mercury shall be reconstituted so that it will consist of three designees of the Company, three designees of Mercury and the two independent persons elected to the Board of Directors of the Company at the Special Meeting.

    The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part:

        (i) each of the representations and warranties of Mercury and Parent contained in the Merger Agreement shall be true and accurate in all material respects as of the Effective Time as though made as of the Effective Time;

        (ii) Mercury and Parent shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time;

       (iii) since the date of the Merger Agreement, there shall not have been any material adverse change in the financial condition, results of operations or business of Mercury, and none of the properties or the business of Mercury shall have suffered any material damage, destruction or loss; and

        (iv) the Company shall have received the proceeds of a financing necessary to consummate the transactions contemplated by the Merger Agreement and to pay all fees and expenses incurred in connection therewith.

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
    The obligations of Mercury and Parent to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Parent, in whole or in part:

        (i) each of the representations and warranties of the Company contained in the Merger Agreement shall be true and accurate in all material respects as of the Effective Time as though made as of the Effective Time;

        (ii) the Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

       (iii) Since the date of the Merger Agreement, there shall not have been any material adverse change in the financial condition, results of operations or business of the Company, and none of the properties or the business of the Company shall have suffered any material damage, destruction or loss;

        (iv) the Company shall have received the proceeds of a financing necessary to consummate the transactions contemplated by the Merger Agreement and to pay all fees and expenses incurred in connection therewith; and

        (v) Otto J. Buis, Patrick M. Montalban, Steven M. Morris, D. Randall Kent and W. Yandell Rogers, III shall be elected to the Board of Directors of the Company at the Special Meeting.

    There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the Company, and Mercury and Parent relating to, among other things, (i) the organization and similar corporate matters of each, (ii) the capitalization of each, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations and defaults under their respective charters and bylaws and certain other agreements and documents, (iv) compliance with applicable laws, (v) the documents and reports filed by the Company with the Commission and the accuracy of the information contained therein, (vi) the absence of certain changes and events, (vii) litigation, (viii) employee benefit and labor matters,
(ix) taxes and matters relating to a tax-free reorganization, (x) environmental matters, (xi) the properties of each, (xii) the conduct of the business of each,
(xiii) the vote required to approve the Continuance and the Merger Agreement,
(xiv) brokers, (xv) the financial arrangements of each necessary to own their assets and conduct their business, and (xvi) the accuracy of certain information provided.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

    Each of the Company on the one hand, and Mercury and Parent on the other hand, has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by the other, the Company and Mercury will each (i) operate its business in the usual and ordinary course consistent with past practices; (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and preserve the goodwill of those having business relationships with it; (iii) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and
(iv) maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained.

    Each of the Company and Parent has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by the other, neither the Company nor Mercury will do, nor will it permit any of its subsidiaries to do, any of the following:

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
(i) increase the compensation or fringe benefits of any director, officer or employee; (ii) enter into, adopt, amend or terminate any employment or severance agreement with, any director, officer or employee, or any employee benefit plan or arrangement; (iii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock; (iv) redeem, purchase or otherwise acquire any shares of its stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (v) issue, sell, pledge, dispose or encumber any of its capital stock, except pursuant to the exercise of outstanding warrants or options; or (vi) agree in writing or otherwise to do any of the foregoing.

    In addition, both the Company and Mercury agreed (i) not to make any capital expenditure exceeding $10,000 in the case of Mercury and $100,000 in the case of the Company without the consent of the other; (ii) to perform their agreements with others; (iii) to each provide the other reasonable access to its properties and records; (iv) to prudently operate their respective properties; (v) to refrain from transferring any properties, with certain exceptions (such as the sale of production in the ordinary course of business); (vi) to discharge all expenses and liabilities relating to the ownership or operation of its properties; (vii) to refrain from taking more production from a property than it is entitled to; and (viii) to refrain from taking any action that would cause its representations and warranties contained in the Merger Agreement to become untrue or that would prevent the conditions to closing set forth in the Merger Agreement from being satisfied.

    Each of Mercury and the Company also agreed (i) to cooperate in the preparation and filing of this Proxy Statement/Prospectus; (ii) to file a registration statement with the SEC, in the case of the Company for the purpose of registering the shares of stock issuable in the Continuance, and in the case of Mercury to register the shares of stock issuable in the Merger; (iii) to indemnify the other for claims arising as a result of a breach by it of any of its representations or agreements set forth in the Merger Agreement. The Company agreed to pursue the acceptance of Mercury's application for listing of the Surviving Corporation Common Stock on the American Stock Exchange and to use its reasonable best efforts to obtain financing necessary to consummate the transactions contemplated under the Merger Agreement and to pay all fees and expenses incurred in connection therewith.

    The Merger Agreement provides that nothing in the Merger Agreement prevents the members of the Board of Directors of the Company, in the exercise of their fiduciary duties and after consulting with counsel, from considering, negotiating and approving an unsolicited bona fide proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors, may result in a transaction more favorable to the shareholders of the Company than the transactions contemplated by the Merger Agreement. If the Board of Directors of the Company receives a request for confidential information by a potential bidder for the Company or its assets and the Board of Directors of the Company determines, after consultation with counsel, that the Board of Directors has a fiduciary obligation to provide such information to a potential bidder, then the Company may, subject to a confidentiality agreement substantially similar to that previously executed by Parent, provide such potential bidder with access to information regarding the Company. The Company will promptly notify Parent, orally and in writing, if any such proposal or offer is made and will, in any such notice, indicate the identity and terms and conditions of any proposal or offer, or any such inquiry or contact. The Company will keep Parent advised of the progress and status of any such proposals or offers. The obligation of the Board of Directors of the Company to convene a meeting of its shareholders and to recommend the adoption and approval of the Merger Agreement to the shareholders of the Company pursuant to the Merger Agreement will be subject to the fiduciary duties of the directors, and nothing contained in the Merger Agreement will prevent the Board of Directors of the Company from approving or recommending to the shareholders of the Company any unsolicited offer or proposal by a third party if required in the exercise of their fiduciary duties.

EFFECT OF THE MERGER

    Once the Merger is consummated, the Company will cease to exist as a corporation, and Mercury, as the Surviving Corporation, will succeed to all of the assets, rights, powers, privileges and debts and obligations of the Company. Pursuant to the Merger Agreement, the Surviving Corporation Certificate and the Surviving Corporation Bylaws will be the certificate of incorporation and bylaws of the Surviving Corporation until amended as provided therein and pursuant to the DGCL and the name of the Surviving Corporation will be changed to MSR Exploration Ltd.

TERMINATION

    GENERAL. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether prior to or after approval by the shareholders of the Company or the shareholders of Mercury, under the following circumstances:
(i) by the mutual consent of the Company and Parent; (ii) by either the Company or Parent if the Merger has not been consummated by December 31, 1997; (iii) by either the Company or Parent if the conditions to closing are not satisfied;
(iv) by the Company if (A) since the date of the Merger Agreement there has been a material adverse change in the results of operations, financial condition or business of Mercury or (B) there has been a material breach of any representation, warranty or covenant by Parent that is not remedied within five business days of notice of such breach; (v) by Parent if (A) since the date of the Merger Agreement there has been a material adverse change in the results of operations, financial condition or business of the Company and its subsidiaries, taken as a whole, or (B) there has been a material breach of any representation, warranty or covenant by the Company that is not remedied within five business days of notice of such breach; (vi) by the Company if the Board of Directors of the Company shall have recommended to the shareholders of the Company a transaction as an alternative to the Merger (an "Alternative Transaction") pursuant to the provisions of the Merger Agreement described above under "Certain Covenants; Conduct of Business Prior to the Merger"; or (vii) by Parent at any time following the public announcement of such recommendation and approval of such an alternative transaction.

    TERMINATION FEE. In the event that either the Company or Parent terminates the Merger Agreement because the Board of Directors of the Company has recommended an Alternative Transaction to the shareholders of the Company and the shareholders have approved such Alternative Transaction, then the Company will pay to Parent the sum of $500,000 for its costs and expenses and loss of opportunity cost.

                      THE SPECIAL MEETING AND THE CONSENT

DATE, TIME AND PLACE OF THE SPECIAL MEETING


    The Special Meeting will be held on October 30, 1997 at the Petroleum Club of Fort Worth, 777 Main Street, 40th Floor, Fort Worth, Texas 76102, commencing at 10:00 a.m. local time.


TIME OF EXECUTION OF CONSENT

    The Consent will be executed as soon as practicable after the Continuance is completed.

PURPOSES OF THE SPECIAL MEETING

    The purpose of the Special Meeting is to consider and vote upon (i) the election of directors of the Company, (ii) a proposal to approve the Continuance; and (iii) such other matters as may properly be brought before the Special Meeting.

PURPOSES OF THE CONSENT

    The purpose of the Consent is to adopt and approve the Merger Agreement and the Merger.

RECORD DATE AND OUTSTANDING SHARES

    FOR THE SPECIAL MEETING. Each person who was the holder of record of shares of Company Common Stock at the close of business on the Meeting Record Date is entitled to notice of, and to attend and vote at, the Special Meeting and any adjournment or postponement thereof, provided that to the extent a person has transferred any shares of Company Common Stock after the Record Date and the transferee of such shares establishes that such transferee owns such shares and demands not later than 10 days before the Special Meeting to be included in the list of shareholders eligible to vote at the Special Meeting, such transferee will be entitled to vote such shares at the Special Meeting.


    On the Meeting Record Date, there were approximately 1,416 holders of record of the 13,777,014 shares of Company Common Stock then issued and outstanding. Each share of Company Common Stock entitles the holder thereof to one vote on each matter submitted for shareholder approval. See "Beneficial Ownership of Securities" for information regarding persons known to the management of the Company to be the beneficial owners of more than five percent of the outstanding Company Common Stock. A complete list of registered shareholders entitled to notice of, and to vote at, the Meeting will be available for examination at the offices of the Company, 500 Main Street, Suite 210, Fort Worth, Texas 76102, during normal business hours by any shareholder, for any purpose germane to the Special Meeting for a period of 10 days prior thereto.


    FOR THE CONSENT. The record date with respect to shareholders entitled to be included in the Consent to the Merger (the "Merger Record Date") will be deemed to be the date the Consent is presented to the Company. This date will be as soon as practicable after the Continuance becomes effective.

VOTING AND REVOCATION OF PROXIES

    FOR USE AT THE SPECIAL MEETING. All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a holder of Company Common Stock executes and returns a proxy for the Special Meeting and does not specify otherwise, the shares represented by such proxy will be voted "for" election to the Board of Directors of the Company of the persons nominated by the Board of Directors and "for" approval the Continuance. A shareholder of the Company who has executed and returned a proxy for the Special Meeting may revoke it at any time before it is voted at the Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of the Company stating that the proxy is revoked, or (iii) attending the Special Meeting and voting in person.

    FOR USE IN CONNECTION WITH THE CONSENT. A proxy from a shareholder for the Consent in lieu of meeting received by management will be exercised in the manner specified in the proxy by such shareholder, unless authority to exercise the proxy is withheld or the proxy is left blank. If the proxy is left blank, the proxies named in the proxy for the Consent in lieu of meeting will exercise the authority with respect to the shares represented by such proxy by executing a Consent "for" the Merger. Because the Consent is effective only if executed on behalf of a majority of the total number of shares of Company Common Stock outstanding, the failure to convey a proxy to express Consent or the withholding of authority to express Consent has the same effect as a vote "against" the Merger.

VOTE REQUIRED

    TO ELECT DIRECTORS AND APPROVE THE CONTINUANCE AT THE SPECIAL MEETING. The Company's current Bylaws provide that the presence at the Meeting, in person or by proxy, of the holders of five percent of the outstanding shares of Company Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. On the Meeting Record Date, there were 13,777,014 shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. The election to the Board of Directors of the Company of each nominee for director requires the affirmative vote of a majority of the shares of Company Common Stock represented in person or by proxy at the Special Meeting. Approval of the Continuance requires the affirmative vote of at least 66 2/3 percent of the votes cast on the proposal.

    TO APPROVE THE MERGER BY EXECUTION OF THE CONSENT. After the Continuance becomes effective, pursuant to the DGCL, the Consent will be executed on behalf of those shareholders who (i) have delivered proxies marked in favor of or not against the Merger and (ii) are shareholders of the Company on the Merger Record Date. Since a shareholder must hold shares of Continued Common Stock to be voted in his name under the Consent on the date the Consent is executed, no proxy with respect to the Consent will be effective if the holder executing the proxy is no longer a holder of record at the time the Consent is executed. Accordingly, holders of Company Common Stock who wish to have their shares represented in the execution of the Consent to the Merger should refrain from selling or transferring any shares of Company Common Stock or Continued Common Stock until after the Merger becomes effective. Approval and adoption of the Merger and the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Continued Common Stock outstanding on the Merger Record Date.

SOLICITATION OF PROXIES

    In addition to solicitation by mail, the directors, officers, employees and agents of the Company may solicit proxies from the shareholders of the Company by personal interview, telephone, telegram or otherwise. The Company will bear the costs of the solicitation of proxies from its shareholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of the Company for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

            PRICE RANGE OF COMPANY COMMON STOCK AND DIVIDEND POLICY


    The Company Common Stock is traded in the United States on the American Stock Exchange under the symbol "MSR". On March 26, 1997, the last trading day prior to the public announcement of the Merger by the Company, the closing sales price for Company Common Stock was $0.9375. On September 24, 1997, the closing sales price for Company Common Stock was $1.00. The Mercury Common Stock has not been registered with the Securities and Exchange Commission. As a result, no public market exists for the Mercury Common Stock. The following table sets forth, for the calendar periods indicated through September 24, 1997, the range of high and low prices for the Company Common Stock as reported by the American Stock Exchange.


                                                     1997                      1996                      1995
                                            ----------------------    ----------------------    ----------------------
                                              HIGH          LOW         HIGH          LOW         HIGH          LOW
                                            ---------    ---------    ---------    ---------    ---------    ---------
First Quarter............................   $ 11/16      $13/16       $ 11/4       $13/16       $ 2          $ 13/8
Second Quarter...........................     11/8       15/16          11/16      3/4            15/8         13/16
Third Quarter............................     11/8       3/4            1          3/4            13/8         11/8
Fourth Quarter...........................                             15/16        11/16          17/16      11/16


    As of October 1, 1997, the number of registered holders of the Company Common Stock was 1,416. As of October 1, 1997, the number of registered holders of Mercury Common Stock was seven.


    Neither the Company nor Mercury has ever paid any cash dividends and the Company and Mercury expect that the Surviving Corporation will retain earnings in order to finance its operations and will not pay any dividends for the foreseeable future. The Board of Directors of the Surviving Corporation may review dividend policy from time to time in light of, among other things, earnings and financial condition and limitations imposed by debt instruments.

    There are no limitations under Canadian law or the Company's charter documents on the right of non-Canadians to hold or vote securities of the Company. There are no restrictions on the export or import of capital which affect the remittance of dividends, interest or other payments to nonresident holders of the Company's securities.

              PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND
                   BALANCE SHEET OF THE SURVIVING CORPORATION

    The following pro forma consolidated statements of operations for the year ended December 31, 1996 and six months ended June 30, 1997 combine the historical information of the Company adjusted to give effect to the Merger and the related pro forma adjustments which are based on estimates and assumptions explained in further detail in Note 1 to these statements. The pro forma statements of operations for the year ended December 31, 1996 and for the six months ended June 30, 1997 reflect the consolidated operations of the Company and Mercury as if the Merger had been consummated as of January 1, 1996. The pro forma balance sheet as of June 30, 1997 is presented as if the Merger had been consummated on that date. All of the presented pro forma statements are in U.S. dollars.

    The Merger will be accounted for as a purchase under the provisions of Accounting Principal Board Opinion Number 16 ("APB 16") Accounting for Business Combinations. Under APB 16, Mercury will be considered the "accounting acquirer" since the former Mercury shareholders will control the Surviving Corporation through their holdings of approximately 47 percent of the combined outstanding shares of Surviving Corporation Common Stock, will have control over the executive committee of the Board of Directors of the Surviving Corporation and will have warrants to acquire 11 million additional shares of Surviving Corporation Common Stock. Accordingly, the Company's net assets will be revalued based upon the value of Company Common Stock based on the average closing price for three trading days prior to the date the Merger was announced, such date and the three trading days following such date, and Mercury's net assets will be based upon their historical cost.

    The statements of operations and balance sheet are provided for comparative purposes only and should be read in conjunction with the historical consolidated financial statements of the Company and historical statements of revenues and direct operating expenses of Mercury included elsewhere in this Proxy Statement/Joint Prospectus. The pro forma information presented is not necessarily indicative of the combined financial results as they may be in the future or as they might have been for the periods indicated had the Merger been consummated as of January 1, 1996.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                          MSR
                                      HISTORICAL   MERCURY(A)    ADJUSTMENTS    PRO FORMA
                                      -----------  -----------  -------------  -----------  PRODUCTION   AS ADJUSTED
                                                                                              PAYMENT     PRO FORMA
                                                                                            ADJUSTMENTS  -----------
                                                                                            -----------   (NOTE 2)
                                                                                             (NOTE 2)
REVENUES
  Oil sales (Note 2.)...............   $   1,113    $   1,124                   $   2,237    $  (1,124)   $   1,113
  Gas sales.........................         968          106                       1,074                     1,074
  Interest and other income.........          54                                       54                        54
                                      -----------  -----------        -----    -----------  -----------  -----------
      Total revenues................       2,135        1,230             0         3,365       (1,124)       2,241
                                      -----------  -----------        -----    -----------  -----------  -----------
EXPENSES
  Operating expenses................         778          634                       1,412         (634)         778
  Production taxes..................         132          112                         244         (100)         144
  Depletion and depreciation........         721                  $     140(b)        861         (261)         600
  General and administrative........         509                          0(c)        509                       509
  Interest..........................         365                        188(d)        553                       553
                                      -----------  -----------        -----    -----------  -----------  -----------
      Total expenses................       2,505          746           328         3,579         (995)       2,584
                                      -----------  -----------        -----    -----------  -----------  -----------
Income (loss) before income taxes...        (370)         484          (328)         (214)        (129)        (343)

Income tax benefit (expense)........         126         (157)          104(e)         73           44          117
                                      -----------  -----------        -----    -----------  -----------  -----------
Net income (loss)...................   $    (244)   $     327     $    (224)    $    (141)   $     (85)   $    (226)
                                      -----------  -----------        -----    -----------  -----------  -----------
                                      -----------  -----------        -----    -----------  -----------  -----------
Per share net income (loss).........   $   (0.02)   $    0.03                   $   (0.01)                $   (0.01)
                                      -----------  -----------                 -----------               -----------
                                      -----------  -----------                 -----------               -----------
Weighted average number of shares
  outstanding.......................      13,777       12,000                      25,777                    25,777
                                      -----------  -----------                 -----------               -----------
                                      -----------  -----------                 -----------               -----------

        The accompanying notes are an integral part of these statements.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          MSR
                                      HISTORICAL   MERCURY(A)    ADJUSTMENTS    PRO FORMA
                                      -----------  -----------  -------------  -----------   PRODUCTION    AS ADJUSTED
                                                                                               PAYMENT      PRO FORMA
                                                                                             ADJUSTMENTS   -----------
                                                                                            -------------   (NOTE 2)
                                                                                              (NOTE 2)
REVENUES
  Oil sales (Note 2.)...............   $   2,364    $   2,544                   $   4,908     $    (689)    $   4,219
  Gas sales.........................       1,953          215                       2,168                       2,168
  Interest and other income.........          59                                       59                          59
                                      -----------  -----------        -----    -----------        -----    -----------
      Total revenues................       4,376        2,759                       7,135          (689)        6,446
                                      -----------  -----------        -----    -----------        -----    -----------
EXPENSES
  Operating expenses................       1,435        1,297                       2,732          (243)        2,489
  Production taxes..................         312          264                         576           (65)          511
  Depletion and depreciation........       1,378                  $     297(b)      1,675          (134)        1,541
  General and administrative........       1,018                          0(c)      1,018                       1,018
  Interest..........................         733                        374(d)      1,107                       1,107
                                      -----------  -----------        -----    -----------        -----    -----------
      Total expenses................       4,876        1,561           671         7,108          (442)        6,666
                                      -----------  -----------        -----    -----------        -----    -----------
Income (loss) before income taxes...        (500)       1,198          (671)           27          (247)         (220)

Income tax benefit (expense)........         170         (407)          228(e)         (9)           84            75
                                      -----------  -----------        -----    -----------        -----    -----------
Net income (loss)...................   $    (330)   $     791     $    (443)    $      18     $    (163)    $    (145)
                                      -----------  -----------        -----    -----------        -----    -----------
                                      -----------  -----------        -----    -----------        -----    -----------
Per share net income (loss).........   $   (0.02)   $    0.07                   $    0.00                   $   (0.01)
                                      -----------  -----------                 -----------                 -----------
                                      -----------  -----------                 -----------                 -----------
Weighted average number of shares
  outstanding.......................      13,773       12,000                      25,773                      25,773
                                      -----------  -----------                 -----------                 -----------
                                      -----------  -----------                 -----------                 -----------

        The accompanying notes are an integral part of these statements.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997

                                 (IN THOUSANDS)

                                                  MSR                                             COMPANY
                                               HISTORICAL   MERCURY(F)     ADJUSTMENTS           PRO FORMA
                                               ----------   ----------   ----------------        ----------
ASSETS
Current assets:
  Cash, cash equivalents and time deposits...   $   344                                           $   344
  Accounts receivable........................       491       $   89                                  580
  Inventories................................       141           78                                  219
  Prepaid expenses...........................        39                                                39
                                               ----------   ----------    --------               ----------
      Total current assets...................     1,015          167                                1,182
                                               ----------   ----------    --------               ----------
Properties, plant and equipment--net (full
  cost)......................................    28,183        4,181      $ (9,860)(g)(h)          22,504
Other assets.................................       627           50          (186)(h)                491
                                               ----------   ----------    --------               ----------
                                                $29,825       $4,398      $(10,046)               $24,177
                                               ----------   ----------    --------               ----------
                                               ----------   ----------    --------               ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..........   $   839                                           $   839
  Accounts payable...........................       157                   $    264(h)                 421
  Accrued liabilities........................       496       $   95                                  591
                                               ----------   ----------    --------               ----------
      Total current liabilities..............     1,492       $   95                                1,851
                                               ----------   ----------    --------               ----------
Long-term debt...............................     5,435        4,000             0(i)               9,435
Deferred income taxes........................     3,706                     (3,706)(g)(h)               0

Stockholders' equity:
  Preferred stock, par value $0.01
    Authorized 10,000,000 shares
    Issued and outstanding--none.............                      0                                    0
  Common stock, without par value
    Authorized 20,000,000 shares,
    Issued and outstanding 13,777,014........    17,861                    (17,861)(g)(h)               0
  Common stock, par value $0.01
    Authorized 50,000,000 shares,
    Issued and outstanding 12,000,000
      (25,777,014 pro forma).................                    120           138(g)(h)              258
  Additional paid in capital.................                    272        12,574(g)(h)           12,846
  Foreign currency translation adjustment....      (124)                                             (124)
                                               ----------   ----------    --------               ----------
  Retained earnings (deficit)................     1,455          (89)        1,455(g)(h)              (89)
                                               ----------   ----------    --------               ----------
      Total stockholders' equity.............    19,192          303        (6,604)                12,891
                                               ----------   ----------    --------               ----------
                                                $29,825       $4,398      $(10,046)               $24,177
                                               ----------   ----------    --------               ----------
                                               ----------   ----------    --------               ----------

        The accompanying notes are an integral part of these statements.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                               AND BALANCE SHEET

1.  PRO FORMA ADJUSTMENTS

    The accompanying unaudited pro forma consolidated statements of operations reflect the following adjustments:

        (a) The information reflected as "Mercury" pertains only to certain producing working interest properties in Montana included in the Merger. Mercury has approximately 75 producing wells. The Merger is subject to Company shareholder approval.

        (b) Depreciation, depletion and amortization expense (DD&A) for Mercury has been computed using the units of production method for the Mercury Properties, which amounts to $535,000 for 1996 and $285,000 for the six months ended June 30, 1997. In addition, DD&A expense for the Company has been recomputed based on the revaluation of the Company's properties (see
    (g) below). The Company's DD&A expense was reduced $238,000 for 1996 and $145,000 for the six months ended June 30, 1997.

        (c) The general and administrative expenses of the combined entities are not anticipated to increase. By bringing together both the Company's and Mercury's Fort Worth, Texas offices and the Cut Bank, Montana offices, general and administrative expenses are anticipated to be reduced by approximately 25 percent.

        (d) Adjustments were made to interest expense for the period at the Company's present average interest rate of 9.35 percent, to reflect the assumption of $4,000,000 of Mercury bank debt.

        (e) Income taxes or tax benefits were computed on a pro forma basis using the Company's effective rate of 34 percent.

        The accompanying unaudited pro forma balance sheet reflects the following adjustments:

        (f) The information reflected as Mercury is the book basis balance sheet at June 30, 1997 of Mercury. In March 1997, Parent transferred its Montana oil and gas properties at its amortized cost basis to Mercury.

        (g) The Company's net assets have been revalued based on the market value of its common stock. The market value used in the valuation was based on the average closing price for the Company's common stock for the three trading days prior to the date the Merger Agreement was announced, such date and the three trading days after such date. This revaluation of the Company's net assets is the result of Mercury being considered the accounting acquirer under the provisions of APB 16. As a result of the revaluation, the carrying value of the Company property, plant and equipment and deferred income taxes have been adjusted. Pro forma deferred income taxes have been determined based on the differences between the book and tax basis of net assets to be contributed by the Company. The revaluation of the Company's assets, as a result of the purchase price allocation, has resulted in a reduction in the book basis of its net assets, and, accordingly, a reduction in the deferred tax liability relating to the basis differences. Net operating loss carryforwards have not been eliminated, however, their use in any one year has been restricted. See "Material United States Federal Income Tax Consequences to the Company of the Continuance and the Merger--Limitation on Use of Net Operating Loss Carryforwards."

        (h) To eliminate the common stock and retained earnings of the Company and reflect the adjusted value of the Company's shares, net of Merger costs of $450,000. The following table

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND BALANCE SHEET (CONTINUED)

    reconciles the pro forma adjustments to stockholders' equity, deferred income taxes and property, plant and equipment.

                                                                                                  $000'S
                                                                                                 ---------
Stockholders' equity--MSR......................................................................     19,192
  Add items not changing
    Foreign currency translation adjustment....................................................        124
                                                                                                 ---------
  Subtotal.....................................................................................     19,316
  Less value of MSR equity (13,777,014 shares at $.955 per share)..............................     13,162
                                                                                                 ---------
  Estimated transaction costs..................................................................       (450)
                                                                                                 ---------
    Adjusted value of MSR equity...............................................................     12,712
                                                                                                 ---------
Total adjustment to equity.....................................................................      6,604
                                                                                                 ---------
                                                                                                 ---------
  Other asset-transaction costs incurred.......................................................       (186)
  Estimated additional costs payable...........................................................       (264)
  Adjustment to deferred income taxes..........................................................      3,706
                                                                                                 ---------
Total adjustment to property, plant and equipment..............................................      9,860
                                                                                                 ---------
                                                                                                 ---------

    (i) Mercury's long-term debt consists of $4,000,000 of debt of Parent guaranteed by Mercury. It is anticipated that the Surviving Corporation will repay such debt utilizing borrowings by the Surviving Corporation under the Company's present credit facility or a new revolving credit facility of $4,000,000 bearing approximately the same interest rate as such debt.

2.  FORWARD SALE OF OIL REVENUES.

    Mercury's oil revenues and associated operating expenses included in the pro forma statements of operations are subject to a prior production payment forward sales agreement between Parent and a third party ("Agreement") for the period of October 1996 until a certain amount of production (or the proceeds from the sale thereof) has been delivered to such third party. The Agreement is the obligation of Parent. Parent recorded the receipt of the sales proceeds under the Agreement and the related deferred revenue.

    Under the terms of the Agreement, Parent is required to provide additional production from other sources (if available) to the extent that production from the Mercury Properties is not sufficient to satisfy the volume specified in the Agreement. Accordingly, no liability is recorded in the pro forma consolidated balance sheet of the Surviving Corporation.

    While Mercury's oil revenues and associated expenses will be excluded from the Surviving Corporation's statements of operations for the year ended December 31, 1997, the revenues and expenses are included in the pro forma statements of operations for 1996 and the six months ended June 30, 1997 to provide information about the Surviving Corporation for 1998 and beyond. The oil revenues and associated expenses will start accruing to the Surviving Corporation on January 1, 1998.

    Oil revenues and operating expenses relating to the Agreement have been removed from the statements of operations for 1996 from the effective date of the Agreement (October 1, 1996) to the end of 1996 and for the six months ended June 30, 1997 under the Production Payment Adjustment column and reported as if the Merger had been consummated on January 1, 1996 under the As Adjusted Pro Forma column.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND BALANCE SHEET (CONTINUED)

    Mercury's gas sales are from royalties which have no related production expenses. An adjustment has been made for depletion that relates to the oil revenues.

3.  OIL AND GAS RESERVES INFORMATION (UNAUDITED)

    The following pro forma information summarizes the Company's and Mercury's estimated net quantities of proved and proved-developed oil and gas reserves. The December 31, 1996 reserves are based on estimates of Citadel Engineering Ltd., petroleum consultants, contained in a report dated March 1, 1997 for the Company and dated March 25, 1997 for Mercury. Included in the Company's quantities are Canadian proved reserves of 37,000 barrels of oil and 6,591,000 Mcf of gas and proved developed reserves of 34,000 barrels of oil and 1,831,000 Mcf of gas.

PROVED OIL AND GAS QUANTITIES

                                                                                            DECEMBER 31, 1996
                                                                                  -------------------------------------
                                                                                      MSR
                                                                                  HISTORICAL     MERCURY     PRO FORMA
                                                                                  -----------  -----------  -----------
Proved Reserves
  Oil (in thousands of barrels).................................................       3,939        5,281        9,220
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------
  Natural Gas (MMcf)............................................................      24,302        1,339       25,641
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------
  Barrels of oil equivalent (BOE) (MMcf on a 6:1 basis).........................       7,989        5,505       13,494
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------
Proved Developed Reserves
  Oil (in thousands of barrels).................................................       2,530        1,628        4,158
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------
  Natural Gas (MMcf)............................................................      13,951        1,339       15,290
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------
  Barrels of oil equivalent (BOE) (MMcf on a 6:1 basis).........................       4,855        1,851        6,706
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------

    The following pro forma standardized measure of discounted future net cash flows relating to proved oil and gas reserves has been computed using year-end prices, except where contractual arrangements in place at year-end provide for future price changes and costs. Included in the Company's standardized measure of discounted future net cash flows is $1,844,000 relating to its Canadian properties.

                                                                                       DECEMBER 31, 1996
                                                                              -----------------------------------
                                                                                 MSR
                                                                              HISTORICAL   MERCURY     PRO FORMA
                                                                              ----------  ----------  -----------
                                                                                    (AMOUNTS IN THOUSANDS)
Future cash flows...........................................................  $  126,840  $  119,585  $   246,425
Future production and development costs.....................................     (36,444)    (71,893)    (108,337)
Future income tax expense...................................................     (20,410)    (10,200)     (30,610)
                                                                              ----------  ----------  -----------
Future net cash flows.......................................................      69,986      37,492      107,478
10 percent annual discount for estimated timing of cash flows...............     (34,637)    (20,445)     (55,082)
                                                                              ----------  ----------  -----------
Standardized measure of discounted future net cash flows....................  $   35,349  $   17,047  $    52,396
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND BALANCE SHEET (CONTINUED)

    Changes in the supply and demand for oil, natural gas liquids, hydrocarbon price volatility, inflation, timing of production, reserve revisions and other factors make these estimates inherently imprecise and subject to substantial revision. As a result, these measures are not the Company's estimate of future cash flows nor do these measures serve as an estimate of current market value.

4.  STOCK OPTIONS AND WARRANTS

    The Company issued a warrant to Banque Paribas to acquire 280,000 shares of Company Common Stock at an exercise price of $3.375 per share (the "Company Options") in January 1995 in connection with the Company obtaining financing from such lender. Mercury has granted to Thomas F. Darden and Glenn M. Darden, who are shareholders, directors, officers and employees of Mercury, options to purchase an aggregate of 228,570 shares of Mercury Common Stock at an exercise price of $0.875 per share, which expire on March 31, 2002. Mercury has also issued warrants to certain shareholders, officers and directors to acquire (i) an aggregate of 5,500,000 shares of Mercury Common Stock at an exercise price of $1.25 per share and (ii) an aggregate of 5,500,000 shares of Mercury Common Stock at an exercise price of $2.00 per share. These warrants also will expire on March 31, 2002. As of the Effective Time, each option and each warrant to purchase Mercury Common Stock (the "Mercury Options"), and each of the Company Warrants, that remains unexercised in whole or in part will become options and warrants to acquire Surviving Corporation Common Stock. Accordingly, each Mercury Option and each Company Option will be deemed to remain outstanding as an option to purchase, in lieu of the shares of Mercury Common Stock or Company Common Stock, as the case may be, previously subject thereto, an identical number of shares of Surviving Corporation Common Stock. The exercise price per share of Surviving Corporation Common Stock will also remain unchanged.

                     SELECTED FINANCIAL DATA OF THE COMPANY

    The following sets forth certain historical consolidated financial data relating to the Company. The selected financial data for each of the years in the two-year period ended December 31, 1996 are derived from the audited consolidated financial statements of the Company. The selected financial data for the six-month periods ended June 30, 1997 and 1996 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Proxy Statement/Prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for the two years in the period ended December 31, 1996, and the report of Deloitte & Touche LLP thereon are included elsewhere in this Proxy Statement/Prospectus. The selected financial data should be read in conjunction with the information set forth herein under "Management's Discussion and Analysis of the Company's Financial Condition and Results of Operations." Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of future results or trends. All amounts are in U.S. Dollars.

                                                                        YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                                                                31,                 JUNE 30,
                                                                        --------------------  --------------------
                                                                          1996       1995       1997       1996
                                                                        ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil sales.........................................................  $   2,364  $   2,039  $   1,113  $   1,156
    Gas sales.........................................................      1,953        764        968        866
    Interest and other income.........................................         59        324         54         23
                                                                        ---------  ---------  ---------  ---------
      Total revenues..................................................      4,376      3,127      2,135      2,045
                                                                        ---------  ---------  ---------  ---------
  Expenses:
    Operating expenses................................................      1,435      1,349        778        682
    Production taxes..................................................        312        214        132        116
    Depletion and depreciation........................................      1,378      1,032        721        650
    General and administrative........................................      1,018      1,059        509        446
    Interest..........................................................        733        472        365        360
                                                                        ---------  ---------  ---------  ---------
      Total expenses..................................................      4,876      4,126      2,505      2,254
                                                                        ---------  ---------  ---------  ---------
    Loss before income taxes..........................................       (500)      (999)      (370)      (209)
    Income tax benefit................................................        170        359        126         71
                                                                        ---------  ---------  ---------  ---------
    Net loss..........................................................  $    (330) $    (640) $    (244) $    (138)
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
    Weighted average shares outstanding...............................     13,773     14,263     13,777     13,745
    Per share loss....................................................  $   (0.02) $   (0.04) $   (0.02) $   (0.01)

CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
  Net cash provided by (used in):
    Operating activities..............................................  $     709  $    (522) $     579  $     162
    Investing activities..............................................       (974)    (4,734)      (185)      (614)
    Financing activities..............................................        294      5,038       (363)       335

OTHER CONSOLIDATED FINANCIAL DATA:
  Capital expenditures................................................  $   1,024  $   4,709  $     318  $     674
  EBITDA(1)...........................................................      1,611        505        716        801
  Operating cash flow(2)..............................................        946         32        351        441

                                                                        YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                                                                31,                 JUNE 30,
                                                                        --------------------  --------------------
                                                                          1996       1995       1997       1996
                                                                        ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................  $     312  $     280  $     344  $     163
  Working capital (deficit)...........................................       (137)       214       (477)       420
  Total assets........................................................     30,716     30,754     29,825     30,817
  Long-term debt (includes current portion)...........................      6,638      6,343      6,274      6,678
  Total stockholders' equity..........................................     19,357     19,537     19,192     19,559

------------------------

(1) EBITDA (as used herein) is calculated by adding interest, income taxes, and depreciation, depletion and amortization to net income (loss). Interest includes interest expense accrued and amortization of deferred financing costs. EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's operating performance and ability to service debt. EBITDA should not be considered as an alternative to earnings
    (loss), or operating earnings (loss), as defined by generally accepted accounting principles, as an indicator of the Company's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

(2) Operating cash flow is defined as net income plus depreciation, depletion and amortization and deferred taxes. Operating cash flow is presented to provide additional information about the Company's ability to meet its future capital expenditure and working capital requirements. The operating cash flow presentation herein may not be comparable to similarly titled measures reported by other companies and is not to be confused with cash flows from operating activities as presented in the statements of cash flows. Furthermore, operating cash flow is not an alternative to earnings
    (loss) as measure to financial performance or to cash flow as a measure of liquidity, as determined by generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes associated with them contained elsewhere in this Proxy Statement/ Prospectus.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996

    REVENUE. Total revenue for the six months ended June 30, 1997 was $2,135,000 a 4 percent increase compared to the $2,045,000 reported for the first six months of 1996. The increase is primarily attributed to higher product prices.

    Oil sales for the first six months of 1997 were $1,113,000, a 4 percent decrease compared to $1,156,000 of oil sales in the same period last year. The average price received for oil during the first six months of 1997 increased 1 percent to $18.32 per barrel compared to the $18.09 average price for the same period in 1996. Oil sales volumes for the quarters ended June 30, 1997 and 1996 were 60,800 barrels and 63,900 barrels, respectively. This decrease is primarily due to normal production decline.

    Gas sales for the six months ended June 30, 1997 were $968,000, an increase of 12 percent compared to the $866,000 reported for the first six months of 1996. The average sale price the Company received for gas sold during the first six months 1997 was $2.30 per Mcf an increase of 13 percent compared to the $2.04 received in 1996. Gas sales volumes for the first six months of 1997 were 420,300 Mcf, compared to 424,100 Mcf sold in the comparable six months in 1996. The increase in sales is primarily due to gas sales from the Company's gas plant in Montana.

    Interest and other income for the quarters ended June 30, 1997 and 1996 were $54,000 and $23,000, respectively.

    EXPENSES. Total expenses for the first six months of 1997 were $2,505,000, an increase of 11 percent compared to $2,254,000 for the first six months of 1996. Operating expenses for the 1997 six months were $778,000, an increase of $96,000, or 14 percent, compared to the comparable six months in 1996. Most of the increase can be attributed to an increase in workover expenditures, operating expenses of the Red River Gas Plant and the start-up expenses of the Gypsy Highview Gas Plant. The Gypsy plant was placed in service in late March 1997 after being out of service for over five years. Production taxes for the period ended June 30, 1997 and 1996 were $132,000 and $116,000, respectively, a 14 percent increase, which was primarily due to increased sales. Depletion and depreciation expenses increased 11 percent to $721,000 for the first six months of 1997 compared to $650,000 for the first six months of 1996, primarily due to a higher depletion rate. General and administrative expenses increased 14 percent from $446,000 reported for the 1996 period to $509,000 reported in the first six months 1997. The 1997 general and administrative expenses were up principally due to increases in accounting, legal and engineering fees. Interest expense for the quarters ended June 30, 1997 and 1996 was $365,000 and $360,000, respectively.

    NET INCOME (LOSS). The Company's results of operations for the quarter ended June 30, 1997 was a net loss of $244,000, as compared to a net loss of $138,000 for the same period in 1996. The decline was partly due to the start-up of the Gypsy Highview gas plant and costs relating to the prospective merger.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

    REVENUE. The Company's total revenue for 1996 was $4,376,325, an increase of 40 percent compared to $3,126,700 for 1995. This increase was due primarily to increases in product pricing and increased natural gas sales volumes.

    Oil sales for 1996 were $2,364,440, an increase of 16 percent over the $2,038,588 for 1995. Sales volume decreased 7 percent from 131,143 barrels sold in 1995 to 123,088 barrels sold in 1996. The average price per barrel for crude oil in 1996 was $19.21, a 24 percent increase compared to an average of $15.54 in 1995.

    Gas sales for 1996 were $1,953,092 an increase of $1,189,394 or 156 percent over the $763,698 reported in 1995. Natural gas sale volumes for 1996 were 890,530 Mcf an increase of 383,887 Mcf or 76 percent compared to the 506,643 Mcf sold in 1995. The average price the Company received for its gas sales in 1996 was $2.19 per Mcf, an increase of 45 percent compared to $1.51 per Mcf for 1995. Most of the increase in sales volumes was attributable to the three wells the Company purchased in southeast Texas in July, 1995. Also contributing to the 1996 increase were sales from the Red River Gas Plant located in northwest Montana. The plant was on line for approximately six months of calendar 1996. During January and February, 1997 the Company overhauled its Gypsy-Highview Gas Plant in Montana and began selling gas in March 1997. The plant had been idle for over five years.

    Interest and other income for 1996 was $58,793 compared to $324,414 in 1995. In 1995 the Company reported a gain from sale of assets of $177,000.

    EXPENSES. The Company's total expenses for 1996 were $4,876,011, an 18 percent increase compared to $4,126,254 in 1995. Operating expenses increased 6 percent from $1,349,151 in 1995 to $1,435,362 for 1996. Average production costs per barrel of oil equivalent decreased from $6.26 in 1995 to $5.29 in 1996. The decrease in cost per unit of production can be attributed to the increase in natural gas sales volumes. Natural gas wells generally can be operated more economically than crude oil wells. Production taxes increased 46 percent from $213,793 in 1995 to $311,680 in 1996. Depletion and depreciation expense increased $345,894 or 34 percent in 1996 compared to the prior year. The increases in production taxes and depletion and depreciation expense are the result of higher product sales. General and administrative expense decreased $40,627 or 4 percent in 1996 compared to 1995. Interest expense in 1996 was $732,910, an increase of 55 percent over the $472,519 for 1995. The increase was primarily due to an increase in long term debt.

    NET LOSS. The 1996 net loss was $329,686 ($0.02 per share), compared to the 1995 loss of $640,554 ($0.04 per share).

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

    REVENUE. The Company's total revenue 1995 was $3,126,700, an increase of 23 percent compared to $2,543,990 for 1994. This increase was due primarily to increased natural gas sales.

    Oil sales for 1995 were $2,038,588, up slightly over the $2,033,916 in 1994. Sales volumes decreased 12 percent, from 149,804 barrels sold in 1994 to 131,143 barrels sold in 1995. The average price per barrel sold increased 11 percent from $14.03 in 1994 to $15.54 in 1995 which helped to offset reduced sales volumes.

    Gas sales of $763,698 for 1995 increased 97 percent compared to $388,183 for 1994. The increase in sales is attributable to three gas wells purchased in Southeast Texas. Since the acquisition on July 28, 1995, these three wells contributed $507,600 of gas sales during the last five months of 1995. Gas sales volumes in 1995 were 506,643 Mcf, a 74 percent increase compared to the 291,631 Mcf for 1994. The average price for gas sold in 1995 was $1.51 per Mcf, an increase of 3 percent compared to $1.47 per Mcf for 1994.

    Interest and other income was $324,414 in 1995, a $200,523 increase compared to 1994. Most of the 1995 increase was attributable to the $177,000 of gain recognized on the sale of the GeoResources, Inc. common stock.

    EXPENSES. The Company's total expenses for 1995 were $4,126,254, a 21 percent increase compared to $3,418,939 in 1994. Operating expenses increased 7 percent to $1,349,151 in 1995. However, the average production cost per unit decreased from $6.33 in 1994 to $6.26 in 1995. Production taxes decreased 12 percent in 1995 to $213,793 compared to $241,780 in 1994, principally due to reduced crude oil sales volumes and reduced tax rates. Depletion and depreciation are up 13 percent in 1995 compared to 1994 primarily due to the increased gas sales volumes from the new gas wells in Southeast Texas. General administrative expenses increased 55 percent in 1995 to $1,058,768 compared to $683,552 in 1995. Most of the increase was in administrative salaries and office expenses related to relocating the corporate headquarters to Fort Worth, Texas. Interest expense has increased from $324,981 in 1994 to $472,519 in 1995 due to an increase in long-term borrowing.

    NET LOSS. The 1995 net loss was $640,554 ($0.04), compared to the 1994 loss of $460,455 ($0.04 per share), which included extraordinary income from the extinguishment of debt of $278,494 ($0.03 per share).

LIQUIDITY AND FINANCIAL RESOURCES

    The Company's liquidity position at June 30, 1997 shows a current ratio of
0.7 to 1 with a negative working capital of approximately $477,000. This compares to a current ratio of 0.9 to 1 and negative working capital of approximately $137,000 at December 31, 1996. The change was primarily a result of the Company beginning to pay down its long-term debt. To strengthen the Company's liquidity position, it is in the process of restructuring its long-term debt. This is in conjunction with the Company's prospective merger with Mercury which should in the long-term provide a positive impact on working capital. Until the Merger has been completed and the debt restructured, for the short-term, the Company's working capital position will remain approximately the same. The Company believes it has sufficient liquidity to meet operating and capital needs for the remainder of 1997. No additional capital expenditures are planned for the remainder of 1997.

    Cash flow from operating activities for 1996 was $708,880, compared to $522,415 of negative cash flow used for operating activities for 1995. This significant increase of $1,231,000 was primarily the result of increases in product sales. Cash used for investing was $1,074,068 for 1996 as compared to $4,773,724 for 1995. The 1996 expenditures were for purchasing reserves in place and for drilling, completing oil and gas wells, and additions to the Red River Gas Plant, with most of the funding coming from working capital. The 1995 expenditures consisted of reserve acquisitions and reworking, drilling and completing oil and gas wells.

    Cash provided by operating activities for the first six months of 1997 was $579,000, compared to $162,000 used for operating activity in the first six months of 1996, an increase of $417,000. The increase was principally the result of higher product prices during the period.

    Cash provided from financing activities for 1996 was $394,744 compared to $5,037,944 of funds from financing activities in 1995. During 1996 and 1995 the Company borrowed $400,000 and $6.0 million respectively, under its revolving credit agreement. Net cash used for financing activities was $363,000 for the first six months of 1997, compared to $335,000 from financing activities for the same period in 1996. Funds were used in 1997 to reduce long-term debt.

    Investing activities for the first six months of 1997 used cash of $185,000 compared to $614,000 for the first six months of 1996. Most of the 1997 capital expenditures were for reconditioning and overhauling the Gypsy Highview Gas Plant.

    In January 1995, the Company entered into a $15.0 million revolving credit agreement. The proceeds from the facility were used primarily to fund the Company's oil and gas reserve acquisition program and for development drilling in the Company's present producing areas. The loan agreement is for seven years. Only interest on principal amounts outstanding was required in the first two years, with the balance of the loan at December 31, 1996 to be amortized in quarterly installments over the remaining five years. The interest rate on the loan is prime rate plus 1.0 percent. On August 15, 1996 the loan limit was set at $6,500,000 and on January 1, 1997 the commitment shall be reduced by monthly payments at a rate of $60,000 for 1997, $65,000 for 1998, $75,000 for 1999,
$70,000 for 2000 and $60,000 for 2001. The Company began making such payments on the principal of the note in February 1997.

DEFERRED TAX ASSETS

    The Company expects to realize future benefit of the net deferred tax assets recorded at December 31, 1996. Presuming that the book basis net losses for 1995 and 1996 continue in future periods at similar levels, the reversal of deferred tax liabilities recorded by the Company at December 31, 1996 in future periods is expected to result in tax basis net income in future periods (refer to paragraph 21.(a) of SFAS 109). The Company could then utilize the operating loss carryforwards to offset the tax basis net income in the future periods. Accordingly, the Company feels that the reserve balance is adequate to provide for the unrecoverable portion of the deferred tax assets based on the available evidence at December 31, 1996.

GEORESOURCES, INC.

    In November, 1995 the Company completed the sale of its holdings in 687,600 shares of GeoResources Common Stock and 44,000 shares of Big Sky Airlines Common Stock to Joseph V. Montalban, a former director of the Company, in exchange for 700,000 shares of the Company's Common Stock. The sale or exchange was approved by Shareholders at the Company's Annual General Meeting held on September 22, 1995. The Company recognized a $177,000 gain from the sale of the stock in 1995.

INFLATION

    The Company's sales and operating expenses have not been significantly affected by inflation.

                       SELECTED FINANCIAL DATA OF MERCURY

    The following sets forth certain historical financial data relating to the Mercury Properties. The selected financial data for each of the years in the two-year period ended December 31, 1996 are derived from the audited statements of revenues and direct operating expenses attributable to the Mercury Properties. The selected financial data for the six-month periods ended June 30, 1997 and 1996 are derived from the unaudited statements of revenues and direct operating expenses attributable to the Mercury Properties included elsewhere in this Proxy Statement/Prospectus. The statements of revenues and direct operating expenses attributable to the Mercury Properties for the two years in the period ended December 31, 1996, and the report of Deloitte & Touche LLP thereon are included elsewhere in this Proxy Statement/Prospectus. The selected financial data should be read in conjunction with the information set forth herein under "Management's Discussion and Analysis of Mercury's Financial Condition and Results of Operations." Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of future results or trends. All amounts are in U.S. Dollars.

                                                                                  YEAR ENDED         SIX MONTHS ENDED
                                                                                 DECEMBER 31,            JUNE 30,
                                                                             --------------------  --------------------
                                                                               1996       1995       1997       1996
                                                                             ---------  ---------  ---------  ---------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1)
  Revenues:
    Oil sales..............................................................  $   2,544  $   2,020  $   1,124  $   1,173
    Gas sales..............................................................        215        185        106         94
                                                                             ---------  ---------  ---------  ---------
      Total revenues.......................................................      2,759      2,205      1,230      1,267
                                                                             ---------  ---------  ---------  ---------
  Expenses:
    Operating expenses.....................................................      1,297      1,178        634        712
    Production taxes.......................................................        264        157        112        124
                                                                             ---------  ---------  ---------  ---------
      Total expenses.......................................................      1,561      1,335        746        836
                                                                             ---------  ---------  ---------  ---------
  Excess of revenues over direct operating expenses........................  $   1,198  $     870  $     484  $     431
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA(1)
  Cash and cash equivalents................................................                        $       0
  Working capital..........................................................                               72
  Total assets.............................................................                            4,398
  Long-term debt (includes current portion)................................                            4,000
  Total stockholders' equity...............................................                              303

------------------------

(1) Historical financial statements reflecting the financial position and results of operations required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the Mercury Properties. Accordingly, the data shown above are derived from statements of revenues and direct operating expenses. Amounts represent Mercury's net ownership interest in the Mercury Properties and are presented on the full cost accrual basis of accounting. Depreciation, depletion and amortization, allocated general and administrative expenses, interest expense and income taxes have been excluded because Mercury is a newly formed business and the expenses are not necessarily indicative of the expenses to be incurred by Mercury. Revenues and expenses related to the Mercury Properties are subject to a Production Payment Agreement. See "Management's Discussion and Analysis of Mercury's Financial Condition and Results of Operations--Production Payment."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            MERCURY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Mercury is an independent energy company engaged in the exploration, development, production and sale of crude oil and natural gas properties with current operations focused in the Cut Bank Field complex in northwest Montana. Mercury's strategy is to increase oil and natural gas reserves, production and cash flow through (i) the exploitation of its existing acreage positions in Montana, (ii) the acquisition of additional properties in known producing areas that provide significant development and exploratory drilling potential, (iii) the exploration for oil and natural gas reserves and (iv) the maintenance of a low operating and overhead cost structure.

    Mercury was created by transferring the assets of Parent located in Montana, at cost, into Mercury. Mercury was incorporated in the state of Delaware and is authorized to issue 50 million shares of common stock with a par value of $0.01 and 10 million shares of preferred stock with a par value of $0.01. Mercury currently has a total of 12 million shares of common stock outstanding. Ownership of the outstanding shares of Mercury Common Stock is as follows:

Parent..........................................................  6,480,000
Frank Darden....................................................  1,200,000
Thomas F. Darden................................................  1,200,000
Glenn M. Darden.................................................  1,200,000
Anne Darden Self................................................  1,200,000
Jack Thurber....................................................    600,000
Jeff Cook.......................................................    120,000
                                                                  ---------
  Total.........................................................  12,000,000
                                                                  ---------
                                                                  ---------

    The following table sets forth certain operating data regarding the Mercury Properties for the periods indicated.

                                                                          YEAR ENDED DECEMBER
                                                                                   31
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
PRODUCTION:
  Oil (Bbls)............................................................    131,886    127,393
  Natural gas (Mcf).....................................................     86,672     87,758
  Total (BOE)...........................................................    146,332    142,019

AVERAGE SALES PRICE PER UNIT(1):
  Oil (per Bbl).........................................................     $19.29     $15.86
  Natural gas (per Mcf).................................................      $2.63      $2.11

COSTS PER UNIT:
  Production costs......................................................      $8.33      $8.29
  Production and ad valorem taxes.......................................      $1.83      $1.10

------------------------

(1) Before deduction of production taxes.

    Mercury uses the full cost method of accounting for its oil and natural gas activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells and to drill and equip development wells are capitalized. Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined.

RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with Mercury's statements of revenues and direct operating expenses attributable to the Mercury Properties which are contained elsewhere in this Proxy Statement/Prospectus.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996

    REVENUE. Total revenues for the quarter ended June 30, 1997 were $1,230,000, a three percent decrease compared to $1,267,000 recorded in the same period in 1996. Oil sales were $1,124,000 for the 1997 six months, a decrease of 4 percent compared to $1,173,000 for the first quarter of 1996. The average sale price Mercury received per barrel of oil for the six months ended June 30, 1997 was $18.14, a four percent decrease over $18.81 received during the 1996 period. Mercury sold 61,900 barrels in the 1997 period compared to 62,400 barrels in 1996, a one percent decrease. Gas sales for the first six months of 1997 were $106,000, compared to $94,000 in 1996. This increase was due to more favorable natural gas prices.

    DIRECT OPERATING EXPENSES. Direct operating expenses for the six months ended June 30, 1997 were $746,000, a decrease of 11 percent compared to $835,000 for the 1996 period. Operating expenses decreased 11 percent to $634,000 in 1997 from $712,000 in 1996. In the six months ended June 30, 1996, additional operating expenses were incurred to increase production levels and increase operating efficiencies of newly acquired properties. This maintenance had been delayed by the seller. Such expenditures did not need to be repeated in 1997. Production taxes increased nine percent to $112,000 for the first six months of 1997 from $124,000 for the same period in 1996. The increase in taxes for 1997 is due to increases in revenue and property taxes.

    The excess of revenues over direct operating expenses for the six months ended June 30, 1997 was $484,000, an increase of 12 percent, compared to $431,000 for the same period in 1996. The increase was the result of lower operating expenses.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

    REVENUE. Total revenues for 1996 were $2,759,000, an increase of 25 percent compared to $2,205,000 for 1995. This increase was primarily due to increases in product prices. Oil sales totaled $2,544,000 for 1996, an increase of 26 percent compared to $2,020,000 for 1995. The average price per barrel for crude oil Mercury sold in 1996 was $19.29, a 22 percent increase over the 1995 average price of $15.86. Mercury sold 129,900 and 127,400 barrels of crude oil in 1996 and 1995, respectively. Gas sales for 1996 were $215,000 an increase of 16 percent compared to $185,000 in 1995. This increase is primarily due to an increase in product pricing.

    DIRECT OPERATING EXPENSES. Direct operating expenses for 1996 were $1,561,000 an increase of 17 percent over $1,335,000 for 1995. Operating expenses were $1,297,000 in 1996 compared to $1,178,000 in 1995. Included in 1996 operating expenses were workover costs of $93,000. Generally, well workover costs are incurred to improve production. No workover costs were incurred in 1995. Production taxes for 1996 were $264,000 compared to $157,000 for 1995.

    The excess of revenues over direct operating expenses for 1996 was $1,198,000, an increase of 38 percent compared to $870,000 for 1995. The increase was primarily due to favorable increases in product prices.

LIQUIDITY AND CAPITAL RESOURCES

    OVERVIEW

    Mercury's sole source of liquidity is cash flow from operations. Mercury's cash flow requirements other than for operations are generally for the development of its oil and gas properties. Mercury's sole financial resource has been its oil and gas reserves, both proved and probable, included in the Mercury Properties.

    Historically Parent has financed its operation of properties through cash flow from operations and bank debt. Mercury expects in the future to do the same, although it presently has no credit facility available. Under the Merger Agreement, the Surviving Corporation must either assume Mercury's guarantee of $4.0 million of Parent's NationsBank Debt or pay that amount of the debt, as a condition to the Merger. That debt is secured by a lien on the Mercury Properties which the lender has agreed to release upon payment of $4.0 million. Whether the Surviving Corporation assumes the guarantee or pays $4.0 million of the NationsBank Debt, the Merger Agreement requires that Parent be released from that amount of the debt, and there can be no assurance that the lender would release Parent upon the assumption of the guarantee by the Surviving Corporation. Therefore, it is currently expected that the Surviving Corporation will be required to repay $4.0 million of the NationsBank Debt. In order to repay the $4.0 million, the Surviving Corporation will need to borrow the money, and the borrowing would likely be secured by a lien on all of the Surviving Corporation's properties, including the Mercury Properties.

    The Company and Mercury have negotiated with a lender to establish a credit facility with such lender to finance the repayment of the $4.0 million of the NationsBank Debt and the operations of the Surviving Corporation. The Company and Mercury believe that the facility will provide for up to $15.0 million of revolving credit. Principal and interest payments would be made quarterly. Interest on amounts outstanding would accrue at annual rates of LIBOR plus 1 to
2.5 percent, depending on the amount drawn on the facility. The term of the facility would be for five years. There can be no assurance that the facility will be made available from such lender on the terms described above, if at all.

    CAPITAL EXPENDITURES

    Mercury requires capital primarily for the exploration, exploitation and acquisition of oil and natural gas properties, the repayment of indebtedness and general working capital purposes. No additional capital expenditures are deemed necessary for the year ended December 31, 1997.

    The following table sets forth costs incurred by Mercury in its exploration, exploitation and acquisition activities during the periods indicated. For all periods prior to March 7, 1997, the data have been derived from the operating results of Parent with respect to the Mercury Properties.

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                           1995        1996
                                                                       ------------  ---------
Acquisition
  Unproved Properties................................................  $    300,000  $       0
  Proved Properties..................................................     4,293,000          0
Development..........................................................             0     84,000
                                                                       ------------  ---------
Total................................................................  $  4,593,000  $  84,000
                                                                       ------------  ---------
                                                                       ------------  ---------

INFLATION AND CHANGES IN PRICES

    Mercury's revenue and the value of its oil and gas properties have been, and will continue to be, affected by changes in oil and gas prices. Mercury's ability to obtain capital through borrowings and other means is also substantially dependent on oil and gas prices. Oil and gas prices are subject to significant seasonal and other fluctuations that are beyond Mercury's ability to control or predict. In an attempt to manage this price risk, Parent, has periodically engaged and Mercury may in the future engage in hedging transactions.

PRODUCTION PAYMENT

    Parent and SDG entered into a Production Payment Agreement in October 1996. Pursuant to the agreement, SDG was entitled to an aggregate of 320,000 barrels of oil (the "Production Payment Amount") produced from certain properties of Parent, including the Mercury Properties. Parent can satisfy this obligation by delivering to SDG proceeds from the sale of oil produced rather than delivering the oil "in kind," unless SDG elects to take oil "in kind." Pursuant to the Merger Agreement, Parent is entitled to all of the oil revenue and income attributable to the Mercury Properties until the Production Payment Amount has been delivered to SDG; provided that Parent must reimburse the Surviving Corporation for all costs and expenses of oil production; and provided further that if the entire Production Payment Amount is not delivered to SDG on or before December 31, 1997, then Parent must reimburse the Surviving Corporation for any amount of the Production Payment Amount the Surviving Corporation is required to deliver to SDG after such date. Parent and Mercury estimate that based on current prices for crude oil, the amount remaining due to SDG under the agreement as of June 30, 1997 was approximately $788,000. Parent and Mercury anticipate that such obligation to SDG will be satisfied on or before December 31, 1997.

FORWARD LOOKING STATEMENTS

    These financial statements may contain forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. These statements include information regarding oil and natural gas reserves, future drilling and operations, future production of oil and natural gas and future net cash flows. Such statements reflect Mercury's current views with respect to future events and financial performance, and involve risks and uncertainties, including without limitation the risks described elsewhere in Mercury's Proxy Statement/Prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Readers of these financial statements should carefully consider the risks and uncertainties described elsewhere in this Proxy Statement/Prospectus, in addition to other information contained in these financial statements.

                     BUSINESS AND PROPERTIES OF THE COMPANY

BUSINESS DEVELOPMENT

    The Company is an Alberta, Canada, registered public company created in 1981 under Alberta law by the merger of two previous Canadian public corporations, Mountain States Resources Ltd. and Monte Grande Exploration Limited. The Company's corporate offices are located at 500 Main Street, Suite 210, in Fort Worth, Texas, 76102. The telephone number is (817) 877-3151. Unless the context requires otherwise, all references herein to the "Company" are to MSR Exploration Ltd. and its subsidiaries.

    The Company's principal line of business is the exploration, development, production and sale of crude oil and natural gas. The Company's oil and gas operations are conducted primarily in Montana and Texas. All of the Company's United States oil and gas property interests are owned and operated directly or through its wholly-owned United States subsidiaries: Mountain States Resources, Inc.; Monte Grande Exploration, Inc.; Gypsy Highview Gathering System, Inc.; and MSR Exploration, Inc. The Company has operations in Canada and participates in those properties principally through other oil and gas operators. The Company is also engaged in the gathering, processing and transmission of natural gas in Northwest Montana through its wholly-owned Gypsy Highview Gathering System, Inc. The Company gathers, processes and transports gas produced from northern Montana wells owned by the Company and by other producers.

    In September 1994, the Company completed a private placement of its common stock. In exchange for the issuance of 4,444,444 shares of its stock, the Company received $4.0 million. The proceeds from this placement were used to retire the debt of the Company's then secured primary lender and certain other unsecured creditors. In conjunction with this private placement, the Company held a Special Meeting of the Shareholders on October 25, 1994, to elect a new Board of Directors which effectively changed control of the Company. This Board of Directors elected Otto J. Buis as Chairman of the Board, Chief Executive Officer and President of the Company.

    The Company's primary focus has been the development and enhancement of oil and gas properties in its present areas of operations and acquisitions of additional properties. The Company believes its acquisition efforts should be focused on properties where operational efficiencies can be achieved. To the extent purchases can be made primarily within its operating areas, efficiencies in operations, drilling, gas marketing and administration should be realized.

    On March 26, 1997, the Company executed the Merger Agreement with Parent and Mercury.

    In July 1995, the Company acquired interests in three gas and condensate producing properties located in southeast Texas for the approximate purchase price of $3,547,000. The effective date of the purchase was April 1, 1995. The specific interests acquired are as follows: 42 percent working interest in the Schmidt Well #1, Brazoria County; 41 percent working interest in the Josey Ranch Well #3, Harris County; and 53 percent working interest in the Cinco Ltd. Well #1, Fort Bend County. An independent engineering consulting company estimated that the Company's proved producing reserves were increased by 4.6 billion cubic feet of gas and 78,000 barrels of condensate by this acquisition. On May 1, 1996, the Company purchased an additional 21 percent working interest in the Cinco Ltd. #1 well.

    During the first quarter of 1997, the Gypsy Highview Gas Plant was reconditioned and placed into service. After sitting idle for over five years, the plant began selling natural gas in early March 1997. During 1993, the Company developed a gas project known as the Red River Prospect. Additional acreage and wells in an area north of the town of Cut Bank, Montana were acquired. During the fall of 1993, a gas plant, gathering lines and a transmission line connected to a high pressure system were completed. In December 1993, gas sales began under a long-term contract with Montana Power Company. The plant was shut down during the second quarter of 1995 due to a lack of product. Additional drilling in the area in late 1995 and 1996 provided sufficient product to re-open the plant. After the installation of gathering lines to the wells, the Red River plant sold natural gas for six months of calendar 1996.

PRIOR BANKRUPTCY

    From September 1990 to May 1991, a separate group of officers and directors were in control of the Company and were responsible for the Company's operations. While under control of this management group, the Company incurred various significant legal and other obligations that, coupled with a steep reduction in product prices, diminished the Company's operating cash flow. In addition, during this period, Manufacturers Hanover Trust Company, the Company's then principal secured creditor, placed the Company's credit facility in default for infractions of nonmonetary covenants.

    In view of these circumstances, a new Board of Directors was elected at a long-delayed Annual General Meeting held in December 1991. On February 7, 1992, the Company and its five subsidiary corporations filed petitions for reorganization under Chapter 11 in the United States Bankruptcy Court. Later, on September 12, 1992, the Company filed a Plan of Reorganization with the Bankruptcy Court, which was then amended on December 11, 1992, and March 2, 1993, to reflect agreements between the Company and its creditors. On March 2, 1993, the Company's Restated First Amended Joint Plan of Reorganization was confirmed by the Bankruptcy Court.

GENERAL

    The business purpose of the Company is to engage in two principal activities: (1) the acquisition, production and sale of crude oil, condensate and natural gas and (2) the gathering, processing and transmission of natural gas. In most instances, the Company acts as operator of the oil and gas properties in which it has acquired an interest.

    The Company pursues its business through the acquisition of oil and gas mineral leases, gas gathering systems, and producing oil and gas properties. Based upon each specific mineral lease situation as well as geological and engineering interpretations, the Company either develops its inventory of leases through the drilling of an oil and/or gas well, redrills or recompletes an existing well or manages and operates existing wells located on such leases for the production of oil and/or gas reserves located thereon. The Company currently has an interest in oil and gas mineral leases, gas gathering pipeline systems and wells producing hydrocarbons that are located principally in the states of Montana and Texas. The Company evaluates other opportunities for the development of oil and gas reserves and related assets as they become available and given the right circumstances, may become involved in these activities in other areas other than those in which it is currently involved.

    The Company currently acts as an "operator" of oil and gas properties, through its wholly-owned subsidiaries, MSR Exploration, Inc., Mountain States Resources, Inc., Monte Grande Exploration, Inc., and Gypsy Highview Gathering System, Inc., primarily in Montana and Texas. In this capacity, the Company is responsible for the daily activities of producing oil and/or gas from individual wells and leases located within those states. The Company's functions are focused primarily towards management of the properties to maximize profitability and supervision of its field employees. Additionally, for some wells the Company contracts with individuals doing business within the proximity of the wells, more commonly referred to as "pumpers", for performing the various tasks that are required to maintain the production of oil and/or gas of the wells. The Company is not a user or refiner of the oil and/or gas produced, except as it may relate to the operation of wells that may produce gas. Once extracted from the ground, the Company either connects the production to a pipeline gathering system, in the case of gas, or stores the crude oil in storage tanks located in proximity of the producing field, for collection by an oil purchaser. The properties that the Company operates are located in areas which are typically serviced by more than one crude oil purchaser and a gas pipeline gathering system is generally in proximity of the natural gas being produced.

    The Company operates and holds working interests in over two hundred and fifty producing oil and gas wells. The Company also holds or has acquired interests in properties which contain proved undeveloped reserves that require additional drilling, workovers, water flooding or other forms of enhancement to become productive. In addition to acquiring such properties, the Company has also engaged in exploration and development activities by drilling new wells on such properties during the past several years.

OIL AND GAS RESERVES

    The Company operates crude oil and natural gas producing properties in northwestern Montana, namely the North Central Cut Bank Sand Unit, Cut Bank Field, Graben Coulee Field in Glacier County, Gypsy Basin Field in Pondera County, Bills Coulee Field, Highview Field in Teton County, and the Red River/Midnight Coulee Gas Field. Crude oil and natural gas are also produced in the Winters Capps Field in Runnels County, Texas, and principally natural gas from wells in Brazoria, Harris and Fort Bend Counties, Texas. Active areas of exploration interest for the Company are Montana, Texas, North Dakota and Western Canada. Acreage in Western Canada is still considered in its early stages of development.

    During 1993, the Company built the Red River project, which consists of an eight mile gathering and transmission system, a compressor and a dehydration unit. The Company purchases sweet gas from wells in the field, and dries and transports it to the Montana Power System in the north Cut Bank area. The Company also owns the Gypsy Highview Gas Plant and a natural gas gathering and transmission pipeline system located in northwestern Montana. During January and February, 1997 this plant was overhauled and placed in service. After setting idle for over five years, the plant began selling natural gas in early March 1997.

PRODUCTIVE WELLS AND ACREAGE AS OF DECEMBER 31, 1996

                                                                           GROSS                  NET
                                                                    --------------------  --------------------
United States properties                                               OIL        GAS        OIL        GAS
                                                                    ---------  ---------  ---------  ---------
Productive Wells..................................................     227        14         227       12.58
Developed Acreage.................................................      16,188 Acres          15,612 Acres
Undeveloped Acreage...............................................      27,370 Acres          27,370 Acres

                                                                           GROSS                  NET
                                                                    --------------------  --------------------
Canadian properties                                                    OIL        GAS        OIL        GAS
                                                                    ---------  ---------  ---------  ---------
Productive Wells..................................................      7          9         .27       1.60
Developed Acreage.................................................      2,290 Acres            712 Acres
Undeveloped Acreage...............................................      52,070 Acres          2,100 Acres

    Essentially all of the Company's oil and gas interests are working interests or overriding royalty interests under standard onshore oil and gas leases, rather than mineral ownership or fee title. The defensibility of the Company's title to such interests in most cases is supported by written title opinions.

TITLE OF PROPERTIES

    Title to the properties acquired by the Company is subject to royalty, overriding royalty, carried and other similar interests, contractual arrangements customary in the oil and gas industry, liens incident to operating agreements, liens for current taxes not yet due and to other comparatively minor encumbrances. Substantially all of the Company's oil and gas properties are pledged to a financial institution under a revolving credit agreement. See "Management's Discussion and Analysis of the Company's Financial Condition and Results of Operations--Liquidity and Financial Resources" for a description of the principle terms of such credit agreement.

PRODUCTION RESULTS

    The average sales price and average production (lifting) cost per equivalent unit of oil for the three years ended December 31, 1996 were as follows:

                                         PRODUCTION             AVERAGE PRICE            AVERAGE
                                   ----------------------  ------------------------  PRODUCTION COST
YEAR ENDED DECEMBER 31             OIL (BBL)   GAS (MCF)    OIL (BBL)    GAS (MCF)      PER UNIT
---------------------------------  ---------  -----------  -----------  -----------  ---------------
1996.............................    123,088     890,530    $   19.21    $    2.19      $    5.29
1995.............................    131,143     506,643    $   15.54    $    1.51      $    6.26
1994.............................    149,804     291,631    $   14.03    $    1.47      $    6.33

DRILLING RESULTS

    Below is a summary of drilling activity for the three years ended December 31, 1996.

WELLS DRILLED (GROSS):                                        EXPLORATORY               DEVELOPMENT
------------------------------------------------------  ------------------------  ------------------------
YEAR                                                     PRODUCTIVE       DRY      PRODUCTIVE       DRY
------------------------------------------------------  -------------  ---------  -------------  ---------
1996**................................................            1           --           --           --
1996*.................................................           --           --           --            1
1995**................................................            2           --            4           --
1994**................................................            3           --           --           --

------------------------

*   Canadian

**  USA

RESERVES


    The determination of reserves is a complex and interpretive process which is subject to continued revisions as additional information becomes available. Reserve estimates prepared by different engineers from the same data can vary widely. Therefore, the reserve data for the Company appearing elsewhere in this Proxy Statement/Prospectus should not be construed as being exact. Any reserve estimate, especially when based upon volumetric calculations, depends in part on the quality of available data, engineering and geologic interpretation and judgment, and thus represents only an informed professional assessment. Subsequent reservoir performance may justify upward or downward revision of the estimate. The Company's proved reserves and proved developed reserves of oil and gas and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the years ended December 31, 1996, and 1995, were estimated by Citadel Engineering Ltd. ("Citadel"), independent petroleum consultants located in Calgary Alberta, Canada. Such estimates were used in the preparation of the Company's financial statements. The Company has not included estimates of total proven oil and gas reserves comparable to those disclosed in the Supplemental Financial Information in any reports filed with Federal authorities or agencies other than the Securities and Exchange Commission. A summary of the reserve report and the letter of Citadel with respect thereto is included in Appendix "H" to this Proxy Statement/ Prospectus.


ACQUISITION OF ADDITIONAL PROPERTIES

    The Company will continue to evaluate and select additional prospects and leases for acquisition and development, which management considers appropriate for the purposes of the Company. Such prospects may be located anywhere in the United States. The principal purpose of the Company in such acquisitions will be to seek and acquire properties which presently are producing oil and/or gas and are generating sufficient revenues from such properties to provide the Company with the potential to significantly increase cash flow.

    To the extent the Company continues seeking additional acquisitions of producing oil and gas properties, it competes with many other entities which seek to acquire similar assets. The operations and expenditures on behalf of the Company are minor in relation to total operations conducted and in comparison to amounts expended by all entities operating within this industry. The total number and identity of producing oil and gas properties and proved developed leases acquired by the Company will depend upon, among other things, a combination of the total amount of capital available to the Company, the latest geological and geophysical data available, and the continuation of a sufficient supply of properties which may become available for purchase.

    Because management is responsible for selecting additional acquisitions, it continually engages in a process of reviewing and analyzing prospects submitted by oil and gas operating companies, investment bankers, geologists, engineers and others within the energy industry. In some circumstances, prospects may, in addition to the usual royalty paid to the landowner, have the burden of an overriding royalty for the benefit of the entity or person submitting prospects to the Company.

    These royalty interests do not share in any expense of drilling, development, completion, operating and other costs incident to the production and sale of oil and gas. The Company seeks to acquire leasehold interests which will create the maximum revenue interest attributable to the working interest owners in leases acquired by the Company.

    The following information and factors are considered by the management in connection with each decision to acquire a property for the Company:

    1.  The amount of uncommitted funds then available;

    2.  The current production and expected future cash flow therefrom;

    3.  The geologic and geographic region in which the property is located; and

    4. The nature and extent of geological and engineering data available concerning the property.

    Oil and gas production prospects, and leases have been and will continue to be acquired by the Company from various industry sources, including, without limitation, landowners, lease brokers, operating companies, investment bankers and other persons or companies engaged in the business of acquiring and dealing in oil and gas properties. In that regard, leases which are purchased by the Company may be whole or fractional interests in oil and gas properties, and if fractional, a portion of the costs of development may be borne by the parties possessing the remaining fractional interests. The Company may also from time to time enter into joint ventures or farmout arrangements to acquire or develop properties.

DRILLING AGREEMENTS AND OPERATION OF WELLS

    In addition to acquiring producing oil and gas properties, the Company may use its working capital and available line of credit for drilling and other development on the properties in which the Company has acquired interests, to the extent funds permit. The Company sub-contracts the drilling, redrilling or workover of wells for which it is designated the operator. When the Company is acting as the operator, it will typically enter into a drilling agreement with an independent drilling contractor. The Company either compensates the drilling contractor on i) a footage contract, ii) an hourly arrangement during the drilling, testing and completion phase of each well, or iii) seeks a fixed price or sum-key agreement. The drilling contractor is typically allowed to utilize other selected independent contractors, each of which is experienced in providing drilling related services in the area, to conduct certain activities on behalf of the Company.

    The Company manages all day-to-day operations of the Company's wells, leases and prospects for which it is the operator. While the Company may enter into agreements with other parties for specific services, such agreements will keep management functions within the control of the Company. The Company utilizes its in-house technical personnel to provide geological, geophysical, engineering and other services and when necessary, retains these services on a contractual basis from within the industry. The Company reviews and analyzes all prospects, drilling and logging data, engineering information and production data, and monitors all expenditures made on behalf of the Company by any third party engaged as a subcontractor.

    The Company will from time to time determine that it is in its best interest to drill either exploratory or development wells on properties in which it has acquired an ownership interest. Management will have the responsibility to determine whether any well should, at any point, be abandoned. In the event that a well is lost at any depth, either vertically or horizontally, by reason of any accident or casualty, or if igneous rock or other impenetrable substances are encountered, or loss of circulation or other conditions rendering further drilling impractical by methods to be employed, the Company may elect to plug and abandon a well and cease operations on the prospect or to plug and abandon a well and commence drilling an additional well on the prospect.

TIMING OF ACQUISITIONS/OPERATIONS

    The Company is continually evaluating the acquisition of additional proven oil and gas properties and other oil and gas companies. Additionally, the Company may commence drilling on existing prospects as it deems appropriate. The Company believes that it has available suitable prospects and leases for future development.

GAS GATHERING, PROCESSING AND TRANSMISSION

    Gypsy Highview Gathering System, Inc., a wholly-owned subsidiary of the Company, owns and operates gas gathering pipeline systems and two gas plants located in northwest Montana. During 1996 and 1995, the Red River Plant sold 87,250 Mcf and 24,100 Mcf, respectively, which was approximately 10 percent and 5 percent of the Company's total gas sales. The Gypsy Highview Gas Plant and the Red River Gas Plant presently compress natural gas from Company leases. The Red River Plant has a capacity of 8,000 Mcf per day and was delivering to the purchasers approximately 500 Mcf per day from 12 Company wells. After a complete overhaul, the Gypsy Highview Plant and system started delivering natural gas in March 1997 from three Company wells into the Montana Power Company pipeline. The Gypsy Highview Plant has a capacity of 8,000 Mcf per day and when operating was delivering approximately 500 Mcf per day.

    The Company has a five year natural gas sales contract with Montana Power Company which expires on January 1, 1998. The agreement calls for an annual price redetermination in January of each year with the 1997 base price set at $1.60 per Mcf. For the past two years the purchaser has invoked its right not to take gas during the months of June, July and August. Therefore, the Company's gas plants have had no gas sales during those months.

    The Company's gas plants have been qualified and permitted to operate by Montana's Department of Environmental Quality. In addition, the Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of gas produced by the Company, as well as the revenues received by the Company for the sales of such productions. Since the mid-1980s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders is to increase competition within all phases of the gas industry. Order 636 and subsequent FERC orders on rehearing have been appealed and are pending judicial review. Because these orders may be modified as a result of the appeals, it is difficult to predict the ultimate impact of the orders on the Company and its gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets.

INSURANCE

    The Company maintains insurance coverage generally as follows:

    1. Employer's liability insurance in certain states covering injury or death to any employee who may be outside the scope of the worker's compensation statute;

    2. Commercial general liability insurance for bodily injury and property damage, including property damage by blow-out and cratering, completed operations, and broad from contractual liability with respect to any contract into which the operator may enter into;

    3. Automobile liability insurance covering owned, non-owned and hired automotive equipment;

    4.  Umbrella liability insurance; and

    5. Operator's insurance covering the costs of controlling a blow-out, and seepage and pollution liability, when deemed appropriate on certain properties.

    The Company attempts to obtain such insurance in amounts management believes to be reasonable and standard. Such coverage will likely not fully protect the Company from any specific casualty or loss. There is no assurance such insurance will always be available to the Company and on terms the Company can afford.

    The Company is subject to, and to the best of its knowledge and belief is currently in compliance with all bonding requirements (such as those relating to plugging and abandonment) that are imposed by each of the states in which the properties for which the Company acts as operator are located.

COMPETITION

    The oil and gas industry is a highly competitive industry. Competitors include major oil companies, other independent oil and gas concerns, and individual producers and operators, many of which have financing resources, staffs and facilities substantially greater than those of the Company. The principal means of competition are the amount and terms of the consideration offered. When possible, the Company tries to avoid open competitive bidding for acquisition opportunities. The principal means of competition with respect to the sale of oil and natural gas production are product availability and price. While it is not possible for the Company to state accurately its position in the oil and gas industry, the Company believes that it represents a minor competitive factor.

BUSINESS RISKS AND REGULATION

    The Company's operations are affected in various degrees by political developments, federal and state laws, and regulations. In particular, oil and gas production operations and economics are affected by price controls, tax and other laws relating to the petroleum industry. They are all affected by the changes in such laws, by changing administrative regulations, and by the interpretation and application of such rules and regulations.

    Legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and, consequently, affects its profitability. Sales of crude oil, condensate and natural gas liquids by the Company can be made at uncontrolled market prices.

    Changing Oil and Natural Gas Prices and Markets-- The market for oil and natural gas produced by the Company depends on factors beyond its control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels, and the effects of state and federal regulation of oil and natural gas production and sales. The oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

    The Company's production revenues and the carrying value of its oil and natural gas properties are affected by changes in oil and natural gas prices. Moreover, the Company's current borrowings under certain credit facilities, its borrowing capacity and its ability to obtain additional capital in the future are directly affected by oil and natural gas prices.

ENVIRONMENTAL REGULATION

    Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company's operations and costs as a result of the effect on oil and gas exploration, development and production operations. At present, substantially all of the Company's United States production of crude oil, condensate and natural gas is in states having conservation laws and regulations. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance. The Company is able to control directly the operations of only those wells for which it acts as operator. Notwithstanding the Company's lack of control over wells operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, be attributable to the Company.

RAW MATERIALS

    The Company's raw materials are its oil and gas reserves. Many operators are engaged in the exploration for oil and gas, and there is strong competition for desirable leases. See "Disclosures about Oil and Gas Producing Activities (Unaudited)" in the Company's consolidated financial statements, appearing elsewhere in this Proxy Statement/Prospectus for certain information concerning the Company's oil and gas properties, producing activities and proved reserves.

WORKING CAPITAL PRACTICES

    The Company's working capital practices are common to the industry, with crude oil and natural gas sold to purchasers under short-term payment arrangements.

MAJOR CUSTOMERS

    During the year ended December 31, 1996, three customers: Rio Vista Energy, Ltd., Cenex, Inc. and Montana Refining Company, accounted for approximately 34 percent, 19 percent and 15 percent, respectively, of total consolidated oil and gas sales. For year ended December 31, 1995, three customers: Montana Refining Company, Cenex, Inc. and Hanson Production Company, accounted for approximately 26 percent, 23 percent and 21 percent, respectively, of total consolidated oil and gas sales.

    The Company does not anticipate that the loss of any of its present purchasers would have a materially adverse effect on the Company's consolidated business and believes that, in the event of a loss of a present purchaser, other purchasers of oil and gas operating in the Company's areas would purchase the production at competitive prices.

EMPLOYEES

    At July 31, 1997, the Company had 19 full-time employees, including officers.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

    For each of the Company's last five fiscal years it has produced and sold oil and gas in the United States. At December 31, 1996, five wells were on production in Canada. For information regarding the Company's United States and Canadian revenues, operating profits and assets, see the Company's consolidated financial statements appearing elsewhere in this Proxy Statement/Prospectus.

LEGAL PROCEEDINGS

    The Company is not a party to any material pending legal proceeding.

                       BUSINESS AND PROPERTIES OF MERCURY

GENERAL

    Mercury is a majority owned subsidiary of Parent formed to acquire from Parent, and engage in the exploration, exploitation, development and operation of, crude oil and natural gas properties in the Cut Bank Field complex in northwest Montana. At March 7, 1997, Mercury acquired from Parent a total acreage position of approximately 77,638 total acres, including approximately 64,687 gross (64,687 net) undeveloped acres.

BUSINESS STRATEGY

    Mercury was formed in March 1997 in anticipation of the Merger. Mercury's properties have been operated, and Mercury and the Company expect that the properties of the Surviving Corporation will be managed in the same manner and utilizing the same business and operational strategies employed by the Company in the management of its business and properties.

DEVELOPMENT AREAS

    All of the Mercury Properties are located in the Cut Bank Field complex in northwest Montana.

    Mercury, as part of its acquisition of the Montana Properties from Parent, assumed the rights and obligations in the Wells Agreement with Montana Power Company. The Wells Agreement covers the oil and gas development of an area of mutual interest that presently contains approximately 304,000 acres in the Cut Bank Field in Montana, including the Mercury Properties. Mercury holds 100 percent of the oil rights and 30 percent of the revenue pertaining to liquids produced by gas wells while Montana Power Company has all the rights to natural gas. The area of mutual interest and the agreement were originally created in 1944 and will remain in effect until all mutual oil and gas leases in the area have expired. Over 50 low-risk drilling locations have been identified in the general area. Management of Mercury expect that activities conducted pursuant to the Wells Agreement and revenues therefrom will account for a significant portion of its future activities and revenues.

MARKETING ARRANGEMENTS

    The marketability of Mercury's oil production depends in part upon the availability, proximity and capacity of refineries, pipelines and processing facilities. To the extent crude oil prices decline further or Mercury is unable to market efficiently its oil production, Mercury's business, financial condition and results of operations could be materially adversely affected.

    The price received by Mercury for its oil and natural gas production depends on numerous factors beyond Mercury's control, including seasonality, the condition of the United States economy, particularly the manufacturing sector, foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of OPEC and domestic government regulation, legislation and policies. Decreases in the prices of oil and natural gas could have an adverse effect on the carrying value of Mercury's proved reserves and its revenues, profitability and cash flow.

PRODUCTION PAYMENT

    Parent and SDG entered into a Production Payment Agreement in October 1996. Pursuant to the agreement, SDG was entitled to the Production Payment Amount produced from certain properties of Parent, including the Mercury Properties. Parent can satisfy this obligation by delivering to SDG proceeds from the sale of oil produced rather than delivering the oil "in kind," unless SDG elects to take oil "in kind." Pursuant to the Merger Agreement, Parent is entitled to all of the oil revenue and income attributable to the Mercury Properties until the Production Payment Amount has been delivered to SDG;

provided that Parent must reimburse the Surviving Corporation for all costs and expenses of oil production; and provided further that if the entire Production Payment Amount is not delivered to SDG on or before December 31, 1997, then Parent must reimburse the Surviving Corporation for any amount of the Production Payment Amount the Surviving Corporation is required to deliver to SDG after such date. Parent and Mercury estimate that based on current prices for crude oil, the amount remaining due to SDG under the agreement as of June 30, 1997 was approximately $788,000. Parent and Mercury anticipate that such obligation to SDG will be satisfied on or before December 31, 1997.

RESERVES

    Mercury's estimated net proved developed and proved undeveloped oil and gas reserves are summarized in the following table. The reserve and present value data were prepared by MSR's independent petroleum engineers, Citadel Engineering Ltd, as of December 31, 1996 and 1995 and calculated as of December 31, 1994 by adding 1995 production to the December 31, 1995 amounts.

                                                                     AS OF DECEMBER 31,
                                           ----------------------------------------------------------------------
                                                    1994                    1995                    1996
                                           ----------------------  ----------------------  ----------------------
                                              OIL     NATURAL GAS     OIL     NATURAL GAS     OIL     NATURAL GAS
                                            (MBBLS)     (MMCF)      (MBBLS)     (MMCF)      (MBBLS)     (MMCF)
                                           ---------  -----------  ---------  -----------  ---------  -----------
Total proved developed...................    1,761.2     1,488.7     1,637.9     1,400.9     1,627.6     1,338.7
Total proved undeveloped.................    3,653.3      --         3,653.3      --         3,653.8      --
                                           ---------  -----------  ---------  -----------  ---------  -----------
  Total proved...........................    5,414.5     1,488.7     5,291.2     1,400.9     5,281.4     1,338.7
                                           ---------  -----------  ---------  -----------  ---------  -----------
                                           ---------  -----------  ---------  -----------  ---------  -----------

    The following table sets forth the future net cash flows from estimated proved reserves of the Mercury Properties:

                                                                                              AS OF DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1996
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Future cash flows.........................................................................  $   89,555  $  119,585
Future production and development costs...................................................     (47,752)    (71,893)
Future income tax expense.................................................................      (9,790)    (10,200)
                                                                                            ----------  ----------
Future net cash flows.....................................................................      32,013      37,492
10 percent annual discount for estimated timing of cash flows.............................     (18,568)    (20,445)
                                                                                            ----------  ----------
Standardized measure of discounted future net cash flows..................................  $   13,445  $   17,047
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The reserve estimates reflected above were prepared by Mercury.

    In accordance with applicable requirements of the Commission, estimates of Mercury's proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and natural gas prices, that have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Proxy Statement/Prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. In addition, Mercury's use of improved oil recovery techniques requires greater development expenditures than traditional drilling strategies. Mercury expects to drill a number of wells utilizing waterflood technology in the future. Estimates of different engineers, including those used by Mercury, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and natural gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. Mercury's estimated proved reserves have not been filed with or included in reports to any federal agency. See "Risk Factors-- Uncertainty of Reserve Information and Future Net Revenue Estimates."

EXPLORATION AND DEVELOPMENT ACTIVITIES

    Mercury (and Parent prior to the formation of Mercury with respect to the Mercury Properties) did not drill, or participate in the drilling of, any wells during the years 1994, 1995 or 1996.

    Mercury does not own any drilling rigs; therefore, its drilling activities, when undertaken, would be conducted by independent contractors under standard drilling contracts.

PRODUCTIVE WELL SUMMARY

    The following table sets forth Mercury's ownership interest as of March 7, 1997 in productive oil and natural gas wells in the development areas indicated.

                                                                                 OIL                 NATURAL GAS           TOTAL
                                                                        ----------------------  ----------------------  -----------
AREA                                                                       GROSS        NET        GROSS        NET        GROSS
----------------------------------------------------------------------  -----------     ---     -----------     ---     -----------
Cut Bank Field, Montana...............................................          73          62         178          45         251


AREA                                                                       NET
----------------------------------------------------------------------     ---
Cut Bank Field, Montana...............................................        107

VOLUMES, PRICES AND PRODUCTION COSTS

    The following table sets forth the production volumes, average prices received and average production costs associated with oil and natural gas produced from the Mercury Properties for the periods indicated.

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
Net Production:
  Oil (Bbl)...........................................................     127,393     131,886
  Natural gas (Mcf)...................................................      87,758      86,672
  Oil equivalent (BOE)................................................     142,019     146,332
Average sales price:
  Oil ($per Bbl)......................................................  $    15.86  $    19.29
  Natural gas ($per Mcf)..............................................  $     2.11  $     2.63
Average production expenses and taxes ($per BOE)......................  $     9.39  $    10.16

DEVELOPMENT, EXPLORATION AND ACQUISITION EXPENDITURES

    The following table sets forth the costs incurred in the development, exploration and acquisition activities relating to the Mercury Properties during the periods indicated.

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                           1995        1996
                                                                       ------------  ---------
Acquisition
  Unproved Properties................................................  $    300,000  $       0
  Proved Properties..................................................     4,293,000          0
Development..........................................................             0     84,000
                                                                       ------------  ---------
Total................................................................  $  4,593,000  $  84,000
                                                                       ------------  ---------
                                                                       ------------  ---------

ACREAGE

    The following table sets forth, as of March 7, 1997, the gross and net acres of developed and undeveloped oil and natural gas leases which Mercury holds or has the right to acquire.

                                                              DEVELOPED            UNDEVELOPED              TOTAL
                                                         --------------------  --------------------  --------------------
FIELD                                                      GROSS       NET       GROSS       NET       GROSS       NET
-------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Cut Bank Field, Montana................................     12,951     12,276     64,687     64,687     77,638     76,963

ACQUISITIONS

    Mercury expects that it may evaluate and pursue from time to time acquisitions that provide attractive investment opportunities for the addition of production and reserves and that meet Mercury's selection criteria. The successful acquisition of producing properties and undeveloped acreage requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond Mercury's control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, Mercury performs a review of the subject properties it believes to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Mercury generally assumes preclosing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis.

COMPETITION

    Mercury operates in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production with other companies, many of which have substantially larger financial resources, operations, staffs and facilities. In addition, Parent and its parent corporation, MPC, are also engaged in the oil and natural gas exploration, exploitation, acquisition and production business, although their respective operations are generally conducted in geographic regions other than those in which Mercury conducts its business. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing its oil and natural gas production, Mercury faces intense competition from both major and independent oil and natural gas companies, including Parent and companies, like Pozo Resources, Inc., that are affiliated with officers, directors and shareholders of the Company. In addition to the development of its existing proved reserves, Mercury expects that its inventory of unproved drilling locations will be the primary source of new reserves, production and cash flow over the next few years. In addition, recent heavy drilling activity by a number of operators in the Cut Bank Field complex in northwest Montana may reduce or limit the availability of equipment and supplies or reduce demand for Mercury's production, either of which would impact Mercury more adversely than if Mercury were geographically diversified. See "Management's Discussion and Analysis of Mercury's Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Risk Factors--Competition."

OPERATING HAZARDS AND UNINSURED RISKS

    Oil and natural gas drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by Mercury will be productive or that Mercury will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry holes, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Mercury's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond Mercury's control, including economic conditions, title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Mercury's future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on Mercury's future results of operations and financial condition.

    Mercury's operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of Mercury and others. As protection against operating hazards, Mercury maintains insurance coverage against some, but not all, potential losses. Mercury may elect to self-insure in circumstances in which management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by third-party insurance could have a material adverse effect on Mercury's business, financial condition and results of operations. See "Risk Factors--Drilling and Operating Risks."

REGULATION

    REGULATION OF OIL AND NATURAL GAS PRODUCTION. Mercury's oil and natural gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local authorities and agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases Mercury's cost of doing business and affects its profitability. Although Mercury believes it is in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, Mercury is unable to predict the future cost or impact of complying with such laws.

    Montana and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells.

    FEDERAL REGULATION OF NATURAL GAS. The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by Mercury, as well as the revenues received by Mercury for sales of such production. Since the mid-1980's, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of natural gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the order was to increase competition within all phases of the natural gas industry. In July 1996, the United States Court of Appeals for the District of Columbia Circuit largely upheld Order 636. A number of parties have appealed this ruling to the Supreme Court and proceedings on remanded issues are currently ongoing at FERC. In addition, numerous parties have filed for review of Order 636, as well as orders in individual pipeline restructuring proceedings. Because these orders may be modified as a result of the appeals, it is difficult to predict the ultimate impact of the orders on Mercury and its natural gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services, and has substantially increased competition and volatility in natural gas markets.

    The price Mercury receives from the sale of oil and natural gas liquids is affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. Mercury is not able to predict with certainty the effect, if any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce well head prices for oil and natural gas liquids.

    ENVIRONMENTAL MATTERS. Mercury's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from Mercury's operations. The permits required for various of Mercury's operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. In the opinion of management, Mercury is in substantial compliance with current applicable environmental laws and regulations, and Mercury has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on Mercury, as well as the oil and natural gas industry in general.

    The Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on owners and operators of sights and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sights. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize a position of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting Mercury's operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

ABANDONMENT COSTS

    Mercury is responsible for payment of plugging and abandonment costs on its oil and natural gas properties pro rata to its working interest. Based on its experience, Mercury anticipates that the ultimate aggregate salvage value of lease and well equipment located on its properties will exceed the costs of abandoning such properties. There can be no assurance, however, that Mercury will be successful in avoiding additional expenses in connection with the abandonment of any of its properties. In addition, abandonment costs and their timing may change due to many factors including actual production results, inflation rates and changes in environmental laws and regulations.

TITLE TO PROPERTIES

    Mercury believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and natural gas industry. Mercury's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which Mercury believes do not materially interfere with the use of or affect the value of such properties. The repayment of up to $4.0 million of the NationsBank Debt is guaranteed by Mercury. The entirety of the NationsBank Debt is also secured by a lien on the Mercury Properties. Although Mercury and the Company expect that such lien in favor of the lender of the NationsBank Debt will be released in connection with the repayment by the Surviving Corporation of $4.0 million of such debt at the Effective Time of the Merger, the Company and Mercury expect that the Surviving Corporation will incur other indebtedness in order to repay such amount of the NationsBank Debt and that such new debt will be secured by a lien on all of the properties of the Surviving Corporation, which will include all of the properties currently owned by Mercury and the Company. The Mercury Properties are also subject to a Production Payment Agreement and provisions of the Merger Agreement pursuant to which all reserves and income from the Mercury Properties through December 31, 1997 have been transferred to Parent. See "Business and Properties of Mercury--Forward Sale Agreement." The Mercury Properties are also subject to an agreement with Montana Power Company whereby Montana Power Company has the right to all natural gas produced from the Mercury Properties. See "Risk Factors--Reliance on Contract with Montana Power Company."

    Presently, Mercury keeps in force its leaseholds for 98 percent of its net acreage by virtue of production. The remaining acreage is held by lease rentals and similar provisions and requires production in paying quantities prior to expiration of various time periods to avoid lease termination.

OTHER FACILITIES

    Mercury currently subleases approximately 1,500 square feet of office space in Fort Worth, Texas from Parent where its principal offices are located. The Surviving Corporation will continue to sublease such space from Parent at market rates subsequent to the Merger.

EMPLOYEES

    Mercury has no full-time employees.

LEGAL PROCEEDINGS

    Mercury is not a party to any material pending legal proceedings.

         DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION

GENERAL

    Information concerning the person who are expected to serve as directors and executive officers of the Surviving Corporation following the Merger is set forth below as of June 1, 1997. Messrs. Buis, Montalban, Morris, Kent and Rogers are the nominees of the Board of Directors of the Company for election to the Board of Directors of the Company at the Special Meeting. If such persons are elected, management of the Company intends that such persons will be designated by the Company in accordance with the Merger Agreement to serve as directors of the Surviving Corporation. Thomas, Glenn and Frank Darden are currently directors of Mercury and have been designated by Mercury to serve as directors of the Surviving Corporation upon effectiveness of the Merger.

NAME                                                 AGE             POSITION IN THE SURVIVING CORPORATION
------------------------------------------------     ---     -----------------------------------------------------
Otto J. Buis....................................  65         Chairman of the Board, Chief Executive Officer and
                                                               Director
Thomas F. Darden................................  43         President, Chief Operating Officer and Director
Glenn M. Darden.................................  41         Vice President and Director
Frank Darden....................................  70         Director
Patrick M. Montalban............................  39         Director
Steven M. Morris................................  44         Director
D. Randall Kent.................................  71         Director
W. Yandell Rogers, III..........................  33         Director

    OTTO J. BUIS is a registered petroleum geologist and for more than 35 years has held executive positions with domestic and international companies such as OKC Limited Partnership, OKC Corp., Shenandoah Oil Corporation and Texaco, Inc. Mr. Buis has been President and Chief Executive Officer of Pozo Resources, Inc. since 1992. Mr. Buis was a director of MSR from September 1989 through July 1990 and he was a court appointed Director and Chief Executive Officer of the Company from June 1991 through March 1992. At the Special Stockholders meeting of the Company shareholders held on October 25, 1994, Mr. Buis was elected Director and subsequently elected Chairman of the Board, President and Chief Executive Officer of the Company.

    THOMAS F. DARDEN has served as president of Parent for the last five years. During that time, Parent has developed and acquired interests in over 1,200 producing wells in Michigan, Indiana, Kentucky, Wyoming, Montana, New Mexico and Texas. A graduate of Tulane University with a B.A. in Economics in 1975, Mr. Darden has been employed by Parent or its parent corporation, MPC, for twenty-two years.

    GLENN M. DARDEN has served with Parent for 14 years, the last five years as the executive vice president of the company. Prior to working for Parent, Mr. Darden worked as a geologist for Mitchell Energy Corporation. Mr. Darden graduated from Tulane University in 1979 with a B.A. in Earth Sciences.

    FRANK DARDEN is a registered professional engineer and Chairman of the Board of Parent, a family owned private oil and gas company in Fort Worth, Texas. Mr. Darden founded the parent corporation of Parent, MPC, and has served as its Chairman since 1965 and as chairman of Parent since its founding in 1978. Mr. Darden commenced his career in the oil and gas business with Humble Oil and Refining Company in 1948. From 1954 through 1955 he was retained by Empresa Colombiana de Petroleos to organize an engineering department and guide the company's planning for the secondary recovery program in the La Cira Field in the Magdelena Valley of Colombia. From 1956 through 1964 Mr. Darden served as Manager of Operations for Newmont Oil Company, the energy subsidiary of Newmont Mining Corporation, and as Executive Vice President and Director of Yucca Water Company. Mr. Darden is the father of Thomas and Glenn Darden.

    PATRICK M. MONTALBAN is a petroleum geologist who graduated from the University of Montana in 1981. He joined the Company as a Staff Geologist in 1983 and became Vice President of Exploration and Production in October 1986. In December 1990, he was named Executive Vice President of the Company and at the December 1991 Annual General Meeting for the Company was elected Director and has continued in these offices to the present.

    STEVEN M. MORRIS is a certified public accountant and President of Morris & Co., a private investment firm in Houston, Texas. From 1988 to 1991, he was Vice President of Finance for ITEX Enterprises, Inc. From 1981 to 1988 Mr. Morris was the Financial Vice President of Hanson Minerals Company, a Houston based oil and gas exploration company. From 1978 to 1981, Mr. Morris was a Partner in the Certified Public Accounting Firm of Haley & Morris. He served as Senior Accountant with the Houston office of Arthur Young and Company from 1974 to 1977. Mr. Morris was elected a Director of the Company at the Special Stockholders Meeting held on October 24, 1994.

    D. RANDALL KENT is a retired vice president of the General Dynamics Corporation. He joined General Dynamics/Ft. Worth division in 1949 and served in various engineering management positions, including Vice President and Chief Engineer of the F-16 Fighter Program. Following his retirement in 1991, Mr. Kent has served as a consultant to the Lockheed-Martin Corporation. Mr. Kent graduated from Louisiana State University in 1947 with a B.S. in Mechanical Engineering and from Cornell University in 1949 with an M.S. in Engineering.

    W. YANDELL ROGERS, III has served as Vice President and General Manager of Ridgway's, Inc. since July 1997. For more than five years prior to that date he served as Regional Manager for Ridgway's, Inc. Based in Houston, Texas, Ridgway's, Inc. is the largest privately held reprographics firm in the U.S. with more than 60 locations nationwide. Mr. Rogers graduated from Southern Methodist University in 1986 with a B.B.A. in Finance.

    Executive officers will be elected annually by, and serve at the discretion of, the Board of Directors. There are no arrangements or understandings between any of the persons to serve as officers of the Surviving Corporation or any other person (other than arrangements or understandings with officers acting as such) pursuant to which any person will be elected as an officer of the Surviving Corporation. The Merger Agreement provides that Patrick Montalban, and two persons designated by Mercury, will serve as members of an executive committee of the Board of Directors of the Surviving Corporation. Mercury has designated Thomas Darden and Glenn Darden to serve as members of the executive committee.

COMPENSATION

    The following table lists compensation paid to the persons who will serve as chief executive officer and executive officers of the Surviving Corporation and who were paid in excess of $100,000 for the two years ended December 31, 1996.

                            SUMMARY OF COMPENSATION

                                                                                               ANNUAL COMPENSATION
                                                                                             ------------------------
NAME AND PRINCIPAL POSITION                                                         YEAR       SALARY     ALL OTHER
--------------------------------------------------------------------------------  ---------  ----------  ------------
Otto J. Buis....................................................................       1996  $  116,667       --
  Chairman of the Board, President,                                                    1995  $  101,000       --
    Chief Executive Officer and Director

Patrick M. Montalban............................................................       1996  $   88,200       --
  Executive Vice President                                                             1995  $   80,700  $  28,000(1)
    Chief Operating Officer and Director

------------------------

(1) The additional amounts paid to Patrick M. Montalban were for four years of scheduled raises that had not been paid.

    In lieu of one year's cash compensation, on March 7, 1997, Thomas Darden and Glenn Darden were each awarded options to acquire 114,285 shares of Mercury Common Stock at an exercise price of $.875 per share, which approximated market value at the date of grant, for their services as officers of Mercury. Thomas Darden and Glenn Darden will each serve as officers and directors of the Surviving Corporation.

    Directors who are not employees of the Surviving Corporation will receive $500 per day per meeting plus traveling and out-of-pocket expenses for each meeting of the Board of Directors, or committee thereof, attended.

             DESCRIPTION OF SECURITIES OF THE SURVIVING CORPORATION

    The following summary description of the capital stock of the Surviving Corporation does not purport to be complete and is qualified in its entirety by reference to the Surviving Corporation Certificate and Bylaws, copies of which are attached as Appendix "F" and "G", respectively. Furthermore, except as noted, the following discussion describes the capital stock of the Surviving Corporation assuming that the Continuance and Merger have already been effected.

GENERAL

    The authorized capital stock of the Surviving Corporation will consist of 50,000,000 shares of Common Stock, $0.01 par value per share, 25,777,014 of which will be issued and outstanding immediately following the Merger, and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), none of which will be issued and outstanding immediately following the Merger.

COMMON STOCK

    Subject to the rights of holders of Preferred Stock then outstanding, holders of Surviving Corporation Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Surviving Corporation. Holders of Surviving Corporation Common Stock are entitled to one vote per share on all matters on which the holders of Surviving Corporation Common Stock are entitled to vote. Because holders of Surviving Corporation Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Surviving Corporation Common Stock represented at a meeting for the election of directors can elect all of the directors. Holders of Surviving Corporation Common Stock have no preemptive rights to subscribe for any additional securities that the Surviving Corporation may issue. All shares of Surviving Corporation Common Stock to be outstanding upon completion of the Continuance and Merger will be legally issued, fully paid and nonassessable. Upon the liquidation, dissolution or winding up of the Surviving Corporation, holders of the shares of Surviving Corporation Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of the Surviving Corporation, subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock.

PREFERRED STOCK

    Pursuant to the Surviving Corporation Certificate, the Board of Directors of the Surviving Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time in one or more series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has such power to establish the powers, preferences and rights of each series, it may afford the holders of Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Surviving Corporation Common Stock. Although the Surviving Corporation has no current intention to issue shares of Preferred Stock, the issuance of such shares, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

WARRANTS AND CONVERTIBLE SECURITIES

    The following table describes the terms of certain warrants the Company and Mercury have outstanding.

                                                    NO. OF
                                                    SHARES                        EXERCISE
TYPE                                               COVERED     EXPIRATION DATE      PRICE
-----------------------------------------------  ------------  ---------------  -------------
COMPANY SECURITIES:
  Warrant......................................      280,000        1/12/2000     $   3.375
MERCURY SECURITIES:
  Warrants.....................................    5,500,000        3/31/2002     $    1.25
  Warrants.....................................    5,500,000        3/31/2002     $    2.00
  Options......................................      228,570        3/31/2002     $   0.875

    The Surviving Corporation has also agreed to issue a warrant to Parent pursuant to the Merger Agreement to purchase up to 1,250,000 shares of Surviving Corporation Common Stock at an exercise price of $0.01 per share at any time and from time to time prior to March 31, 2002, subject to extension, in the event of the creation of certain tax liabilities in the Surviving Corporation as a result of the Continuance. See "The Merger-- Interests of Certain Persons in the Merger."

STOCK OPTION PLAN

    The 1997 Stock Option Plan of Mercury (the "Plan") was adopted by the Board of Directors of Mercury and approved by the shareholders of Mercury effective as of March 7, 1997. The Plan permits the granting of options to purchase shares of Mercury Common Stock. All employees and directors of Mercury are eligible to participate in the Plan. An aggregate of 250,000 shares of Mercury Common Stock have been authorized and reserved for issuance under the Plan. As of June 1, 1997, options to purchase an aggregate of 228,570 shares of Mercury Common Stock had been granted under the Plan at an exercise price of $0.875 per share. The Stock Option Committee of the Board of Directors of Mercury determines who shall be granted options under the Plan and the terms thereof, and administers the Plan. No options may be granted under the Plan after March 7, 2007.

    The Plan will become a stock option plan of the Surviving Corporation pursuant to the Merger. The Company has no stock option or similar plans.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

    The Surviving Corporation is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business transaction" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" generally includes, without limitation, a merger, assets or stock sale, or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15 percent or more of a corporation's outstanding voting stock. See "Differences Between the DGCL and the ABCA--Business Combinations." Even though Parent will beneficially own 39.2 percent of the Surviving Corporation Common Stock after the Merger, it will not be subject to the restrictions contained in Section 203 of the DGCL.

    The Surviving Corporation Bylaws provide that special meetings of shareholders may be called only by the Chairman of the Board of Directors, the President or a majority of the Board of Directors of the Surviving Corporation. Pursuant to the Certificate, the Board of Directors of the Surviving Corporation is also authorized to issue shares of "blank check" preferred stock that may have the effect of discouraging an unsolicited acquisition proposal. See "--Preferred Stock."

EXCHANGE AGENT, TRANSFER AGENT AND REGISTRAR

    The Exchange Agent for exchange of stock certificates following the Merger will be ChaseMellon Shareholder Services L.L.C., at its principal offices at Dallas, Texas. The Transfer Agent and Registrar for the Surviving Corporation Common Stock will also be ChaseMellon Shareholder Services L.L.C.

                       BENEFICIAL OWNERSHIP OF SECURITIES

    The following table sets forth with respect to the Company, Mercury, and the Surviving Corporation (giving pro forma effect to the Merger), certain information as of the Meeting Record Date with respect to the beneficial ownership of Company Common Stock, Mercury Common Stock and Surviving Corporation Common Stock, as the case may be, of (i) directors and nominees,
(ii) executive officers, (iii) executive officers and directors as a group and
(iv) holders of five percent or more of such securities.

                                                                                     SHARES BENEFICIALLY
                                                                                            OWNED
                                                                                   ------------------------
NAME OF BENEFICIAL OWNER                                                             NUMBER       PERCENT
---------------------------------------------------------------------------------  -----------  -----------
                                           COMPANY COMMON STOCK
DIRECTORS AND NOMINEES
  Otto J. Buis (1)...............................................................      194,544         1.4
  C. Al Buis (1).................................................................       27,778         0.2
  Patrick M. Montalban...........................................................      279,100         2.0
  Steven M. Morris (1)...........................................................    1,111,111         8.1
  D. Randall Kent................................................................          -0-         0.0
  W. Yandell Rogers, III.........................................................       45,000         0.3
EXECUTIVE OFFICERS NOT NAMED ABOVE
  None
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP......................................    1,612,533        11.7
HOLDERS OF FIVE PERCENT OR MORE NOT NAMED ABOVE
  Pozo Resources, Inc. (2).......................................................    1,931,444        14.1
  Joseph V. Montalban............................................................    1,809,855        13.1
                                           MERCURY COMMON STOCK
DIRECTORS
  Frank Darden (3)...............................................................    2,300,000        17.6
  Thomas F. Darden (3)...........................................................    2,414,285        18.3
  Glenn M. Darden (3)............................................................    2,414,285        18.3
EXECUTIVE OFFICERS NOT NAMED ABOVE
  None
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (4)..................................    7,128,570        45.9
HOLDERS OF FIVE PERCENT OR MORE NOT NAMED ABOVE
  Parent (5).....................................................................   12,420,000        69.2
  Anne Darden Self (3)...........................................................    2,300,000        17.7
  Jack L. Thurber (6)............................................................    1,150,000         9.2
                                    SURVIVING CORPORATION COMMON STOCK
DIRECTORS (7)
  Otto J. Buis (1)...............................................................      194,544         0.8
  Frank Darden (3)...............................................................    2,300,000         8.6
  Glenn M. Darden (3)............................................................    2,414,285         8.9
  Thomas F. Darden (3)...........................................................    2,414,285         8.9
  Patrick M. Montalban...........................................................      279,100         1.1
  Steven M. Morris (1)...........................................................    1,111,111         4.3
  D. Randall Kent................................................................          -0-         0.0
  W. Yandell Rogers, III.........................................................       45,000         0.2
EXECUTIVE OFFICERS NOT NAMED ABOVE
  None
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (4)..................................    8,758,325        29.9
HOLDERS OF FIVE PERCENT OR MORE NOT NAMED ABOVE
  Parent (5).....................................................................   12,420,000        39.2
  Joseph V. Montalban............................................................    1,809,855         7.0
  Pozo Resources, Inc. (1).......................................................    1,931,444         7.5
  Anne Darden Self (3)...........................................................    2,300,000         8.6

------------------------

(1) Does not include shares beneficially owned by Pozo Resources, Inc. See footnote (2) below.

(2) Pozo Resources, Inc. is owned by Otto J. Buis, C. Al Buis and Steven M. Morris. Messrs. Buis, Buis and Morris may be deemed to share voting and investment power with respect to the shares owned by Pozo Resources, Inc. Each such person disclaims beneficial ownership of such shares.

(3) Does not include shares beneficially owned by Parent. See footnote (4) below. Does include with respect to each person 1,100,000 shares subject to immediately exercisable warrants. Also includes with respect to each of Thomas F. Darden and Glenn M. Darden 114,285 shares subject to immediately exercisable options.

(4) Includes 3,300,000 shares subject to immediately exercisable warrants and 228,570 shares subject to immediately exercisable options.

(5) Number of shares indicated includes 5,940,000 shares subject to immediately exercisable warrants. Each of Frank Darden, Thomas F. Darden, Glenn M. Darden and Anne Darden Self are directors, officers and shareholders of Parent and share voting and investment power with respect to the 12,420,000 shares of Mercury Common Stock beneficially owned by Parent. Each such person disclaims beneficial ownership of such shares.

(6) Includes 550,000 shares subject to currently exercisable warrants.

(7) Assumes that Otto J. Buis, Patrick M. Montalban, Steven M. Morris, D. Randall Kent and W. Yandell Rogers, III are elected to the Board of Directors of the Company at the Special Meeting and are subsequently designated by the Company pursuant to the Merger Agreement to serve as directors of the Surviving Corporation.

    The address of each of the directors of the Company (other than Steven M. Morris) and of Pozo Resources, Inc. is 500 Main Street, Suite 201, Fort Worth, Texas 76102. The address of Steven M. Morris is 952 Echo Lane, Suite 335, Houston, Texas 77024. The address of Joseph V. Montalban is East Lakeshore Drive, Whitefish, Montana 59937.

    The address of each of Parent, Frank Darden and Glenn M. Darden is 1619 Pennsylvania Avenue, Fort Worth, Texas 76104. The address of Thomas F. Darden is 720 South Otsego, Gaylord, Michigan 49735 and the address of Anne Darden Self is 2630 Fountainview, Suite 300, Houston, Texas 77057.

                              CERTAIN TRANSACTIONS

    Lucas, Bowler & White, Barristers & Solicitors, Edmonton, Alberta, have rendered legal services to the Company. Bruce Hirsche is a partner of such firm. Mr. Hirsche served as Chairman and Director of the Interim Board of the Company from June 1991 through December 1991. Thereafter, Mr. Hirsche served as a Director and as Secretary and General Counsel of the Company through October 25, 1994, at which time he was re-elected as Secretary and General Counsel, which positions he continues to hold. Legal fees and expenses totalling approximately $25,777 and $2,523 were billed to the Company by Mr. Hirsche's law firm during the years ended December 31, 1995 and 1996, respectively.

    In 1994, the Company retained the services of Buis & Co., a private investment banking firm in which C. Al Buis, a director of the Company, is an owner, officer and director, to assist the Company in arranging credit facilities. The Company paid Buis & Co $150,000 for the performance of such services in connection with the Company obtaining its $15 million revolving credit/term loan facility with a bank.

    The Company subleases office space for its Fort Worth headquarters from Buis & Co. The Company paid Buis & Co. $22,300 and $35,160 for annual rental for 1995 and 1996, respectively. The rent paid was at the same rate per square foot as that paid by Buis & Co. to its lessor and is commensurate with rental rates in the area.

    In November 1995, the Company completed the sale of its holdings in 687,000 shares of GeoResources common stock and 44,000 shares of Big Sky Airlines common stock to Joseph V.

Montalban, formerly a director of the Company, in exchange for 700,000 shares of Company Common Stock. The sale or exchange was approved by shareholders of the Company at the Company's Annual General Meeting of Shareholders held on September 22, 1995. The Company recognized $177,000 gain on the sale of stock.

    Mercury acquired the Mercury Properties on March 7, 1997 from Parent. Parent conveyed to Mercury the Mercury Properties in exchange for a majority of the now outstanding Mercury Common Stock and warrants to purchase additional shares of Mercury Common Stock. The Mercury Properties were acquired by Parent in 1995. Certain directors, officers and agents of Parent also conveyed to Mercury certain contractual rights in the Mercury Properties in exchange for shares of Mercury Common Stock and warrants.

    The Surviving Corporation and Parent will enter into a Management Agreement upon effectiveness of the Merger. Pursuant to the Management Agreement, Parent will manage the ongoing operations of the various oil and gas properties and gas gathering and compression facilities located in Montana and Texas of the Surviving Corporation and its subsidiaries. The Surviving Corporation will agree to reimburse Parent for its costs and expenses incurred in connection with managing such operations and shall in addition pay to Parent a management fee equal to 10 percent of such costs and expenses. The Surviving Corporation will also agree to indemnify Parent and its officers, directors, shareholders, employees and agents against losses incurred in connection with the performance of the Management Agreement, except to the extent that such losses arise as a result of the gross negligence or intentional misconduct of such indemnified parties. The term of the Management Agreement is for two years from the effective date of the Merger and thereafter for successive one-year terms unless terminated by either party to the agreement at the end of the initial term or any successive one-year term upon 30 days' advance notice.

    Mercury has guaranteed the repayment of $4.0 million of the NationsBank Debt owed by Parent. Such debt is due and payable by Parent on December 31, 2002 and bears interest at 6.5625 percent per annum. The debt is secured by a lien on the Mercury Properties. Pursuant to the Merger Agreement, the Company and Mercury expect that the Surviving Corporation will repay $4.0 million of the NationsBank Debt. See "Management's Discussion and Analysis of Mercury's Financial Condition and Results of Operations-- Capital Resources and Financing," and "The Merger--Interests of Certain Persons in the Merger."

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires directors and officers of the Company and persons who own more than 10 percent of the outstanding Company Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company Common Stock by such persons. Directors, officers and more than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file with the SEC. To the Company's knowledge, based solely on its review of such reports and representations that no other reports were required, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to directors, officers and more than 10 percent shareholders of the Company were complied with.

                                 LEGAL MATTERS

    Certain matters of Canadian law in connection with the Continuance will be passed upon by Blake, Cassels & Graydon, Calgary, Alberta. Certain legal matters in connection with the shares of Company Common Stock to be issued in connection with the Continuance will be passed upon for the Company by Thompson & Knight, A Professional Corporation, Dallas, Texas, on behalf of the Company. Certain legal matters in connection with the shares of Surviving Corporation Common Stock to be issued in the Merger will be passed upon for Mercury by Cantey & Hanger, L.L.P.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company as of December 31, 1996 and 1995 and for each of the years in the two-year period ended December 31, 1996, included in this Proxy Statement/Prospectus, and elsewhere in the Registration Statement of which this Proxy Statement/ Prospectus forms a part, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon appearing herein and elsewhere in such Registration Statement. Such financial statements are included herein and in such Registration Statement in reliance on the report of Deloitte & Touche LLP, upon the authority of such firm as experts in accounting.

    The statements of revenues and direct operating expenses attributable to the Mercury Properties for each of the years in the two-year period ended December 31, 1996, included in this Proxy Statement/ Prospectus, and elsewhere in the Registration Statement of which this Proxy Statement/Prospectus forms a part, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon appearing herein and elsewhere in such Registration Statement. Such statements are included herein and in such Registration Statement in reliance on the report of Deloitte & Touche LLP, upon the authority of such firm as experts in accounting.

    With respect to the unaudited interim financial information of MSR Exploration Ltd. for the periods ended June 30, 1997 and 1996 which is included in this Proxy Statement/Prospectus, and elsewhere in this Registration Statement, Deloitte & Touch LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in MSR Exploration Ltd.'s Quarterly Report for the quarter ended June 30, 1997 and included herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


    The letters of Citadel Engineering, independent oil and gas consultants, set forth in Appendix "H" have been included herein in reliance on such firm as experts with respect to the matters contained in those letter. In addition, the information with respect to the reserve reports prepared by Citadel Engineering has been included herein in reliance on such firm as experts with respect to such information.


            OTHER MATTERS WHICH MAY COME BEFORE THE SPECIAL MEETING

    Management of the Company knows of no matters to come before the Special Meeting other than as set forth in the Notice of the Meeting. In addition, Management of the Company knows of no other matters to be included in the Consent except the approval of the Merger as set forth herein. However, if other matters which are not now known to Management should properly come before the Special Meeting or require approval of shareholders of the Company pursuant to the Consent, the accompanying proxy for the Special Meeting and proxy for the Consent will be voted on such matters in accordance with the best judgement of the persons voting such proxies.

                     GLOSSARY OF OIL AND NATURAL GAS TERMS

    The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry and this Proxy Statement/Prospectus. Unless otherwise indicated in this Proxy Statement/Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

    BBL. One stock tank barrel, or 42 E.S.P. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

    BOE. Barrels of oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    COMPLETION. The installation of permanent equipment for the production of oil or natural gas.

    CONDENSATE. A hydrocarbon mixture that becomes liquid and separates from natural gas when the natural gas is produced and is similar to crude oil.

    DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    DEVELOPMENT WELL. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

    DRY WELL. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion of an oil or natural gas well.

    EXPLORATORY WELL. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

    GROSS ACRES or GROSS WELLS. The total acres or wells, as the case may be, in which Mercury or the Company has a working interest.

    MBBL.  One thousand barrels of crude oil or other liquid hydrocarbons.

    MCF.  One thousand cubic feet of natural gas.

    MMBBL.  One million barrels of crude oil or other liquid hydrocarbons.

    MMCF.  One million cubic feet of natural gas.

    NET ACRES or NET WELLS. Gross acres or wells multiplied, in each case, by the percentage working interest owned by Mercury or the Company, as applicable.

    NET PRODUCTION. Production that is owned less royalties and production due others.

    OPERATOR. The individual or company responsible for the exploration, development, and production of an oil or natural gas well or lease.

    PRESENT VALUE OF FUTURE NET REVENUES or PV-10. The present value of estimated future net revenues to be generated from the production of proved reserves, net of estimated production and ad valorem taxes, future capital costs and operating expenses, using prices and costs in effect as of the date indicated, without giving effect to federal income taxes. The future net revenues have been discounted at an annual rate of 10 percent to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties.

    PROVED DEVELOPED RESERVES. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

    PROVED RESERVES. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

         i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by natural gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

         ii. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

        iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;
    (C) crude oil, natural gas and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

    PROVED UNDEVELOPED RESERVES. Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

    RECOMPLETION. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

    RESERVES.  Proved reserves.

    ROYALTY. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

    WATERFLOOD. The injection of water into a reservoir to fill pores vacated by produced fluids, thus maintaining reservoir pressure and assisting production.

    WORKING INTEREST. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100 percent working interest in a lease burdened only by a landowner's royalty of
12.5 percent would be required to pay 100 percent of the costs of a well but would be entitled to retain 87.5 percent of the production.

    WORKOVER.  Operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
MSR EXPLORATION LTD.
Annual Financial Statements:
  Report of Independent Auditors...........................................................................  F-2
  Consolidated Balance Sheets at December 31, 1996 and 1995................................................  F-3
  Consolidated Statements of Operations for the years ended December 31, 1996 and 1995.....................  F-4
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996 and 1995...........  F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995.....................  F-6
  Notes to Consolidated Financial Statements...............................................................  F-7

Interim Financial Statements (Unaudited):
  Report of Independent Accountants........................................................................  F-21
  Consolidated Balance Sheets at June 30, 1997 and December 31, 1996.......................................  F-22
  Consolidated Statements of Operations for the six months ended June 30, 1997 and 1996...............................................................................................  F-23
  Consolidated Statements of Cash Flows for the six months ended June 30, 1997 and 1996...............................................................................................  F-24
  Condensed Notes to Consolidated Interim Financial Statements.............................................  F-25

MERCURY MONTANA, INC.
  Report of Independent Auditors...........................................................................  F-27
  Statements of Revenues and Direct Operating Expenses for the years ended December 31, 1996 and 1995 and for the six months ended June 30, 1997 and 1996 (Unaudited)............................................  F-28
  Notes to Statements of Revenues and Direct Operating Expenses............................................  F-29
  Condensed Balance Sheet at June 30, 1997 (Unaudited).....................................................  F-33
  Notes to Condensed Balance Sheet.........................................................................  F-34

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
  MSR Exploration Ltd. and Subsidiaries
Fort Worth, Texas

    We have audited the accompanying consolidated balance sheets of MSR Exploration Ltd. and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Fort Worth, Texas
March 26, 1997

                     MSR EXPLORATION LTD. AND SUBSIDIARIES
                    (INCORPORATED UNDER THE LAWS OF ALBERTA)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                                  U.S. DOLLARS

                                                                                         1996           1995
                                                                                     -------------  -------------
                                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents........................................................  $     262,150  $     232,594
  Time deposits....................................................................         51,035         46,975
  Accounts receivable..............................................................        936,639        700,069
  Inventories......................................................................        194,873        184,421
  Prepaid expenses.................................................................         15,184         11,478
                                                                                     -------------  -------------
      Total current assets.........................................................      1,459,881      1,175,537

PROPERTIES, PLANT AND EQUIPMENT--NET
  ("full cost") (Note 4)...........................................................     28,786,443     29,040,594

OTHER ASSETS (Note 5)..............................................................        470,103        538,025
                                                                                     -------------  -------------
                                                                                     $  30,716,427  $  30,754,156
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt (Note 6).......................................  $     706,931  $      90,707
  Accounts payable.................................................................        277,141        368,630
  Accrued liabilities..............................................................        612,509        503,140
                                                                                     -------------  -------------
      Total current liabilities....................................................      1,596,581        962,477
                                                                                     -------------  -------------

LONG-TERM DEBT (Note 6)............................................................      5,930,532      6,252,012
                                                                                     -------------  -------------

DEFERRED INCOME TAXES (Note 7).....................................................      3,832,635      4,003,000
                                                                                     -------------  -------------

STOCKHOLDERS' EQUITY:
  Common stock, without par value
    Authorized 20,000,000 shares, issued and
    outstanding 13,777,014 in 1996 and
    13,712,014 in 1995.............................................................     17,861,264     17,796,264

  Less notes receivable arising from the issuance of
  common stock (Note 8)............................................................        (95,000)      (190,000)

  Foreign currency translation adjustment..........................................       (108,986)       (98,684)

  Retained earnings................................................................      1,699,401      2,029,087
                                                                                     -------------  -------------
                                                                                        19,356,679     19,536,667
                                                                                     -------------  -------------
                                                                                     $  30,716,427  $  30,754,156
                                                                                     -------------  -------------
                                                                                     -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      MSR EXPLORATION LTD. ANDSUBSIDIARIES
                    (INCORPORATED UNDER THE LAWS OF ALBERTA)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                                  U.S. DOLLARS

                                                                                            1996          1995
                                                                                        ------------  ------------

REVENUE
  Oil sales...........................................................................  $  2,364,440  $  2,038,588
  Gas sales...........................................................................     1,953,092       763,698
  Interest and other income...........................................................        58,793       324,414
                                                                                        ------------  ------------
      Total revenues..................................................................     4,376,325     3,126,700
                                                                                        ------------  ------------

EXPENSES
  Operating expenses..................................................................     1,435,362     1,349,151
  Production taxes....................................................................       311,680       213,793
  Depletion and depreciation..........................................................     1,377,917     1,032,023
  General and administrative..........................................................     1,018,141     1,058,768
  Interest............................................................................       732,911       472,519
                                                                                        ------------  ------------
      Total expenses..................................................................     4,876,011     4,126,254
                                                                                        ------------  ------------

Loss before income taxes..............................................................      (499,686)     (999,554)

Income tax benefit (Note 7)...........................................................       170,000       359,000
                                                                                        ------------  ------------

NET LOSS..............................................................................  $   (329,686) $   (640,554)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

PER SHARE NET LOSS....................................................................  $      (0.02) $      (0.04)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Weighted average number of shares outstanding.........................................    13,773,110    14,262,973
                                                                                        ------------  ------------
                                                                                        ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES
                    (INCORPORATED UNDER THE LAWS OF ALBERTA)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                  U.S. DOLLARS

                                                                            CUMULATIVE
                                                                              FOREIGN                 TOTAL
                                              COMMON STOCK         STOCK     CURRENCY                 STOCK-
                                          ---------------------   OPTION    TRANSLATION  RETAINED    HOLDERS'
                                           SHARES      AMOUNT      LOANS    ADJUSTMENT   EARNINGS     EQUITY
                                          ---------  ----------  ---------  -----------  ---------  ----------
Balance at December 31, 1994............  14,312,014 $18,621,264 $(300,000)  $       0   $2,669,641 $20,990,905
  Net loss..............................          0           0          0           0    (640,554)   (640,554)
  Purchase of 700,000 shares (Note 8)...   (700,000)   (875,000)         0           0           0    (875,000)
  Issuance of 100,000 shares of common
    stock as payment for services (Note
    8)..................................    100,000      50,000          0           0           0      50,000
  Translation adjustments...............          0           0          0     (98,684)          0     (98,684)
  Proceeds from stock option loans......          0           0    110,000           0           0     110,000
                                          ---------  ----------  ---------  -----------  ---------  ----------
Balance at December 31, 1995............  13,712,014 17,796,264   (190,000)    (98,684)  2,029,087  19,536,667
  Net loss..............................          0           0          0           0    (329,686)   (329,686)
  Issuance of 100,000 shares of common
    stock for property acquisition (Note
    8)..................................    100,000     100,000          0           0           0     100,000
  Translation adjustments...............          0           0          0     (10,302)                (10,302)
Repurchase of stock option shares (Note
  8)....................................    (35,000)    (35,000)         0           0           0     (35,000)
Proceeds from stock option loans........          0           0     95,000           0           0      95,000
                                          ---------  ----------  ---------  -----------  ---------  ----------
Balance at December 31, 1996............  13,777,014 $17,861,264 $ (95,000)  $(108,986)  $1,699,401 $19,356,679
                                          ---------  ----------  ---------  -----------  ---------  ----------
                                          ---------  ----------  ---------  -----------  ---------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES
                    (INCORPORATED UNDER THE LAWS OF ALBERTA)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                  U.S. DOLLARS

                                                                                           1996          1995
                                                                                        -----------  -------------
OPERATING ACTIVITIES
  Net loss............................................................................  $  (329,686) $    (640,554)
  Charges and credits to net loss not affecting cash
    Depletion and depreciation........................................................    1,377,917      1,032,023
    Amortization of deferred financing costs..........................................       67,922              0
    Common stock issued for payment of general and administrative expenses............            0         50,000
    Gain on property and securities available for sale................................            0       (175,223)
    Deferred income taxes.............................................................     (170,365)      (359,000)
  Changes in assets and liabilities
    Proceeds from sale of (invested in) time deposits.................................       (4,060)        29,097
    Receivables.......................................................................     (236,570)      (430,655)
    Inventories and prepaid expenses..................................................      (14,158)        11,316
    Accounts payable and accrued liabilities..........................................       17,880        (39,419)
                                                                                        -----------  -------------
NET CASH FROM (USED FOR) OPERATING ACTIVITIES.........................................      708,880       (522,415)
                                                                                        -----------  -------------

INVESTING ACTIVITIES
  Property, plant and equipment expenditures..........................................     (773,766)    (1,086,635)
  Acquisition of producing properties.................................................     (250,000)    (3,621,984)
  Proceeds from sale of property and equipment........................................            0         56,570
  Proceeds on notes receivable arising from the issuance of common stock..............       60,000        110,000
  Change in cumulative foreign currency translation...................................      (10,302)
  Restricted cash.....................................................................            0       (191,675)
                                                                                        -----------  -------------
NET CASH FROM (USED FOR) INVESTINGACTIVITIES..........................................     (974,068)    (4,733,724)
                                                                                        -----------  -------------

FINANCING ACTIVITIES
  Principal payments on long-term debt................................................     (105,256)      (615,706)
  Proceeds from debt borrowings.......................................................      400,000      6,000,000
  Payment of financing costs..........................................................            0       (346,350)
                                                                                        -----------  -------------
NET CASH FROM (USED FOR) FINANCING ACTIVITIES.........................................      294,744      5,037,944
                                                                                        -----------  -------------

NET INCREASE (DECREASE) IN CASH.......................................................       29,556       (218,195)

CASH AT BEGINNING OF PERIOD...........................................................      232,594        450,789
                                                                                        -----------  -------------

CASH AT END OF PERIOD.................................................................  $   262,150  $     232,594
                                                                                        -----------  -------------
                                                                                        -----------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of MSR Exploration Ltd. (the Company) (incorporated under the laws of Alberta, Canada), and its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

    PRINCIPAL BUSINESS ACTIVITY AND REORGANIZATION

    The Company and its subsidiaries are involved in oil and gas exploration, development and production activities in the United States and Canada. On February 7, 1992, the Company and its subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code. On March 2, 1993, the Company's Restated First Amended Joint Plan of Reorganization was confirmed by the Bankruptcy Court. See Note 2.

    U.S. DOLLAR REPORTING

    The majority of the Company's business is transacted in U.S. dollars and, accordingly, the consolidated financial statements are expressed in that currency.

    SECURITIES AVAILABLE FOR SALE

    The Company had investments in marketable equity securities. These consisted of common stocks that were listed and traded on national stock exchanges.

    The Company adopted Statement of Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at January 1, 1994. Statement No. 115 requires that management classify securities at the date of adoption, and thereafter at the date of acquisition, as trading, held-to-maturity, or available-for-sale. The investments in marketable equity securities had been classified as available-for-sale, and were stated at fair value each balance sheet date, with unrealized gains and losses reported separately as a component of stockholders' equity. During the fourth quarter of 1995, all marketable securities held by the Company were sold.

    ACCOUNTS RECEIVABLE

    The Company's customers are large oil and natural gas purchasers. The Company does not require collateral and receivables are generally due in 30-60 days. Management considers all accounts receivable current and collectible; accordingly, no allowance for doubtful accounts has been established.

    MAJOR CUSTOMERS

    During the year ended December 31, 1996, three customers, Rio Vista Energy, Ltd., Cenex, Inc. and Montana Refining Company, accounted for approximately 34 percent, 19 percent and 15 percent, respectively, of total consolidated oil and gas sales. For the year ended December 31, 1995, three customers, Montana Refining Company, Cenex, Inc. and Hanson Production Company, accounted for approximately 26 percent, 23 percent and 21 percent, respectively, of total consolidated oil and gas sales. The Company does not anticipate that the loss of any of its present purchasers would adversely effect the Company's consolidated business. The Company also believes that, in the event of a loss of a present

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) purchaser, other oil and gas purchasers located in the Company's areas of production would offer competitive prices for such production.

    INVENTORIES

    Inventories are valued at the lower of cost (first-in, first-out method) or market.

    PROPERTIES, PLANT AND EQUIPMENT

    The Company follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration and development activities.

    The capitalized costs related to each cost center, including the estimated future costs to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves of each country as determined by independent petroleum engineers. Investments in unproved properties are not amortized until proved reserves associated with them can be determined or until impairment occurs. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.

    The capitalized costs less accumulated depletion and depreciation in each cost center are limited to an amount equal to the estimated future net revenue from proved reserves discounted at a ten percent interest rate (based on prices and costs at the balance sheet date) plus the lower of cost (net of impairments) or fair market value of unproved properties.

    Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

    Other plant and equipment are depreciated on the straight-line basis as follows:

        Gas processing plants and gathering systems--over eight years

        Other equipment--over three to five years

    Potential impairment of producing properties and significant unproved properties is assessed annually (unless economic events warrant more frequent reviews). In addition, a quarterly impairment analysis of aggregated properties is performed by the Company using discounted future net cash flows determined based upon current prices and costs.

    ENVIRONMENTAL COMPLIANCE AND REMEDIATION

    Environmental compliance costs, including on-going maintenance and monitoring, are expensed as incurred. Environmental remediation costs, which improve the condition of a property, are capitalized.

    The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants has adopted Statement of Position 96-1, "Environmental Remediation Liabilities," which

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) provides guidance on the recognition, measurement, display and disclosure of environmental liabilities. The statement is effective for the Company's 1997 fiscal year. Management has evaluated such statement and believes that it will not have a material effect on the financial condition, results of operations or cash flows of the Company.

    REVENUE RECOGNITION

    The Company recognizes revenues as quantities of oil and gas sold or volumes of gas transported, and utilizes the entitlement method of accounting for oil and gas imbalances. Under this method, the Company recognizes revenue for its proportionate share of volumes sold. Any over-produced amount is recorded as deferred revenue and any under-produced amount is recorded as current revenue and revenue receivable. The Company had no significant over or under-produced positions as of December 31, 1996 and 1995.

    DEFERRED CHARGES

    Financing charges related to the acquisition of debt are deferred and amortized over the term of that debt using the effective interest method. MSR Exploration Ltd. and Subsidiaries

    FOREIGN CURRENCY TRANSLATION

    The functional currency for the Company's foreign operations is the applicable local currency; therefore, translation is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date, and for revenue and expense accounts using a weighted average exchange rate for the year.

    JOINT VENTURE OPERATIONS

    Certain of the Company's exploration and development activities relating to oil and gas are conducted jointly with others. The accompanying financial statements reflect only the Company's proportionate interest in such activities.

    INCOME TAXES

    Income taxes provide for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of properties, plant and equipment for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

    NET INCOME (LOSS) PER SHARE

    Net income (loss) per share has been calculated based on the weighted average number of common shares outstanding during the year.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH EQUIVALENTS AND TIME DEPOSITS

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Investments with an original maturity in excess of three months are considered to be time deposits.

    STOCK-BASED COMPENSATION

    Compensation expense is recorded with respect to stock option grants to employees using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. The Company has not elected the fair value method of accounting for stock-based compensation encouraged, but not required, by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

    DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments under Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," include cash, accounts receivable, notes payable, accounts payable and long-term debt. The Company believes that the carrying amount of these items is a reasonable estimate of their fair value.

    ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. BANKRUPTCY

    Due to a series of events, which included a substantial net loss and the inability to negotiate a mutually agreeable restructuring of indebtedness with the Company's then primary lender, the Company and its subsidiaries elected on February 7, 1992 to file voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code.

    On September 12, 1992, the Company filed a plan of reorganization with the Bankruptcy Court which was subsequently amended on December 11, 1992 and March 2, 1993, to reflect agreements between the Company and its creditors.

    On March 2, 1993, the Company's Restated First Amended Joint Plan of Reorganization was confirmed by the Bankruptcy Court. The significant changes resulting from the Plan include the following:

    - A net reduction of $2,429,829 in recorded liabilities to secured and unsecured creditors through settlement, disallowance or rejection of claims.

    - An increase of $5,143,170 in non-current, long-term debt through establishment of installment payment terms for certain claims.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

2. BANKRUPTCY (CONTINUED)
    As of December 31, 1996, the remaining amount due to pre-petition creditors totaled $237,463 (see Note 6).

3. SECURITIES AVAILABLE FOR SALE

    As discussed in Note 1, the Company elected to adopt FASB Statement No. 115 as of January 1, 1994. The December 31, 1994 balance of stockholder's equity increased by $171,900 to recognize appreciation in the fair value of securities available for sale. There was no deferred tax effect of that appreciation. All marketable securities held by the Company were sold in November, 1995, at a gain of $177,000.

4. PROPERTY, PLANT AND EQUIPMENT

                                                                               1996            1995
                                                                          --------------  --------------
U.S. proved oil and gas properties:
  Rocky Mountain Region.................................................  $   28,245,283  $   27,896,712
  Texas Region..........................................................      13,275,806      12,887,117
Accumulated depletion and depreciation..................................     (15,989,893)    (14,740,907)
                                                                          --------------  --------------
                                                                              25,531,196      26,042,922
                                                                          --------------  --------------
Canadian proved oil and gas properties..................................       2,221,085       2,158,823
Accumulated depletion and depreciation..................................        (195,915)       (150,572)
                                                                          --------------  --------------
                                                                               2,025,170       2,008,251
                                                                          --------------  --------------
Gas processing plants and gathering systems.............................       3,623,687       3,388,459
Other equipment.........................................................       1,146,343       1,061,984
Accumulated depletion and depreciation..................................      (3,539,953)     (3,461,022)
                                                                          --------------  --------------
                                                                               1,230,077         989,421
                                                                          --------------  --------------
                                                                          $   28,786,443  $   29,040,594
                                                                          --------------  --------------
                                                                          --------------  --------------

5. OTHER ASSETS

    Other assets included deferred charges related to the acquisition of long-term debt (amortized over the life of that debt using the effective interest method) and restricted cash (held in a letter of credit in lieu of a plugging and abandonment bond required by the US Environmental Protection Agency).

                                                                                    1996         1995
                                                                                 -----------  ----------
Deferred loan cost.............................................................  $   385,215  $  397,440
Less accumulated amortization..................................................     (106,737)    (51,040)
                                                                                 -----------  ----------
Net deferred loan cost.........................................................  $   278,478  $  346,400
Restricted cash................................................................      191,625     191,625
                                                                                 -----------  ----------
Total other assets.............................................................  $   470,103  $  538,025
                                                                                 -----------  ----------
                                                                                 -----------  ----------

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

6. NOTE PAYABLE AND LONG-TERM DEBT

                                                                                  1996          1995
                                                                              ------------  ------------
Long-term debt consists of:
Prime rate plus 1.0% note payable to Banque Paribas (9.25% at December 31,
  1996).....................................................................  $  6,400,000  $  6,000,000
Various pre-petition claims at interest rates ranging from 6% to 10%, due in
  monthly, quarterly and annual installments, including interest............       237,463       342,719
                                                                              ------------  ------------
                                                                                 6,637,463     6,342,719
Less current maturities.....................................................      (706,931)      (90,707)
                                                                              ------------  ------------
                                                                              $  5,930,532  $  6,252,012
                                                                              ------------  ------------
                                                                              ------------  ------------

LONG-TERM DEBT MATURITIES ARE AS FOLLOWS:
YEARS ENDING DECEMBER 31,                                                            AMOUNT
--------------------------------------------------------------------------------  ------------
1997............................................................................  $    706,931
1998............................................................................       868,294
1999............................................................................       928,892
2000............................................................................       848,649
2001............................................................................       744,697
Thereafter......................................................................     2,540,000
                                                                                  ------------
                                                                                  $  6,637,463
                                                                                  ------------
                                                                                  ------------

    During the first quarter of 1995, the Company entered into a revolving credit/term loan agreement with a bank. The agreement allowed the Company to borrow up to $15,000,000 under a revolving credit arrangement for a two year period. On August 15, 1996 the loan limit was set at $6,500,000 and on January 1, 1997 the commitment shall be reduced by monthly payments at a rate of $60,000 for 1997, $65,000 for 1998, $75,000 for 1999, $70,000 for 2000 and $60,000 for
2001. The Company can designate the interest rate on amounts outstanding as either the London Interbank Offered Rate (LIBOR) + 2.5% or bank prime plus 1%. As an additional incentive to provide the financing, the Company issued to the bank a five-year warrant expiring January 13, 2000 to purchase 280,000 shares of the Company's Common Stock at $3.375. The collateral for this loan agreement consists of substantially all of the existing assets of the Company and any future reserves acquired. The loan agreement contain certain restrictive covenants which, among other things, require the maintenance of a minimum current ratio, net worth and debt service ratio. As of December 31, 1996 the Company was in compliance with all such requirements. MSR Exploration Ltd. and Subsidiaries

7. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

7. INCOME TAXES (CONTINUED)
purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                                                1996           1995
                                                                            -------------  -------------
Deferred tax assets:
  Operating loss carryforwards............................................  $   3,565,000  $   3,473,503
  Investment tax credits..................................................        428,000        428,765
                                                                            -------------  -------------
    Total deferred tax assets.............................................      3,993,000      3,902,268
  Less valuation allowance................................................     (2,002,635)    (2,165,768)
                                                                            -------------  -------------
                                                                                1,990,365      1,736,500
                                                                            -------------  -------------
Deferred tax liabilities:
  Properties, plant and equipment.........................................      5,823,000      5,739,500
                                                                            -------------  -------------
    Total deferred tax liabilities........................................      5,823,000      5,739,500
                                                                            -------------  -------------
      Net deferred tax liabilities........................................  $   3,832,635  $   4,003,000
                                                                            -------------  -------------
                                                                            -------------  -------------

    The income tax benefit for each of the years ended December 31, 1996 and 1995 consists of the following:

                                                                                   1996         1995
                                                                                -----------  -----------
Deferred tax benefit..........................................................  $  (170,365) $  (359,000)
                                                                                -----------  -----------
                                                                                -----------  -----------

    The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pre-tax income for the years ended December 31, 1996 and 1995 due to the following:

                                                                                   1996         1995
                                                                                -----------  -----------
Computed expected tax expense (benefit).......................................  $  (170,365) $  (340,500)
Increase (decrease) in income resulting from:
  State income taxes, net of federal tax benefit..............................      (20,000)     (40,000)
  Other.......................................................................       20,365       21,500
                                                                                -----------  -----------
                                                                                $  (170,000) $  (359,000)
                                                                                -----------  -----------
                                                                                -----------  -----------

    The Company has U.S. net operating loss carry-forwards of approximately $10,500,000 potentially available to reduce future U.S. taxable income. These U.S. net operating loss carry-forwards begin to expire in 2001. The Company also has Canadian expense carry-forwards totaling approximately $2,200,000 available to reduce future Canadian taxable income. These Canadian expense carry-forwards have no expiration date. Use of these U.S. and Canadian carry-forwards is dependent on future taxable income.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

8.  COMMON STOCK TRANSACTIONS

    The Company applies the intrinsic value method in accounting for stock options prescribed by Accounting Principles Board Opinion No. 25. No pro forma impact of the adoption of the optional accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" is presented as the Company did not grant any options during 1995 or 1996.

    In May, 1996 the Company issued 100,000 shares of common stock, valued at $1.00 per share, with $250,000 to purchase an additional 21% working interest in the Cinco Ltd No. 1 well in Southeast, Texas.

    During 1994, the Company granted stock options for 600,000 shares of common stock to the Board of Directors and employees. These options were exercisable at a price of $0.50 per share. The options were later exercised and initially funded by the Company. The Company accepted notes receivable totaling $300,000 from certain members of the Board of Directors and employees, and are collateralized by the common stock issued. During 1996, the Company offered each individual the opportunity to cancel the notes in exchange for Company stock valued at $1.00 per share. 35,000 shares of common stock were presented to reduce such notes. At December 31, 1996 notes receivable arising from the issuance of common stock was $95,000.

    On November 8, 1995 the Company completed the sale of its holdings in 687,600 shares of GeoResources Common Stock and 44,000 shares of Big Sky Airlines Common Stock to Joseph V. Montalban, then a director of the Company, in exchange for 700,000 shares (at $1.25 per share) of the Company's Common Stock. The sale or exchange was approved by Shareholders at the Company's Annual General Meeting held on September 22, 1995. At the time of the exchange, the carrying (market) value of the GeoResources Common Stock and the Big Sky Airlines Common Stock was $875,000. Prior to the exchange, the Company had recorded for these securities, which were classified as available for sale, an unrealized gain of $177,000 as a separate component of equity. The market value of the Company's Common Stock was $875,000. The Company recorded as other revenue the realization of this gain upon the exchange in September 1995.

    During 1995, the Company issued 100,000 shares of common stock to Joseph V. Montalban for services performed in 1994. These shares were issued at a value of $0.50 per share.

                           STOCK OPTIONS OUTSTANDING

    Company stock options outstanding at December 31, 1996 consist of a warrant issued to Banque Paribas in January 1995 to acquire 280,000 shares of Company common stock at an exercise price of $3.375 per share in connection with the Company obtaining financing from such lender. The warrant is exercisable from the date of grant to January 2000.

9.  RELATED PARTY TRANSACTIONS

    The law firm in which the corporate secretary of the Company is a senior partner acted as Corporate Counsel during 1996 and 1995. Legal fees and out-of-pocket costs totaling approximately $2,523 and $25,777 were billed to the Company by the law firm during the years ended December 31, 1996 and 1995, respectively.

    The Company sub-leases office space for its Fort Worth headquarters from Buis & Co. Buis & Co. is partially owned by C. Al Buis, a current Director of the Company. The Company reimbursed Buis & Co.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

9.  RELATED PARTY TRANSACTIONS (CONTINUED)
$35,160 and $22,300 for annual rental payments for 1996 and 1995, respectively, and $14,644 and $12,428 for property taxes, telephone and utilities for 1996 and 1995. The rent paid for the Company's space was at the same rate per square foot paid by Buis & Co. and is commensurate with rental rates in the area.

    On November 8, 1995 the Company completed the sale of its holdings in 687,600 shares of GeoResources Common Stock and 44,000 shares of Big Sky Airlines Common Stock to Joseph V. Montalban, then a director of the Company, in exchange for 700,000 shares of the Company's Common Stock. The sale or exchange was approved by Shareholders at the Company's Annual General Meeting held on September 22, 1995.

    In 1994, the Company retained the services of Buis & Co., a private investment banking firm, to assist it in arranging credit facilities. The firm is partially owned by C. Al Buis, a Director of the Company. In January 1995, the Company paid Buis & Co. $150,000 for the performance of such services in connection with the Company's $15,000,000 revolving credit/term agreement.

10.  CASH FLOW INFORMATION

                                                                                               1996        1995
                                                                                            ----------  ----------
Cash paid during the year:
  Interest................................................................................  $  677,863  $  430,156
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Income taxes............................................................................  $      365  $   --
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Non-cash investing activities:
  Exchange of equity securities available for sale for common stock.......................  $   --      $  875,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Common stock received in payment of note receivable arising from issuance of stock......  $  (35,000) $   --
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Non-cash financing activity:
  Acquisition of producing property from issuance of common stock.........................  $  100,000  $   --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

11.  SEGMENT INFORMATION

    All of the Company's activities are in one business segment: oil and gas exploration, development and production. The Company operates in the United States and Canada as follows:

                                                          YEAR ENDED DECEMBER 31, 1996
                                                   ------------------------------------------
                                                   UNITED STATES     CANADA         TOTAL
                                                   -------------  ------------  -------------
Revenues.........................................  $   4,192,960  $    183,365  $   4,376,325
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Operating income (loss)..........................  $    (514,896) $     15,210  $    (499,686)
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Total assets.....................................  $  28,512,065  $  2,204,362  $  30,716,427
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Depletion per equivalent unit of production......  $        4.89  $       2.59  $        4.74
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

11.  SEGMENT INFORMATION (CONTINUED)

                                                          YEAR ENDED DECEMBER 31, 1995
                                                   ------------------------------------------
                                                   UNITED STATES     CANADA         TOTAL
                                                   -------------  ------------  -------------
Revenues.........................................  $   2,962,031  $    162,669  $   3,124,700
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Operating income (loss)..........................  $    (994,718) $     (4,836) $    (999,554)
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Total assets.....................................  $  28,486,026  $  2,268,130  $  30,754,156
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Depletion per equivalent unit of production......  $        5.01  $       2.36  $        4.79
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------

12.  SUBSEQUENT EVENT

    On March 26, 1997, the Company signed a definitive agreement with Mercury Exploration Company and Mercury Montana, Inc. ("Mercury"), both of Fort Worth, Texas, to combine all of the oil and gas assets of Mercury with all the oil and gas assets of MSR Exploration Ltd. by way of the Merger of the Company with and into Mercury, with Mercury being the Surviving Corporation (the Business Combination).

    Mercury has over 75 producing wells with proven reserves of more than 5 million barrels of oil, as well as rights and obligations under an agreement with a utility relating to 304,000 acres of undeveloped oil and gas properties, located in the Cut Bank Field complex in Montana. In the subject area, Mercury holds 100% of the oil rights and 30% of the revenue pertaining to liquids produced by gas wells.

    In the Business Combination, the surviving corporation will issue (i) to MSR shareholders, one share of common stock for each outstanding share of common stock of MSR and (ii) to Mercury shareholders, one share of common stock for each outstanding share of common stock of Mercury. In addition, the surviving corporation will assume and/or pay $4,000,000 in bank debt of Mercury Exploration Company. Mercury currently has outstanding 12,000,000 shares of common stock and warrants to purchase an additional 5,500,000 common shares at $1.25 per share and 5,500,000 common shares at $2.00 per share and stock options to acquire 228,570 common shares at $.875 per share.

    Mercury shareholders will effectively own approximately 46.6% of the total issued and outstanding common stock of the surviving corporation. After approval by shareholders of the Company of the continuance of the Company from Alberta to Delaware and of the Business Combination; the Business Combination will become effective and the common shares of the surviving corporation will be distributed to the respective shareholders of the Company and Mercury. Shareholders owning approximately 40% of MSR common stock have agreed to vote to approve this transaction. Closing the transaction is expected immediately subsequent to shareholder approval.

               DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES
                                  (UNAUDITED)

    The following information about the Company's oil and gas producing activities has been prepared in accordance with Statement of Financial Standards No. 69, Disclosures about Oil and Gas Producing Activities.

    The Company believes that the valuation method prescribed by Statement of Financial Standards No. 69 does not provide the best estimate of current economic value of its oil and gas reserves as unproved reserves are not attributed any economic value and the use of year-end price assumptions and a 10% discount rate are arbitrary.

    PROVED OIL AND GAS QUANTITIES

    The following information summarizes the Company's estimated net quantities of proved and proved-developed oil and gas reserves. The December 31, 1996 reserves are based on estimates of Citadel Engineering Ltd., petroleum consultants, contained in a report dated March 1, 1997.

                                                                                       YEAR ENDED DECEMBER 31, 1996
                                                                             ------------------------------------------------
                                                                                OIL (000'S BBLS)             GAS(MMCF)
                                                                             -----------------------  -----------------------
                                                                             UNITED                   UNITED
                                                                             STATES   CANADA   TOTAL  STATES  CANADA   TOTAL
                                                                             ------   ------   -----  ------  ------   ------
Proved reserves
  Beginning of year........................................................  4,448      22     4,470  17,220  5,840    23,060
  Revisions of previous estimates..........................................   (466)     15      (451)   (861)   857        (4)
  Purchase of reserves in place............................................      1     --          1     181   --         181
  Extensions, discoveries, reworks and other additions.....................     42     --         42   1,955   --       1,955
  Production...............................................................   (123)    --       (123)   (784)  (106)     (890)
                                                                                        --
                                                                             ------            -----  ------  ------   ------
  End of year..............................................................  3,902      37     3,939  17,711  6,591    24,302
                                                                                        --
                                                                                        --
                                                                             ------            -----  ------  ------   ------
                                                                             ------            -----  ------  ------   ------
Proved developed reserves
  Beginning of year........................................................  2,621      19     2,640  11,593  5,767    17,360
                                                                                        --
                                                                                        --
                                                                             ------            -----  ------  ------   ------
                                                                             ------            -----  ------  ------   ------
  End of year..............................................................  2,496      34     2,530  12,120  1,831    13,951
                                                                                        --
                                                                                        --
                                                                             ------            -----  ------  ------   ------
                                                                             ------            -----  ------  ------   ------

                                                                                       YEAR ENDED DECEMBER 31, 1995
                                                                             ------------------------------------------------
                                                                                OIL (000'S BBLS)             GAS(MMCF)
                                                                             -----------------------  -----------------------
                                                                             UNITED                   UNITED
                                                                             STATES   CANADA   TOTAL  STATES  CANADA   TOTAL
                                                                             ------   ------   -----  ------  ------   ------
Proved reserves
  Beginning of year........................................................  4,382      21     4,403  14,076  5,736    19,812
  Revisions of previous estimates..........................................     54       1        55  (1,081)   213      (868)
  Purchase of reserves in place............................................     78     --         78   4,623   --       4,623
  Extensions, discoveries, reworks and other additions.....................     65     --         65    --     --        --
  Production...............................................................   (131)    --       (131)   (398)  (109)     (507)
                                                                                        --
                                                                             ------            -----  ------  ------   ------
  End of year..............................................................  4,448      22     4,470  17,220  5,840    23,060
                                                                                        --
                                                                                        --
                                                                             ------            -----  ------  ------   ------
                                                                             ------            -----  ------  ------   ------
Proved developed reserves
  Beginning of year........................................................  2,563      18     2,581   8,502  5,664    14,166
                                                                                        --
                                                                                        --
                                                                             ------            -----  ------  ------   ------
                                                                             ------            -----  ------  ------   ------
  End of year..............................................................  2,621      19     2,640  11,593  5,767    17,360
                                                                                        --
                                                                                        --
                                                                             ------            -----  ------  ------   ------
                                                                             ------            -----  ------  ------   ------

                                  (UNAUDITED)

    The following standardized measure of discounted future net cash flows relating to proved oil and gas reserves has been computed using year-end prices, except where contractual arrangements in place at year-end provide for future price changes and costs.

                                                                           YEAR ENDED DECEMBER 31, 1996
                                                                   ---------------------------------------------
                                                                   UNITED STATES      CANADA          TOTAL
                                                                   --------------  -------------  --------------
Future cash flows................................................  $  116,139,000  $  10,701,000  $  126,840,000
Future production and development costs..........................     (31,135,000)    (5,309,000)    (36,444,000)
Future income tax expense........................................     (19,510,000)      (900,000)    (20,410,000)
                                                                   --------------  -------------  --------------
                                                                       65,494,000      4,492,000      69,986,000
10% annual discount for timing of cash flows.....................     (31,989,000)    (2,648,000)    (34,637,000)
                                                                   --------------  -------------  --------------
Standardized measure of discounted cash flows....................  $   33,505,000  $   1,844,000  $   35,349,000
                                                                   --------------  -------------  --------------
                                                                   --------------  -------------  --------------

                                                                           YEAR ENDED DECEMBER 31, 1995
                                                                   ---------------------------------------------
                                                                   UNITED STATES      CANADA          TOTAL
                                                                   --------------  -------------  --------------
Future cash flows................................................  $  100,768,000  $   9,301,000  $  110,069,000
Future production and development costs..........................     (26,641,000)    (5,481,000)    (32,122,000)
Future income tax expense........................................     (16,651,000)      (149,000)    (16,800,000)
                                                                   --------------  -------------  --------------
                                                                       57,476,000      3,671,000      61,147,000
10% annual discount for timing of cash flows.....................     (27,806,000)    (1,974,000)    (29,780,000)
                                                                   --------------  -------------  --------------
Standardized measure of discounted cash flows....................  $   29,670,000  $   1,697,000  $   31,367,000
                                                                   --------------  -------------  --------------
                                                                   --------------  -------------  --------------

    The standardized measure of discounted cash flows does not include any value relating to the Company's gathering, processing and transmission of gas reserves owned by other companies.

    The following table sets out in aggregate the principle source of change in the standardized measure of discounted future net cash flows for each of the two years ended December 31, 1995 and 1994, respectively.

                                                                                         1996           1995
                                                                                     -------------  -------------
Sales of oil and gas produced, net of production costs.............................  $  (2,570,000) $  (1,239,000)
Net changes in price and production................................................      7,740,000      6,176,000
Purchase of reserves in place......................................................        350,000      4,453,000
Extensions, discoveries and improved recovery, less related costs..................         36,000        148,000
Revisions of previous quantity estimates...........................................       (637,000)       (71,000)
Development costs incurred during the year.........................................        367,000        877,000
Accretion of discount..............................................................      3,137,000      2,294,000
Net change in income taxes.........................................................     (3,610,000)    (2,960,000)
Other..............................................................................       (831,000)    (1,248,000)
                                                                                     -------------  -------------
Net increase.......................................................................      3,982,000      8,430,000
Balance at beginning of year.......................................................     31,367,000     22,937,000
                                                                                     -------------  -------------
Balance at end of year.............................................................  $  35,349,000  $  31,367,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                  (UNAUDITED)

    Costs incurred in oil and gas property acquisition, exploration and development activities:

                                                                      YEAR ENDED DECEMBER 31,
                                                                      ------------------------
                                                                         1996         1995
                                                                      ----------  ------------
Property acquisition costs
  United States.....................................................  $  406,824  $  3,621,984
  Canada............................................................      --           --
                                                                      ----------  ------------
                                                                      $  406,824  $  3,621,984
                                                                      ----------  ------------
                                                                      ----------  ------------
Exploration costs
  United States.....................................................  $   --      $    116,973
  Canada............................................................      36,352        13,926
                                                                      ----------  ------------
                                                                      $   36,352  $    130,899
                                                                      ----------  ------------
                                                                      ----------  ------------
Development costs
  United States.....................................................  $  331,235  $    259,360
  Canada............................................................      35,336       617,726
                                                                      ----------  ------------
                                                                      $  366,571  $    877,086
                                                                      ----------  ------------
                                                                      ----------  ------------

    Results of operations from producing activities:

                                                           YEAR ENDED DECEMBER 31, 1996
                                                     ----------------------------------------
                                                     UNITED STATES    CANADA        TOTAL
                                                     -------------  ----------  -------------
Oil and gas sales..................................  $   4,134,515  $  183,017  $   4,317,532
Operating expenses.................................     (1,369,326)    (66,036)    (1,435,362)
Production taxes...................................       (310,679)     (1,001)      (311,680)
Depletion and depreciation.........................     (1,331,917)    (46,000)    (1,377,917)
                                                     -------------  ----------  -------------
                                                         1,122,593      69,980      1,192,573
Income taxes.......................................       (381,682)    (23,793)      (405,475)
                                                     -------------  ----------  -------------
Results of operations from producing activities
  (excluding corporate overhead and interest
  costs)...........................................  $     740,911  $   46,187  $     787,098
                                                     -------------  ----------  -------------
                                                     -------------  ----------  -------------

                                                            YEAR ENDED DECEMBER 31, 1995
                                                      ----------------------------------------
                                                      UNITED STATES    CANADA        TOTAL
                                                      -------------  ----------  -------------
Oil and gas sales...................................  $   2,651,281  $  151,005  $   2,802,286
Operating expenses..................................     (1,294,364)    (54,787)    (1,349,151)
Production taxes....................................       (213,677)       (116)      (213,793)
Depletion and depreciation..........................       (989,223)    (42,800)    (1,032,023)
                                                      -------------  ----------  -------------
                                                            154,017      53,302        207,319
Income taxes........................................        (52,366)    (18,123)       (70,488)
                                                      -------------  ----------  -------------
Results of operations from producing activities
  (excluding corporate overhead and interest
  costs)............................................  $     101,651  $   35,179  $     136,831
                                                      -------------  ----------  -------------
                                                      -------------  ----------  -------------

                       SELECTED QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)

    The following table summarizes selected quarterly financial data for each of the two years ended December 31, 1996 and 1995, respectively.

                                                             MARCH 31      JUNE 30     SEPTEMBER 30  DECEMBER 31
                                                            -----------  ------------  ------------  ------------
1996
    Revenue...............................................  $   989,000  $  1,056,000   $1,082,000    $1,249,000
    Net income (loss).....................................  $   (76,000) $    (62,000)  $  (99,000)   $  (93,000)
    Net income (loss)
      per share...........................................  $     (0.01)          Nil        (0.01)          Nil
1995
    Revenue...............................................  $   575,000  $    576,000   $  827,000    $1,147,000*
    Net income (loss).....................................  $  (272,000) $   (286,000)  $ (188,000)   $  105,000
    Net income (loss)
      per share...........................................  $     (0.02) $      (0.02)       (0.01)          Nil

------------------------

* Includes $177,000 of gain recognized on the sale of securities.

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Shareholders of
  MSR Exploration Ltd. and Subsidiaries
Fort Worth, Texas

    We have reviewed the accompanying condensed consolidated balance sheet of MSR Exploration Ltd. and subsidiaries (the Company) as of June 30, 1997, and the related condensed consolidated statements of operations and cash flows for the six-month periods ended June 30, 1996 and 1997. These financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

    We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of the Company as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated March 26, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1996 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP

Fort Worth, Texas

August 8, 1997

                     MSR EXPLORATION LTD. AND SUBSIDIARIES
                    (INCORPORATED UNDER THE LAWS OF ALBERTA)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  U.S. DOLLARS

                                                                                       JUNE 30,
                                                                                         1997       DECEMBER 31,
                                                                                      (UNAUDITED)       1996
                                                                                     -------------  -------------
                                                     ASSETS
Cash and cash equivalents..........................................................  $     344,000  $     313,000
Accounts receivable................................................................        491,000        937,000
Inventories........................................................................        141,000        195,000
Prepaid expenses...................................................................         39,000         15,000
                                                                                     -------------  -------------
    Total current assets...........................................................      1,015,000      1,460,000
PROPERTIES, PLANT AND EQUIPMENT--NET
  ("full cost")....................................................................     28,183,000     28,786,000
OTHER ASSETS.......................................................................        627,000        470,000
                                                                                     -------------  -------------
                                                                                     $  29,825,000  $  30,716,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt................................................  $     839,000  $     707,000
  Accounts payable.................................................................        157,000        277,000
  Accrued liabilities..............................................................        496,000        613,000
                                                                                     -------------  -------------
    Total current liabilities......................................................      1,492,000      1,597,000
                                                                                     -------------  -------------
LONG-TERM DEBT.....................................................................      5,435,000      5,930,000
                                                                                     -------------  -------------
DEFERRED INCOME TAXES..............................................................      3,706,000      3,833,000
                                                                                     -------------  -------------
STOCKHOLDERS' EQUITY
  Common stock, without par value Authorized 20,000,000 shares, issued and
    outstanding 13,777,014 in 1997 and 1996........................................     17,861,000     17,861,000
  Less notes receivable arising from the issuance of common stock..................              0        (95,000)
  Foreign currency translation adjustment..........................................       (124,000)      (109,000)
  Retained earnings................................................................      1,455,000      1,699,000
                                                                                     -------------  -------------
                                                                                        19,192,000     19,356,000
                                                                                     -------------  -------------
                                                                                     $  29,825,000  $  30,716,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

            See Condensed Notes to Consolidated Financial Statements

                      MSR EXPLORATION LTD. ANDSUBSIDIARIES
                    (INCORPORATED UNDER THE LAWS OF ALBERTA)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                                  U.S. DOLLARS

                                                                                           SIX MONTHS ENDED
                                                                                               JUNE 30,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
REVENUE
  Oil sales........................................................................  $   1,113,000  $   1,156,000
  Gas sales........................................................................        968,000        866,000
  Interest, dividends and other income.............................................         54,000         23,000
                                                                                     -------------  -------------
    Total revenues.................................................................      2,135,000      2,045,000
                                                                                     -------------  -------------
EXPENSES
  Operating expenses...............................................................        778,000        682,000
  Production taxes.................................................................        132,000        116,000
  Depletion and depreciation.......................................................        721,000        650,000
  General and administrative.......................................................        509,000        446,000
  Interest.........................................................................        365,000        360,000
                                                                                     -------------  -------------
    Total expenses.................................................................      2,505,000      2,254,000
                                                                                     -------------  -------------
Loss before income taxes...........................................................       (370,000)      (209,000)
Income tax benefit.................................................................        126,000         71,000
                                                                                     -------------  -------------
Net income (loss)..................................................................  $    (244,000) $    (138,000)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Per share net income (loss)........................................................  $       (0.02) $       (0.01)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average number of shares outstanding......................................     13,777,014     13,745,347
                                                                                     -------------  -------------
                                                                                     -------------  -------------

            See Condensed Notes to Consolidated Financial Statements

                     MSR EXPLORATION LTD. AND SUBSIDIARIES
                    (INCORPORATED UNDER THE LAWS OF ALBERTA)

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)
                                  U.S. DOLLARS

                                                                                             1997         1996
                                                                                          -----------  -----------
CASH PROVIDED BY (USED FOR):

OPERATING ACTIVITIES
  Net (loss)............................................................................  $  (244,000) $  (138,000)
  Charges and credits to net loss not affecting cash
    Depletion and depreciation..........................................................      721,000      650,000
    (Gain) loss on disposition of property, plant and equipment.........................      (24,000)     --
    Changes in assets and liabilities...................................................      126,000     (350,000)
                                                                                          -----------  -----------
NET CASH FROM (USED FOR) OPERATING ACTIVITIES...........................................      579,000     (162,000)
                                                                                          -----------  -----------
INVESTING ACTIVITIES
  Acquisitions of Property and equipment................................................     (318,000)    (674,000)
                                                                                          -----------  -----------
  Expenditures on prospective merger....................................................     (186,000)           0
  Proceeds from sale of property, plant and equipment...................................      224,000            0
  Proceeds on notes receivable arising from the issuance of common stock................       95,000       60,000
                                                                                          -----------  -----------
NET CASH FROM (USED FOR) INVESTING ACTIVITIES...........................................     (185,000)    (614,000)
                                                                                          -----------  -----------
FINANCING ACTIVITIES
  Principal payments on long-term debt..................................................     (363,000)     (65,000)
  Notes payable, bank proceeds..........................................................            0      400,000
                                                                                          -----------  -----------
NET CASH FROM (USED FOR) FINANCING ACTIVITIES...........................................     (363,000)     335,000
                                                                                          -----------  -----------
NET INCREASE (DECREASE) IN CASH.........................................................       31,000     (117,000)
CASH AT BEGINNING OF PERIOD.............................................................      313,000      280,000
                                                                                          -----------  -----------
CASH AT END OF PERIOD...................................................................  $   344,000  $   163,000
                                                                                          -----------  -----------
                                                                                          -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for interest expense....................................................  $   294,000  $   296,000
                                                                                          -----------  -----------
                                                                                          -----------  -----------
  Cash payments for income taxes........................................................  $         0  $         0
                                                                                          -----------  -----------
                                                                                          -----------  -----------

            See Condensed Notes to Consolidated Financial Statements

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996

NOTE 1. ACCOUNTING POLICIES AND DISCLOSURES

    In the opinion of management of MSR Exploration, Ltd. (the "Company"), the Company's Consolidated Financial Statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company as of June 30, 1997, and the results of its operations and its cash flows for the six months ended June 30, 1997 and 1996.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Form 10-KSB for the year ended December 31, 1996. The results of operations for the six month period ended June 30, 1997 and 1996 are not necessarily indicative of the operating results to be expected for the full fiscal year.

NOTE 2. PROSPECTIVE BUSINESS COMBINATION

    On March 26, 1997, the Company signed a definitive agreement with Mercury Exploration Company and Mercury Montana, Inc. ("Mercury"), both of Fort Worth, Texas, to combine all of the oil and gas assets of Mercury with all the oil and gas assets of the Company by way of the Merger of the Company with and into Mercury, with Mercury being the surviving corporation (the Business Combination).

    Mercury has over 75 producing wells with proven reserves of more than 5 million barrels of oil, as well as rights and obligations under an agreement with a utility relating to 304,000 acres of undeveloped oil and gas properties, located in the Cut Bank Field complex in Montana. In the subject area, Mercury holds 100% of the oil rights and 30% of the revenue pertaining to liquids produced by gas wells. Through December 31, 1997, most of the revenues and operating expenses from Mercury's producing oil and gas properties are subject to a forward sale. A significant portion of the cash flow attendant to the Mercury properties will not begin to accrue to the surviving corporation in the Business Combination until January 1, 1998.

    In the Business Combination, the surviving corporation will issue (i) to MSR shareholders, one share of common stock for each outstanding share of Common Stock of MSR and (ii) to Mercury shareholders, one share of common stock for each outstanding share of common stock of Mercury. In addition, the surviving corporation will assume and/or pay $4,000,000 in bank debt of Mercury Exploration Company. Mercury currently has outstanding 12,000,000 shares of common stock and warrants to purchase an additional 5,500,000 common shares at $1.25 per share and 5,500,000 common shares at $2.00 per share and stock options to purchase 228,570 shares of Common Stock at $0.875 per share.

    In negotiating the exchange ratio in the Business Combination, consideration was given to the value of the assets of the constituent companies, the estimated proved oil and gas reserves of the constituent companies and the market value of the Common Stock of the Company (prior to the date the Agreement was executed and announced).

    Closing the transaction is subject to certain precedent conditions, including MSR shareholder approval of the Business Combination and the redomestication and continuance of MSR as a Delaware corporation. MSR is presently organized under the laws of Alberta, Canada. The closing is expected to occur immediately subsequent to MSR's reincorporation in Delaware and such stockholder approval. MSR shareholders owning approximately 40% of the Common Stock have agreed to vote to approve this transaction. Mercury shareholders have approved the Business Combination subject to MSR shareholder

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996

NOTE 2. PROSPECTIVE BUSINESS COMBINATION (CONTINUED) approval and certain other conditions. After the Business Combination, Mercury shareholders will effectively own approximately 46.6% of the total issued and outstanding common stock of the surviving corporation and the present shareholders of the Company will own approximately 53.4 percent of the surviving corporation.

NOTE 3. NOTES PAYABLE

    The notes payable and long-term debt consists of:

                                                                     JUNE 30,    DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
                                                                   (UNAUDITED)    (AUDITED)
Prime rate plus 1.0% note payable to Banque Paribas (9.5% at June
  30, 1997)......................................................  $  6,080,000   $6,400,000
Various pre-petition claims at interest rates ranging from 6% to
  10%, due in monthly, quarterly and annual installments.........       194,000      237,000
                                                                   ------------  ------------
                                                                      6,274,000    6,637,000
  Less current maturities........................................      (839,000)    (707,000)
                                                                   ------------  ------------
                                                                   $  5,435,000   $5,930,000
                                                                   ------------  ------------
                                                                   ------------  ------------

    During the first quarter of 1995, the Company entered into a revolving credit/term loan agreement with a bank. The agreement allowed the Company to borrow up to $15,000,000 under a revolving credit arrangement for a two year period. On August 15, 1996 the loan limit was set at $6,500,000 and on January 1, 1997 the commitment shall be reduced by monthly payments at a rate of $60,000 for 1997, $65,000 for 1998, $75,000 for 1999, $70,000 for 2000 and $60,000 for
2001. The Company can designate the interest rate on amounts outstanding as either the London Interbank Offered Rate (LIBOR) + 2.5%, or bank prime plus 1%. The collateral for this loan agreement consists of substantially all of the existing assets of the Company and any future reserves acquired. The loan agreement contains certain restrictive covenants which, among other things, require the maintenance of a minimum current ratio, net worth and debt service ratio. As of June 30, 1997 the Company was in compliance with all such requirements.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
MSR Exploration Ltd.

    We have audited the accompanying statements of revenues and direct operating expenses attributable to certain oil and gas properties ("Mercury Montana, Inc. Properties") (see Note 1) acquired by MSR Exploration Ltd. for the years ended December 31, 1996 and 1995. These statements are the responsibility of the management of Mercury Exploration Company, as owner of the properties. Our responsibility is to express an opinion on these statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying statements of revenues and direct operating expenses reflect the revenues and direct operating expenses attributable to the Mercury Montana, Inc. Properties described in Note 2 to the statements and is not intended to be a complete presentation of the revenues and expenses of the Mercury Montana, Inc. Properties.

    In our opinion, the accompanying statements present fairly, in all material respects, the revenues and direct operating expenses of the Mercury Montana, Inc. Properties described in Note 1 for the years ended December 31, 1996 and 1995 in accordance with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

April 18, 1997
Fort Worth, Texas

                             MERCURY MONTANA, INC.

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

                          IN THOUSANDS OF U.S. DOLLARS

                                                                              FOR THE YEAR ENDED    FOR THE SIX MONTHS
                                                                                 DECEMBER 31,         ENDED JUNE 30,
                                                                             --------------------  --------------------
                                                                               1996       1995       1997       1996
                                                                             ---------  ---------  ---------  ---------
                                                                                                       (UNAUDITED)
REVENUES
  Oil sales................................................................  $   2,544  $   2,020  $   1,124  $   1,173
  Gas sales................................................................        215        185        106         94
                                                                             ---------  ---------  ---------  ---------
    Total..................................................................      2,759      2,205      1,230      1,267
                                                                             ---------  ---------  ---------  ---------
DIRECT OPERATING EXPENSES
  Operating expenses.......................................................      1,297      1,178        634        712
  Production taxes.........................................................        264        157        112        124
                                                                             ---------  ---------  ---------  ---------
    Total..................................................................      1,561      1,335        746        836
                                                                             ---------  ---------  ---------  ---------
EXCESS OF REVENUES OVER DIRECT OPERATING EXPENSES..........................  $   1,198  $     870  $     484  $     431
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                        MERCURY MONTANA, INC. PROPERTIES

                      NOTES TO STATEMENTS OF REVENUES AND
                           DIRECT OPERATING EXPENSES

1. BUSINESS COMBINATION

    On March 26, 1997, MSR Exploration Ltd., (MSR) and Mercury Montana, Inc., (Mercury), a newly formed company created to hold certain oil and gas properties, entered into an Agreement and Plan of Merger to combine Mercury's oil and gas assets located in Montana with all of the assets of MSR (the Business Combination).

    The transaction includes the addition of approximately 75 producing wells and includes the assumption of Mercury's position in a 304,000 acre area designated the "Wells Agreement" which overlies a large portion of the giant Cut Bank Field complex. In the subject area, 100% of the oil rights and 30% of the revenue pertaining to liquids produced by gas wells will accrue to the combined entities. In October 1996 Mercury Exploration Company (the Parent) entered into a forward sale agreement effective October 1, 1996, which commits all of Mercury's oil revenue for its Montana producing properties to a third party until a certain amount of production (or the proceeds from the sale thereof) has been delivered to such third party. Due to this prior agreement, oil revenues and the associated operating expenses from the Mercury properties will not begin to accrue to the Company until January 1, 1998.

    In the Business Combination, the surviving corporation will issue (i) to MSR shareholders, one share of common stock for each outstanding share of Common Stock of MSR and (ii) to Mercury shareholders one share of common stock for each outstanding share of Common Stock of Mercury. In addition, the surviving corporation will assume and/or pay $4,000,000 in bank debt of Mercury Exploration Company. Mercury currently has outstanding 12,000,000 shares of common stock, warrants to purchase 5,500,000 shares of Common Stock at $1.25 per share and 5,500,000 shares of Common Stock at $2.00 per share and stock options to purchase 228,570 shares of Common Stock at $0.875 per share.

    In negotiating the number of common shares to be issued to Mercury, consideration was given to the value of the assets, the proved oil and gas reserves and the market value of the Company's common shares (prior to the date the Agreement was executed and announced).

    The closing of this transaction is subject to a number of conditions including MSR shareholder's approval which will be sought at a shareholder meeting anticipated to be held in July of 1997. The closing is expected immediately subsequent to such approval. Shareholders owning approximately 40% of MSR common stock have agreed to vote to approve this transaction. Mercury shareholders have approved the Business Combination subject to MSR shareholder approval and certain other conditions. As a result of the effective issuance of the common shares to Mercury by the Company, Mercury shareholders will effectively own approximately 46.6% of the Company's total issued and outstanding common stock and the present shareholders of the Company will own approximately 53.4 percent of the surviving corporation.

2. BASIS OF PRESENTATION

    Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties included in the Business Combination. Accordingly, these statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X. All of the statements and disclosures are stated in U.S. Dollars.

    The accompanying statements of revenues and direct operating expenses represent Mercury's net ownership interest in the properties included in the Business Combination and are presented on the full

                        MERCURY MONTANA, INC. PROPERTIES

                      NOTES TO STATEMENTS OF REVENUES AND
                     DIRECT OPERATING EXPENSES (CONTINUED)

2. BASIS OF PRESENTATION (CONTINUED)
cost accrual basis of accounting. Depreciation, depletion, and amortization, allocated general and administrative expenses, interest expense, and income taxes have been excluded because the property interests included in the Business Combination are from a newly formed business and the expenses incurred are not necessarily indicative of the expenses to be incurred by MSR.

3. FORWARD SALE OF OIL REVENUES

    Mercury's oil revenues and associated operating expenses included in the statements of revenues and direct operating expenses are subject to a Production Payment Agreement entered into in October 1996 between Parent and Supply Development Group, Inc. ("SDG") ("Agreement") for the period of October 1996 until a certain amount of production (or the proceeds from the sale thereof) has been delivered to SDG. The Agreement is the obligation of Parent. Parent recorded the receipt of the sales proceeds under the Agreement and the related deferred revenue. Under the terms of the Agreement, Parent is required to provide additional production from other sources (if available) to the extent that production from the Mercury Properties is not sufficient to satisfy the volume specified in the Agreement.

    Pursuant to the Agreement SDG was entitled to an aggregate of 320,000 barrels of oil (the "Production Payment Amount") produced from certain properties of Parent, including the Mercury Properties. Parent can satisfy this obligation by delivering to SDG proceeds from the sale of oil produced rather than delivering the oil "in kind," unless SDG elects to take oil "in kind." Pursuant to the Merger Agreement Parent is entitled to all of the oil revenue and income attributable to the Mercury Properties until the Production Payment Amount is delivered to SDG; provided that Parent must reimburse the Surviving Corporation for all costs and expenses of oil production; and provided further that if the entire Production Payment Amount is not delivered to SDG on or before December 31, 1997, then Parent must reimburse the Surviving Corporation for any amount of the Production Payment Amount the Surviving Corporation is required to deliver to SDG after such date. Parent and Mercury estimate that based on current prices for crude oil, the amount remaining due to SDG under the agreement as of June 30, 1997 was approximately $788,000. Parent and Mercury anticipate that such obligation to SDG will be satisfied on or before December 31, 1997.

    While Mercury's oil revenues and associated expenses will be excluded from the Surviving Corporation's statement of operations for the year ended December 31, 1997, the revenues and expenses are included in the statements of revenues and direct operating expenses to provide information about the Surviving Corporation for 1998 and beyond. The oil revenues and associated expenses will start accruing to the Surviving Corporation on January 1, 1998. Revenues subject to the forward sales agreement amounted to $689,000 and $1,124,000, respectively for 1996 and for the six-month period ended June 30, 1997. Direct operating expenses subject to the sale were $308,000 and $734,000, respectively, for the same periods.

4. OIL AND GAS RESERVES INFORMATION (UNAUDITED)

    Unaudited reserve information related to the Mercury properties is presented in the tables below and is based on a report prepared by MSR's independent petroleum engineers as of December 31, 1996 and 1995 and calculated as of December 31, 1994 by adding 1995 production to the December 31, 1995 amounts.

                        MERCURY MONTANA, INC. PROPERTIES

                      NOTES TO STATEMENTS OF REVENUES AND
                     DIRECT OPERATING EXPENSES (CONTINUED)

4. OIL AND GAS RESERVES INFORMATION (UNAUDITED) (CONTINUED)
ESTIMATED QUANTITIES OF PROVED RESERVES

                                                                              OIL        GAS
                                                                            (MBBL)     (MMCF)
                                                                           ---------  ---------
December 31, 1994........................................................    5,414.5    1,488.7
  Production for 1995....................................................     (123.3)     (87.8)
                                                                           ---------  ---------
December 31, 1995........................................................    5,291.2    1,400.9
  Production for 1996....................................................     (129.9)     (87.4)
  Revisions of previous estimates........................................      120.1       25.2
                                                                           ---------  ---------
December 31, 1996........................................................    5,281.4    1,338.7
                                                                           ---------  ---------
                                                                           ---------  ---------
Proved Developed Reserves
  As of December 31, 1994................................................    1,761.2    1,488.7
  As of December 31, 1995................................................    1,637.9    1,400.9
  As of December 31, 1996................................................    1,627.6    1,338.7

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL
  AND GAS RESERVES

    The standardized measure of discounted future net cash flows ("Standardized Measure") is a disclosure required by the Financial Accounting Standards Board. The Standardized Measure does not purport to present the fair market value of the proved oil and gas reserves. This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

    Under the Standardized Measure, future cash inflows were estimated by applying December 31, 1996 and 1995 prices to the estimated future production of proved reserves. Future cash inflows were reduced by estimated future production and development costs based on December 31, 1996 and 1995 costs to determine pre-tax cash inflows. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure. The following Standardized Measure and changes in the Standardized Measure are based on the reserve estimate prepared by the Company's independent petroleum engineers as of December 31, 1996 and 1995.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED
  RESERVES

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
                                                                        (AMOUNTS IN THOUSANDS)
Future cash flows.....................................................  $  119,585  $   89,555
Future production and development costs...............................     (71,893)    (47,752)
Future income tax expense.............................................     (10,200)     (9,790)
                                                                        ----------  ----------
Future net cash flows.................................................      37,492      32,013
10% annual discount for estimated timing of cash flows................     (20,445)    (18,568)
                                                                        ----------  ----------
Standardized measure of discounted future net cash flows..............  $   17,047  $   13,445
                                                                        ----------  ----------
                                                                        ----------  ----------

                        MERCURY MONTANA, INC. PROPERTIES

                      NOTES TO STATEMENTS OF REVENUES AND
                     DIRECT OPERATING EXPENSES (CONTINUED)

4. OIL AND GAS RESERVES INFORMATION (UNAUDITED) (CONTINUED)
CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

    (amounts in thousands)

Standardized measure, January 1, 1996...................  $  13,445
                                                          ---------
Sales of oil and gas produced, net of production
  costs.................................................     (1,198)
Net changes in price and production.....................      2,805
Revisions of previous quantity estimates................        500
Accretion of discount...................................      1,345
Net change in income taxes..............................       (584)
Other...................................................        734
                                                          ---------
  Net increase..........................................      3,602
                                                          ---------
Standardized measure, December 31, 1996.................  $  17,047
                                                          ---------
                                                          ---------

    Changes in the supply and demand for oil, natural gas and natural gas liquids, hydrocarbon price volatility, inflation, timing of production, reserve revisions and other factors make these estimates inherently imprecise and subject to substantial revision. As a result, these measures are not the Company's estimate of future cash flows nor do these measures serve as an estimate of current market value.

                             MERCURY MONTANA, INC.
                            CONDENSED BALANCE SHEET
                                 JUNE 30, 1997
                          IN THOUSANDS OF U.S. DOLLARS
                                  (UNAUDITED)

ASSETS

CURRENT ASSETS
  Cash, cash equivalents and time deposits..........................................  $       0
  Accounts receivable...............................................................         89
  Inventories.......................................................................         78
                                                                                      ---------
    Total curent assets.............................................................        167
PROPERTIES, PLANT AND EQUIPMENT--NET ("full cost")(Note 1)..........................      4,181
OTHER ASSETS........................................................................         50
                                                                                      ---------
                                                                                      $   4,398
                                                                                      ---------
                                                                                      ---------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable..................................................................  $      95
                                                                                      ---------
LONG-TERM DEBT (Note 2).............................................................      4,000
                                                                                      ---------
STOCKHOLDERS' EQUITY (Note 3)
  Preferred stock, par value $0.01 Authorized 10,000,000 shares Issued and
    outstanding--none...............................................................          0
  Common stock, par value $0.01 Authorized 50,000,000 shares, Issued and outstanding
    12,000,000 shares...............................................................        120
  Additional paid in capital........................................................        272
  Retained earnings (deficit).......................................................        (89)
                                                                                      ---------
    Total stockholders' equity......................................................        303
                                                                                      ---------
                                                                                      $   4,398
                                                                                      ---------
                                                                                      ---------

         The accompanying notes are an integral part of this statement.

                              MERCURY MONTANA, INC

                        NOTES TO CONDENSED BALANCE SHEET
                                  (UNAUDITED)

1.  BUSINESS SUMMARY

    Mercury Montana, Inc. ("Mercury") was organized on March 7, 1997 under the laws of the State of Delaware for the purpose of acquiring from Mercury Exploration Company ("Parent") and thereafter exploring, developing and operating, all of Parent's oil and natural gas properties located in Montana (the "Mercury Properties"). Upon formation of Mercury, Parent conveyed to Mercury the Mercury Properties and associated debt (See Note 2) in exchange for a majority of the now outstanding Mercury Common Stock and warrants to purchase additional shares of Mercury Common Stock. Certain directors, officers and agents of Parent also conveyed to Mercury certain contractual rights in the Mercury Properties in exchange for shares of Mercury Common Stock and warrants. The Mercury Properties constitute all of Mercury's oil and natural gas properties.

PROPERTIES, PLANT AND EQUIPMENT

    Mercury follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration and development activities. The capitalized costs, including the estimated future cost to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves as determined by independent petroleum engineers.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  NOTES PAYABLE

    Mercury has guaranteed the repayment of $4.0 million of debt owed by Parent. Such debt is due and payable by Parent on December 31, 2002 and bears interest at 6.5625 percent per annum. The debt is secured by a lien on the Mercury Properties.

3.  STOCKHOLDERS' EQUITY

    Mercury is authorized to issue 50,000,000 shares of common stock with a par value of one cent ($0.01) and 10,000,000 shares of preferred stock with a par value of one cent ($0.01). Mercury currently has outstanding 12,000,000 shares of common stock, warrants to purchase an additional 5,500,000 common shares at $1.25 per share and 5,500,000 shares of common stock at $2.00 per share, and options to purchase 228,570 shares of common stock at $0.875 per share.

                              MERCURY MONTANA, INC

                        NOTES TO CONDENSED BALANCE SHEET
                                  (UNAUDITED)

3.  STOCKHOLDERS' EQUITY (CONTINUED)
    Ownership of the outstanding shares is as follows:

                                               PERCENTAGE      COMMON
                                              DISTRIBUTION     STOCK      WARRANTS    OPTIONS
                                              -------------  ----------  ----------  ---------
Mercury Exploration Company.................          54%     6,480,000   5,940,000
Frank Darden................................          10%     1,200,000   1,100,000
Thomas Darden...............................          10%     1,200,000   1,100,000    114,285
Glen Darden.................................          10%     1,200,000   1,100,000    114,285
Anne Darden Self............................          10%     1,200,000   1,100,000
Jack Thurber................................           5%       600,000     550,000
Jeff Cook...................................           1%       120,000     110,000

STOCK OPTION PLAN

    The 1997 Stock Option Plan of Mercury (the "Plan") was adopted by the Board of Directors of Mercury and approved by the shareholders of Mercury effective as of March 7, 1997. The Plan permits the granting of options to purchase shares of Mercury Common Stock. All employees and directors of Mercury are eligible to participate in the Plan. An aggregate of 250,000 shares of Mercury Common Stock have been authorized and reserved for issuance under the Plan. As of June 1, 1997, options to purchase an aggregate of 228,570 shares of Mercury Common Stock had been granted under the Plan at an exercise price of $0.875 per share. The Stock Option Committee of the Board of Directors of Mercury determines who shall be granted options under the Plan and the terms thereof, and administers the Plan. No options may be granted under the Plan after March 7, 2007.

4.  PRODUCTION PAYMENT

    Parent and SDG entered into a Production Payment Agreement in October 1996. Pursuant to the agreement SDG was entitled to an aggregate of 320,000 barrels of oil ("the Production Payment Amount") produced from certain properties of Parent, including the Mercury Properties. Parent can satisfy this obligation by delivering to SDG proceeds from the sale of oil produced rather than delivering the oil "in kind", unless SDG elects to take oil "in kind". Pursuant to the Merger Agreement among MSR Exploration Ltd., Mercury and Parent dated as of March 26, 1997, as amended, Parent is entitled to all of the oil revenue and income attributable to the Mercury Properties until the Production Payment Amount has been delivered to SDG; provided that Parent must reimburse the Surviving Corporation for all costs and expenses of oil production; and provided further that if the entire Production Payment Amount is not delivered to SDG on or before December 31, 1997, then Parent must reimburse the Surviving Corporation for any amount of the Production Payment Amount the Surviving Corporation is required to deliver to SDG after such date. Parent and Mercury estimate that based on current prices for crude oil, the amount remaining due to SDG under the agreement as of June 30, 1997 was approximately $788,000. Parent and Mercury anticipate that such obligation to SDG will be satisfied on or before December 31, 1997. No amounts associated with the Production Payment Agreement are reflected in Mercury's balance sheet, as the Production Payment Agreement is an obligation of Parent.

                                                                    APPENDIX "A"

                          CERTIFICATE OF DOMESTICATION
                                       OF
                              MSR EXPLORATION LTD.

    MSR Exploration Ltd. (the "Corporation"), a corporation organized and existing under the laws of the Province of Alberta, Country of Canada does hereby certify as follows:


    FIRST: The Corporation was continued as an Alberta, Canada corporation on the 12th day of April 1985, and was first formed as an Alberta, Canada corporation pursuant to the amalgamation on the 29th day of April 1981 of Monte Grande Exploration Ltd., a Canadian corporation first incorporated on the 25th day of July 1957, and Mountain States Resources Ltd., a Canadian corporation first incorporated on the 1st day of September 1971.


    SECOND: The name of the Corporation immediately prior to the filing of this Certificate of Domestication was MSR Exploration Ltd.

    THIRD: The name of the Corporation under which it is filing a Certificate of Incorporation is MSR Exploration Ltd.

    FOURTH: The principal place of business of the Corporation immediately prior to the filing of this Certificate of Domestication was the Country of the United States of America.

    FIFTH: A Certificate of Incorporation of MSR Exploration Ltd. is being filed contemporaneously with this Certificate of Domestication.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Domestication to be signed by               , its               , who is
authorized to sign this Certificate of Domestication on behalf of the
Corporation, this   day of             , 1997.

                                          MSR EXPLORATION LTD.

                                          By: __________________________________
                                             Name: _____________________________
                                             Title: ____________________________

                                                                    APPENDIX "B"

                          CERTIFICATE OF INCORPORATION
                                       OF
                              MSR EXPLORATION LTD.

    FIRST: The name of the corporation is MSR EXPLORATION LTD. (the "Corporation"). This certificate is filed in connection with the domestication of the Corporation from Alberta, Canada to the State of Delaware in accordance with Section 388 of the Delaware General Corporation Law (the "DGCL").

    SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 20,000,000 shares of Common Stock, par value $.01 per share. In the exercise of voting privileges, each holder of shares of the Common Stock of the Corporation shall be entitled to one
(1) vote for each share held in his name on the books of the Corporation. In all elections of Directors of the Corporation, cumulative voting is expressly prohibited. As such, each holder of shares of capital stock of the Corporation entitled to vote at the election of Directors shall have the right to vote, in person or by proxy, all or any portion of such shares for or against each individual Director to be elected and shall not be entitled to vote for or against any one Director more than the aggregate number of shares held by such holder which are entitled to vote on the election of such Directors. With respect to any action to be taken by the stockholders of the Corporation as to any matter other than the election of Directors, the affirmative vote of the holders of a majority of the shares of the capital stock of the Corporation entitled to vote thereon and represented in person or by proxy at a meeting of the stockholders at which a quorum is present shall be sufficient to authorize, affirm, ratify or consent to such action. Any action required by the DGCL to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of a majority of the outstanding shares of the capital stock of the Corporation entitled to vote thereon and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the Corporation's minute book.

    FIFTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this ARTICLE FIFTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this ARTICLE FIFTH, shall eliminate or reduce the effect of this ARTICLE FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE FIFTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

    SIXTH: To the fullest extent permitted by applicable law, the Corporation shall indemnify any officer or director as set forth in the Bylaws of the Corporation, pursuant to Section 145 of the DGCL.

    SEVENTH: The Board of Directors is hereby expressly authorized, by resolution or resolutions, to amend the Bylaws of the Corporation.

    EIGHTH: The name of the incorporator of the corporation is David L. Emmons, and his mailing address is 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201.

    NINTH: The name and address of the persons who are to serve as directors of the Corporation until the expiration of their term, as set forth in the Bylaws of the Corporation, and until their respective successors are duly elected and qualified, are as follows:

                       NAME                                          MAILING ADDRESS
--------------------------------------------------  --------------------------------------------------

Otto J. Buis                                        500 Main Street, Suite 210
                                                    Fort Worth, Texas 76102

Patrick M. Montalban                                500 Main Street, Suite 210
                                                    Fort Worth, Texas 76102

Steven M. Morris                                    500 Main Street, Suite 210
                                                    Fort Worth, Texas 76102

    TENTH:

    Section 1. OPPRESSION AND UNFAIRNESS

    (1) A complainant may apply to the Court for an order under this section.

    (2) If, on an application under subsection (1), the Court is satisfied that in respect of the Corporation or any of its affiliates

       (a) any act or omission of the Corporation or any of its affiliates effects a result,

       (b) the business or affairs of the Corporation or any of its affiliates are or have been carried on or conducted in a manner, or

       (c) the power of the directors of the Corporation or any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the Corporation, the Court may make an order to rectify the matters complained of.

    (3) In connection with an application under this section, the Court may make any interim or final order it thinks fit including, without limiting the generality of the foregoing, any or all of the following:

       (a) an order restraining the conduct complained of;

       (b) an order appointing a receiver or receiver-manager;

       (c) an order to regulate the Corporation's affairs by amending the articles of incorporation or bylaws of the Corporation;

       (d) an order declaring that any amendment made to the articles of incorporation or bylaws of the Corporation pursuant to clause (c) operates notwithstanding any unanimous stockholder agreement made before or after the date of the order, until the Court otherwise orders;

       (e) an order directing an issue or exchange of securities of the Corporation;

       (f) an order appointing directors of the Corporation in place of or in addition to all or any of the directors then in office;

       (g) an order directing the Corporation or any other person to purchase securities of a stockholder of the Corporation;

       (h) an order directing the Corporation or any other person to pay to a stockholder of the Corporation any part of the money paid by such stockholder for securities of the Corporation;

       (i) an order directing the Corporation to pay a dividend to its stockholders or a class of its stockholders;

       (j) an order varying or setting aside a transaction or contract to which the Corporation is a party and compensating the Corporation or any other party to the transaction or contract;

       (k) an order requiring the Corporation, within a time specified by the Court, to produce to the Court or an interested person financial statements in the required form or an accounting in any form the Court may determine;

       (l) an order compensating an aggrieved person;

       (m) an order directing rectification of the registered or other records of the Corporation;

       (n) an order for the liquidation and dissolution of the Corporation;

       (o) an order directing an investigation to be made;

       (p) an order requiring the trial of any issue; or

       (q) an order granting leave to the applicant to

           (i) bring an action in the name and on behalf of the Corporation or any of its subsidiaries, or

           (ii) intervene in an action to which the Corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the Corporation or any of its subsidiaries.

    (4) This section does not confer on the Court power to revoke a certificate of amalgamation or merger.

    (5) An applicant under this section may apply in the alternative under applicable law for an order for the liquidation and dissolution of the Corporation.

Section 2. COURT ORDER

In connection with an action brought or intervened in Section 1 of this ARTICLE TENTH, the Court may at any time make any order it thinks fit, including, without limiting the generality of the foregoing, any or all of the following:

       (a) an order authorizing the complainant or any other person to control the conduct of the action;

       (b) an order giving directions for the conduct of the action;

       (c) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present stockholders of the Corporation instead of to the Corporation;

       (d) an order requiring the Corporation to pay reasonable legal fees incurred by the complainant in connection with the action.

Section 3. RIGHT TO DISSENT

    (1) A holder of shares of any class of stock of the Corporation may dissent if the Corporation resolves to:

       (a) amend its articles of incorporation to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class;

       (b) amend its articles of incorporation to add, change or remove any restrictions on the business or businesses that the Corporation may carry on;

       (c) amalgamate, merger or consolidate with another corporation, other than a wholly owned subsidiary corporation;

       (d) be continued under the laws of the same jurisdiction; or

       (e) sell, lease or exchange all or substantially all of the property of the Corporation.

    (2) A holder of shares of any class or series of stock of the Corporation entitled to vote separately as a class or series on a proposal to amend the articles of incorporation of the Corporation to:

       (a) increase the maximum number of authorized shares of a class having rights or privileges equal or superior to the rights or privileges attached to the shares of that class;

       (b) effect an exchange, reclassification or cancellation of all or part of the shares of that class;

       (c) add, change or remove the rights, privileges, restrictions or conditions attached to the shares of that class and, without limiting the generality of the foregoing

           (i) remove or change prejudicially rights to accrued dividends or rights to cumulative dividends;

           (ii) add, remove or change prejudicially redemption rights;

           (iii) reduce or remove a dividend preference or a liquidation preference; or

           (iv) add, remove or change prejudicially conversion privileges, options, voting, transfer or preemptive rights, rights to acquire securities of a corporation or sinking fund provisions,

       (d) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the rights or privileges attached to the shares of that class;

       (e) create a new class of shares having rights or privileges equal or superior to the rights or privileges attached to the shares of that class;

       (f) make the rights or privileges of any class of shares having rights or privileges inferior to the rights or privileges of the shares of that class;

       (g) effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of that class; or

       (h) constrain the issue or transfer of the shares of that class or extend or remove that constraint may dissent if the Corporation resolves to amend its articles of incorporation in a matter described above.

    (3) If a holder of shares of any class of stock of the Corporation dissents, the procedure for dissent shall be as set out in Section 184 of the BUSINESS CORPORATIONS ACT (Albert) as in effect on July 31, 1997, except that, where the Corporation's articles of incorporation provide for action to be taken by way of a written consent of less than all of the stockholders of the Corporation, Section 184(5) of that Act shall be deemed to read as follows:

       "(5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2);

           (a) at or before any meeting of shareholders at which the resolution has to be voted on, or

           (b) (i) before the execution of a less than unanimous written consent of shareholders in lieu of a meeting of shareholders adopting such a resolution where the corporation has delivered prior notice to a shareholder (A) soliciting a proxy of the shareholder with respect to the execution of such written consent of shareholders or (B) soliciting a written consent of the shareholder to a less than unanimous consent of shareholders; provided that in no event must the objection be sent to the corporation prior to the expiration of 20 days after the notice described in clause (A) or clause (B), as the case may be, is first sent to the shareholder; or (ii) if no prior notice described in clause (A) or clause (B) has been given to a shareholder, within 20 days of the Corporation providing notice to a shareholder of the adoption by shareholders of such a resolution by less than unanimous consent to such a resolution, or

           (c) if the corporation did not send notice to the shareholder of the purpose of a meeting, or his right to dissent or the less than unanimous shareholder consent, then within a reasonable time after he learns that the resolution was adopted and of his right to dissent."

    Section 4. DEFINED TERMS

    Words and phrases used in this ARTICLE TENTH which were defined in the Business Corporations Act (Alberta) in effect on July 31, 1997 shall have the same meaning in this ARTICLE TENTH as in that Act.

    THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of domesticating a corporation from Alberta, Canada to the State of Delaware pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and that the facts herein stated are true, and accordingly has hereunto set his hand as of the
day of            , 1997.

                                          --------------------------------------
                                          David L. Emmons

                                  APPENDIX "C"
                            DISSENTERS' RIGHTS UNDER
                       ALBERTA BUSINESS CORPORATIONS ACT

SECTION 184

 (1) Subject to sections 185 and 234, a holder of shares of any class of a corporation may dissent if the corporation resolves to

    (a) amend its articles under section 167 or 168 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

    (b) amend its articles under section 167 or 168 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

    (c) amalgamate with another corporation, otherwise than under section 178 or 180.1,

    (d) be continued under the laws of another jurisdiction under section 182, or

    (e) sell, lease or exchange all or substantially all its property under section 183.

 (2) A holder of shares of any class or series of shares entitled to subsection
    (20), a shareholder entitled to vote under section 170, other than section 170(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

 (3) In addition to any other right he may have, but subject to section (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

 (4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

 (5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

    (a) at or before any meeting of shareholders at which the resolution is to be voted on, or

    (b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution has been adopted.

 (6) An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2)

    (a) by the corporation, or

    (b) by a shareholder if he has sent an objection to the corporation under subsection(5)

    to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

 (7) If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

 (8) Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

    (a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

    (b) within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

 (9) Every offer made under subsection (7) shall

    (a) be made on the same terms, and

    (b) contain or be accompanied by a statement showing how the fair value was determined.

(10) A dissenting shareholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11) A dissenting shareholder

    (a) is not required to give security for costs in respect of an application under subsection (6), and

    (b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

(12) In connection with an application under subsection (6), the Court may give directions for

    (a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation, and

    (b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery.

(13) On an application under subsection (6), the Court shall make an order

    (a) fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

    (b) giving judgment in that amount against the corporation and in favor of each of those dissenting shareholders, and

    (c) fixing the time within which the corporation must pay that amount to a shareholder.

(14) On

    (a) the action approved by the resolution from which the shareholder dissents becoming effective,

    (b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

    (c) the pronouncement of an order under subsection (13),

    whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15) Subsection 14(a) does not apply to a shareholder referred to in subsection
    (5)(b).

(16) Until one of the events mentioned in subsection (14) occurs,

    (a) the shareholder may withdraw his dissent, or

    (b) the corporation may rescind the resolution,

    and in either event proceedings under this section shall be discontinued.

(17) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18) If subsection (20) applies, the corporation shall, within 10 days after

    (a) the pronouncement of an order under subsection (13), or

    (b) the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares,

    notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19) Notwithstanding that a judgment has been given in favor of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but prior to its shareholders.

(20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

    (a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or

    (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                                                    APPENDIX "D"

                              MSR EXPLORATION LTD.
                        WRITTEN CONSENT OF STOCKHOLDERS
                           IN LIEU OF SPECIAL MEETING

    The undersigned, being the holders of at least a majority of the issued and outstanding shares of Common Stock, no par value, of MSR Exploration Ltd., a Delaware corporation (the "Company"), entitled to vote or take action if a meeting of the stockholders was called for such purposes, hereby waive any and all requirements for calling, giving notice of, and holding a special meeting of the stockholders of the Company, and do hereby consent, pursuant to Section 228 of the Delaware General Corporation Law, to the adoption of the following resolutions;

        RESOLVED, that the undersigned do hereby approve the Agreement and Plan of Merger dated as of March 26, 1997, by and among the Company (prior to its continuance from Alberta, Canada and domestication into Delaware), Mercury Montana, Inc., a Delaware corporation ("Mercury"), and Mercury Exploration Company ("Parent"), a Texas corporation and the majority shareholder of Mercury, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of June 17, 1997 and Amendment No. 2 to Agreement and Plan of Merger dated as of September 11, 1997 (the "Merger Agreement"), pursuant to which the Company is to be merged with and into Mercury with Mercury being the surviving corporation, and each share of common stock of the Company will be converted into the right to receive one share of common stock, par value $.01 per share, of the surviving corporation (the "Merger"), all upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which was included as an appendix to the Proxy Statement/Joint Prospectus for this consent previously furnished to each stockholder of the Company.

        RESOLVED FURTHER, that the board of directors and the officers of the Company are authorized to take or cause to be taken all such further action and to sign and enter into such additional documents, instruments and agreements as may be necessary or appropriate to consummate the Merger and carry out the intent and purposes of the foregoing resolution.

    IN WITNESS WHEREOF, the undersigned have executed this instrument dated as
of the     day of         1997.
                                          ______________________________________
                                          As Proxy on Behalf of the Stockholders
                                          Whose
                                          Names Appear on Schedule I Hereto

                                                                    APPENDIX "E"

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              MSR EXPLORATION LTD.

                          MERCURY EXPLORATION COMPANY

                                      AND

                             MERCURY MONTANA, INC.

                                 MARCH 26, 1997

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                              ---------
                                                       ARTICLE I

THE MERGER..................................................................................................        E-1
  1.1      THE MERGER.......................................................................................        E-1
  1.2      CLOSING DATE.....................................................................................        E-1
  1.3      CONSUMMATION OF THE MERGER.......................................................................        E-1
  1.4      EFFECTS OF THE MERGER............................................................................        E-1
  1.5      ARTICLES OF INCORPORATION; BYLAWS................................................................        E-1
  1.6      DIRECTORS AND OFFICERS...........................................................................        E-2
  1.7      CONVERSION OF SECURITIES.........................................................................        E-2
  1.8      DISSENTING SHARES................................................................................        E-2
  1.9      PAYMENT OF MERGER CONSIDERATION TO HOLDERS OF SR COMMON STOCK....................................        E-2
  1.10     PAYMENT OF MERGER CONSIDERATION TO MERCURY AND MINORITY STOCKHOLDERS.............................        E-4
  1.11     WITHHOLDING TAXES................................................................................        E-4
  1.12     TAKING OF NECESSARY ACTION; FURTHER ACTION.......................................................        E-4

                                                      ARTICLE II

REPRESENTATIONS AND WARRANTIES..............................................................................        E-5
  2.1      REPRESENTATIONS AND WARRANTIES OF MSR............................................................        E-5
  2.2      REPRESENTATIONS AND WARRANTIES OF MERCURY AND MERCURY SUB........................................       E-15

                                                      ARTICLE III

COVENANTS OF MERCURY AND MERCURY SUB PRIOR TO THE EFFECTIVE TIME............................................       E-26
  3.1      CONDUCT OF BUSINESS BY MERCURY SUB PENDING THE MERGER............................................       E-26
  3.2      PROXY STATEMENT..................................................................................       E-27
  3.3      ACQUISITION PROPOSALS............................................................................       E-28

                                                      ARTICLE IV

COVENANTS OF MSR PRIOR TO THE EFFECTIVE TIME................................................................       E-28
  4.1      CONDUCT OF BUSINESS BY MSR PENDING THE MERGER....................................................       E-28
  4.2      PROXY STATEMENT..................................................................................       E-28
  4.3      MEETING OF STOCKHOLDERS OF MSR...................................................................       E-30
  4.4      REGISTRATION STATEMENT...........................................................................       E-30
  4.5      STOCK EXCHANGE LISTING...........................................................................       E-30
  4.6      FINANCING........................................................................................       E-30

                                                                                                                PAGE
                                                                                                              ---------
                                                       ARTICLE V

ADDITIONAL AGREEMENTS.......................................................................................       E-31
  5.1      ACCOUNTANTS LETTER...............................................................................       E-31
  5.2      FILINGS; CONSENTS; REASONABLE EFFORTS............................................................       E-31
  5.3      NOTIFICATION OF CERTAIN MATTERS..................................................................       E-31
  5.4      AGREEMENT TO DEFEND..............................................................................       E-31
  5.5      EXPENSES.........................................................................................       E-31
  5.6      SURVIVING CORPORATION AND SUBSIDIARIES BOARDS OF DIRECTORS, EXECUTIVE COMMITTEES AND OFFICERS....       E-31
  5.7      INDEMNIFICATION..................................................................................       E-32
  5.8      CERTAIN TAX AND ACCOUNTING MATTERS...............................................................       E-33
  5.9      AGREEMENT REGARDING CERTAIN REVENUES AND EXPENSES................................................       E-34
  5.10     ARTICLES OF INCORPORATION AND BYLAWS.............................................................       E-35
  5.11     ALTERNATIVE TRANSACTION..........................................................................       E-35
  5.12     CONTINGENT WARRANT...............................................................................       E-35
  5.13     MANAGEMENT AGREEMENT.............................................................................       E-35

                                                      ARTICLE VI

CONDITIONS..................................................................................................       E-36
  6.1      CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER......................................       E-36
  6.2      ADDITIONAL CONDITIONS TO OBLIGATIONS OF MSR......................................................       E-37
  6.3      ADDITIONAL CONDITIONS TO OBLIGATIONS OF MERCURY AND MERCURY SUB..................................       E-37

                                                      ARTICLE VII

MISCELLANEOUS...............................................................................................       E-38
  7.1      TERMINATION......................................................................................       E-38
  7.2      EFFECT OF TERMINATION............................................................................       E-38
  7.3      WAIVER AND AMENDMENT.............................................................................       E-38
  7.4      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS...........................................       E-39
  7.5      CERTAIN DEFINITIONS..............................................................................       E-39
  7.6      PUBLIC STATEMENTS................................................................................       E-39
  7.7      REMEDIES NOT EXCLUSIVE...........................................................................       E-39
  7.8      ASSIGNMENT.......................................................................................       E-39
  7.9      NOTICES..........................................................................................       E-39
  7.10     GOVERNING LAW....................................................................................       E-40
  7.11     SEVERABILITY.....................................................................................       E-40
  7.12     COUNTERPARTS.....................................................................................       E-40
  7.13     HEADINGS.........................................................................................       E-40
  7.14     CONFIDENTIALITY AGREEMENT........................................................................       E-40
  7.15     ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES; COMMUNITY PROPERTY INTERESTS........................       E-41
  7.16     DISCLOSURE LETTERS...............................................................................       E-51

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger, dated as of the 26th day of March, 1997 (this "AGREEMENT"), is among MSR Exploration Ltd., an Alberta, Canada corporation which has agreed to redomesticate to the State of Delaware subject to the terms hereof ("MSR"), Mercury Exploration Company, a Texas corporation ("MERCURY"), and Mercury Montana, Inc., a Delaware corporation ("MERCURY SUB").

    WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of MSR, Mercury and Mercury Sub, and Mercury and the "MINORITY STOCKHOLDERS" (as such term is defined below), as the owners and holders of all of the capital stock of Mercury Sub, have approved the merger of MSR with and into Mercury Sub (the "MERGER"); and

    WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

    NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3) MSR shall be merged with and into Mercury Sub. As a result of the Merger, the separate corporate existence of MSR shall cease and Mercury Sub shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION"), and all the properties, rights, privileges, powers and franchises of Mercury Sub and MSR shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Mercury Sub and MSR shall attach to the Surviving Corporation, all in accordance with the DGCL.

    1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Thompson & Knight, P.C., 801 Cherry Street, Fort Worth, Texas 75102, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time or place or on such other date as MSR and Mercury shall agree, provided that the closing conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "CLOSING DATE".

    1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "EFFECTIVE TIME" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time (not to exceed 90 days from the date the certificate is filed) as is specified in the certificate of merger pursuant to the mutual agreement of MSR and Mercury.

    1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

    1.5 ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation of Mercury Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation until amended as provided therein and under the DGCL; provided, however, that the name of the Surviving Corporation after the Effective Time shall be MSR Exploration Ltd., and the Articles of Incorporation of the Surviving Corporation shall be amended to reflect such name change. The bylaws of Mercury Sub, as in effect immediately prior to the

Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and under the DGCL.

    1.6 DIRECTORS AND OFFICERS. At and after the Effective Time (a) the respective boards of directors of the Surviving Corporation and its subsidiaries shall be comprised of (i) three persons designated by MSR immediately prior to the Effective Time (which such designees shall be Otto Buis, Steve Morris and Patrick Montalban) and (ii) three persons designated by Mercury immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation and its subsidiaries, and (b) the officers of the MSR and its subsidiaries shall be as follows:
Chairman of the Board and Chief Executive Officer--Otto J. Buis, President and Chief Operating Officer--Thomas F. Darden, Vice President--Glenn M. Darden, and such other officers as shall be elected by the respective boards of directors of the Surviving Corporation and its subsidiaries, in each case until their respective successors are duly elected or appointed and qualified.

    1.7 CONVERSION OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of MSR, Mercury, Mercury Sub or their stockholders:

        (a) Each share of common stock, no par value per share, of MSR issued and outstanding immediately prior to the Effective Time ("MSR COMMON STOCK"), shall be converted into the right to receive one share of common stock, par value $.01 per share, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK"), and each warrant to purchase shares of MSR Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a warrant to purchase the same number of shares of Surviving Corporation Common Stock.

        (b) Each share of common stock, par value $.01 per share, of Mercury Sub issued and outstanding immediately prior to the Effective Time ("MERCURY SUB COMMON STOCK"), shall be converted into one share of Surviving Corporation Common Stock, and each warrant and option to purchase shares of Mercury Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a warrant or option to purchase the same number of shares of Surviving Corporation Common Stock.

    The foregoing rights to receive shares of Surviving Corporation Common Stock or warrants or options to purchase shares of Surviving Corporation Common Stock are herein collectively referred to as the "Merger Consideration".

    1.8 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of MSR Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has demanded appraisal of such shares in accordance with the DGCL, if the DGCl provides for appraisal rights for such shares in the Merger ("DISSENTING SHARES"), shall not be converted into a right to receive the applicable Merger Consideration, but, instead, such holder shall be entitled to appraisal rights for his Dissenting Shares in accordance with the provisions of the DGCL; provided, however, that if such holder fails to perfect or effectively withdraws or loses his right to appraisal of his Dissenting Shares under the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the applicable Merger Consideration. MSR shall give Mercury prompt notice of any demands received by MSR for appraisal of shares of MSR Common Stock, and, prior to the Effective Time, Mercury shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, MSR shall not, except with the prior written consent of Mercury, make any payment with respect to, or settle or offer to settle, any such demands.

    1.9  PAYMENT OF MERGER CONSIDERATION TO HOLDERS OF MSR COMMON STOCK.

    (a) Pursuant to an agreement to be entered into on or before the Closing Date among MSR, Mercury, and such designee, MSR shall designate a bank or trust company reasonably acceptable to

Mercury to act as exchange agent in the Merger (the "EXCHANGE AGENT") for purposes of effecting the exchange for the Merger Consideration of certificates that, immediately prior to the Effective Time, representing shares of MSR Common Stock, or warrants to purchase MSR Common Stock, entitled to receive the Merger Consideration pursuant to Section 1.7 ("CERTIFICATES"). Upon the surrender to the Exchange Agent of each Certificate, the Exchange Agent shall pay the holder of such Certificate the applicable Merger Consideration multiplied by the number of shares of MSR Common Stock formerly represented by such Certificate in exchange therefor (or, in the case of a warrant to purchase shares of MSR Common Stock, a warrant to purchase a like amount of shares of Surviving Corporation Common Stock in exchange therefor), and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the applicable Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and (ii) the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes (as defined below) required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. MSR may impose such other reasonable conditions upon the exchange of Certificates as it may deem necessary or desirable and as are consistent with the provisions of this Agreement. Surviving Corporation Common Stock into which MSR Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time; provided, however, that, subject to Applicable Laws (as defined below), no holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Surviving Corporation Common Stock into which his MSR Common Stock shall have been converted.

    (b) At or immediately prior to the Closing, MSR shall deposit, or cause to be deposited, in trust with the Exchange Agent stock certificates representing the aggregate stock Merger Consideration to which holders of shares of MSR Common Stock shall be entitled at the Effective Time pursuant to Section 1.7 (the "PAYMENT FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, make the exchanges referred to in Section 1.9(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as expressly provided in this Agreement.

    (c) Unless and until a Certificate is surrendered to the Exchange Agent, dividends/distributions payable to the holders of record of Surviving Corporation Common Stock shall not be paid to the holder of such Certificate in respect of the Surviving Corporation Common Stock represented thereby, but, subject to applicable abandoned property, escheat, and similar laws, there shall be paid to the holder thereof (i) upon surrender of such Certificate, the amount of any dividends/distributions, the record date for the determination of the holders entitled to which shall be after the Effective Time, which theretofore shall have become payable with respect to the shares of Surviving Corporation Common Stock represented by such Certificate and issued in exchange upon its surrender, but without interest on such dividends/ distributions, and (ii) after surrender of such Certificate, the amount of any dividends/distributions with respect to such shares of Surviving Corporation Common Stock, the record date for the determination of the holders entitled to which shall be after the Effective Time but prior to the surrender of such Certificate, and the payment date of which shall be subsequent to such surrender, such amount to be paid on such payment date.

    (d) Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all certificates other documents and instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat, and similar laws) receive in exchange therefor the applicable Merger Consideration and any amounts to which such holder is entitled pursuant to Sections 1.9(c), but such holder shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Applicable Law. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of MSR Common Stock for any cash or other property delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

    (e) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of a Certificate a form of letter of transmittal (which shall specify that delivery of a Certificate shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and shall be in such form and contain such other provisions, as MSR shall specify) and instructions for use in surrendering such Certificate and receiving the applicable Merger Consideration in exchange therefor.

    (f) At the Effective Time, the stock transfer books of MSR shall be closed and no transfers of MSR Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in Section 1.7, subject to Applicable Law in the case of Dissenting Shares.

    (g) In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, the Surviving Corporation shall issue or cause to be issued in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 1.7. When authorizing such issue of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen, or destroyed.

    1.10 PAYMENT OF MERGER CONSIDERATION TO MERCURY AND MINORITY STOCKHOLDERS. On the Closing Date, immediately following the Effective Time, Mercury and the Minority Stockholders, as the owners and holders of the certificate or certificates that prior thereto represented all of the Mercury Sub Common Stock and warrants and options to purchase Mercury Common Stock, shall surrender such certificates to the Surviving Corporation or its transfer agent. Upon the surrender by Mercury and the Minority Stockholders to the Surviving Corporation or its transfer agent of all of such certificates, the Surviving Corporation shall pay and deliver to Mercury and the Minority Stockholders the aggregate amount of the applicable Merger Consideration to which Mercury and the Minority Stockholders are entitled in accordance with
Section 1.7 above, and such certificates shall forthwith be cancelled.

    1.11 WITHHOLDING TAXES. The distribution of the Merger Consideration will be subject to all applicable withholding requirements under federal and foreign tax laws.

    1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Mercury Sub or MSR, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

    2.1 REPRESENTATIONS AND WARRANTIES OF MSR. MSR hereby represents and warrants to Mercury, Mercury Sub and the Minority Stockholders that:

        (a) ORGANIZATION AND COMPLIANCE WITH LAW. Each of MSR and its consolidated subsidiaries (the "MSR SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate power and corporate authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, and the name of each MSR Subsidiary, and the jurisdiction in which each is chartered or organized are set forth in Section 2.1(a) of the disclosure letter delivered by MSR to Mercury as of March 10, 1997 (the "MSR DISCLOSURE LETTER"). Except as set forth in Section 2.1(a) of the MSR Disclosure Letter, each of MSR and the MSR Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

        (b)  CAPITALIZATION.

            (i) The authorized capital stock of MSR consists of 20,000,000 shares of MSR Common Stock, no par value shares. As of March 10, 1997, there were issued and outstanding 13,777,014 shares of MSR Common Stock, and no shares of MSR Common Stock were held as treasury shares. As of March 10, 1997, a total of 280,000 shares of MSR Common Stock were reserved for issuance pursuant to the stock options and rights to purchase referred to in Section 2.1(b)(ii). All issued shares of MSR Common Stock are validly issued, fully paid and nonassessable, and no holder thereof is entitled to preemptive rights. All shares of MSR Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person. Except as set forth in Section 2.1(b) of the MSR Disclosure Letter, MSR is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of MSR.

            (ii) As of the date hereof, there are outstanding options or other rights (the "MSR OPTIONS") to purchase an aggregate of 280,000 shares of MSR Common Stock under that certain warrant in favor of Bank Paribas dated as of January 13, 1995. Other than as set forth in this Section 2.1(b) and except for issuances contemplated by this Agreement in connection with the Merger, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of MSR outstanding (other than MSR Common Stock issued pursuant to the exercise of MSR Options) or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of MSR, or contracts, understandings or arrangements to which MSR is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

           (iii) Except as set forth in Section 2.1(b) of the MSR Disclosure Letter, all outstanding shares of capital stock of the MSR Subsidiaries are owned by MSR or a wholly-owned subsidiary of MSR, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature.

        (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. MSR has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by MSR of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger and the approval of this Agreement as provided for in Section 4.3). On or prior to the date hereof, the Board of Directors of MSR has determined to recommend the approval of this Agreement to the stockholders of MSR, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by MSR is the valid and binding obligation of MSR, enforceable against MSR in accordance with its terms.

        (d) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH MSR OR ANY OF THE MSR SUBSIDIARIES IS A PARTY. Neither the execution and delivery of this Agreement by MSR, nor the performance by MSR of its obligations hereunder, nor the consummation of the transactions contemplated hereby by MSR, will (i) conflict with the MSR Certificate or the bylaws of MSR or the charter or bylaws of any of the MSR Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to MSR or any of the MSR Subsidiaries; (iii) except for (A) requirements of foreign, Federal or state securities laws,
    (B) requirements of notice filings in such foreign jurisdictions as may be applicable, (C) the filing of (1) articles of continuance with the Corporate Registry of Alberta and (2) a certificate of incorporation and certificate of domestication pursuant to the DGCL, and (D) the filing of a certificate of merger by MSR in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to MSR or any of the MSR Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of MSR or any of the MSR Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which MSR or any of the MSR Subsidiaries is a party or by which MSR or any of the MSR Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to bank loan agreements, as set forth in Section 2.1(d) of the MSR Disclosure Letter, (C) those that are customarily obtained from governmental or tribal authorities after Closing.

        (e) COMMISSION FILINGS; FINANCIAL STATEMENTS. MSR and each of the MSR Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by MSR with the Commission since January 1, 1996, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "MSR COMMISSION FILINGS". MSR has heretofore delivered to Mercury copies of the MSR Commission Filings. As of the respective dates of their filing with the Commission, the MSR Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        Each of the consolidated financial statements (including any related notes or schedules) included in the MSR Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of MSR and the MSR Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, neither MSR nor any MSR Subsidiaries have any liabilities, absolute or contingent, that may reasonably be expected to have a material adverse effect on MSR and the MSR Subsidiaries taken as a whole that are not reflected in the MSR Commission Filings, except those set forth in Section 2.1(e) of the MSR Disclosure Letter.

        (f) CONDUCT OF BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES AND EVENTS. Since January 1, 1997, except as contemplated by this Agreement or as disclosed in the MSR Commission Filings filed with the Commission prior to the date hereof or as set forth in Section 2.1(f) of the MSR Disclosure Letter, MSR and the MSR Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any material adverse change in the financial condition, results of operations or business of MSR and the MSR Subsidiaries, taken as a whole, or any condition, event or development that reasonably may be expected to result in any such material adverse change; (ii) any material change by MSR in its accounting methods, principles or practices; (iii) any revaluation by MSR or any of the MSR Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by MSR or any of the MSR Subsidiaries into any commitment or transaction material to MSR and the MSR Subsidiaries, taken as a whole; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the MSR Common Stock, or any redemption, purchase or other acquisition of any of its securities or any securities of any of the MSR Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of MSR and the MSR Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money; (viii) any granting of a security interest or lien on any material property or assets of MSR and the MSR Subsidiaries, taken as a whole, other than (A) liens for taxes not due and payable or which are being contested in good faith; (B) liens and security interests created under joint operating agreements or similar agreements, to the extent relating to amounts not yet due and payable; (C) mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business, to the extent relating to amounts not yet due and payable; and (D) defects and irregularities in title and encumbrances which are not substantial in character or amount and do not materially impair the use of the property or asset in question (collectively, "PERMITTED LIENS"); or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of MSR or any of the MSR Subsidiaries.

        (g) LITIGATION. Except as set forth in Section 2.1(g) of the MSR Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of MSR, overtly threatened against or affecting MSR or any MSR Subsidiaries or any of their respective properties at law or in equity, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have material adverse effect on MSR and the MSR Subsidiaries, taken as a whole, or that involve the risk of criminal liability.

        (h) COMPLIANCE WITH LAWS. Except as set forth in Section 2.1(h) of the MSR Disclosure Letter, MSR and the MSR Subsidiaries have complied with all applicable Federal, foreign, state and local laws, statutes, ordinances, rules, regulations and orders ("APPLICABLE LAWS") (including without limitation Applicable Laws relating to securities, properties, manufacturing processes, sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights), the non-compliance with which would have a material adverse effect on MSR and the MSR Subsidiaries, taken as a whole. Neither MSR nor any MSR Subsidiary has received any written notice, which has not been dismissed or otherwise disposed of, that any such party has not so complied. Neither MSR nor any MSR Subsidiary is charged or, to the best knowledge of MSR, threatened with, or, to the best knowledge of MSR, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of MSR or any MSR Subsidiaries.

        (i)  EMPLOYEE BENEFIT PLANS.

            (i) Section 2.1(i) of the MSR Disclosure Letter provides a description of each Plan or Benefit Program or Agreement which is sponsored, maintained or contributed to by MSR or any corporation, trade, business or entity under common control with MSR Sub within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "CODE") or Section 4001 of ERISA (a "MSR ERISA AFFILIATE") for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date. True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to Mercury.

            (ii) Except as otherwise set forth in Section 2.1(i) of the MSR Disclosure Letter:

               (A) Neither MSR nor any MSR ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA:

               (B) Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

               (C) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of MSR, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

               (D) No act, omission or transaction has occurred which would result in imposition on MSR or any MSR ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

               (E) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require MSR or any MSR ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

           (iii) Termination of employment of any employee of MSR or any MSR ERISA Affiliate immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans, Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

            (iv) Each Plan which is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

        (j)  TAXES.  Except as set forth in Section 2.1(j) of the MSR Disclosure
    Letter:

            (i) All tax returns of or relating to any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto (any "TAX") that are required to be filed on or before the Closing Date by or with respect to MSR or any MSR Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) of corporations of which MSR was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by MSR in the consolidated financial statements included in the MSR Commission Filings.

            (ii) All U.S. Federal income Tax Returns of or with respect to MSR or any of the MSR Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the taxable year ended December 31, 1992.

           (iii) There is no material claim against MSR or any of the MSR Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to MSR or any of the MSR Subsidiaries that has not been adequately provided for in reserves established by MSR in the consolidated financial statements included in the MSR Commission Filings.

            (iv) The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the MSR Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of MSR and the MSR Subsidiaries through the periods covered thereby.

            (v) MSR and each of the MSR Subsidiaries have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes.

            (vi) No waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from MSR or any of the MSR Subsidiaries.

           (vii) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of either MSR or the MSR Subsidiaries.

          (viii) Neither MSR nor any of the MSR Subsidiaries has filed consolidated income Tax Returns with any corporation, other than consolidated federal and state income Tax Returns by MSR, for any taxable period which is not now closed by the applicable statute of limitations.

            (ix) Neither MSR nor the MSR Subsidiaries has any deferred intercompany gain as defined in Treasury Regulation Section 1.1502-13.

            (x) MSR has not made any election to be treated as a U.S. domestic corporation for federal Tax purposes pursuant to Section 897(i) of the Code.

        (k) ENVIRONMENTAL MATTERS. Except for matters disclosed in Section 2.1(k) of the MSR Disclosure Letter:

            (i) to the best knowledge of MSR all of the properties, operations and activities of MSR and the MSR Subsidiaries comply with all applicable Environmental Laws;

            (ii) None of MSR, the MSR Subsidiaries or their properties and operations are subject to any existing, pending or, to the knowledge of MSR, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority or third party under any Environmental Law;

           (iii) to the best knowledge of MSR all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by MSR or any MSR Subsidiaries under any Environmental Law in connection with any aspect of the business of MSR or the MSR Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Merger, and MSR and the MSR Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

            (iv) to the best knowledge of MSR, MSR and the MSR Subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to its operations and imposed by any Governmental Authority under any Environmental Law, and neither MSR nor any MSR Subsidiary has received any notice of noncompliance with any such financial responsibility requirements;

            (v) to the best knowledge of MSR, there are no physical or environmental conditions existing on any property of MSR or any MSR Subsidiary or resulting from MSR or any MSR Subsidiary's operations or activities with respect to any MSR Properties, past or present, at any location, that would give rise to any on-site or off-site investigative, remedial, response, contribution or similar obligations under any Environmental Laws;

            (vi) to the best knowledge of MSR, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by MSR or any MSR Subsidiary or used in connection with any of their properties or operations have to the extent required by Environmental Laws been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the best knowledge of MSR and with respect to such substances and wastes, such carriers and facilities have been and are operating in compliance with such authorizations, are not subject to any material unperformed investigative, remedial, response, contribution or similar obligations under, and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any Governmental Authority or third party in connection with, any Environmental Laws;

           (vii) there has been no exposure of any person or property to hazardous substances, solid waste or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste or any pollutant or contaminant into the environment by MSR or any MSR Subsidiary in connection with their properties or operations that could reasonably be expected to give rise to any claim for damages or compensation; and

          (viii) MSR shall make available to Mercury all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of MSR relating to any of the current or former properties or operations of MSR or any MSR Subsidiary.

        (l)  PROPERTIES.

            (i) The oil, gas and/or mineral leases, interests in which comprise part of the "MSR PROPERTIES" (as defined below), and all other material contracts, agreements, licenses, permits and easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the MSR Properties (such leases and such material contracts, agreements, licenses, permits, easements, rights-of-way and other rights-of-surface use being herein called the "MSR BASIC DOCUMENTS"), are in full force and effect and constitute valid and binding obligations of the parties thereto; all contracts and agreements which are MSR Basic Documents are disclosed in Section 2.1(l)(i) of the MSR Disclosure Letter. Neither MSR nor any MSR Subsidiary is in breach or default (and no situation exists which with the passing of time or giving of notice would create such a breach or default) of its obligations under the MSR Basic Documents, and no breach or default by any third party (or situation which with the passage of time or giving of notice would create such a breach or default) exists, to the extent such breach or default (whether by MSR, any MSR Subsidiary or such a third party) could materially adversely affect (after the date hereof) the ownership, operation, value or use of any MSR Properties. All payments (including, without limitation, all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under MSR Basic Documents have been and are being made (timely and properly, and before the same became delinquent) by MSR or a MSR Subsidiary in all material respects and, where the non-payment of same by a third party could materially adversely affect the ownership, operation, value or use of a MSR Property after the date hereof, have been and are being made, by such third party in all material respects.

            (ii) Except as set forth in Section 2.1(l)(ii) of the MSR Disclosure Letter, neither MSR nor any MSR Subsidiary has incurred any expenses, or made commitments to make expenditures, in connection with (and no other obligations or liabilities have been incurred) which would materially adversely affect the ownership or operation of the MSR Properties after the date hereof, other than routine expenses incurred in the normal operation of existing wells on the MSR Properties. Except as set forth in
       Section 2.1(o)(ii) of the MSR Disclosure Letter, no proposals are currently outstanding (whether made by MSR, any MSR Subsidiary or by any other party) to drill additional wells, or to deepen, plug back, abandon, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other material operations, other than normal operation of existing wells on the MSR Properties.

           (iii) There exist no agreements or arrangements for the sale, gathering, transportation, compression, treating, processing or other marketing of a material volume of production from the MSR Properties (including without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (A) the agreements set forth in Section 2.1(l)(iii) of the MSR Disclosure Letter, (B) agreements or arrangements which are cancelable on 120 days notice or less without penalty or detriment and (C) calls on, or other rights to purchase, production, subject to which MSR or any MSR Subsidiary acquired one or more MSR Properties and which individually, or in the aggregate, do not affect a material volume of the production of oil or gas from the MSR Properties. Any contracts or other arrangements under which MSR or any MSR Subsidiary is processing, gathering, transporting or otherwise marketing any material volume of oil, gas or other minerals (whether or not attributable to the MSR Properties) for the account of a third party include terms that represent an arm's length, commercially reasonable trade for MSR or any MSR Subsidiary.

            (iv) Except as set forth in Section 2.1(l)(iv) of the MSR Disclosure Letter, neither MSR nor any MSR Subsidiary has received prepayments (including, but not limited to, payments for oil and gas not taken pursuant to "take-or-pay" arrangements) for any oil or gas produced from the MSR Properties as a result of which the obligation does (or may) exist to deliver oil or gas produced from the MSR Properties after the date hereof without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash. For each MSR Property listed in Section 2.1(l)(iv) of the MSR Disclosure Letter, such section reflects (A) the total amount of prepayment received as of the date hereof, (and the amount of any recoupment thereof heretofore made), and (B) whether or not a cash payment can be required in the event recoupment out of production proves to be inadequate. Except as set forth in Section 2.1(l)(iv) of the MSR Disclosure Letter, there is no MSR Property with respect to which MSR, any MSR Subsidiary, and/or their respective predecessors in title, have collectively taken more (referred to herein as "OVER-PRODUCED") or materially less (referred to herein as "UNDERPRODUCED") production from such MSR Property (or on the units in which such MSR Property participates), or any product thereof, than the ownership of MSR or any MSR Subsidiary and such predecessors in such MSR Property would entitle MSR or any MSR Subsidiary and such predecessors (absent any balancing agreement or arrangement) to receive, to the extent such overproduced or underproduced position has not, as of the date hereof, been fully made up or otherwise extinguished. For each MSR Property listed in Section 2.1(l)(iv) of the MSR Disclosure Letter, such section reflects, on a well-by-well or any other basis as may be dictated by any applicable balancing agreement, (A) whether MSR or any MSR Subsidiary is in an over-produced or under-produced position, (B) the amount of such over-production or under-production, (C) a description of the written balancing agreement (if any) pertaining to such MSR Property (or a statement that no such agreement exists) and (D) a statement as to whether royalties, overriding royalties or other burdens against MSR's or any MSR Subsidiaries's net revenue interest in the affected MSR Properties were, during the period the subject imbalance accrued, paid based upon receipts or entitlements. Except as set forth in Section 2.1(l)(iv) of the MSR Disclosure Letter, there are no pipeline imbalances that have arisen due to the failure of nominations made by MSR or any MSR Subsidiary to match actual deliveries of production from any one or more MSR Properties.

            (v) MSR and each MSR Subsidiary has all governmental licenses and permits necessary to own and operate the MSR Properties as presently being owned and operated, and such licenses, permits and filings are in full force and effect, and neither MSR nor any MSR Subsidiary has received written notice of any material violations in respect of any such licenses or permits.

            (vi) Except as set forth in Section 2.1(l)(vi) of the MSR Disclosure Letter, neither MSR nor any MSR Subsidiary is subject to (A) any area of mutual interest agreements or non-compete agreements, (B) any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the date hereof or (C) any tax partnership, to the extent being so subject could have a material adverse effect on MSR or any MSR Subsidiary or on any MSR Property.

           (vii) All severance, production, ad valorem, windfall profit and other similar taxes relating to the ownership or operation of the MSR Properties have been, and are being, paid (timely, and before the same become delinquent) by MSR and each MSR Subsidiary in all respects.

          (viii) The ownership and operation of the MSR Properties has, to the extent that non-conformance could materially adversely affect the ownership, operation, value or use thereof after the date hereof, been in conformity with all applicable laws, and all applicable rules, regulations and orders of all governmental agencies having jurisdiction.

            (ix) Except as set forth in Section 2.1(l)(ix) of the MSR Disclosure Letter, there are no Preferential Rights or Consents, other than Routine "GOVERNMENTAL APPROVALS" (as defined below), that affect any material MSR Property or Properties and that will be triggered by the Merger.

            (x) Except as set forth in Section 2.1(l)(x) of the MSR Disclosure Letter, there exist no agreements or other arrangements whereunder MSR or any MSR Subsidiary undertakes to perform gathering, transportation, processing or other marketing services for any third party, including without limitation the owner of a royalty or overriding royalty interest burdening a lease included in the MSR Properties, for a fee or other consideration that is now, or may hereafter be, unrepresentative of commercial rates being received by third parties in comparable, arm's length transactions.

            (xi) MSR and/or the MSR Subsidiaries have good and defensible title to the MSR Property, free and clear of all liens, security interests, and encumbrances except for (a) the contracts, agreements, burdens, encumbrances and other matters set forth in the descriptions of certain of the MSR Properties in Section 2.1(l) of the MSR Disclosure Letter, (b) statutory liens for taxes which are not yet delinquent, (c) liens under operating agreements, pooling orders and unitization agreements, and mechanics' materialmen's liens, with respect to obligations which are not yet due, and (d) minor defects and irregularities in title to any MSR Property, so long as such defects and irregularities do not materially impair the value of such MSR Property or the use thereof for the purposes for which such MSR Property is held. With respect to each MSR Property described in Section 2.1(l) of the MSR Disclosure Letter, the ownership of MSR and/or the MSR Subsidiaries in such MSR Property does and will,
       (A) with respect to each tract of land described in Section 2.1(l) of the MSR Disclosure Letter (whether described directly in such section or described by reference to another instrument) in connection with such MSR Property, (1) entitle MSR and/or a MSR Subsidiary to receive a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such tract equal to not less than the decimal or percentage share set forth in Section 2.1(l) of the MSR Disclosure Letter in connection with such tract opposite the words "Net Revenue Interest" (or words of similar import), (2) cause MSR or any MSR Subsidiary to be obligated to bear a decimal or percentage share of the cost of exploration, development and operation of such tract of land not greater than the decimal or percentage share set forth in Section 2.1(l) of the MSR Disclosure Letter in connection with such tract opposite the words "Working Interest" (or words of similar import) and (B) if such MSR Property is shown in Section 2.1(l) of the MSR Disclosure Letter to be subject to a unit or units, with respect to each such unit, (1) entitle MSR and/or the MSR Subsidiaries to receive a decimal or percentage share of all substances covered by such unit which are produced from, or allocated to, such unit equal to not less than the decimal or percentage share set forth in Section 2.1(l) of the MSR Disclosure Letter in connection with such MSR Property opposite the words "Unit Net Revenue Interest" or words of similar import (and if such MSR Property is subject to more than one unit, words identifying such interest with such unit), and (2) obligate MSR and/or the MSR Subsidiaries to bear a decimal or percentage share set forth in Section 2.1(l) of the MSR Disclosure Letter in connection with such MSR Property opposite the words "Unit Working Interest" or words of similar import (and if such MSR Property is subject to more than one unit, words identifying such interest with such unit). With respect to each MSR Property described in Section 2.1(l) of the MSR Disclosure Letter which is subject to a voluntary or involuntary pooling, unitization or communication agreement and/or order, the term "tract of land" as used in this subsection (xi) shall mean the pooled, unitized or communitized area as an entirety and shall not be deemed to refer to any individual tract committed to said pooled, unitized or communitized area. Without limitation of the foregoing, the ownership by MSR and/or the MSR Subsidiaries of the MSR Properties does and will, with respect to each well or unit identified in Section 2.1(l) of the MSR Disclosure Letter, entitle MSR and/or the MSR Subsidiaries to receive a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal or percentage share set forth, for such well or unit, in the column headed "Net Revenue Interest" in Section 2.1(l) of the MSR Disclosure Letter, and cause MSR and/or MSR Subsidiaries to be obligated to bear a decimal or percentage share of the cost of operation of such well or unit equal to not more than the decimal or percentage share set forth, for such well or unit, in the column headed "Working Interest" in such section. The above-described shares of production which MSR and/or the MSR Subsidiaries are entitled to receive and shares of expenses which MSR and/or MSR Subsidiaries are obligated to bear are not and will not be subject to change other than such changes which arise pursuant to non-consent provisions of operating agreements described in Section 2.1(l) of the MSR Disclosure Letter in connection with operations hereafter proposed, or such changes are reflected in
       Section 2.1(l) of the MSR Disclosure Letter.

        (m) AGREEMENTS. All agreements, arrangements, and understandings of any nature (written or oral, formal or informal) (collectively, for purposes of this Section, "agreements") to which MSR or any MSR Subsidiary is a party or by which it or any of its properties is otherwise bound, regardless of amount or subject matter, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of MSR or any MSR Subsidiary are listed in Section 2.1(m) of the MSR Disclosure Letter. MSR has delivered to Mercury, accurate and complete copies of such agreements. Each of such agreements is a valid and binding agreement of the parties thereto enforceable against them in accordance with its terms. No breach or default exists with respect to any of such agreements, and no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default.

        (n)  EMPLOYEES; LABOR RELATIONS.

            (i) Set forth in Section 2.1(n)(i) of the MSR Disclosure Letter is a list of (i) all directors and officers of MSR and the MSR Subsidiaries, and (ii) the name of each employee, agent, and consultant of MSR and the MSR Subsidiaries as of the date hereof, together with the total amounts of salary, bonuses, and other compensation paid or payable by MSR and the MSR Subsidiaries to each such person for the current fiscal year and the immediately preceding fiscal year.

            (ii) Except as set forth in Section 2.1(n)(ii) of the MSR Disclosure Letter, (a) there are no collective bargaining agreements or other similar agreements, arrangements, or understandings, written or oral, with employees as a group to or by which MSR or any MSR Subsidiary is a party or is bound; (b) no employees of MSR or any MSR Subsidiary are represented by any labor organization, collective bargaining representative, or group of employees; (c) no labor organization, collective bargaining representative, or group of employees claims to represent a majority of the employees of MSR or any MSR Subsidiary in an appropriate unit of MSR or MSR Subsidiary; (d) neither MSR nor any MSR Subsidiary has been involved with any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of their employees or been subject to or, to the best knowledge of MSR, threatened with any strike or other concerted labor activity or dispute; and (e) neither MSR nor any MSR Subsidiary is obligated to bargain collectively with respect to wages, hours, and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative, or group of employees, with respect to any of their employees.

        (o) INSIDER INTERESTS. Except as disclosed in Section 2.1(o) of the MSR Disclosure Letter, no shareholder, director, officer, or employee of MSR or any MSR Subsidiary or any associate of any such shareholder, director, officer, or employee is presently, directly or indirectly, a party to any transaction with MSR or any MSR Subsidiary, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such shareholder, director, officer, employee, or associate. To the best knowledge of MSR, no shareholder, director, officer, or employee of MSR or any MSR Subsidiary or any associate of any such shareholder, director, officer, or employee owns, directly or indirectly, any material interest in, or serves as a director, officer, or employee of, any customer, supplier, or competitor of MSR or any MSR

    Subsidiary. For purposes of this Section only, an "associate" of any shareholder, director, officer, or employee means any member of the immediate family of such shareholder, director, officer, or employee or any corporation, partnership, trust, or other entity in which such shareholder, director, officer, or employee has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

        (p) FINANCIAL REQUIREMENTS. Set forth in Section 2.1(p) of the MSR Disclosure Letter is a list of all bonds, deposits, financial assurance requirements, and insurance coverage required to be submitted to any Federal, foreign, state or local governmental agencies or authorities for the continued ownership and operation of the business and assets of MSR or any MSR Subsidiaries.

        (q) VOTING REQUIREMENTS. The affirmative vote of the holders of a two-thirds of the outstanding shares of MSR Common Stock is the only vote of the holders of any class or series of the capital stock of MSR necessary to approve the "REDOMESTICATION OF MSR" (as defined in Section 4.3 below); and the affirmative vote of the holders of a majority of the shares of MSR Common Stock present at the MSR special stockholders' meeting convened in accordance with Section 4.3 and entitled to vote thereon is the only vote of the holders of any class or series of the capital stock of MSR necessary to approve this Agreement.

        (r) BROKERAGE FEES. Except for the engagement by MSR of an investment banker for the purposes of rendering an opinion as contemplate by Section
    6.1 below, neither MSR nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. MSR shall indemnify and hold harmless Mercury from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by MSR or any of its affiliates.

        (s) DISCLOSURE. No representation or warranty made by MSR in this Agreement, and no statement of MSR contained in any document, certificate, or other writing furnished or to be furnished by MSR to Mercury or Mercury Sub pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. MSR knows of no matter (other than matters of a general economic character not relating solely to MSR in any specific manner) which has not been disclosed to Mercury and Mercury Sub pursuant to this Agreement or the MSR Disclosure Letter which materially and adversely affects, or, so far as MSR can now reasonably foresee, will materially and adversely affect, the business, assets, results of operations, condition (financial or otherwise), or prospects of MSR or the ability of MSR to consummate the transactions contemplated hereby.

    2.2 REPRESENTATIONS AND WARRANTIES OF MERCURY AND MERCURY SUB. Mercury and Mercury Sub hereby jointly and severally represent and warrant to MSR that:

        (a) ORGANIZATION AND COMPLIANCE WITH LAW. Each of Mercury and Mercury Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate power and corporate authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted. The jurisdiction in which Mercury and Mercury Sub are chartered or organized is set forth in Section 2.2(a) of the disclosure letter delivered by Mercury to MSR on March 17, 1997 (the "MERCURY DISCLOSURE LETTER"). Except as set forth in Section 2.2(a) of the

    Mercury Disclosure Letter, each of Mercury and Mercury Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

        (b) ORGANIZATION AND COMPLIANCE WITH LAW. Mercury has delivered to MSR accurate and complete copies of (i) the Articles of Incorporation (the "MERCURY SUB ARTICLES") and bylaws of Mercury Sub as currently in effect,
    (ii) the stock records of Mercury Sub, and (iii) the minutes of all meetings of Mercury Sub's Board of Directors, any committees of such Board, and Mercury Sub's shareholders (and all consents in lieu of such meetings). Such records, minutes, and consents accurately reflect the stock ownership of Mercury Sub and all actions taken by Mercury Sub's Board, any committees of such Board, and Mercury Sub's shareholders. Mercury Sub is not in violation of any provision of its Articles of Incorporation or Bylaws.

        (c)  CAPITALIZATION.

            (i) The authorized capital stock of Mercury Sub consists solely of 50,000,000 shares of Mercury Sub Common Stock, $.01 par value. As of the date hereof, there were issued and outstanding 12,000,000 shares of Mercury Sub Common Stock, and no shares of Mercury Sub Common Stock are held as treasury shares. All issued shares of Mercury Sub Common Stock are validly issued, fully paid and nonassessable, and no holder thereof is entitled to preemptive rights. Except as contemplated by this Agreement, neither Mercury nor Mercury Sub are a party to, and or aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of any capital stock or other securities of Mercury Sub.

            (ii) Except for warrants to purchase 11,000,000 shares of Mercury Sub Common Stock and options to purchase 228,570 shares of Mercury Sub Common Stock, all as described in Section 2.2 of the Mercury Disclosure Letter, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Mercury Sub, or contracts, understandings or arrangements to which Mercury or Mercury Sub is a party, or by which either is or may be bound, to issue or sell additional shares of Mercury Sub capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of Mercury Sub capital stock.

           (iii) All outstanding shares of capital stock of the Mercury Sub are owned by Mercury and persons designated as "MINORITY STOCKHOLDERS" in
       Section 2.2(c) of the Mercury Disclosure Letter, and the number of shares of capital stock of Mercury Sub owned by each such party is as designated for such party in such section. All such shares of capital stock are owned by the designated party free and clear of all liens, charges, encumbrances, adverse claims and options of any nature.

        (d) NO SUBSIDIARIES. Mercury Sub has no subsidiaries. In addition, except as set forth in Section 2.2(d) of the Mercury Disclosure Letter, Mercury Sub does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other person.

        (e) AUTHORIZATION AND VALIDITY OF AGREEMENT. Mercury and Mercury Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by Mercury and Mercury Sub of this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. On or prior to the date hereof, the Boards of Directors of Mercury and Mercury Sub have determined to recommend approval of the Merger to the stockholders of Mercury Sub, and the stockholders of Mercury Sub have approved the Merger, and such determinations and approvals are in effect as of the date hereof. This Agreement has been duly executed and delivered by Mercury and Mercury Sub, and is the valid and binding obligation of Mercury and Mercury Sub, enforceable against Mercury and Mercury Sub in accordance with its terms.

        (f) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH MERCURY OR MERCURY SUB IS A PARTY. Except as set forth in Section 2.2(f) of the Mercury Disclosure Letter, neither the execution and delivery of this Agreement by Mercury or Mercury Sub, nor the performance by Mercury or Mercury Sub of their obligations hereunder, nor the consummation of the transactions contemplated hereby by Mercury or Mercury Sub, will (i) conflict with the Articles of Incorporation or bylaws of Mercury or Mercury Sub; (ii) assuming satisfaction of the requirements set forth in clause
    (iii) below, violate any provision of law applicable to Mercury or Mercury Sub; (iii) except for (A) requirements of Federal or state securities laws, and (B) the filing of a certificate of merger by Mercury Sub in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Mercury or Mercury Sub; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Mercury or Mercury Sub under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Mercury or Mercury Sub is a party or by which Mercury or Mercury Sub or any of their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed and (B) those that are customarily obtained from governmental or tribal authorities after Closing.

        (g) FINANCIAL STATEMENTS. Mercury has delivered to MSR accurate and complete copies of Mercury Sub's unaudited balance sheet as of March 7, 1997 Balance Sheet"). The Balance Sheet (i) represents actual bona fide transactions, (ii) has been prepared from the books and records of Mercury Sub in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, except that it is not accompanied by notes or other textual disclosure required by generally accepted accounting principles, and (iii) accurately, completely, and fairly presents Mercury Sub's financial position as of the date thereof and its results of operations for the period then ended.

        (h) ABSENCE OF UNDISCLOSED LIABILITIES. Mercury Sub has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Mercury or Mercury Sub, and whether due or to become due), except (i) liabilities reflected on the Balance Sheet,
    (ii) liabilities which have arisen since the date of the Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort, or infringement), (iii) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), and (iv) liabilities specifically set forth in Section 2.2(h) of the Mercury Disclosure Letter.

        (i) CONDUCT OF BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES AND EVENTS. Since January 1, 1997, except as contemplated by this Agreement or as set forth in Section 2.2(i) of the Mercury Disclosure Letter, Mercury Sub has conducted its business and the Mercury Properties have been operated only in the ordinary and usual course, and there has not been (i) any material adverse change in the financial condition, results of operations or business of Mercury Sub or the Mercury Properties, or any condition, event or development that reasonably may be expected to result in any such material adverse change; (ii) any material change by Mercury Sub in its accounting methods, principles or practices; (iii) any revaluation of any of the Mercury Properties, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Mercury or Mercury Sub into any commitment or transaction material to Mercury Sub; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the Mercury Sub Common Stock or any redemption, purchase or other acquisition of any of securities of Mercury Sub; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Mercury Sub; (vii) any increase in indebtedness for borrowed money; (viii) any granting of a security interest or lien on any material property or assets of Mercury Sub, other than Permitted Liens; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or employees of Mercury Sub.

        (j) LITIGATION. Except as set forth in Section 2.2(j) of the Mercury Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of Mercury or Mercury Sub, overtly threatened against or affecting Mercury Sub or any of its properties, including without limitation the Mercury Properties, at law or in equity, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located.

        (k) COMPLIANCE WITH LAWS. Except as set forth in Section 2.2(k) of the Mercury Disclosure Letter, Mercury Sub has complied with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, manufacturing processes, sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights). Neither Mercury nor Mercury Sub has received any written notice, which has not been dismissed or otherwise disposed of, that Mercury Sub has not so complied. Mercury Sub is not charged or, to the best knowledge of Mercury and Mercury Sub, threatened with, or, to the best knowledge of Mercury Sub and Mercury, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of Mercury Sub.

        (l)  EMPLOYEE BENEFIT PLANS.

            (i) Section 2.2(l) of the Mercury Disclosure Letter provides a description of each Plan or Benefit Program or Agreement which is sponsored, maintained or contributed to by Mercury Sub or any corporation, trade, business or entity under common control with Mercury Sub within the meaning of Section 414(b), (c), (m) or (o) of the Code or
       Section 4001 of ERISA (a "MERCURY ERISA AFFILIATE") for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date. True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to MSR.

            (ii) Except as otherwise set forth in Section 2.2(l) of the Mercury Disclosure Letter:

               (A) None of Mercury Sub or any Mercury ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA:

               (B) Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

               (C) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Mercury, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

               (D) No act, omission or transaction has occurred which would result in imposition on Mercury Sub or any Mercury ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to subsections (c), (i) or
           (1) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

               (E) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require Mercury Sub or any Mercury ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

           (iii) Termination of employment of any employee of Mercury Sub or any Mercury ERISA Affiliate immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans, Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

            (iv) Each Plan which is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

        (m) TAXES. Except as set forth in Section 2.2(m) of the Mercury Disclosure Letter:

            (i) All tax returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to Mercury Sub have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable by Mercury Sub pursuant to such Tax Returns have been paid or adequately provided for in reserves established by Mercury Sub in the Balance Sheet. Mercury Sub is not now and has never been a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) of corporations.

            (ii) None of the U.S. Federal income Tax Returns of or with respect to Mercury Sub have been audited by the applicable governmental authority, or the applicable statute of limitations has expired.

           (iii) There is no material claim against Mercury Sub with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Mercury Sub that has not been adequately provided for in reserves established by Mercury Sub in the Balance Sheet.

            (iv) The total amounts set up as liabilities for current and deferred Taxes in the Balance Sheet have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Mercury Sub through the periods covered thereby.

            (v) Mercury Sub has (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes.

            (vi) No waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from Mercury Sub.

           (vii) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of Mercury Sub.

          (viii) Mercury Sub does not have any deferred intercompany gain as defined in Treasury Regulation Section 1.1502-13.

        (n) ENVIRONMENTAL MATTERS. Except for matters disclosed in Section 2.2(n) of the Mercury Disclosure Letter:

            (i) to the best knowledge of Mercury and Mercury Sub all of the properties, operations and activities of Mercury Sub comply with all applicable Environmental Laws;

            (ii) Mercury Sub and the properties and operations of Mercury Sub are not subject to any existing, pending or, to the knowledge of Mercury or Mercury Sub, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority or third party under any Environmental Law;

           (iii) to the best knowledge of Mercury and Mercury Sub all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Mercury or Mercury Sub under any Environmental Law in connection with any aspect of the business of Mercury Sub, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Merger, and Mercury and Mercury Sub are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

            (iv) to the best knowledge of Mercury and Mercury Sub, Mercury Sub has satisfied and is currently in compliance with all financial responsibility requirements applicable to its operations and imposed by any Governmental Authority under any Environmental Law, and Mercury and Mercury Sub have not received any notice of noncompliance with any such financial responsibility requirements;

            (v) to the best knowledge of Mercury and Mercury Sub, there are no physical or environmental conditions existing on any property of Mercury Sub or resulting from Mercury's or Mercury Sub's operations or activities with respect to any Mercury Properties, past or present, at any location, that would give rise to any on-site or off-site investigative, remedial, response, contribution or similar obligations under any Environmental Laws;

            (vi) to the best knowledge of Mercury and Mercury Sub, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by Mercury or Mercury Sub or used in connection with Mercury Sub's properties or operations have to the extent required by Environmental Laws been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the best knowledge of Mercury or Mercury Sub and with respect to such substances and wastes, such carriers and facilities have been and are operating in compliance with such authorizations, are not subject to any material unperformed investigative, remedial, response, contribution or similar obligations under, and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any Governmental Authority or third party in connection with, any Environmental Laws;

           (vii) there has been no exposure of any person or property to hazardous substances, solid waste or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste or any pollutant or contaminant into the environment by Mercury Sub or Mercury in connection with the properties or operations of Mercury Sub that could reasonably be expected to give rise to any claim for damages or compensation; and

          (viii) Mercury and Mercury Sub shall make available to MSR all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of Mercury or Mercury Sub relating to any of the current or former properties or operations of Mercury Sub.

        (o)  PROPERTIES.

            (i) The oil, gas and/or mineral leases, interests in which comprise part of the Mercury Properties (as defined in Section 7.5), and all other material contracts, agreements, licenses, permits and easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the Mercury Properties (such leases and such material contracts, agreements, licenses, permits, easements, rights-of-way and other rights-of-surface use being herein called the "MERCURY BASIC DOCUMENTS"), are in full force and effect and constitute valid and binding obligations of the parties thereto; all contracts and agreements which are Mercury Basic Documents are disclosed in Section 2.2(o)(i) of the Mercury Disclosure Letter. Neither Mercury nor any Mercury Subsidiary is in breach or default (and no situation exists which with the passing of time or giving of notice would create such a breach or default) of its obligations under the Mercury Basic Documents, and no breach or default by any third party (or situation which with the passage of time or giving of notice would create such a breach or default) exists, to the extent such breach or default (whether by Mercury, any Mercury Subsidiary or such a third party) could materially adversely affect (after the date hereof) the ownership, operation, value or use of any Mercury Properties or Mercury Sub. All payments (including, without limitation, all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under Mercury Basic Documents have been and are being made (timely and properly, and before the same became delinquent) by Mercury or a Mercury Subsidiary in all material respects and, where the non-payment of same by a third party could materially adversely affect the ownership, operation, value or use of a Mercury Property after the date hereof, have been and are being made, by such third party in all material respects.

            (ii) Except as set forth in Section 2.2(o)(ii) of the Mercury Disclosure Letter, neither Mercury nor any Mercury Subsidiary has incurred any expenses, or made commitments to make expenditures, in connection with (and no other obligations or liabilities have been incurred) which would materially adversely affect the ownership or operation of the Mercury Properties after the date hereof, other than routine expenses incurred in the normal operation of existing wells on the Mercury Properties. Except as set forth in Section 2.1(o)(ii) of the Mercury Disclosure Letter, no proposals are currently outstanding (whether made by Mercury, any Mercury Subsidiary or by any other party) to drill additional wells, or to deepen, plug back, abandon, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other material operations, other than normal operation of existing wells on the Mercury Properties.

           (iii) There exist no agreements or arrangements for the sale, gathering, transportation, compression, treating, processing or other marketing of a material volume of production from the Mercury Properties (including without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (A) the agreements set forth in Section 2.2(o)(iii) of the Mercury Disclosure Letter, (B) agreements or arrangements which are cancelable on 120 days notice or less without penalty or detriment and (C) calls on, or other rights to purchase, production, subject to which Mercury or any Mercury Subsidiary acquired one or more Mercury Properties and which individually, or in the aggregate, do not affect a material volume of the production of oil or gas from the Mercury Properties. Any contracts or other arrangements under which Mercury or any Mercury Subsidiary is processing, gathering, transporting or otherwise marketing any material volume of oil, gas or other minerals (whether or not attributable to the Mercury Properties) for the account of a third party include terms that represent an arm's length, commercially reasonable trade for Mercury or any Mercury Subsidiary.

            (iv) Except as set forth in Section 2.2(o)(iv) of the Mercury Disclosure Letter, neither Mercury nor any Mercury Subsidiary has received prepayments (including, but not limited to, payments for oil and gas not taken pursuant to "take-or-pay" arrangements) for any oil or gas produced from the Mercury Properties as a result of which the obligation does (or may) exist to deliver oil or gas produced from the Mercury Properties after the date hereof without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash. For each Mercury Property listed in Section 2.2(o)(iv) of the Mercury Disclosure Letter, such section reflects (A) the total amount of prepayment received as of the date hereof (and the amount of any recoupment thereof heretofore made), and (B) whether or not a cash payment can be required in the event recoupment out of production proves to be inadequate. Except as set forth in Section 2.2(o)(iv) of the Mercury Disclosure Letter, there is no Mercury Property with respect to which Mercury, any Mercury Subsidiary, and/or their respective predecessors in title, have collectively taken more (referred to herein as "OVER-PRODUCED") or materially less (referred to herein as "UNDERPRODUCED") production from such Mercury Property (or on the units in which such Mercury Property participates), or any product thereof, than the ownership of Mercury or any Mercury Subsidiary and such predecessors in such Mercury Property would entitle Mercury or any Mercury Subsidiary and such predecessors (absent any balancing agreement or arrangement) to receive, to the extent such overproduced or underproduced position has not, as of the date hereof, been fully made up or otherwise extinguished. For each Mercury Property listed in Section 2.2(o)(iv) of the Mercury Disclosure Letter, such section reflects, on a well-by-well or any other basis as may be dictated by any applicable balancing agreement, (A) whether Mercury or any Mercury Subsidiary is in an over-produced or under-produced position, (B) the amount of such over-production or under-production, (C) a description of the written balancing agreement (if any) pertaining to such Mercury Property (or a statement that no such agreement exists) and (D) a statement as to whether royalties, overriding royalties or other burdens against Mercury's or any Mercury Subsidiaries's net revenue interest in the affected Mercury Properties were, during the period the subject imbalance accrued, paid based upon receipts or entitlements. Except as set forth in
       Section 2.2(o)(iv) of the Mercury Disclosure Letter, there are no pipeline imbalances that have arisen due to the failure of nominations made by Mercury or any Mercury Subsidiary to match actual deliveries of production from any one or more Mercury Properties.

            (v) Mercury and each Mercury Subsidiary has all governmental licenses and permits necessary to own and operate the Mercury Properties as presently being owned and operated, and such licenses, permits and filings are in full force and effect, and neither Mercury nor any Mercury Subsidiary has received written notice of any material violations in respect of any such licenses or permits.

            (vi) Except as set forth in Section 2.2(o)(vi) of the Mercury Disclosure Letter, neither Mercury nor any Mercury Subsidiary is subject to (A) any area of mutual interest agreements or non-compete agreements,
       (B) any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the date hereof or (C) any tax partnership, to the extent being so subject could have a material adverse effect on Mercury or any Mercury Subsidiary or on any Mercury Property.

           (vii) All severance, production, ad valorem, windfall profit and other similar taxes relating to the ownership or operation of the Mercury Properties have been, and are being, paid (timely, and before the same become delinquent) by Mercury and each Mercury Subsidiary in all respects.

          (viii) The ownership and operation of the Mercury Properties has, to the extent that non-conformance could materially adversely affect the ownership, operation, value or use thereof after the date hereof, been in conformity with all applicable laws, and all applicable rules, regulations and orders of all governmental agencies having jurisdiction.

            (ix) Except as set forth in Section 2.2(o)(iv) of the Mercury Disclosure Letter, there are no Preferential Rights or Consents, other than Routine Governmental Approvals (each as defined in Section 7.5), that affect any material Mercury Property or Properties and that will be triggered by the Merger.

            (x) Except as set forth in Section 2.2(o)(x) of the Mercury Disclosure Letter, there exist no agreements or other arrangements whereunder Mercury or any Mercury Subsidiary undertakes to perform gathering, transportation, processing or other marketing services for any third party, including without limitation the owner of a royalty or overriding royalty interest burdening a lease included in the Mercury Properties, for a fee or other consideration that is now, or may hereafter be, unrepresentative of commercial rates being received by third parties in comparable, arm's length transactions.

            (xi) Mercury Sub has good and defensible title to the Mercury Property, free and clear of all liens, security interests, and encumbrances except for (a) the contracts, agreements, burdens, encumbrances and other matters set forth in the descriptions of certain of the Mercury Properties in Section 2.2(o) of the Mercury Disclosure Letter, (b) statutory liens for taxes which are not yet delinquent, (c) liens under operating agreements, pooling orders and unitization agreements, and mechanics' materialmen's liens, with respect to obligations which are not yet due, and (d) minor defects and irregularities in title to any Mercury Property, so long as such defects and irregularities do not materially impair the value of such Mercury Property or the use thereof for the purposes for which such Mercury Property is held. With respect to each Mercury Property described in
       Section 2.2(o) of the Mercury Disclosure Letter, the ownership of Mercury Sub in such Mercury Property does and will, (A) with respect to each tract of land described in Section 2.2(o) of the Mercury Disclosure Letter (whether described directly in such section or described by reference to another instrument) in connection with such Mercury Property, (1) entitle Mercury Sub to receive a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such tract equal to not less than the decimal or percentage share set forth in Section 2.2(o) of the Mercury Disclosure Letter in connection with such tract opposite the words "Net Revenue Interest" (or words of similar import), (2) cause Mercury Sub to be obligated to bear a decimal or percentage share of the cost of exploration, development and operation of such tract of land not greater than the decimal or percentage share set forth in Section 2.2(o) of the Mercury Disclosure Letter in connection with such tract opposite the words "Working Interest" (or words of similar import) and (B) if such Mercury Property is shown in
       Section 2.2(o) of the Mercury Disclosure Letter to be subject to a unit or units, with respect to each such unit, (1) entitle Mercury Sub to receive a decimal or percentage share of all substances covered by such unit which are produced from, or allocated to, such unit equal to not less than the decimal or percentage share set forth in Section 2.2(o) of the Mercury Disclosure Letter in connection with such Mercury Property opposite the words "Unit Net Revenue Interest" or words of similar import (and if such Mercury Property is subject to more than one unit, words identifying such interest with such unit), and (2) obligate Mercury Sub to bear a decimal or percentage share set forth in Section 2.2(o) of the Mercury Disclosure Letter in connection with such Mercury Property opposite the words "Unit Working Interest" or words of similar import (and if such Mercury Property is subject to more than one unit, words identifying such interest with such unit). With respect to each Mercury Property described in Section 2.2(o) of the Mercury Disclosure Letter which is subject to a voluntary or involuntary pooling, unitization or communication agreement and/or order, the term "tract of land" as used in this subsection (xi) shall mean the pooled, unitized or communitized area as an entirety and shall not be deemed to refer to any individual tract committed to said pooled, unitized or communitized area. Without limitation of the foregoing, the ownership by Mercury Sub of the Mercury Properties does and will, with respect to each well or unit identified in Section 2.2(o) of the Mercury Disclosure Letter entitle Mercury Sub to receive a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal or percentage share set forth, for such well or unit, in the column headed "Net Revenue Interest" in
       Section 2.2(o) of the Mercury Disclosure Letter, and cause Mercury Sub to be obligated to bear a decimal or percentage share of the cost of operation of such well or unit equal to not more than the decimal or percentage share set forth, for such well or unit, in the column headed "Working Interest" in Section 2.2(o) of the Mercury Disclosure Letter. The above-described shares of production which Mercury Sub is entitled to receive and shares of expenses which Mercury Sub is obligated to bear are not and will not be subject to change other than such changes which arise pursuant to non-consent provisions of operating agreements described in
       Section 2.2(o) of the Mercury Disclosure Letter in connection with operations hereafter proposed, or such changes are reflected in Section 2.2(o) of the Mercury Disclosure Letter.

           (xii) Set forth in Section 2.2(o) of the Mercury Disclosure Letter is a list of the current reserve reports covering the Mercury Properties, true and complete copies of which have been delivered to MSR by Mercury.

        (p) AGREEMENTS. All agreements, arrangements, and understandings of any nature (written or oral, formal or informal) (collectively, for purposes of this Section, "agreements") to which Mercury Sub is a party or by which it or any of its properties is otherwise bound, regardless of amount or subject matter, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of Mercury Sub are listed in Sections 2.2(o) or 2.2(p) of the Mercury Disclosure Letter. Mercury has delivered to MSR, accurate and complete copies of such agreements. Each of such agreements is a valid and binding agreement of the parties thereto enforceable against them in accordance with its terms. No breach or default exists with respect to any of such agreements, and no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default.

        (q)  EMPLOYEES; LABOR RELATIONS.

            (i) Set forth in Section 2.2(q)(i) is a list of (i) all directors and officers of Mercury Sub, and (ii) the name of each employee, agent, and consultant of Mercury Sub as of the date hereof, together with the total amounts of salary, bonuses, and other compensation paid or payable by Mercury Sub and Mercury to each such person for the current fiscal year and the immediately preceding fiscal year.

            (ii) Except as set forth in Section 2.2(q)(ii) of the Mercury Disclosure Letter, (a) there are no collective bargaining agreements or other similar agreements, arrangements, or understandings, written or oral, with employees as a group to or by which Mercury Sub is a party or is bound; (b) no employees of Mercury Sub are represented by any labor organization, collective bargaining representative, or group of employees; (c) no labor organization, collective bargaining representative, or group of employees claims to represent a majority of the employees of Mercury Sub in an appropriate unit of Mercury or Mercury Sub; (d) neither Mercury nor Mercury Sub has been involved with any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of Mercury Sub's employees or been subject to or, to the best knowledge of Mercury and Mercury Sub, threatened with any strike or other concerted labor activity or dispute; and (e) neither Mercury nor Mercury Sub is obligated to bargain collectively with respect to wages, hours, and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative, or group of employees, with respect to any employees of Mercury Sub.

        (r) INSIDER INTERESTS. Except as disclosed in Section 2.2(r) of the Mercury Disclosure Letter, no shareholder, director, officer, or employee of Mercury or any Mercury Subs or any associate of any such shareholder, director, officer, or employee is presently, directly or indirectly, a party to any transaction with Mercury Sub, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such shareholder, director, officer, employee, or associate. To the best knowledge of Mercury and Mercury Sub, no shareholder, director, officer, or employee of Mercury or Mercury Sub or any associate of any such shareholder, director, officer, or employee owns, directly or indirectly, any material interest in, or serves as a director, officer, or employee of, any customer, supplier, or competitor of Mercury Sub. For purposes of this Section only, an "associate" of any shareholder, director, officer, or employee means any member of the immediate family of such shareholder, director, officer, or employee or any corporation, partnership, trust, or other entity in which such shareholder, director, officer, or employee has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

        (s) FINANCIAL REQUIREMENTS. Set forth in Section 2.2(s) of the Mercury Disclosure Letter is a list of all bonds, deposits, financial assurance requirements, and insurance coverage required to be submitted to any Federal, foreign, state or local governmental agencies or authorities for the continued ownership and operation of the business and assets of Mercury Sub.

        (t) BANK ACCOUNTS AND POWERS OF ATTORNEY. Set forth in Section 2.2(t) are (i) the name and address of each bank or other financial institution in which Mercury Sub has an account or a safe deposit box, the account and safe deposit box numbers thereof, and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons authorized to borrow funds on behalf of Mercury Sub and the names of all entities from which they are authorized to borrow funds, and (iii) the names of all persons, if any, holding powers of attorney from Mercury Sub.

        (u) VOTING REQUIREMENTS. The affirmative votes of a majority of the shares of Mercury Sub Common Stock held by Mercury and the Minority Shareholders, as the owners and holders of all of the outstanding shares of Mercury Sub Common Stock, is the only vote of the holders of any class or series of the capital stock of Mercury Sub necessary to approve this Agreement and the Merger.

        (v) BROKERAGE FEES. Neither Mercury nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Mercury shall indemnify and hold harmless MSR from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Mercury or any of its affiliates.

        (w) DISCLOSURE. No representation or warranty made by Mercury or Mercury Sub in this Agreement, and no statement of Mercury or Mercury Sub contained in any document, certificate, or other writing furnished or to be furnished by Mercury or Mercury Sub to MSR or MSR Sub pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Mercury and Mercury Sub know of no matter (other than matters of a general economic character not relating solely to Mercury and Mercury Sub in any specific manner) which has not been disclosed to MSR and MSR Sub pursuant to this Agreement which materially and adversely affects, or, so far as Mercury and Mercury Sub can now reasonably foresee, will materially and adversely affect, the business, assets, results of operations, condition (financial or otherwise), or prospects of Mercury Sub or the ability of Mercury and Mercury Sub to consummate the transactions contemplated hereby.

                                  ARTICLE III
                      COVENANTS OF MERCURY AND MERCURY SUB
                          PRIOR TO THE EFFECTIVE TIME

    3.1 CONDUCT OF BUSINESS BY MERCURY SUB PENDING THE MERGER. Mercury and Mercury Sub covenant and agree that, from the date of this Agreement until the Effective Time, unless MSR shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

        (a) The business of Mercury Sub shall be conducted only in, and Mercury Sub shall not take any action except in, the ordinary course of business and consistent with past practice;

        (b) Mercury and Mercury Sub shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber (A) any capital stock of Mercury Sub (except for capital stock issuable upon the exercise of any warrants or options issued by Mercury Sub described in the Mercury Disclosure Letter) or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of Mercury Sub; (ii) amend or propose to amend the charter or bylaws of Mercury Sub; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to any Mercury Sub capital stock; (iv) redeem, purchase or acquire or offer to acquire any Mercury Sub capital stock; (v) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of Mercury Sub; (vi) increase in any manner the compensation or fringe benefits of any director, officer or employee of Mercury Sub; (vii) pay to any director, officer or employee of Mercury Sub any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b).

        (c) Mercury and Mercury Sub shall use their reasonable efforts (i) to preserve intact the business organization of Mercury Sub, (ii) to maintain in effect any authorizations or similar rights of Mercury Sub, (iii) to keep available the services of Mercury Sub's current officers and key employees,
    (iv) to preserve the goodwill of those having business relationships with Mercury Sub, (v) to maintain and keep its properties and the properties of Mercury Sub in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by Mercury Sub or maintained by Mercury for the benefit of Mercury Sub;

        (d) Mercury Sub shall not agree to or enter into any commitments to make, and Mercury shall not permit Mercury Sub to agree or enter into any commitments to make, new capital expenditures that in the aggregate exceed $10,000;

        (e) Mercury Sub shall perform its respective obligations under any contracts and agreements to which it is a party or to which any of its assets is subject, except for such obligations as Mercury Sub in good faith may dispute;

        (f) Mercury and Mercury Sub will give MSR and its attorneys and other representatives access at all reasonable times to the Mercury Properties and to the Mercury's and Mercury Sub's records (including, without limitation, title files, division order files, well files, production records, equipment inventories, windfall profit tax records and production, severance and ad valorem tax records) pertaining to the ownership and/or operation of the Mercury Properties;

        (g) Mercury and Mercury Sub will or, to the extent third parties operate the Mercury Properties, will take such steps as would a prudent non-operator to cause the operator to (i) continue the routine operation of the Mercury Properties in the ordinary course of business and as would a prudent operator, (ii) operate the Mercury Properties in conformity (in all material respects) with all Mercury Basic Documents, and all applicable rules, regulations and orders of all Governmental Authorities having jurisdiction, and (iii) maintain the machinery, improvements, equipment and other personal property and fixtures forming a part of the Mercury Properties in at least as good of a condition as they are on the date of this Agreement; where Mercury or Mercury Sub is the operator of a Mercury Property, Mercury and Mercury Sub will (unless removed without its consent) remain the operator of such Mercury Property;

        (h) Neither Mercury nor Mercury Sub will sell, transfer or abandon any portion of the Mercury Properties other than (i) items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the Mercury Properties (and then only if the same is replaced with an item of equal suitability and value free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the Mercury Properties) or (ii) production of oil, gas and/or other minerals, or the products therefrom, in the ordinary course of business under arrangements that do not cause the representations and warranties set forth elsewhere herein to be untrue; neither Mercury nor Mercury Sub will, without MSR's consent, release, permit to terminate, modify or reduce its rights under any oil, gas and/or mineral lease forming a material part of the Mercury Properties, or any other material Mercury Basic Document, or enter into any new agreements which would be Mercury Basic Documents;

        (i) Mercury and Mercury Sub will cause all material expenses (including, without limitation, all bills for labor, materials and supplies used or furnished for use in connection with the Mercury Properties and all ad valorem, severance, production, windfall profit and similar taxes) and liabilities relating to the ownership or operation of the Mercury Properties to be promptly paid and discharged;

        (j) Mercury and Mercury Sub will request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), all Consents relating to any Mercury Property and waivers of any Preferential Rights relating to any material Mercury Property;

        (k) Mercury and Mercury Sub will not take materially more of the oil or gas produced from the wells located on any Mercury Property (or on units in which such properties participate) than Mercury Sub's ownership of such Mercury Property would entitle Mercury Sub (absent any oil or gas balancing agreement or arrangement) to take; and

        (l) Mercury shall not, and shall not permit Mercury Sub to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Mercury promptly shall advise MSR orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Mercury, Mercury Sub or the Mercury Properties.

    3.2 PROXY STATEMENT. Promptly after the date of this Agreement, Mercury and Mercury Sub shall cooperate with MSR in preparing the Proxy Statement (as defined in Section 4.2) and the Registration Statement (as defined in Section 4.4). Mercury and Mercury Sub agree all information concerning Mercury and Mercury Sub furnished by or on their behalf specifically for use in the Proxy Statement and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations adopted thereunder, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Mercury and Mercury Sub will advise MSR promptly in writing if prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

    3.3 ACQUISITION PROPOSALS. From and after the date of this Agreement, neither Mercury nor Mercury Sub shall, directly or indirectly, through any officer, director, employee, representative or agent of Mercury or Mercury Sub,
(i) solicit or initiate discussions or negotiations with any person (other than MSR), or participate in any discussions or negotiations with any person (other than MSR) regarding, any merger, consolidation, sale of assets, tender offer, sale of shares of capital stock or similar transaction involving Mercury Sub (an "ACQUISITION PROPOSAL"), (ii) disclose to any person preparing to make or considering an Acquisition Proposal any confidential information regarding Mercury Sub or (iii) enter into any agreement, arrangement, understanding or commitment regarding any Acquisition Proposal. Mercury and Mercury Sub shall notify MSR promptly of the receipt of any Acquisition Proposal after the date of this Agreement.

                                   ARTICLE IV
                  COVENANTS OF MSR PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS BY MSR PENDING THE MERGER. MSR covenants and agrees that, from the date of this Agreement until the Effective Time, unless Mercury shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in Section 4.1 of the MSR Disclosure Letter:

        (a) The business of MSR and the MSR Subsidiaries shall be conducted only in, and MSR and the MSR Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

        (b) Except as set forth in Section 4.1(b) of the MSR Disclosure Letter, MSR shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any MSR Subsidiary to issue, sell, pledge, dispose of or encumber, (A) any capital stock of MSR or any MSR Subsidiary except upon the exercise of MSR Options or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of MSR or any MSR Subsidiary;
    (ii) amend or propose to amend the respective charters or bylaws of MSR or any MSR Subsidiary; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the MSR Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; or (v) except in the ordinary course of business and consistent with past practice and except as contemplated by Section 5.12, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(b);

        (c) Except as set forth in Section 4.1(c) of the MSR Disclosure Letter, MSR shall use its reasonable efforts (i) to preserve intact the business organization of MSR and each of the MSR Subsidiaries, (ii) to maintain in effect any authorizations or similar rights of MSR and each of the MSR Subsidiaries, (iii) to keep available the services of its and their current officers and key employees, (iv) to preserve the goodwill of those having business relationships with it and the MSR Subsidiaries, (v) to maintain and keep its properties and the properties of the MSR Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the MSR Subsidiaries;

        (d) MSR shall not make or agree to make, or permit any of the MSR Subsidiaries to make or agree to make, any capital expenditure in the aggregate in excess of $100,000;

        (e) MSR shall, and shall cause the MSR Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on MSR and the MSR Subsidiaries, taken as a whole, and except for such obligations as MSR or the MSR Subsidiaries in good faith may dispute;

        (f) MSR will, to the extent legally and contractually authorized to do so, give Mercury and its attorneys and other representatives access at all reasonable times to the MSR Properties and to the MSR and any MSR Subsidiaries' records (including, without limitation, title files, division order files, well files, production records, equipment inventories, windfall profit tax records and production, severance and ad valorem tax records) pertaining to the ownership and/or operation of the MSR Properties;

        (h) MSR and the MSR Subsidiaries will or, to the extent third parties operate the MSR Properties, will take such steps as would a prudent non-operator to cause the operator to (i) continue the routine operation of the MSR Properties in the ordinary course of business and as would a prudent operator, (ii) operate the MSR Properties in conformity (in all material respects) with all MSR Basic Documents and all applicable rules, regulations and orders of all Governmental Authorities having jurisdiction, and (iii) maintain the machinery, improvements, equipment and other personal property and fixtures forming a part of the MSR Properties in at least as good of a condition as they are on the date of this Agreement; where MSR or any MSR Subsidiary is the operator of a MSR Property, they will (unless removed without its consent) remain the operator of such MSR Property;

        (i) Except as set forth in Section 4.1(i) of the MSR Disclosure Letter, neither MSR nor any MSR Subsidiaries will sell, transfer or abandon any portion of the MSR Properties other than (i) items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the MSR Properties (and then only if the same is replaced with an item of equal suitability and value free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the MSR Properties) or (ii) production of oil, gas and/or other minerals, or the products therefrom, in the ordinary course of business under arrangements that do not cause the representations and warranties set forth elsewhere herein to be untrue; Neither MSR nor any MSR Subsidiary will, without Mercury's consent, release, permit to terminate, modify or reduce its rights under any oil, gas and/or mineral lease forming a material part of the MSR Properties, or any other material MSR Basic Document, or enter into any new agreements which would be MSR Basic Documents;

        (j) MSR and the MSR Subsidiaries will cause all material expenses (including, without limitation, all bills for labor, materials and supplies used or furnished for use in connection with the MSR Properties and all ad valorem, severance, production, windfall profit and similar taxes) and liabilities relating to the ownership or operation of the MSR Properties to be promptly paid and discharged;

        (k) Neither MSR nor any MSR Subsidiary will take materially more of the oil or gas produced from the wells located on any MSR Property (or on units in which such properties participate) than their ownership of such MSR Property would entitle them (absent any oil or gas balancing agreement or arrangement) to take; and

        (l) MSR shall not, and shall not permit any of the MSR Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. MSR promptly shall advise Mercury orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on MSR and the MSR Subsidiaries, taken as a whole.

    4.2 PROXY STATEMENT. Promptly after the date of this Agreement, MSR shall prepare and file with the Commission under the Exchange Act, and shall use its reasonable efforts to have cleared by the Commission, the Proxy Statement (the "PROXY STATEMENT") with respect to the meeting of the stockholders of MSR referred to in Section 4.3. MSR agrees that the Proxy Statement (except with respect to information concerning Mercury and the Mercury Subsidiaries furnished by or on behalf of Mercury specifically for use therein, for which information Mercury shall be responsible) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations adopted thereunder, and the Proxy Statement (except with respect to information concerning Mercury and the Mercury Subsidiaries furnished by or on behalf of Mercury specifically for use therein, for which information Mercury shall be responsible) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Subject to the provisions of Section 5.11, the Proxy Statement shall contain the recommendation of the Board of Directors of MSR that the stockholders of MSR vote to approve this Agreement.

    4.3 MEETING OF STOCKHOLDERS OF MSR. Subject to the provisions of Section 5.11, MSR shall promptly take all action reasonably necessary in accordance with Canadian law, the DGCL and the MSR Certificate and bylaws to convene a meeting of its stockholders to consider and vote upon (a) approval of this Agreement and
(b) approval of the redomestication of MSR in Delaware (the "REDOMESTICATION OF MSR"). Subject to the provisions of Section 5.11, the Board of Directors of MSR
(i) shall recommend at such meeting that the stockholders of MSR vote to adopt and approve the matters referenced in the preceding sentence; (ii) shall use its reasonable efforts to solicit from stockholders of MSR proxies in favor of such adoption and approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of such adoption and approval.

    4.4 REGISTRATION STATEMENT. Promptly after the date of this Agreement, MSR shall file an appropriate registration statement with the Commission under the Securities Act with respect to the Redomestication of MSR, and Mercury Sub shall file an appropriate registration statement with the Commission with respect to offering, sale and delivery of the shares of Surviving Corporation Common Stock to be issued pursuant to the Merger (such registration statements, collectively, the "REGISTRATION STATEMENT"); and each party shall cooperate with each other in connection with the preparation of the Registration Statement and will use its reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing. Each party agrees that the Registration Statement to be prepared by it (except with respect to information concerning the other party or the other party's affiliates furnished by or on behalf of the other party specifically for use therein, for which information the other party shall be responsible) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each party will advise the other in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

    4.5 STOCK EXCHANGE LISTING. MSR shall use all reasonable efforts to cause the shares of the Surviving Corporation Common Stock to be issued in the Merger to be approved for listing on the American Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

    4.6 FINANCING. MSR shall use its reasonable best efforts to obtain the financing required to effect the transactions contemplated by this Agreement and to pay all related fees and expenses (the "Financing"). In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, MSR shall, upon learning thereof, promptly so advise Mercury and use its reasonable best efforts to obtain alternative financing from other sources, on and subject to substantially the same terms and conditions as the portion of the Financing that has become unavailable. The definitive agreements to provide the Financing will contain conditions, including the accuracy of the representations and warranties therein concerning the business of Mercury Sub and the Mercury Properties as shall be agreed to by the parties to such agreements. The parties hereto shall each use its reasonable best efforts to satisfy on or before the Closing all requirements of the definitive agreements to provide the Financing relating to such party which are conditions to closing all transactions contemplated by this Agreement; provided, however, Mercury shall not be required to undertake any financial obligations in connection with the Financing. The obligations contained in this Section are not intended, nor shall they be construed, to benefit or confer any rights upon any person other than the parties hereto.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 ACCOUNTANTS LETTER. Mercury shall use its reasonable efforts to cause Weaver and Tidwell LLP to deliver a letter dated as of the date of the Proxy Statement and a letter dated as of the Closing Date, and addressed to itself and MSR, in form and substance reasonably satisfactory to MSR and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

    5.2 FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Mercury and MSR shall (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

    5.3 NOTIFICATION OF CERTAIN MATTERS. Mercury shall give prompt notice to MSR, and MSR shall give prompt notice to Mercury, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, and (ii) any material failure of Mercury or MSR, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

    5.4 AGREEMENT TO DEFEND. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

    5.5 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement shall be borne by MSR; provided, however, that if this Agreement shall have been terminated pursuant to Section 7.1 as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party shall pay the costs and expenses of the other parties in connection with the transactions contemplated by this Agreement.

    5.6 SURVIVING CORPORATION AND SUBSIDIARIES BOARDS OF DIRECTORS, EXECUTIVE COMMITTEES AND OFFICERS.

        (a) MSR BOARD OF DIRECTORS. At the Effective Time, the respective Boards of Directors of the Surviving Corporation and each Surviving Corporation subsidiary shall be comprised of (i) Otto Buis,

    Steve Morris and Patrick Montalban, and (ii) three additional members designated in writing by the Board of Directors of Mercury prior to the date of mailing of the Proxy Statement to the Mercury stockholders; provided that the persons designated by the Board of Directors of Mercury must be persons possessing suitable business and educational qualifications and personal characteristics and must be approved by the Board of Directors of MSR in its reasonable discretion. If, prior to the Effective Time, (i) Otto Buis, Steve Morris or Patrick Montalban shall decline or be unable to serve, the Board of Directors of MSR shall designate another person to serve in such person's stead, and (ii) any such designees of Mercury shall decline or be unable to serve, the Board of Directors of Mercury shall designate another person to serve in such person's stead in accordance with the provisions of the proviso contained in the immediately preceding sentence.

        (b) SURVIVING CORPORATION AND SUBSIDIARIES EXECUTIVE COMMITTEES. At the Effective Time, the respective three person executive committees of the Boards of Directors of the Surviving Corporation and each Surviving Corporation subsidiary have shall be comprised of (i) Patrick Montalban, or if he shall decline or be unable to serve, the Board of Directors of MSR shall designate another person to serve in his place and (ii) two of the persons selected by the Board of Directors of Mercury to be members of the Board of Directors of the Surviving Corporation after the Effective Time.

        (c) SURVIVING CORPORATION AND SUBSIDIARY EXECUTIVE OFFICERS. At the Effective Time, the respective principal executive officers of the Surviving Corporation and each Surviving Corporation subsidiary have shall be as follows: Chairman of the Board and chief executive officer--Otto J. Buis, President and chief operating officer--Thomas F. Darden, and Vice President--Glenn M. Darden.

    5.7  INDEMNIFICATION.

        (a) INDEMNIFICATION BY MERCURY. Subject to the terms and conditions of this Section 5.7, Mercury shall indemnify, defend, and hold harmless the Surviving Corporation, the Surviving Corporation subsidiaries, MSR, the MSR Subsidiaries, each director and officer thereof, and each affiliate thereof, and their respective heirs, legal representatives, successors, and assigns (collectively, the "MSR GROUP"), from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever, whether actual or consequential (collectively, "DAMAGES"), asserted against, resulting to, imposed upon, or incurred by any member of the MSR Group, directly or indirectly, by reason of or resulting from any breach by Mercury or Mercury Sub of any of their respective representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto.

        (b) INDEMNIFICATION BY MSR. Subject to the terms and conditions of this Section 5.7, MSR shall indemnify, defend, and hold harmless Mercury, the subsidiaries and parent corporations of Mercury, each director and officer of Mercury or any of its subsidiaries or parent corporations, and each affiliate thereof, and their respective heirs, legal representatives, successors, and assigns (collectively, the "MERCURY GROUP"), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any member of the Mercury Group, directly or indirectly, by reason of or resulting from any breach by MSR or MSR Sub of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto.

        (c) PROCEDURE FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under Section 5.7(a) or 5.7(b) of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

        (d) LIMITATIONS. The indemnification obligations of the parties hereto pursuant to this Section 5.7 shall be subject to the following limitations:

            (i) No indemnification shall be required to be made by Mercury pursuant to Section 5.7(a) with respect to any claims made by any member of the MSR Group except to the extent that the aggregate amount of Damages incurred by members of the MSR Group with respect to all claims under Section 5.7(a) (whether asserted, resulting, imposed, or incurred before, on, or after the Closing Date) exceeds $200,000.

            (ii) No indemnification shall be required to be made by MSR pursuant to Section 5.7(b) with respect to any claims made by any member of the Mercury Group except to the extent that the aggregate amount of Damages incurred by members of the Mercury Group with respect to all claims under
       Section 5.7(b) (whether asserted, resulting, imposed, or incurred before, on, or after the Closing Date) exceeds $200,000.

           (iii) Notwithstanding anything to the contrary provided in this
       Section 5.7 or otherwise in this Agreement, except for the obligations of the Surviving Corporation, if any, under the "CONTINGENT WARRANT" (as such term is defined below), neither MSR nor the Surviving Corporation shall have any liability or obligation to any member of the Mercury Group for, or make any representation or warranty with respect to, any liability of MSR, the Surviving Corporation, or any member of the Mercury Group for or with respect to, any Taxes arising out of or related to the Redomestication of MSR or the Merger. In connection with the foregoing, Mercury acknowledges and agrees that the representations and warranties set forth in Section 2.1 above shall not cover any such Taxes notwithstanding any provisions of such representations and warranties to the contrary.

    5.8  CERTAIN TAX AND ACCOUNTING MATTERS.

        (a) TAXABLE PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Mercury shall be solely liable for all Taxes of Mercury Sub due for all taxable years and periods ending on or before the Closing Date. Mercury shall cause to be prepared and duly filed all federal income tax returns and all other tax returns required to be filed by or with respect to the Mercury Sub for all taxable years and periods ending on or before the Closing Date. Mercury shall pay all Taxes shown to be due on such tax returns for all periods covered by such returns. Mercury warrants that Mercury Sub has not and will not file, and is not eligible for filing a consolidated federal income tax return with Mercury or any affiliated group of which Mercury is a member for any taxable years and periods ending on or before the Closing Date. MSR will prepare and file all federal income tax returns and all other returns required to be filed by or with respect to MSR and the MSR Subsidiaries for all taxable years ending on or before the Closing Date. MSR's taxable year will end for federal income tax purposes on the date of its redomestication in Delaware. MSR shall be liable for all Taxes shown to be due on such returns for the periods covered thereby, except to the extent previously paid or shown as a reserve on its Financial Statements.

        (b) TAXABLE PERIODS COMMENCING AFTER THE CLOSING DATE. The Surviving Corporation shall be solely liable for all Taxes of the Surviving Corporation for all taxable years and periods commencing after the Closing Date. The Surviving Corporation shall cause to be prepared and duly filed all tax returns of the Surviving Corporation for taxable periods commencing after the Closing Date. Surviving Corporation shall pay all Taxes shown to be due on such returns for all periods covered by such returns.

        (c) TAXABLE PERIODS COMMENCING BEFORE AND ENDING AFTER THE CLOSING DATE. Surviving Corporation shall pay or cause to be paid all Taxes due for any taxable year or period commencing before and ending after the Closing Date (the "Straddle Period").

        (d) REFUNDS OR CREDITS. Any refunds or credits with respect to Taxes paid by Mercury Sub or the Surviving Corporation attributable to taxable periods ending on or before the Closing Date shall belong to Mercury. Any refunds or credits with respect to Taxes paid by the Surviving Corporation or Mercury Sub or MSR shall belong to the Surviving Corporation. Any refunds or credits with respect to Taxes paid by Mercury Sub or the Surviving Corporation or MSR attributable to the Straddle Period shall belong to the Surviving Corporation, provided however, such refunds and credits shall be taken into account in determining the net Taxes that would have been due by MSR and the MSR subsidiaries if the Straddle Period had ended on the Closing Date, pursuant to Section 5.8(c). The Surviving Corporation shall reimburse Mercury for any refunds and credits belonging to Mercury within two days from receipt thereof by the Surviving Corporation. To the extent that any such refund or credit is properly includable in the taxable income of the Surviving Corporation, the amount forwarded or reimbursed to Mercury shall be reduced by a percentage of the amount of such refund or credit equal to the highest marginal federal Income Tax rate for the tax period in which the refund or credit is received.

        (e) TAX AND ACCOUNTING TREATMENT. Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.

    5.9 AGREEMENT REGARDING CERTAIN REVENUES AND EXPENSES. The parties agree that all revenue and income (minus the costs and expenses of production incurred by Mercury) attributable to the Mercury Properties (other than the "Properties Subject to Production Payment" (as defined below)) during the period commencing January 1, 1997 and ending on the Closing Date, shall be deemed to have been earned by Surviving Corporation, and within five (5) days after the Closing Date, Mercury shall pay to the Surviving Corporation any such revenue and income (minus the costs and expenses of production incurred by Mercury) received by it. With respect to the Mercury Properties referred to in Section 2.2(o) of the Mercury Disclosure Letter as being subject to a production payment (the "PROPERTIES SUBJECT TO PRODUCTION PAYMENT"), the parties agree that (a) all revenue and income attributable to the Properties Subject to Production Payment until the production payment concerning such properties described in Section 2.2(o) of the Mercury Disclosure Letter (the "PRODUCTION PAYMENT") has been fully paid shall be deemed to be earned by and the property of Mercury, and within five (5) days after receipt of any such revenue by the Surviving Corporation, all such revenue and income received by the Surviving Corporation, if any, shall be paid to Mercury, and (b) Mercury shall reimburse the Surviving Corporation for all costs and expenses of production incurred by them during the period commencing January 1, 1997 and ending when the Production Payment has been fully paid; provided, however, in the event Production Payment has not been fully paid on or before December 31, 1997, then Mercury shall pay to the Surviving Corporation an amount equal to all revenue and income attributable to such properties for the period commencing January 1, 1998, and ending when the Production Payment is fully paid, as if the Production Payment had been fully paid on or before December 31, 1997. Notwithstanding the provisions of Section
5.8 above to the contrary, each party shall pay and be responsible for, and indemnify and hold the other responsible for all Taxes due with respect to the revenue and income to be paid to (or to be deemed earned by) it in accordance with the provisions of this Section 5.9.

    5.10 ARTICLES OF INCORPORATION AND BYLAWS. Prior to the Closing Date, MSR and Mercury shall agree as to the form of the articles of incorporation and bylaws of Mercury Sub to be in effect as the new articles of incorporation and bylaws of Mercury Sub effective immediately prior to the Effective Time.

    5.11 ALTERNATIVE TRANSACTION. Nothing in this Agreement shall prevent the members of the Board of Directors of MSR, in the exercise of their fiduciary duties and after consulting with counsel, from considering, negotiating and approving an unsolicited bona fide proposal that the Board of Directors of MSR determines in good faith, after consultation with its financial advisors, may result in a transaction more favorable to MSR's stockholders than the transactions contemplated by this Agreement (an "ALTERNATIVE TRANSACTION"). If the Board of Directors of MSR receives a request for confidential information by a potential bidder for MSR and the Board of Directors determines, after consultation with counsel, that the Board of Directors has a fiduciary obligation to provide such information to a potential bidder, then MSR may, subject to a confidentiality agreement substantially similar to that previously executed by Mercury, provide such potential bidder with access to information regarding MSR. MSR shall promptly notify Mercury, orally and in writing, if any such proposal described in the first sentence of this Section 5.11 is made and shall, in any such notice, indicate the identity and terms and conditions of such proposal. MSR shall keep Mercury advised of the progress and status of any such proposals. The obligation of the Board of Directors of MSR to convene a meeting of the stockholders of MSR and to recommend the approval of this Agreement to the MSR stockholders pursuant to Sections 4.2 and 4.3 shall be subject to the fiduciary duties of the directors, as determined by the directors after consultation with counsel, and nothing contained in this Agreement shall prevent the Board of Directors of MSR from approving or recommending to the stockholders of MSR any unsolicited proposal by a third party with respect to an Alternative Transaction if required in the exercise of its fiduciary duties, as determined by the directors after consultation with counsel; provided, however, in the event the Board of Directors of MSR recommends an Alternative Transaction to the stockholders of MSR and such Alternative Transaction is approved by the stockholders of MSR, MSR shall pay to Mercury a fee of $500,000 to compensate Mercury for its costs and expenses and loss of opportunity cost in connection with the transaction contemplated by this Agreement.

    5.12 CONTINGENT WARRANT. At or immediately prior to the Closing the Surviving Corporation shall have issued a contingent warrant agreement to Mercury in substantially the form set forth as Exhibit A hereto (the "CONTINGENT WARRANT").

    5.13 MANAGEMENT AGREEMENT. Prior to the Closing Date, MSR and Mercury shall agree as to the form of a management agreement between the Surviving Corporation and Mercury (the "MANAGEMENT AGREEMENT") with respect to certain management services to be provided by Mercury to the Surviving Corporation after the Closing.

                                   ARTICLE VI
                                   CONDITIONS

    6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a) This Agreement and the Redomestication of MSR shall have been approved and adopted by the requisite vote of the stockholders of MSR, as may be required by law, and by the rules of the American Stock Exchange, and the Redomestication of MSR shall have been effected;

        (b) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger or the other transactions contemplated hereby;

        (c) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

        (d) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the other transactions contemplated hereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of MSR, the Surviving Corporation and their subsidiaries, taken as a whole after consummation of the Merger;

        (e) The shares of Surviving Corporation Common Stock issuable upon consummation of the Merger shall have been approved for listing on the American Stock Exchange, subject to official notice of issuance; and

        (f) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of MSR, the Surviving Corporation and their subsidiaries, taken as a whole after consummation of the Merger, shall have been obtained.

        (g) Mercury and the Board of Directors of MSR shall have received a written opinion, in form and substance reasonably satisfactory to Mercury and the Board of MSR, of a mutually acceptable investment banking firm, to the effect that the net fair market value of the assets and properties of MSR is less than $14,156,000, and such opinion shall not have been amended or withdrawn.

        (h) The parties shall have agreed on the forms of the articles of incorporation and bylaws of Mercury Sub to be in effect immediately prior to the Effective Time, and such new articles and bylaws shall be effective as the articles and bylaws of Mercury Sub.

        (i) The parties shall have agreed on the form of the Management Agreement, and the Management Agreement shall have been duly executed and delivered by Mercury and the Surviving Corporation at the Closing.

        (j) Effective as of the Closing, the Surviving Corporation shall have
    (i) assumed the obligations of Mercury Sub under that certain limited guaranty executed by Mercury Sub dated as of March 7, 1997, in favor of NationsBank of Texas, N.A. and certain other financial institutions named therein (the "GUARANTY"), which guarantees the payment of bank debt of Mercury in the principal amount of

    $4,000,000 (the "BANK DEBT"), or (ii) repaid in full the Bank Debt guaranteed by the Guaranty, and the Guaranty and the lien on the Mercury Properties securing the Bank Debt shall have been released, and in the case of either clause (i) or (ii) above, any obligation of Mercury to repay such Bank Debt shall have been released.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF MSR. The obligation of MSR to effect the Merger is, at the option of MSR, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a) The representations and warranties of Mercury and Mercury Sub contained in Section 2.2 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the agreements, terms, covenants and conditions of this Agreement to be complied with and performed by Mercury, Mercury Sub and the Minority Stockholders on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Mercury shall have been delivered to MSR;

        (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of Mercury Sub shall have occurred, and Mercury Sub shall not have suffered any damage, destruction or loss materially adversely affecting the properties or business of Mercury Sub, and MSR shall have received a certificate signed by the chief executive officer of Mercury dated the Closing Date to such effect;

        (d) The proceeds of the Financing necessary to consummate the transactions contemplated hereby shall have been received by MSR;

        (e) MSR shall have received from Cantey & Hanger LLP, counsel to Mercury, an opinion dated the Closing Date in form and substance as shall be reasonably satisfactory to MSR; and

        (f) MSR shall have received such other certificates, instruments, and documents as may be reasonably requested by it to carry out the intent and purposes of this Agreement.

    6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF MERCURY AND MERCURY SUB. The obligations of Mercury and Mercury Sub to effect the Merger are, at the option of Mercury and Mercury Sub, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a) The representations and warranties of MSR contained in Section 2.1 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the agreements, terms, covenants and conditions of this Agreement to be complied with and performed by MSR on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of MSR shall have been delivered to Mercury;

        (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of MSR and the MSR Subsidiaries, taken as a whole, shall have occurred, and MSR and the MSR Subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the properties or business of MSR and the MSR Subsidiaries, taken as a whole, and Mercury shall have received a certificate signed by the chief executive officer of MSR dated the Closing Date to such effect;

        (c) The Board of Directors of MSR shall have taken such action as necessary (and the shareholders shall have voted on or approved such actions, required by law) to reconstitute the respective Boards of Directors, executive committees and principal executive officers of MSR and the MSR Subsidiaries effective as of the Effective Time in accordance with Section 5.6;

        (d) The proceeds of the Financing necessary to consummate the transactions contemplated hereby shall have been received by MSR;

        (e) Mercury shall have received from Thompson & Knight, P.C., counsel to MSR, an opinion dated the Closing Date in form and substance as shall be reasonably satisfactory to Mercury; and

        (f) Mercury shall have received such other certificates, instruments, and documents as may be reasonably requested by it to carry out the intent and purposes of this Agreement.

                                  ARTICLE VII
                                 MISCELLANEOUS

    7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of MSR:

        (a) by mutual consent of MSR and Mercury;

        (b) by either MSR or Mercury if the Merger has not been effected on or before December 31, 1997;

        (c) by MSR if the conditions set forth in Sections 6.1 or 6.2 are not satisfied;

        (d) by Mercury if the conditions set forth in Section 6.1 or 6.3 are not satisfied;

        (e) by MSR if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of Mercury Sub, or (ii) there has been a material breach of any representation, warranty or covenant set forth in this Agreement by Mercury which breach has not been cured within five business days following receipt by Mercury of notice of such breach;

        (f) by Mercury if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of MSR and the MSR Subsidiaries, taken as a whole, or (ii) there has been a material breach of any representation, warranty or covenant set forth in this Agreement by MSR which breach has not been cured within five business days following receipt by MSR of notice of such breach; or

        (g) by MSR if the Board of Directors of MSR shall have recommended to the stockholders of MSR an Alternative Transaction, and the stockholders of MSR have approved such Alternative Transaction, or by Mercury at any time following a public announcement by MSR of such recommendation and approval.

    7.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 7.1, (i) the provisions of the Confidentiality Agreement (as defined in Section 7.13) and the provisions of Section 5.7 shall survive any such termination, and (ii) such termination shall not relieve any party from liability for any breach of this Agreement.

    7.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of MSR, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

    7.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties agreements of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the Closing without contractual limitation, regardless of any investigation made by or on behalf of any party.

    7.5  CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

        (a) "CONSENT" means any consent to assign or transfer or any other limitation on transferability.

        (b) "MERCURY PROPERTIES" means the properties, rights and interests listed in Exhibit B hereto.

        (c) "MSR PROPERTIES" means the properties, rights and interests listed in Exhibit C hereto.

        (d) "PREFERENTIAL RIGHT" means any preferential right or option to purchase or otherwise to acquire a thing.

        (e) "ROUTINE GOVERNMENTAL APPROVALS" mean approvals required to be obtained from any governmental or tribal authority that are customarily obtained after consummation of a transaction.

    7.6 PUBLIC STATEMENTS. Mercury and MSR agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

    7.7 REMEDIES NOT EXCLUSIVE. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The rights and remedies of any party based upon, arising out of, or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant, or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

    7.8 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

    7.9 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

if to Mercury    Mercury Exploration Company
or               1619 Pennsylvania Avenue
Mercury Sub:     Fort Worth, Texas 76104
                 Attention: Glenn M. Darden

with a copy to:  Cantey & Hanger, L.L.P.
                 801 Cherry Street, Suite
                 2100
                 Forth Worth, Texas 76102
                 Attention: Sloan B. Blair

if to MSR or     MSR Exploration Ltd.
MSR Sub:         500 Main Street, Suite 210
                 Fort Worth, Texas 76102
                 Attention: Otto J. Buis

with a copy to:  Thompson & Knight, P.C.
                 801 Cherry Street, Suite
                 1600
                 Fort Worth, Texas 75102
                 Attention: Stephen B. Norris

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.9. Such notices shall be effective, (i) if delivered in person or by courier upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

    7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof.

    7.11 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

    7.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    7.13 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

    7.14  CONFIDENTIALITY AGREEMENT.

    (a) Each party hereto agrees that all Confidential Information (as defined below) received by such party (the "RECEIVING PARTY") from the any other party hereto (the "DISCLOSING PARTY") shall be kept confidential by the receiving party and shall not be disclosed by the receiving party in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers, employees, and authorized representatives (including without limitation attorneys, accountants, consultants, bankers, and financial advisors) of the receiving party (collectively, the "RECEIVING PARTY'S REPRESENTATIVES") as need to know such information for the purpose of evaluating the Merger (it being understood that such receiving party's representatives shall be informed by the receiving party of the confidential nature of such information and shall be required to treat such information confidentially), (ii) any disclosure of Confidential Information may be made to the extent to which the disclosing party consents in writing, (iii) Confidential Information may be disclosed by the receiving party or any receiving party's representatives to the extent that, in the opinion of counsel for the receiving party or such receiving party's representatives is legally compelled to do so, provided that, prior to making such disclosure, the party being legally compelled to disclose such information advises and consults with the disclosing party regarding such disclosure and provided further that the party being legally compelled to disclose such information discloses only that portion of the Confidential Information as is legally required, and (iv) any of such Confidential Information may be disclosed to any banks or other financial institutions or other prospective investors that may provide the Financing if such banks or other financial institutions or other prospective investors agree to comply with the provisions of this Section. The term "CONFIDENTIAL INFORMATION", as used herein, means all information (irrespective of the form of communication) obtained by or on behalf of a receiving party from a disclosing party or its representatives, other than information which (i) was or becomes generally available to the public other than as a result of disclosure by the receiving party or any receiving party's representative, (ii) was or becomes available to the receiving party on a nonconfidential basis prior to disclosure to the receiving party or its representatives, or (iii) was or becomes available to the receiving party from a source other than the disclosing party or its representatives, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with the disclosing party.

    (b) If this Agreement is terminated, each receiving party shall promptly return, and shall use their reasonable best efforts to cause all receiving party representatives to promptly return, all Confidential Information to the disclosing party without retaining any copies thereof, provided that such portion of the Confidential Information as consists of notes, compilations, analyses, reports, studies, or other documents prepared by the receiving party or the receiving party's representatives shall be destroyed.

    7.15 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES; COMMUNITY PROPERTY INTERESTS. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof, and neither this Agreement nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Sections 5.7.

    7.16  DISCLOSURE LETTERS.

    (a) The Mercury Disclosure Letter, executed by Mercury as March 17, 1997, and delivered to MSR on such date, contains all disclosures required to be made by Mercury under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Mercury Disclosure Letter specifically refers to the Article and Section of this Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of this Agreement.

    (b) The MSR Disclosure Letter, executed by MSR as of March 10, 1997, and delivered to Mercury on such date, contains all disclosures required to be made by MSR under the various terms and provisions of this Agreement. Each item of disclosure set forth in the MSR Disclosure Letter specifically refers to the Article and Section of this Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of this Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the date first above written.

                                          MSR Exploration Ltd.

                                          By:          /s/  OTTO J. BUIS

                                            ------------------------------------

                                          Otto J. Buis, Chairman of the Board

                                          Mercury Exploration Company

                                          By:        /s/  GLENN M. DARDEN

                                            ------------------------------------

                                          Glenn M. Darden, Vice President

                                          Mercury Montana, Inc.

                                          By:        /s/  GLENN M. DARDEN

                                            ------------------------------------

                                          Glenn M. Darden, Vice President

                                AMENDMENT NO. 1
                        TO AGREEMENT AND PLAN OF MERGER

    This Amendment No. 1 (this "Amendment") to that certain Agreement and Plan of Merger, dated as of the 26th day of March, 1997 (the "Agreement"), by and among MSR Exploration Ltd., an Alberta, Canada corporation which has agreed to redomesticate to the State of Delaware subject to the terms hereof ("MSR"), Mercury Exploration Company, a Texas corporation ("Mercury"), and Mercury Montana, Inc., a Delaware corporation ("Mercury Sub").

                              W I T N E S S E T H:

    WHEREAS the parties hereto desire to amend certain of the terms and provisions of the Agreement as more particularly described below;

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Agreement is hereby amended as follows:

    1. DEFINED TERMS. Except as otherwise specifically defined herein, all capitalized terms used herein as defined terms shall have the meanings assigned to such terms in the Agreement.

    2.  AMENDMENTS.

        (a) Section 1.6 of the Agreement is hereby amended by deleting subclause
    (a) of such section and substituting the following therefor:

           (a) the respective boards of directors of the Surviving Corporation and its subsidiaries shall be comprised of (i) three persons designated by MSR immediately prior to the Effective Time (which such designees are currently Otto J. Buis, Steve Morris and Patrick Montalban), (ii) three persons designated by Mercury immediately prior to the Effective Time (which such designees are currently Frank Darden, Thomas F. Darden and Glenn M. Darden) and (iii) two persons to be agreed by MSR and Mercury prior to the effective time, and

           (b) Section 5.6 of the Agreement is hereby amended by deleting subclause (a) of such section and substituting the following therefor:

        (a) SURVIVING CORPORATION BOARD OF DIRECTORS. At the Effective Time, the respective Boards of Directors of the Surviving Corporation and each Surviving Corporation subsidiary shall be comprised of (i) Otto Buis, Steve Morris and Patrick Montalban, (ii) Frank Darden, Thomas F. Darden and Glenn
    M. Darden and (iii) two additional members to be agreed by MSR and Mercury. If, prior to the Effective Time, (i) Otto Buis, Steve Morris or Patrick Montalban shall decline or be unable to serve, the Board of Directors of MSR shall designate another person to serve in such person's stead, or (ii) Frank Darden, Thomas F. Darden or Glenn M. Darden shall decline or be unable to serve, the Board of Directors of Mercury shall designate another person to serve in such person's stead.

           (c) Section 6.1 of the Agreement is hereby amended by deleting subclause (g) of such section and substituting the following therefor:

               (g) Mercury and the Board of Directors of MSR shall have received a written opinion, in form and substance reasonably satisfactory to Mercury and the Board of MSR, of a mutually acceptable investment banking firm, to the effect that the net fair market value of MSR is less than $14,156,000, and such opinion shall not have been amended or withdrawn.

    3. RATIFICATION. Except as amended and modified hereby, the Agreement is unchanged and is hereby ratified and affirmed, as amended and modified hereby, in all respects.

    4. COUNTERPARTS. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart shall have been signed by each of the parties and delivered to the other party or to its counsel, it being understood that each of the parties need not sign the same counterpart.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of June 17, 1997.

                                MSR EXPLORATION LTD.

                                By:               /s/ OTTO J. BUIS
                                     -----------------------------------------
                                                    Otto J. Buis
                                               CHAIRMAN OF THE BOARD

                                Mercury Exploration Company

                                By:             /s/ GLENN M. DARDEN
                                     -----------------------------------------
                                                  Glenn M. Darden
                                                   VICE PRESIDENT

                                Mercury Montana, Inc.

                                By:             /s/ GLENN M. DARDEN
                                     -----------------------------------------
                                                  Glenn M. Darden
                                                   VICE PRESIDENT

                                AMENDMENT NO. 2
                        TO AGREEMENT AND PLAN OF MERGER

    This Amendment No. 2 (this "Amendment") to that certain Agreement and Plan of Merger, dated as of the 26th day of March, 1997, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of June 17, 1997 (the "Agreement"), by and among MSR Exploration Ltd., an Alberta, Canada corporation which has agreed to redomesticate to the State of Delaware subject to the terms hereof ("MSR"), Mercury Exploration Company, a Texas corporation ("Mercury"), and Mercury Montana, Inc., a Delaware corporation ("Mercury Sub").

                              W I T N E S S E T H:

    WHEREAS the parties hereto desire to amend certain of the terms and provisions of the Agreement as more particularly described below;

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Agreement is hereby amended as follows:

    1. DEFINED TERMS. Except as otherwise specifically defined herein, all capitalized terms used herein as defined terms shall have the meanings assigned to such terms in the Agreement.

    2.  AMENDMENTS.

        (a) Section 1.6 of the Agreement is hereby amended by inserting in sub-subclause (iii) of subclause (a) of such section, after the word "time" and prior to the comma, the following:

           "(which such persons are currently D. Randall Kent and W. Yandell Rogers, III)".

        (b) Section 5.6 of the Agreement is hereby amended in the following respects:

           (i) Delete sub-subclause (iii) in the first sentence of subclause (a) of such section and substitute therefor the following:

               "(iii) D. Randall Kent and W. Yandell Rogers, III."

           (ii) Insert the following in the second sentence of subclause (a) of such section after the word "stead" and prior to the period

               ", or D. Randall Kent or W. Yandell Rogers, III shall decline or be unable to serve, MSR and Mercury shall agree to another person to serve in such person's stead".

        (c) Section 6.3 of the Agreement is hereby amended by (i) deleting the word "and" after the semicolon in subclause (e) of such section, (ii) deleting the period at the end of subclause (f) of such section and substituting "; and" therefor, and (iii) adding a new subclause (g) to such section to read in its entirety as follows:

           "(g) Otto J. Buis, Patrick M. Montalban, Steven M. Morris, D. Randall Kent and W. Yandell Rogers, III shall have been elected as directors of MSR at the combined annual and special meeting of stockholders of MSR to be held in accordance with Section 4.3 of this Agreement."

    3. RATIFICATION. Except as amended and modified hereby, the Agreement is unchanged and is hereby ratified and affirmed, as amended and modified hereby, in all respects.

    4. COUNTERPARTS. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart shall have been signed by each of the parties and delivered to the other party or to its counsel, it being understood that each of the parties need not sign the same counterpart.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of September 11, 1997.

                                              MSR EXPLORATION LTD.

                                              By:                     /s/ OTTO J. BUIS
                                                         -----------------------------------------
                                                                        Otto J. Buis
                                                                   CHAIRMAN OF THE BOARD

                                              Mercury Exploration Company

                                              By:                   /s/ GLENN M. DARDEN
                                                         -----------------------------------------
                                                                      Glenn M. Darden
                                                                       VICE PRESIDENT

                                              Mercury Montana, Inc.

                                              By:                   /s/ GLENN M. DARDEN
                                                         -----------------------------------------
                                                                      Glenn M. Darden
                                                                       VICE PRESIDENT

                                                                    APPENDIX "F"

                          CERTIFICATE OF INCORPORATION
                                       OF
                             MERCURY MONTANA, INC.

                                   * * * * *

    1.  The name of the corporation is Mercury Montana, Inc.

    2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    3.  The nature of the business or purposes to be conducted or promoted is:

    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    4. The total number of shares of stock which the corporation shall have authority to issue is Fifty Million (50,000,000) and the par value of each of such shares is No Dollars and One Cents ($0.01), amounting in the aggregate to Five Hundred Thousand Dollars and No Cents ($500,000.00).

    5.  The name and mailing address of each incorporator is as follows:

NAME                                       MAILING ADDRESS
----------------------  ------------------------------------------------------

Carla D. Crawford       350 N. St. Paul, Dallas, Texas 75201

Steven C. Patterson     350 N. St. Paul, Dallas, Texas 75201

Shane Shelley           350 N. St. Paul, Dallas, Texas 75201

    The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME                                       MAILING ADDRESS
----------------------  ------------------------------------------------------

Frank Darden            1619 Pennsylvania Ave., Fort Worth, Texas 76104

Glenn M. Darden         1619 Pennsylvania Ave., Fort Worth, Texas 76104

Thomas F. Darden        720 S. Otsego, Gaylord, Michigan 49735

    6.  The corporation is to have perpetual existence.

    7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

    8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

    Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

    9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

    WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this Nineteenth day of February, 1997.

                                                  /s/ CLARK D. CRAWFORD

                                          --------------------------------------
                                                    Carla D. Crawford

                                                 /s/ STEVEN C. PATTERSON

                                          --------------------------------------
                                                   Steven C. Patterson

                                                    /s/ SHANE SHELLEY

                                          --------------------------------------
                                                      Shane Shelley

                        CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             MERCURY MONTANA, INC.

    Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, Mercury Montana, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

    First: That the Board of Directors of the Corporation, by unanimous consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted the following resolutions setting forth and declaring advisable the following proposed amendments to the Certificate of Incorporation of the Corporation.

        RESOLVED, that the Certificate of Incorporation of the Corporation, be amended to delete Article 4 in its entirety and to substitute in lieu thereof, the following new Article 4:

                                   ARTICLE 4

            The aggregate number of shares of all classes of stock which the Corporation shall be authorized to issue is 60,000,000, divided into the following: 50,000,000 shares of Common Stock, and the par value of each of such shares is no dollars and one cent ($0.01), amounting in the aggregate to Five Hundred Thousand Dollars and No/100 ($500,000.00) (the "Common Stock") and 10,000,000 shares of capital Preferred Stock, and the par value of each of such shares is no dollars and one cent ($0.01), amounting in the aggregate to One Hundred Thousand Dollars and No/100 ($100,000.00) (the "Preferred Stock").

            The following is a statement of the relative rights, preferences and limitations in respect of the shares of each class of capital stock of the Corporation, insofar as the same are fixed in this Certificate of Incorporation, and of the authority expressly vested in the Board of Directors of the Corporation to divide the Preferred Stock into series and to fix and determine the variations in the relative rights and preference as between series:

                               A. PREFERRED STOCK

           1. The Preferred Stock may from time to time be divided into and issued in one or more series with each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes, the shares of each series to have such designations, preferences, limitations and relative rights as are stated and expressed herein and in a resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

           2. To the extent that this Certificate of Incorporation shall not have fixed and determined the variations in the relative rights and preferences of the Preferred Stock and as between series, the Board of Directors of the Corporation is expressly vested with the authority to divide the Preferred Stock into one or more series and, within the limitations set forth in this Certificate of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established, and, with respect to each such series, to fix by resolution or resolutions providing for the issue of such series, the following:

               (a) The maximum number of shares to constitute such series and the distinctive designation thereof;

               (b) The annual dividend rate, if any, on the shares of such series and the date or dates from which dividends shall commence to accrue or to accumulate as herein provided, or provision that dividends shall not be cumulative;

               (c) The price at and the terms and conditions on which the shares of such series may be redeemed, including the time during which shares of the series may be redeemed and the premium, if any, over and above the par value thereof and any accumulated dividends thereon which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which premium may vary at different dates and may also be different with respect to shares redeemed through the operation of any retirement or sinking fund;

               (d) The liquidation preference, if any, over and above the par value thereof, and any accumulated dividends thereon, which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

               (e) Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operations of the said fund;

               (f) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, share of capital stock of any other class or classes of the Corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

               (g) The voting rights, if any, on the shares of such series; and

               (h) Any other preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the law or with this Article.

           3. All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as provided in paragraph 1 of this Section A and except as permitted by the foregoing provisions of paragraph 2 hereof.

           4. Nothing herein contained shall limit any legal right of the Corporation to purchase any shares of the Preferred Stock.

                                B. COMMON STOCK

           1. Subject to the prior rights and preferences of the Preferred Stock and subject to the provisions and on the conditions set forth in the foregoing Section A of this Article 4, or in any resolution or resolutions providing for the issue of a series of Preferred Stock, and to the extent permitted by the laws of the State of Delaware, the holders of Common Stock shall be entitled to receive such cash dividends as may be declared and made payable by the Board of Directors.

           2. After payment shall have been made in full to the holders of the Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares.

        RESOLVED, that the Certificate of Incorporation of the Corporation be amended to add a new Article 11 to read as follows:

                                   ARTICLE 11

           Section 1.  OPPRESSION AND UNFAIRNESS

       (1) A complainant may apply to the Court for an order under this section.

       (2) If, on an application under subsection (1), the Court is satisfied that in respect of the Corporation or any of its affiliates

           (a) any act or omission of the Corporation or any of its affiliates effects a result,

           (b) the business or affairs of the Corporation or any of its affiliates are or have been carried on or conducted in a manner, or

           (c) the power of the directors of the Corporation or any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the Corporation, the Court may make an order to rectify the matters complained of.

       (3) In connection with an application under this section, the Court may make any interim or final order it thinks fit including, without limiting the generality of the foregoing, any or all of the following:

           (a) an order restraining the conduct complained of;

           (b) an order appointing a receiver or receiver-manager;

           (c) an order to regulate the Corporation's affairs by amending the articles of incorporation or bylaws of the Corporation;

           (d) an order declaring that any amendment made to the articles of incorporation or bylaws of the Corporation pursuant to clause (c) operates notwithstanding any unanimous stockholder agreement made before or after the date of the order, until the Court otherwise orders;

           (e) an order directing an issue or exchange of securities of the Corporation;

           (f) an order appointing directors of the Corporation in place of or in addition to all or any of the directors then in office;

           (g) an order directing the Corporation or any other person to purchase securities of a stockholder of the Corporation;

           (h) an order directing the Corporation or any other person to pay to a stockholder of the Corporation any part of the money paid by such stockholder for securities of the Corporation;

           (i) an order directing the Corporation to pay a dividend to its stockholders or a class of its stockholders;

           (j) an order varying or setting aside a transaction or contract to which the Corporation is a party and compensating the Corporation or any other party to the transaction or contract;

           (k) an order requiring the Corporation, within a time specified by the Court, to produce to the Court or an interested person financial statements in the required form or an accounting in any form the Court may determine;

           (l) an order compensating an aggrieved person;

           (m) an order directing rectification of the registered or other records of the Corporation;

           (n) an order for the liquidation and dissolution of the Corporation;

           (o) an order directing an investigation to be made;

           (p) an order requiring the trial of any issue; or

           (q) an order granting leave to the applicant to

                (i) bring an action in the name and on behalf of the Corporation or any of its subsidiaries, or

                (ii) intervene in an action to which the Corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the Corporation or any of its subsidiaries.

       (4) This section does not confer on the Court power to revoke a certificate of amalgamation or merger.

       (5) An applicant under this section may apply in the alternative under applicable law for an order for the liquidation and dissolution of the Corporation.

           Section 2.  COURT ORDER

        In connection with an action brought or intervened in Section 1 of this
        Article 11, the Court may at any time make any order it thinks fit, including, without limiting the generality of the foregoing, any or all of the following:

           (a) an order authorizing the complainant or any other person to control the conduct of the action;

           (b) an order giving directions for the conduct of the action;

           (c) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present stockholders of the Corporation instead of to the Corporation;

           (d) an order requiring the Corporation to pay reasonable legal fees incurred by the complainant in connection with the action.

           Section 3.  RIGHT TO DISSENT

       (1) A holder of shares of any class of stock of the Corporation may dissent if the Corporation resolves to:

           (a) amend its articles of incorporation to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class;

           (b) amend its articles of incorporation to add, change or remove any restrictions on the business or businesses that the Corporation may carry on;

           (c) amalgamate, merger or consolidate with another corporation, other than a wholly owned subsidiary corporation;

           (d) be continued under the laws of the same jurisdiction; or

           (e) sell, lease or exchange all or substantially all of the property of the Corporation.

       (2) A holder of shares of any class or series of stock of the Corporation entitled to vote separately as a class or series on a proposal to amend the articles of incorporation of the Corporation to:

           (a) increase the maximum number of authorized shares of a class having rights or privileges equal or superior to the rights or privileges attached to the shares of that class;

           (b) effect an exchange, reclassification or cancellation of all or part of the shares of that class;

           (c) add, change or remove the rights, privileges, restrictions or conditions attached to the shares of that class and, without limiting the generality of the foregoing

                (i) remove or change prejudicially rights to accrued dividends or rights to cumulative dividends;

                (ii) add, remove or change prejudicially redemption rights;

               (iii) reduce or remove a dividend preference or a liquidation preference; or

                (iv) add, remove or change prejudicially conversion privileges, options, voting, transfer or preemptive rights, rights to acquire securities of a corporation or sinking fund provisions,

           (d) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the rights or privileges attached to the shares of that class;

           (e) create a new class of shares having rights or privileges equal or superior to the rights or privileges attached to the shares of that class;

           (f) make the rights or privileges of any class of shares having rights or privileges inferior to the rights or privileges of the shares of that class;

           (g) effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of that class; or

           (h) constrain the issue or transfer of the shares of that class or extend or remove that constraint may dissent if the Corporation resolves to amend its articles of incorporation in a matter described above.

       (3) If a holder of shares of any class of stock of the Corporation dissents, the procedure for dissent shall be as set out in Section 184 of the BUSINESS CORPORATIONS ACT (Albert) as in effect on July 31, 1997.

           Section 4.  DEFINED TERMS

        Words and phrases used in this Article 11 which were defined in the BUSINESS CORPORATIONS ACT (Alberta) in effect on July 31, 1997 shall have the same meaning in this Article 11 as in that Act.

    Second: That thereafter, pursuant to resolution of the Board of Directors, the proposed Amendments were submitted to the Stockholders of the Corporation, and the necessary number of shares as required by statute was voted in favor of the Amendments by written consent of the holders thereof.

    Third: That said Amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    Fourth: That this Certificate of Amendment shall be effective upon the filing hereof.

    IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Certificate of Incorporation to be signed by Frank Darden, its Chairman, on this 13th day of August, 1997.

                                MERCURY MONTANA, INC.

                                By                /s/ FRANK DARDEN
                                     -----------------------------------------
                                               Frank Darden, CHAIRMAN

THE STATE OF TEXAS
COUNTY OF TARRANT

    This instrument was acknowledged before me on the 13th day of August, 1997, by Frank Darden, Chairman of Mercury Montana, Inc., a Delaware corporation, on behalf of said corporation.

                                                 /s/ CYNTHIA J. CARPENTER

                                          --------------------------------------
                                              Notary Public - State of Texas

                                                                    APPENDIX "G"

                                    BY-LAWS

                                       OF

                             MERCURY MONTANA, INC.

                            (A DELAWARE CORPORATION)

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
                                                      ARTICLE I

OFFICES
  Section 1.     REGISTERED OFFICE........................................................................        G-1
  Section 2.     OTHER OFFICES............................................................................        G-1

                                                     ARTICLE II

MEETINGS OF STOCKHOLDERS
  Section 1.     TIME AND PLACE OF MEETINGS...............................................................        G-1
  Section 2.     ANNUAL MEETINGS..........................................................................        G-1
  Section 3.     NOTICE OF ANNUAL MEETINGS................................................................        G-1
  Section 4.     SPECIAL MEETINGS.........................................................................        G-1
  Section 5.     NOTICE OF SPECIAL MEETINGS...............................................................        G-1
  Section 6.     QUORUM...................................................................................        G-1
  Section 7.     ORGANIZATION.............................................................................        G-2
  Section 8.     VOTING...................................................................................        G-2
  Section 9.     LIST OF STOCKHOLDERS.....................................................................        G-2
  Section 10.    INSPECTORS OF VOTES......................................................................        G-3
  Section 11.    ACTIONS WITHOUT A MEETING................................................................        G-3

                                                     ARTICLE III

BOARD OF DIRECTORS
  Section 1.     POWERS...................................................................................        G-3
  Section 2.     NUMBER, QUALIFICATION, AND TERM OF OFFICE................................................        G-3
  Section 3.     RESIGNATIONS.............................................................................        G-3
  Section 4.     REMOVAL OF DIRECTORS.....................................................................        G-3
  Section 5.     VACANCIES................................................................................        G-4

MEETINGS OF THE BOARD OF DIRECTORS
  Section 6.     PLACE OF MEETINGS........................................................................        G-4
  Section 7.     ANNUAL MEETINGS..........................................................................        G-4
  Section 8.     REGULAR MEETINGS.........................................................................        G-4
  Section 9.     SPECIAL MEETINGS; NOTICE.................................................................        G-4
  Section 10.    QUORUM AND MANNER OF ACTING..............................................................        G-4
  Section 11.    REMUNERATION.............................................................................        G-4

COMMITTEES OF DIRECTORS
  Section 12.    EXECUTIVE COMMITTEE; HOW CONSTITUTED AND POWERS..........................................        G-4
  Section 13.    ORGANIZATION.............................................................................        G-5
  Section 14.    MEETINGS.................................................................................        G-5
  Section 15.    QUORUM AND MANNER OF ACTING..............................................................        G-5
  Section 16.    OTHER COMMITTEES.........................................................................        G-5
  Section 17.    ALTERNATE MEMBERS OF COMMITTEES..........................................................        G-6
  Section 18.    MINUTES OF COMMITTEES....................................................................        G-6

GENERAL
  Section 19.    ACTIONS WITHOUT A MEETING................................................................        G-6
  Section 20.    PRESENCE AT MEETINGS BY MEANS OF COMMUNICATIONS EQUIPMENT................................        G-6

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
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                                                                                                            ---------
                                                     ARTICLE IV

NOTICES
  Section 1.     TYPE OF NOTICE...........................................................................        G-6
  Section 2.     WAIVER OF NOTICE.........................................................................        G-6
  Section 3.     WHEN NOTICE UNNECESSARY..................................................................        G-6

                                                      ARTICLE V

OFFICERS
  Section 1.     ELECTED AND APPOINTED OFFICERS...........................................................        G-7
  Section 2.     TIME OF ELECTION OR APPOINTMENT..........................................................        G-7
  Section 3.     SALARIES OF ELECTED OFFICERS.............................................................        G-7
  Section 4.     TERM.....................................................................................        G-7
  Section 5.     DUTIES OF THE CHAIRMAN OF THE BOARD......................................................        G-7
  Section 6.     DUTIES OF THE PRESIDENT..................................................................        G-7
  Section 7.     DUTIES OF VICE PRESIDENTS................................................................        G-8
  Section 8.     DUTIES OF ASSISTANT VICE PRESIDENTS......................................................        G-8
  Section 9.     DUTIES OF THE SECRETARY..................................................................        G-8
  Section 10.    DUTIES OF ASSISTANT SECRETARIES..........................................................        G-8
  Section 11.    DUTIES OF THE TREASURER..................................................................        G-8
  Section 12.    DUTIES OF ASSISTANT TREASURERS...........................................................        G-9
  Section 13.    DUTIES OF THE CONTROLLER.................................................................        G-9
  Section 14.    DUTIES OF ASSISTANT CONTROLLERS..........................................................        G-9

                                                     ARTICLE VI

INDEMNIFICATION
  Section 1.     ACTIONS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION.................................        G-9
  Section 2.     ACTIONS BY OR IN THE RIGHT OF THE CORPORATION............................................        G-9
  Section 3.     DETERMINATION OF RIGHT TO INDEMNIFICATION................................................       G-10
  Section 4.     RIGHT TO INDEMNIFICATION.................................................................       G-10
  Section 5.     PREPAID EXPENSES.........................................................................       G-10
  Section 6.     RIGHT TO INDEMNIFICATION UPON APPLICATION; PROCEDURE UPON APPLICATION....................       G-10
  Section 7.     OTHER RIGHTS AND REMEDIES................................................................       G-10
  Section 8.     INSURANCE................................................................................       G-11
  Section 9.     MERGERS..................................................................................       G-11
  Section 10.    SAVINGS PROVISION........................................................................       G-11

                                                     ARTICLE VII

CERTIFICATES REPRESENTING STOCK
  Section 1.     RIGHT TO CERTIFICATE.....................................................................       G-11
  Section 2.     FACSIMILE SIGNATURES.....................................................................       G-11
  Section 3.     NEW CERTIFICATES.........................................................................       G-12
  Section 4.     TRANSFERS................................................................................       G-12
  Section 5.     RECORD DATE..............................................................................       G-12
  Section 6.     REGISTERED STOCKHOLDERS..................................................................       G-12

                                       ii
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
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
                                                    ARTICLE VIII

GENERAL PROVISIONS
  Section 1.     DIVIDENDS................................................................................       G-13
  Section 2.     RESERVES.................................................................................       G-13
  Section 3.     ANNUAL STATEMENT.........................................................................       G-13
  Section 4.     CHECKS...................................................................................       G-13
  Section 5.     FISCAL YEAR..............................................................................       G-13
  Section 6.     CORPORATE SEAL...........................................................................       G-13

                                                     ARTICLE IX

AMENDMENTS................................................................................................       G-13

                                   ARTICLE I
                                    OFFICES

    Section 1. REGISTERED OFFICE. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

    Section 2. OTHER OFFICES. The Corporation may also have offices at such other place or places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

    Section 1. TIME AND PLACE OF MEETINGS. All meetings of the stockholders for the election of directors shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

    Section 2. ANNUAL MEETINGS. Annual meetings of stockholders, commencing with the year 1998, shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the stockholders shall elect by a plurality vote a Board of Directors and transact such other business as may properly be brought before the meeting.

    Section 3. NOTICE OF ANNUAL MEETINGS. Written notice of the annual meeting, stating the place, date, and hour of the meeting, shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of the meeting.

    Section 4. SPECIAL MEETINGS. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called at any time by order of the Board of Directors, the Chairman of the Board or the President. Such request shall state the purpose or purposes of the proposed special meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

    Section 5. NOTICE OF SPECIAL MEETINGS. Written notice of a special meeting, stating the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of the meeting.

    Section 6. QUORUM. Except as otherwise provided by statute or the Certificate of Incorporation, the holders of stock having a majority of the voting power of the stock entitled to be voted thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without notice (other than announcement at the meeting at which the adjournment is taken of the time and place of the adjourned meeting) until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

    Section 7. ORGANIZATION. At each meeting of the stockholders, the Chairman of the Board or the President, determined as provided in Article V of these By-Laws, or if those officers shall be absent therefrom, another officer of the Corporation chosen as chairman present in person or by proxy and entitled to vote thereat, or if all the officers of the Corporation shall be absent therefrom, a stockholder holding of record shares of stock of the Corporation so chosen, shall act as chairman of the meeting and preside thereat. The Secretary, or if he shall be absent from such meeting or shall be required pursuant to the provisions of this Section 7 to act as chairman of such meeting, the person (who shall be an Assistant Secretary, if an Assistant Secretary shall be present thereat) whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

    Section 8. VOTING. Except as otherwise provided in the Certificate of Incorporation, each stockholder shall, at each meeting of the stockholders, be entitled to one vote in person or by proxy for each share of stock of the Corporation held by him and registered in his name on the books of the Corporation on the date fixed pursuant to the provisions of Section 5 of Article VII of these By-Laws as the record date for the determination of stockholders who shall be entitled to notice of and to vote at such meeting. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held directly or indirectly by the Corporation, shall not be entitled to vote. Any vote by stock of the Corporation may be given at any meeting of the stockholders by the stockholder entitled thereto, in person or by his proxy appointed by an instrument in writing subscribed by such stockholder or by his attorney thereunto duly authorized and delivered to the Secretary of the Corporation or to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date, unless said proxy shall provide for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. At all meetings of the stockholders all matters, except where other provision is made by law, the Certificate of Incorporation, or these By-Laws, shall be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote thereat, a quorum being present. Unless demanded by a stockholder of the Corporation present in person or by proxy at any meeting of the stockholders and entitled to vote thereat, or so directed by the chairman of the meeting, the vote thereat on any question other than the election or removal of directors need not be by written ballot. Upon a demand of any such stockholder for a vote by written ballot on any question or at the direction of such chairman that a vote by written ballot be taken on any question, such vote shall be taken by written ballot. On a vote by written ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted.

    Section 9. LIST OF STOCKHOLDERS. It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger, either directly or through another officer of the Corporation designated by him or through a transfer agent appointed by the Board of Directors, to prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before said meeting, either at a place within the city where said meeting is to be held, which place shall be specified in the notice of said meeting, or, if not so specified, at the place where said meeting is to be held. The list shall also be produced and kept at the time and place of said meeting during the whole time thereof, and may be inspected by any stockholder of record who shall be present thereat. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, such list or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

    Section 10. INSPECTORS OF VOTES. At each meeting of the stockholders, the chairman of such meeting may appoint two Inspectors of Votes to act thereat, unless the Board of Directors shall have theretofore made such appointments. Each Inspector of Votes so appointed shall first subscribe an oath or affirmation faithfully to execute the duties of an Inspector of Votes at such meeting with strict impartiality and according to the best of his ability. Such Inspectors of Votes, if any, shall take charge of the ballots, if any, at such meeting and, after the balloting thereat on any question, shall count the ballots cast thereon and shall make a report in writing to the secretary of such meeting of the results thereof. An Inspector of Votes need not be a stockholder of the Corporation, and any officer of the Corporation may be an Inspector of Votes on any question other than a vote for or against his election to any position with the Corporation or on any other question in which he may be directly interested.

    Section 11. ACTIONS WITHOUT A MEETING. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may by taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  ARTICLE III
                               BOARD OF DIRECTORS

    Section 1. POWERS. The business and affairs of the Corporation shall be managed by its Board of Directors, which shall have and may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Certificate of Incorporation, or these By-Laws directed or required to be exercised or done by the stockholders.

    Section 2. NUMBER, QUALIFICATION, AND TERM OF OFFICE. The number of directors which shall constitute the whole Board of Directors shall not be less than one (1) or more than eight (8). Within the limits above specified, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors or by the stockholders at any annual or special meeting or otherwise pursuant to action of the stockholders. Directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders, except as provided in Sections 4 and 5 of this
Article III, and each director elected shall hold office until the annual meeting next after his election and until his successor is duly elected and qualified, or until his death or retirement or until he resigns or is removed in the manner hereinafter provided. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of stockholders. Such election shall be by written ballot.

    Section 3. RESIGNATIONS. Any director may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt by the Secretary. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

    Section 4. REMOVAL OF DIRECTORS. Any director may be removed, either with or without cause, at any time, by the affirmative vote by written ballot of a majority in voting interest of the stockholders of record of the Corporation entitled to vote, given at an annual meeting or at a special meeting of the stockholders called for that purpose or otherwise. The vacancy in the Board of Directors caused by any such removal shall be filled by the stockholders at such meeting or, if not so filled, by the Board of Directors as provided in Section 5 of this Article III.

    Section 5. VACANCIES. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the annual meeting next after their election and until their successors are elected and qualified, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

                       MEETINGS OF THE BOARD OF DIRECTORS

    Section 6. PLACE OF MEETINGS. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

    Section 7. ANNUAL MEETINGS. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders, and no notice of such meeting to the newly elected directors shall be necessary in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held immediately following the annual meeting of stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

    Section 8. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

    Section 9. SPECIAL MEETINGS; NOTICE. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, or the Secretary on 24 hours' notice to each director, either personally or by telephone or by mail, telegraph, telex, cable, wireless, or other form of recorded communication; special meetings shall be called by the Chairman of the Board, the President, or the Secretary in like manner and on like notice on the written request of two directors. Notice of any such meeting need not be given to any director, however, if waived by him in writing or by telegraph, telex, cable, wireless, or other form of recorded communication, or if he shall be present at such meeting.

    Section 10. QUORUM AND MANNER OF ACTING. At all meetings of the Board of Directors, a majority of the directors at the time in office (but not less than one-third of the whole Board of Directors) shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

    Section 11. REMUNERATION. Unless otherwise expressly provided by resolution adopted by the Board of Directors, none of the directors shall, as such, receive any stated remuneration for his services; but the Board of Directors may at any time and from time to time by resolution provide that a specified sum shall be paid to any director of the Corporation, either as his annual remuneration as such director or member of any committee of the Board of Directors or as remuneration for his attendance at each meeting of the Board of Directors or any such committee. The Board of Directors may also likewise provide that the Corporation shall reimburse each director for any expenses paid by him on account of his attendance at any meeting. Nothing in this Section 11 shall be construed to preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

                            COMMITTEES OF DIRECTORS

    Section 12. EXECUTIVE COMMITTEE; HOW CONSTITUTED AND POWERS. The Board of Directors, by majority vote of the whole Board of Directors, may designate an Executive Committee consisting of three of the directors of the Corporation. Subject to the provisions of Section 141 of the Delaware General Corporation Law, the Executive Committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. The Board of Directors shall have the power at any time, by majority vote of the whole Board of Directors, to change the membership of the Executive Committee, to fill all vacancies in it, or to dissolve it, either with or without cause.

    Section 13. ORGANIZATION. The Chairman of the Executive Committee, to be selected by the Board of Directors, shall act as chairman at all meetings of the Executive Committee and the Secretary shall act as secretary thereof. In case of the absence from any meeting of the Executive Committee of the Chairman of the Executive Committee or the Secretary, the Executive Committee may appoint a chairman or secretary, as the case may be, of the meeting.

    Section 14. MEETINGS. Regular meetings of the Executive Committee, of which no notice shall be necessary, may be held on such days and at such places, within or without the State of Delaware, as shall be fixed by resolution adopted by a majority of the Executive Committee and communicated in writing to all its members. Special meetings of the Executive Committee shall be held whenever called by the Chairman of the Executive Committee or a majority of the members of the Executive Committee then in office. Notice of each special meeting of the Executive Committee shall be given by mail, telegraph, telex, cable, wireless, or other form of recorded communication or be delivered personally or by telephone to each member of the Executive Committee not later than the day before the day on which such meeting is to be held. Notice of any such meeting need not be given to any member of the Executive Committee, however, if waived by him in writing or by telegraph, telex, cable, wireless, or other form of recorded communication, or if he shall be present at such meeting; and any meeting of the Executive Committee shall be a legal meeting without any notice thereof having been given, if all the members of the Executive Committee shall be present thereat. Subject to the provisions of this Article III, the Executive Committee, by resolution adopted by a majority of the whole Executive Committee, shall fix its own rules of procedure.

    Section 15. QUORUM AND MANNER OF ACTING. A majority of the Executive Committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at a meeting thereof at which a quorum is present shall be the act of the Executive Committee.

    Section 16. OTHER COMMITTEES. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more other committees consisting of one or more directors of the Corporation, which, to the extent provided in said resolution or resolutions, shall have and may exercise, subject to the provisions of Section 141 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation, and these By-Laws, the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and shall have the power to authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power to fill vacancies in the Board of Directors, the Executive Committee, or any other committee or in their respective membership, to appoint or remove officers of the Corporation, or to authorize the issuance of shares of the capital stock of the Corporation, except that such a committee may, to the extent provided in said resolutions, grant and authorize options and other rights with respect to the common stock of the Corporation pursuant to and in accordance with any plan approved by the Board of Directors. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power to change the members of any such committee at any time to fill vacancies, and to discharge any such committee, either with or without cause, at any time.

    Section 17. ALTERNATE MEMBERS OF COMMITTEES. The Board of Directors may designate one or more directors as alternate members of the Executive Committee or any other committee, who may replace any absent or disqualified member at any meeting of the committee, or if none be so appointed, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

    Section 18. MINUTES OF COMMITTEES. Each committee shall keep regular minutes of its meetings and proceedings and report the same to the Board of Directors at the next meeting thereof.

                                    GENERAL

    Section 19. ACTIONS WITHOUT A MEETING. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or the committee.

    Section 20.  PRESENCE AT MEETINGS BY MEANS OF COMMUNICATIONS
EQUIPMENT. Members of the Board of Directors, or of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting conducted pursuant to this Section 20 shall constitute presence in person at such meeting.

                                   ARTICLE IV
                                    NOTICES

    Section 1. TYPE OF NOTICE. Whenever, under the provisions of any applicable statute, the Certificate of Incorporation, or these By-Laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, in person or by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given in any manner permitted by Article III hereof and shall be deemed to be given at the time when first transmitted by the method of communication so permitted.

    Section 2. WAIVER OF NOTICE. Whenever any notice is required to be given under the provisions of any applicable statute, the Certificate of Incorporation, or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto, and transmission of a waiver of notice by a director or stockholder by mail, telegraph, telex, cable, wireless, or other form of recorded communication may constitute such a waiver.

    Section 3. WHEN NOTICE UNNECESSARY. Whenever, under the provisions of the Act, the Certificate of Incorporation or these Bylaws, any notice is required to be given to any stockholder, such notice need not be given to the stockholder if:

    (a) notice of two consecutive annual meetings and all notices of meetings held during the period between those annual meetings, if any, or

    (b) all (but in no event less than two) payments (if sent by first class mail) of distributions or interest on securities during a 12-month period,

have been mailed to that person, addressed at his address as shown on the records of the Corporation, and have been returned undeliverable. Any action or meeting taken or held without notice to such a person shall have the same force and effect as if the notice had been duly given. If such a person delivers to the Corporation a written notice setting forth his then current address, the requirement that notice be given to that person shall be reinstated.

                                   ARTICLE V
                                    OFFICERS

    Section 1. ELECTED AND APPOINTED OFFICERS. The elected officers of the Corporation shall be a President, one or more Vice Presidents, with or without such descriptive titles as the Board of Directors shall deem appropriate, a Secretary, and a Treasurer, and, if the Board of Directors so elects, a Chairman of the Board (who shall be a director) and a Controller. The Board of Directors or the Executive Committee of the Board of Directors by resolution also may appoint one or more Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries, Assistant Controllers, and such other officers and agents as from time to time may appear to be necessary or advisable in the conduct of the affairs of the Corporation.

    Section 2. TIME OF ELECTION OR APPOINTMENT. The Board of Directors at its annual meeting shall elect or appoint, as the case may be, the officers to fill the positions designated in or pursuant to Section 1 of this Article V. Officers of the Corporation may also be elected or appointed, as the case may be, at any other time.

    Section 3. SALARIES OF ELECTED OFFICERS. The salaries of all elected officers of the Corporation shall be fixed by the Board of Directors.

    Section 4. TERM. Each officer of the Corporation shall hold his office until his successor is duly elected or appointed and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the Board of Directors or the Executive Committee may be removed at any time by the affirmative vote of a majority of the whole Board of Directors. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise may be filled by the Board of Directors or the appropriate committee thereof.

    Section 5. DUTIES OF THE CHAIRMAN OF THE BOARD. The Chairman of the Board, if one be elected, shall be the chief executive officer of the Corporation and shall have all of the powers and duties as are provided for the chief executive officer of the Corporation as specified in Section 6 below, in the absence of any person designated and elected to be the Chairman of the Board, and shall preside when present at all meetings of the Board of Directors and at all meetings of the stockholders. In addition, he shall advise and counsel the President and other officers of the Corporation, and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the Board of Directors.

    Section 6. DUTIES OF THE PRESIDENT. In the absence of any person designated and elected to be the Chairman of the Board, the President shall be the chief executive officer of the Corporation and, subject to the provisions of these By-Laws, shall have the general supervision of the affairs of the Corporation and shall have general and active control of all of its business. He shall preside, when present, at all meetings of stockholders and all meetings of the Board of Directors, except when the Chairman of the Board presides and as may otherwise be provided by statute or by the By-Laws. The chief executive officer shall see that all orders and resolutions of the Board of Directors and the stockholders are carried into effect. The chief executive officer shall have general authority to execute bonds, deeds, and contracts in the name of the Corporation and affix the corporate seal thereto; to sign stock certificates; to cause the employment or appointment of such employees and agents of the Corporation as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of the By-Laws; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the chief executive officer; and, in general, to exercise all powers and authority usually appertaining to the chief executive officer of a corporation and except as otherwise provided in these By-Laws. The President shall advise and counsel the Chairman of the Board and the officers of the Corporation, and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the Board of Directors and the Chairman of the Board.

    Section 7. DUTIES OF VICE PRESIDENTS. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

    Section 8. DUTIES OF ASSISTANT VICE PRESIDENTS. In the absence of a Vice President or in the event of his inability or refusal to act, the Assistant Vice President (or in the event there shall be more than one, the Assistant Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of that Vice President, and shall perform such other duties and have such other powers as the Board of Directors, the President, or the Vice President under whose supervision he is appointed may from time to time prescribe.

    Section 9. DUTIES OF THE SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the Executive Committee or other standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be. He shall have custody of the corporate seal of the Corporation, and he, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall keep and account for all books, documents, papers, and records of the Corporation, except those for which some other officer or agent is properly accountable. He shall have authority to sign stock certificates and shall generally perform all the duties usually appertaining to the office of the secretary of a corporation.

    Section 10. DUTIES OF ASSISTANT SECRETARIES. In the absence of the Secretary or in the event of his inability or refusal to act, the Assistant Secretary (or, if there shall be more than one, the Assistant Secretaries in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the President, or the Secretary may from time to time prescribe.

    Section 11. DUTIES OF THE TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he shall give the Corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the Corporation. The Treasurer shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the Board of Directors, the President, or any such Vice President in charge of finance.

    Section 12. DUTIES OF ASSISTANT TREASURERS. The Assistant Treasurer or Assistant Treasurers shall assist the Treasurer, and in the absence of the Treasurer or in the event of his inability or refusal to act, the Assistant Treasurer (or in the event there shall be more than one, the Assistant Treasurers in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors, the President, or the Treasurer may from time to time prescribe.

    Section 13. DUTIES OF THE CONTROLLER. The Controller, if one is appointed, shall have supervision of the accounting practices of the Corporation and shall prescribe the duties and powers of any other accounting personnel of the Corporation. He shall cause to be maintained an adequate system of financial control through a program of budgets and interpretive reports. He shall initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with the maximum efficiency and economy. If required, he shall prepare a monthly report covering the operating results of the Corporation. The Controller shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the Board of Directors, the President, or any such Vice President in charge of finance.

    Section 14. DUTIES OF ASSISTANT CONTROLLERS. The Assistant Controller or Assistant Controllers shall assist the Controller, and in the absence of the Controller or in the event of his inability or refusal to act, the Assistant Controller (or, if there shall be more than one, the Assistant Controllers in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Controller and perform such other duties and have such other powers as the Board of Directors, the President, or the Controller may from time to time prescribe.

                                   ARTICLE VI
                                INDEMNIFICATION

    Section 1. ACTIONS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (all of such persons being hereafter referred to in this Article as a "Corporate Functionary"), against expenses (including attorneys'
fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

    Section 2. ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Corporate Functionary against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 3. DETERMINATION OF RIGHT TO INDEMNIFICATION. Any indemnification under Sections 1 or 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Corporate Functionary is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VI. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

    Section 4. RIGHT TO INDEMNIFICATION. Notwithstanding the other provisions of this Article VI, to the extent that a Corporate Functionary has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1 or 2 of this Article VI (including the dismissal of a proceeding without prejudice or the settlement of a proceeding without admission of liability), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    Section 5. PREPAID EXPENSES. Expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Corporate Functionary to repay such amount if it shall ultimately be determined he is not entitled to be indemnified by the Corporation as authorized in this Article VI.

    Section 6. RIGHT TO INDEMNIFICATION UPON APPLICATION; PROCEDURE UPON APPLICATION. Any indemnification under Sections 2, 3 and 4, or any advance under Section 5, of this Article VI shall be made promptly upon, and in any event within 60 days after, the written request of the Corporate Functionary, unless with respect to applications under Sections 2, 3 or 5 of this Article VI, a determination is reasonably and promptly made by the Board of Directors by majority vote of a quorum consisting of disinterested directors that such Corporate Functionary acted in a manner set forth in such Sections as to justify the Corporation in not indemnifying or making an advance of expenses to the Corporate Functionary. If no quorum of disinterested directors is obtainable, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Corporate Functionary acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance of expenses to the Corporate Functionary. The right to indemnification or advance of expenses granted by this Article VI shall be enforceable by the Corporate Functionary in any court of competent jurisdiction if the Board of Directors or independent legal counsel denies his claim, in whole or in part, or if no disposition of such claim is made within 60 days. The expenses of the Corporate Functionary incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

    Section 7. OTHER RIGHTS AND REMEDIES. The indemnification and advancement of expenses or provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification and advancement of expenses or may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Corporate Functionary and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of these by-laws or relevant provisions of the Delaware General Corporation Law and other applicable law, if any, shall not affect any then existing rights of a Corporate Functionary to indemnification or advancement of expenses.

    Section 8. INSURANCE. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

    Section 9. MERGERS. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting or surviving corporation, constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    Section 10. SAVINGS PROVISION. If this Article VI or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each Corporate Functionary as to expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated.

                                  ARTICLE VII
                        CERTIFICATES REPRESENTING STOCK

    Section 1. RIGHT TO CERTIFICATE. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board, the President, or a Vice President and by the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided, that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights.

    Section 2. FACSIMILE SIGNATURES. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

    Section 3. NEW CERTIFICATES. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation and alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate.

    Section 4. TRANSFERS. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, it shall be the duty of the Corporation, subject to any proper restrictions on transfer, to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

    Section 5. RECORD DATE. The Board of Directors may fix in advance a date, not preceding the date on which the resolution fixing the record date is adopted, and

    (i) not more than 60 days nor less than 10 days preceding the date of any meeting of stockholders, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof,

    (ii) not more than 10 days after the date on which the resolution fixing the record date is adopted, as a record date in connection with obtaining a consent of the stockholders in writing to corporate action without a meeting, or

   (iii) not more than 60 days before the date for payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change, or conversion or exchange of capital stock shall go into effect, or the date on which any other lawful action shall be taken, as the record date for determining the stockholders entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock or other lawful action of the corporation, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, any such meeting and any adjournment thereof (provided, however, that the Board of Directors may fix a new record date for an adjourned meeting), or to give such consent, or to receive payment of such dividend or distribution, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

    Section 6. REGISTERED STOCKHOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not provided by the laws of the State of Delaware.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 1. DIVIDENDS. Dividends upon the capital stock of the Corporation, if any, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors (but not any committee thereof) at any regular meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

    Section 2. RESERVES. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

    Section 3. ANNUAL STATEMENT. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

    Section 4. CHECKS. All checks or demands for money and promissory notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time prescribe.

    Section 5. FISCAL YEAR. The fiscal year of the Corporation shall be determined by the Board of Directors.

    Section 6. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the word "Delaware." The seal may be used by causing it or a facsimile thereof to be impressed, affixed, reproduced, or otherwise.

                                   ARTICLE IX
                                   AMENDMENTS

    These By-Laws may be altered, amended, or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or the Board of Directors or at any special meeting of the stockholders or the Board of Directors if notice of such alteration, amendment, repeal, or adoption of new By-Laws be contained in the notice of such special meeting.

                                                                      APPENDIX H

                                  [LETTERHEAD]

March 1, 1997

MSR Exploration Ltd.
Suite 210, 500 - Main Street                                       File No. 5323
Fort Worth, Texas
U.S.A. 76102

ATTENTION: MR. OTTO J. BUIS, CHAIRMAN OF BOARD, C.E.O.

Gentlemen:

    In accordance with your authorization, Citadel Engineering Ltd. has appraised the petroleum and natural gas reserves and prospective land holdings owned by MSR Exploration Ltd. (referred to as the "Company" herein). This report has been prepared for submission to the Securities Commission. The effective date of this report is January 1, 1997. Reserves and associated economics on a constant dollar basis, are summarized as follows:

                                    TABLE A

                              TOTAL U.S. RESERVES

                  NET TO APPRAISED INTEREST (CONSTANT DOLLARS)

                    CASHFLOW IN THOUSANDS OF DOLLARS (U.S.)

                                   W.I.O.                   NET
                           ----------------------  ----------------------                             DISCOUNTED
                                          GAS                     GAS                 ------------------------------------------
ROCKY MOUNTAIN REGION (4)  OIL MSTB    MMSCF(2)    OIL MSTB    MMSCF(2)     UNDISC.      10%        12%        15%        20%
-------------------------  ---------  -----------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
Proved Producing.........      1,717       3,016       1,481       2,595      24,659     11,362     10,251      8,954      7,423
Proved Developed
  (NonProducing).........        701       7,741         587       6,608      18,920      8,456      7,513      6,396      5,060
Proved Undeveloped.......      1,511       6,390       1,298       5,492      29,324     14,237     12,653     10,722      8,340
Probable (3).............        811       4,498         697       3,861      16,120      6,969      6,090      5,045      3,798
Land (Acres).............                (17,192)                                480        480        480        480        480
PLANT REVENUE
Proved Developed
  (Nonproducing).........                                                        846        624        590        544        478
Proved Undeveloped.......                                                        599        432        407        372        323
Sub Total Plant..........                                                      1,445      1,056        997        916        801
TOTAL ROCKY MOUNTAIN.....      4,740      21,645       4,063      18,556      90,948     42,560     37,984     32,513     25,902

MSR Exploration Ltd.

March 1, 1997

                                    TABLE B

                  NET TO APPRAISED INTEREST (CONSTANT DOLLARS)

                    CASHFLOW IN THOUSANDS OF DOLLARS (U.S.)

                                    W.I.O                      NET
EASTERN SHELF UP.          ------------------------  ------------------------                         DISCOUNTED
TEXAS GULF                     OIL          GAS          OIL          GAS                   -------------------------------
COAST (4)                    MSTB(1)     MMSCF(2)      MSTB(1)     MMSCF(2)      UNDISC.       10%        12%        15%
-------------------------  -----------  -----------  -----------  -----------  -----------  ---------  ---------  ---------
Proved Producing.........         512        3,596          418        2,917        9,449       6,213      5,840      5,366
Proved Developed
  (NonProducing).........          12       --               10       --              100          59         54         47
Proved Undeveloped.......         130          120          108           99        1,108         421        350        266
Probable (3).............         297          165          245          136        3,259       1,503      1,312      1,077
TOTAL PERMIAN BASIN).....         951        3,881          781        3,152       13,916       8,196      7,556      6,756


EASTERN SHELF UP.
TEXAS GULF
COAST (4)                     20%
-------------------------  ---------
Proved Producing.........      4,744
Proved Developed
  (NonProducing).........         38
Proved Undeveloped.......        167
Probable (3).............        786
TOTAL PERMIAN BASIN).....      5,735

                                    TABLE C

                            TOTAL CANADIAN RESERVES

                  NET TO APPRAISED INTEREST (CONSTANT DOLLARS)

                    CASHFLOW IN THOUSANDS OF DOLLARS (CDN.)

                                    W.I.O                      NET
                           ------------------------  ------------------------                         DISCOUNTED
CANADIAN                       OIL          GAS          OIL          GAS                   -------------------------------
REGION (4)                   MSTB(1)     MMSCF(2)      MSTB(1)     MMSCF(2)      UNDISC.       10%        12%        15%
-------------------------  -----------  -----------  -----------  -----------  -----------  ---------  ---------  ---------
Proved Producing.........          11        1,120            9          946        1,746       1,147      1,079        993
Proved Developed (Non-
  Producing).............          33        1,037           25          885        1,477         598        521        433
Proved Undeveloped.......           4        5,645            3        4,760        4,162       1,077        837        566
Probable (3).............           9          155            6          129          324         119        102         82
Land (Acres).............                                (1,778)                      333         333        333        333
TOTAL ($CDN).............          57        7,957           43        6,720        8,042       3,274      2,872      2,407
TOTAL (CAN) ($US) (5)....          57        7,957           43        6,720        5,898       2,401      2,106      1,765
GRAND TOTAL $(U.S.)......       5,748       33,483        4,887       28,428      110,762      53,157     47,646     41,034


CANADIAN
REGION (4)                    20%
-------------------------  ---------
Proved Producing.........        881
Proved Developed (Non-
  Producing).............        329
Proved Undeveloped.......        266
Probable (3).............         60
Land (Acres).............        333
TOTAL ($CDN).............      1,869
TOTAL (CAN) ($US) (5)....      1,371
GRAND TOTAL $(U.S.)......     33,008

Notes:

(1) Oil volume and cash flow includes NGL's and condensates.

(2) Sales gas volume measured at 14.65 psia and 60 DEG. F.

(3) It is Citadel's opinion that the probable additional reserves and associated economics herein would be subject to a weighted average risk factor of 50.0 percent. The economic and reserve values shown have been adjusted for this
    50.0 percent risk.

(4) The Rocky Mountain Region encompasses Montana & North Dakota; the Permian Basin Region includes the Wilcox Field and the Winters Capps Field, Texas, and the Canadian Region encompasses fields in Alberta and British Columbia.

(5) The Canadian Region economic projections have been converted to $U.S. utilizing a factor of 0.7334$U.S./1.0$Cdn.

(6) The values quoted herein do not necessarily represent fair-market-value.

    Working Interest Ownership (W.I.O.) means those reserves accruing to the Company after deduction of all working interests, but before deduction of all overriding and lessor royalties and before Crown

MSR Exploration Ltd.

March 1, 1997

royalties. Net reserves as used herein mean those reserves accruing to the Company after deduction of all outside working interests, overriding, freehold and lessor royalties and Crown royalties. The net cash flow forecasts are after direct lifting costs, normal allocated overhead and future investments, and after State Taxes, but before income taxes. Crown royalties in the provinces of Alberta and British Columbia, as applicable to petroleum and natural gas, as revised from time to time, have also been utilized. The values assigned the individual prospective acreage blocks are based upon recent land auction prices effected in the respective areas, known local and regional geological features and exploration activities. Accordingly, prospective land values as quoted herein should be regarded as valid on a current basis only. In view of the fact that the majority of the properties studied herein are on production, depletion analysis was employed to estimate remaining reserves.

    In accordance with the financial institution Regulations, prices, operating and capital costs utilized herein were not escalated. The product prices used in the report are summarized on Table 2. These price forecasts were based upon product prices January 2, 1997. Political and economic uncertainties domestically and internationally may result in prices different from those used in the report. Operating costs are summarized on Table 3. Capital costs for future well workovers and eventual well abandonment have been included in the economics herein and are summarized on Table 4.

    Estimates of reserves and production forecasts were prepared on the basis of prevailing conditions, and generally accepted engineering methods. Although these estimates are considered reasonable, future performance may vary from the forecasts presented herein and may justify either an increase or decrease in the reserves.

    Monitoring of the producing properties indicates that measures instituted in the past to arrest the decline rates have been successful. Indeed, almost all the properties have reached relative stability. The North Central Cut Bank Sand Unit continues to operate at maximum capacity with few complications. As in the past, no unpleasant surprises are anticipated in the coming year.

    All working and royalty interests and other factual data concerning land ownership used in the preparation of this report have been accepted as represented by the Company. Citadel Engineering Ltd. has not verified ownership of the properties studied herein by virtue of a title search. All basic reserve data, economic parameters, including price and cash flow projections have been based upon the personal interpretation of Citadel Engineering Ltd. staff members and represent their opinion. As Citadel Engineering Ltd. has not been apprised of internal costs, economic projections do not include general and administration costs (G&A) or capital costs other than lease related capital expenditures. All basic data employed to derive the values quoted herein is kept in our permanent files and will be made available to you upon request.

MSR Exploration Ltd.

March 1, 1997

    It has been a pleasure to prepare this report and the opportunity to be of service is appreciated. At such time as you wish to discuss the report in detail, we would be pleased to do so.

                                          Yours very truly,

                                CITADEL ENGINEERING LTD.

                                By:            /s/ E.P. WEBB, P. ENG.
                                     -----------------------------------------
                                              Per: E.P. Webb, P. Eng.
                                                     PRESIDENT

                                By:           /s/ P.E. DOUGLAS, C.E.T.
                                     -----------------------------------------
                                             Per: P.E. Douglas, C.E.T.

                                By:            /s/ L.E. WEBB, P. ENG.
                                     -----------------------------------------
                                              Per: L.E. Webb, P. Eng.

                                    TABLE 2

                             PRODUCT PRICE SCHEDULE
                                JANUARY 1, 1997

                              MSR EXPLORATION LTD.
                               U.S.A. AND CANADA

A. OIL PRICING

            ROCKY MTN.
            REGION (2)      PERMIAN BASIN    CANADIAN REGION        NGL          CONDENSATE
  YEAR       $(US/BBL)      $(US/BBL)(3)     (4) $(CDN/BBL)     $CDN/BBL(5)      $CDN/BBL(5)
---------  -------------  -----------------  ---------------  ---------------  ---------------
1997(1)          21.54            25.90             35.10            27.30            34.00

Notes:

(1) Prices held constant for Securities Commission purposes.

(2) Prices quoted for the Rocky Mountain Region have been adjusted for gravity.

(3) U.S. oil prices based upon 40 DEG. API rating. Prices adjusted herein for quality.

(4) Canadian oil price based upon D(2)S(3) rating (40 DEG. API 0.3% sulphur). Prices adjusted herein for quality.

(5) F.O.B. Edmonton.

                                    TABLE 2

                             PRODUCT PRICE SCHEDULE
                                JANUARY 1, 1997

                              MSR EXPLORATION LTD.
                               U.S.A. AND CANADA

B. GAS PRICING

             ROCKY MTN. REGION (2)     PERMIAN BASIN REGION (3)      CDN. REGION (4)
                  $U.S./MSCF                  $U.S./MSCF                $CDN/MSCF
           -------------------------  ---------------------------  -------------------
1997(1)                 1.45                        1.88                     1.75

Notes:

(1) Prices held constant for Securities Commission purposes.

(2) Gas price Rocky Mountain Region quoted F.O.B. Opal, Wyoming. Prices adjusted for heat content herein.

(3) Gas price quoted for West Texas at the wellhead. Prices adjusted herein for heat content.

(4) Gas price quoted for Aeco "C" one (1) year contract. Prices adjusted herein for heat content.

                      COMPANY CERTIFICATE OF QUALIFICATION

    This is to certify that:

    (1) Citadel Engineering Ltd. with offices located at Suite 1000, SunLife Plaza II, 140--4th Avenue S.W., Calgary, Alberta, Canada, prepared an appraisal report on petroleum and natural gas reserves and prospective land holdings dated March 1, 1997 (effective date January 1, 1997) for MSR Exploration Ltd.

    (2) Citadel Engineering Ltd. is a company of consulting petroleum engineers engaged in the appraisal and supervision of petroleum and natural gas properties.

    (3) A field inspection of the Company's equipment and wells has been conducted. Basic data utilized in the appraisal was derived from Company files, Citadel Engineering files, applicable Regulatory Authority data systems and contract data base systems and was personally inspected by the authors of this report. Reserves and economic projections are based upon the author's interpretation of the data and represents his opinion.

    (4) Citadel Engineering Ltd. does not have an interest directly or indirectly, nor do they expect to receive an interest directly or indirectly, in any of the properties or securities owned or issued by MSR Exploration Ltd., their personnel, associates and/or any affiliates thereof.

    (5) The properties studied in this report are located in Canada and the U.S.A.

                                CITADEL ENGINEERING LTD.

                                By:            /s/ E.P. WEBB, P. ENG.
                                     -----------------------------------------
                                                 E.P. Webb, P. Eng.
                                                     PRESIDENT

Calgary, Alberta
January 1, 1997

                          CERTIFICATE OF QUALIFICATION

    This is to certify that:

    (1) I, Edward P. Webb, was co-author of an appraisal report on petroleum and natural gas reserves and prospective land holdings dated March 1, 1997 (effective date January 1, 1997) for MSR Exploration Ltd.

    (2) I am employed by Citadel Engineering Ltd. and am located at Citadel's offices at Suite 1000, 140--4th Avenue S.W., Calgary, Alberta, Canada.

    (3) I am a Petroleum Engineer and have in excess of thirty-five (35) years experience in Petroleum Engineering extending throughout Canada, the United States, the United Kingdom and Europe. I am a petroleum engineering graduate from the University of Alberta, Edmonton, Canada, and have completed postgraduate courses in applied reservoir engineering at the University of Calgary, Alberta, Canada. I am a registered member of the Association of Professional Engineers in the Provinces of Alberta, British Columbia and Saskatchewan and am a member of the Society of Petroleum Engineers of CIM. Basic data utilized in the appraisal was personally inspected by me. Reserve and economic projections are based upon mine and Citadel's interpretation of the data and represents those opinions.

    (4) I do not have an interest, directly or indirectly, nor do I expect to receive an interest, directly or indirectly, in any of the properties or securities owned or issued by MSR Exploration Ltd., their personnel, associates and/or any affiliates thereof.

                                CITADEL ENGINEERING LTD.

                                By:            /s/ E.P. WEBB, P. ENG.
                                     -----------------------------------------
                                                 E.P. Webb, P. Eng.
                                                     PRESIDENT

Calgary, Alberta
January 1, 1997

                          CERTIFICATE OF QUALIFICATION

    This is to certify that:

    (1) I, Loy E. Webb, was co-author of an appraisal report on petroleum and natural gas reserves and prospective land holdings dated March 1, 1997 (effective date January 1, 1997) for MSR Exploration Ltd.

    (2) I am employed by Citadel Engineering Ltd. and am located at Citadel's offices at Suite 1000, SunLife Plaza II, 140--4th Avenue S.W., Calgary, Alberta, Canada.

    (3) I am a Petroleum Engineer and have in excess of eight (8) years experience in Petroleum Engineering extending throughout Canada and the United States. I am a petroleum engineering graduate from the University of Oklahoma, Norman, Oklahoma, U.S.A. I am a registered professional engineer in the Province of Alberta, and a registered professional engineer intern of the Society of Professional Engineers in the State of Oklahoma, U.S.A. and am a member of the Society of Petroleum Engineers of AIME. Basic data utilized in the appraisal was personally inspected by me. Reserve and economic projections are based upon mine and Citadel's interpretation of the data and represents those opinions.

    (4) I do not have an interest, directly or indirectly, nor do I expect to receive an interest, directly or indirectly, in any of the properties or securities owned or issued by MSR Exploration Ltd., their personnel, associates and/or any affiliates thereof.

                                CITADEL ENGINEERING LTD.

                                By:            /s/ E.P. WEBB, P. ENG.
                                     -----------------------------------------
                                                 E.P. Webb, P. Eng.

Calgary, Alberta
January 1, 1997

                          CERTIFICATE OF QUALIFICATION

    This is to certify that:

    (1) I, Pamela E. Douglas, was co-author of an appraisal report on petroleum and natural gas reserves and prospective land holdings dated March 1, 1997 (effective date January 1, 1997) for MSR Exploration Ltd.

    (2) I am employed by Citadel Engineering Ltd. and am located at Citadel's offices at Suite 1000, 140--4th Avenue S.W., Calgary, Alberta, Canada.

    (3) I am a Petroleum Engineering Technologist and have in excess of eight
(8) years experience in Petroleum Engineering extending throughout Canada and the United States. I am a petroleum engineering technology graduate from the Southern Alberta Institute of Technology, Calgary, Alberta, Canada, and am a certified member of the Alberta Society of Engineering Technologists in the Province of Alberta. Basic data utilized in the appraisal was personally inspected by me. Reserve and economic projections are based upon mine and Citadel's interpretation of the data and represents those opinions.

    (4) I do not have an interest, directly or indirectly, nor do I expect to receive an interest, directly or indirectly, in any of the properties or securities owned or issued by MSR Exploration Ltd., their personnel, associates and/or any affiliates thereof.

                                CITADEL ENGINEERING LTD.

                                By:           /s/ P.E. DOUGLAS, C.E.T.
                                     -----------------------------------------
                                                P.E. Douglas, C.E.T.

Calgary, Alberta
January 1, 1997

                                  [Letterhead]

March 25, 1997

MSR Exploration Ltd.                                               File No. 5323
Suite 210, 500 - Main Street
Fort Worth, Texas
U.S.A. 76102

ATTENTION: MR. OTTO J. BUIS, CHAIRMAN OF BOARD, C.E.O.

Gentlemen:

    In accordance with your authorization, Citadel Engineering Ltd. has appraised the petroleum and natural gas reserves in the State of Montana, U.S.A owned by Mercury Exploration Company (referred to as "the Company" herein) for MSR Exploration Ltd. The effective date of this report is January 1, 1997. Reserves and associated economics on a constant dollar basis, are summarized as follows:

                                    TABLE A

                  APPRAISED INTEREST (CONSTANT DOLLAR VALUES)

                    CASHFLOW IN THOUSANDS OF DOLLARS (U.S.)

                                W.I.O.                       NET
                      --------------------------  --------------------------                             DISCOUNTED
                       OIL(1)(2)                   OIL(1)(2)                             ------------------------------------------
                         MSTB      GAS MMSCF(3)      MSTB      GAS MMSCF(3)    UNDISC.      10%        12%        15%        20%
                      -----------  -------------  -----------  -------------  ---------  ---------  ---------  ---------  ---------
Proved Producing....       1,947        --             1,760        --           18,737     10,010      9,195      8,213      7,003
Proved Developed
  (NonProducing)....           3           629             2           553          670        398        366        325        271
Proved Undeveloped..       4,020        --             3,654        --           28,285     11,698     10,093      8,189      5,993
Total Proved........       5,970           629         5,416           533       47,692     22,106     19,654     16,727     13,207
Probable
  Additional........       5,197        --             5,379        --           42,848     12,317     10,061      7,563      4,874
GRAND TOTAL.........      11,887           629        10,795           533       90,540     34,423     29,715     24,290     18,081

Notes:

(1) Oil reserves and cashflow include condensate production

(2) Oil cashflow values include revenue derived from liquids production pursuant to the Mercury-Montana Power "Wells Agreement".

(3) Sales gas volumes measured at 60 F and 14.65 Psia.

MSR Exploration Ltd.

March 25, 1997

(4) It is Citadel's opinion that the Probable Additional reserves and related cashflow would be subject to a 50.0 percent weighted average risk factor. The values quoted herein have been adjusted for this 50.0 percent risk factor.

(5) The values quoted herein represent the opinion of Citadel Engineering Ltd. staff members and do not necessarily represent fair-market-value.

    Working Interest (W.I.O.) as used herein, mean those reserves accruing to the Company after deduction of all outside working interests; but before deduction of lessor and overriding royalties and before State Taxes.

    Net reserves used herein are net to the working interest after freehold and gross overriding royalties. The net cashflow forecasts are after direct lifting costs, normal allocated overhead and future investments, and after State Taxes, but before income taxes. In view of the fact that the majority of the properties studied herein are on production, depletion analysis was employed to estimate remaining reserves.

    The product prices used in the report are summarized on Table 2. These price forecasts were based upon product prices effective January 3, 1997. Political and economic uncertainties, both domestically and internationally may result in prices different from those used in the report. Operating costs are summarized on Table 3. Capital costs for future workovers, abandonment and lease reclamation have also been included in the economics, and are summarized on Table 4.

    Estimates of reserves and production forecasts were prepared on the basis of prevailing conditions, and generally accepted engineering methods. Although these estimates are considered reasonable, future performance may vary from the forecasts presented herein and may justify either an increase or decrease in the reserves.

    All working and royalty interests and other factual data concerning land ownership used in the preparation of this report have been accepted as represented by the Company. Citadel Engineering Ltd. has not verified ownership of the properties studied herein by virtue of a title search. All basic reserve data, economic parameters, including price and cashflow projections have been based upon the personal interpretation of Citadel Engineering Ltd. staff members and represents their opinion. All basic data employed to derive the values quoted herein is kept in our permanent files and will be made available to you upon request.

    It has been a pleasure to prepare this report and the opportunity to be of service is appreciated. At such time as you wish to discuss the report in detail, we would be pleased to do so.

Page 3
MSR Exploration Ltd.
March 25, 1997

                                          Yours very truly,

                                CITADEL ENGINEERING LTD.

                                By:            /s/ E.P. WEBB, P. ENG.
                                     -----------------------------------------
                                              Per: E.P. Webb, P. Eng.
                                                     PRESIDENT

                                By:           /s/ P.E. DOUGLAS, C.E.T.
                                     -----------------------------------------
                                             Per: P.E. Douglas, C.E.T.

                                    TABLE 2

                           SUMMARY OF PRODUCT PRICES
                                JANUARY 1, 1997

                          MERCURY EXPLORATION COMPANY

              OIL         GAS        COND.
  YEAR       $/BBL      $/MSCF       $/BBL
---------  ---------  -----------  ---------
1996           21.54        1.45       20.50

Notes:

(1) Price used as quoted by CENEX (Farmers Union Central Exchange) effective January 3, 1997. Prices adjusted herein for quality.

(2) Prices remain constant thereafter.

                      COMPANY CERTIFICATE OF QUALIFICATION

    This is to certify that:

    (1) Citadel Engineering Ltd., with offices located at Suite 1000, SunLife Plaza II, 140--4th Avenue S.W., Calgary, Alberta, Canada, prepared an appraisal report on petroleum and natural gas reserves dated March 25, 1997 (effective date January 1, 1997) for MSR Exploration Ltd.

    (2) Citadel Engineering Ltd. is a company of consulting petroleum engineers engaged in the appraisal and supervision of petroleum and natural gas properties.

    (3) A field inspection of the Company's equipment and wells has not been conducted. Basic data utilized in the appraisal was derived from Company files, Citadel Engineering files, applicable Regulatory Authority data systems and contract data base systems and was personally inspected by the authors of this report. Reserves and economic projections are based upon the authors' interpretation of the data and represents their opinion.

    (4) Citadel Engineering Ltd. does not have an interest, directly or indirectly, nor do they expect to receive an interest, directly or indirectly, in any of the properties or securities owned or issued by MSR Exploration Ltd. or Mercury Exploration Company, their personnel, associates and/or and affiliates thereof.

    (5) The properties studied in this report are located in Montana, U.S.A.

                                CITADEL ENGINEERING LTD.

                                By:            /s/ E.P. WEBB. P. ENG.
                                     -----------------------------------------
                                                 E.P. Webb. P. Eng.
                                                     PRESIDENT

Calgary, Alberta
January 1, 1997

                          CERTIFICATE OF QUALIFICATION

    This is to certify that:

    (1) I, Edward P. Webb, was co-author of an appraisal report on petroleum and natural gas reserves dated March 25, 1997 (effective date January 1, 1997) for MSR Exploration Ltd.

    (2) I am employed by Citadel Engineering Ltd. and am located at Citadel's offices at Suite 1000, 140--4th Avenue S.W., Calgary, Alberta, Canada.

    (3) I am a Petroleum Engineer and have in excess of thirty-five (35) years experience in Petroleum Engineering extending throughout Canada, the United States, the United Kingdom and Europe. I am a petroleum engineering graduate from the University of Alberta, Edmonton, Canada, and have completed postgraduate courses in applied reservoir engineering at the University of Calgary, Alberta, Canada. I am a registered member of the Association of Professional Engineers in the Provinces of Alberta, British Columbia and Saskatchewan and am a member of the Society of Petroleum Engineers of CIM. Basic data utilized in the appraisal was personally inspected by me. Reserve and economic projections are based upon mine and Citadel's interpretation of the data and represents those opinions.

    (4) I do not have an interest, directly or indirectly, nor do I expect to receive an interest, directly or indirectly, in any of the properties or securities owned or issued by MSR Exploration Ltd., or Mercury Exploration Company, their personnel, associates and/or any affiliates thereof.

                                CITADEL ENGINEERING LTD.

                                By:            /s/ E.P. WEBB. P. ENG.
                                     -----------------------------------------
                                                 E.P. Webb. P. Eng.
                                                     PRESIDENT

Calgary, Alberta
January 1, 1997

                          CERTIFICATE OF QUALIFICATION

    This is to certify that:

    (1) I, Pamela E. Douglas, was co-author of an appraisal report on petroleum and natural gas reserves dated March 25, 1997 (effective date January 1, 1997) for MSR Exploration Ltd.

    (2) I am employed by Citadel Engineering Ltd. and am located at Citadel's offices at Suite 1000, 140--4th Avenue S.W., Calgary, Alberta, Canada.

    (3) I am a Petroleum Engineering Technologist and have in excess of eight
(8) years experience in Petroleum Engineering extending throughout Canada and the United States. I am a petroleum engineering technology graduate from the Southern Alberta Institute of Technology, Calgary, Alberta, Canada, and am a certified member of the Alberta Society of Engineering Technologists in the Province of Alberta. Basic data utilized in the appraisal was personally inspected by me. Reserve and economic projections are based upon mine and Citadel's interpretation of the data and represents those opinions.

    (4) I do not have an interest, directly or indirectly, nor do I expect to receive an interest, directly or indirectly, in any of the properties or securities owned or issued by MSR Exploration Ltd., or Mercury Exploration Company, their personnel, associates and/or any affiliates thereof.

                                CITADEL ENGINEERING LTD.

                                By:           /s/ P.E. DOUGLAS, C.E.T.
                                     -----------------------------------------
                                             Per: P.E. Douglas, C.E.T.

Calgary, Alberta
January 1, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    The Certificate of Incorporation of the Company provides that no director of the Company shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

    The By-Laws of the Company also provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of the Certificate of Incorporation of the Company.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

ITEM 21.  EXHIBITS


  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      2.1+   Form of Certificate of Domestication (included as Appendix "A" to the Proxy Statement/ Prospectus).

      2.2+   Agreement and Plan of Merger dated as of March 26, 1997, among MSR Exploration Ltd., Mercury Montana,
               Inc. and Mercury Exploration Company, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of June 17,1997 and Amendment No. 2 to Agreement and Plan of Merger dated as of September 11,
               1997 (included as Appendix "E" to the Proxy Statement/Prospectus).

      3.1+   Form of Delaware Certificate of Incorporation of continued corporation (included as Appendix "B" to the
               Proxy Statement/Prospectus).

      3.2+   Form of Delaware Bylaws of continued corporation.

      3.3+   Surviving Corporation Certificate of Incorporation (included as Appendix "F" to the Proxy
               Statement/Prospectus).

      3.4+   Surviving Corporation Bylaws (included as Appendix "G" to the Proxy Statement/Prospectus).

      4.1+   Common Stock Warrant dated January 13, 1995 issued to Banque Paribas by MSR Exploration Ltd.

      4.2+   Form of Common Stock Warrants issued to Mercury Exploration Company, Frank Darden, Thomas F. Darden,
               Glenn M. Darden, Anne Darden Self, Jack L. Thurber and Jeff Cook by Mercury Montana, Inc., each dated
               March 7, 1997 and each having an exercise price per share of $1.25.

      4.3+   Form of Common Stock Warrants issued to Mercury Exploration Company, Frank Darden, Thomas F. Darden,
               Glenn M. Darden, Anne Darden Self, Jack L. Thurber and Jeff Cook by Mercury Montana, Inc., each dated
               March 7, 1997 and each having an exercise price per share of $2.00.

      4.4+   Form of Stock Purchase Warrant to be issued to Mercury Exploration Company at the Effective Time of the
               Merger by the Surviving Corporation.

      4.5*   Form of certificate representing shares of common stock of Mercury Montana, Inc. (to be known as MSR
               Exploration Ltd.).

      5.1+   Opinion of Cantey & Hanger, L.L.P. regarding validity of shares of Surviving Corporation Common Stock being registered for issuance in connection with the Merger.

      8.1+   Opinion of Thompson & Knight, P.C. regarding United States tax matters.

      8.2*   Opinion of Blake, Cassels and Graydon regarding Canadian tax matters.

     10.1+   Form of Management Agreement to be entered into between the Surviving Corporation and Mercury
               Exploration Company.

     10.2+   Guarantee of Mercury Montana, Inc. in favor of NationsBank of Texas, N.A.

     10.3+   1997 Stock Option Plan of Mercury Montana, Inc.

     10.4+   Employment Agreement between MSR Exploration Ltd. and Patrick M. Montalban.

     10.5+   Wells Agreement.

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.6+   Purchase and Sale Agreement between Mercury Exploration Company and Supply Development Group, Inc.

     10.7+   Production and Delivery Agreement between Mercury Exploration Company and MCNIC Oil & Gas f/k/a Supply
               Development Group, Inc.

     10.8+   Conveyance of Production Payment from Mercury Exploration Company to MCNIC Oil & Gas f/k/a Supply
               Development Group, Inc.

     15.1*   Letter from Deloitte & Touche, LLP, independent auditors, regarding interim financial information.

     23.1*   Consent of Deloitte & Touche, LLP, independent auditors.

     23.2+   Consent of Cantey & Hanger, L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration
               Statement).

     23.3+   Consent of Thompson & Knight, P.C. (included in the opinion filed as Exhibit 8.1 to this Registration
               Statement).

     23.4*   Consent of Blake, Cassels & Graydon (included in the opinion filed as Exhibit 8.2 to this Registration
               Statement).

     23.5+   Consent of Citadel Engineering Ltd.

     23.6+   Consent of Rauscher Pierce Refsnes, Inc.

     23.7+   Consent of D. Randall Kent.

     23.8+   Consent of W. Yandell Rogers, III.

     24.1+   Power of Attorney.

       27+   Financial Data Schedule.

     99.1*   Form of Proxy for Special Meeting.

     99.2*   Form of Proxy for Consent.

     99.3+   Valuation Report of Rauscher Pierce Refsnes, Inc.

     99.4+   Form of Consent (included as Appendix "D" to the Proxy Statement/Prospectus).


------------------------

*   Filed herewith.

+   Previously filed.

ITEM 22.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (d) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on September 25, 1997.


                                MERCURY MONTANA, INC.

                                BY:             /S/ GLENN M. DARDEN
                                     -----------------------------------------
                                                  Glenn M. Darden
                                      VICE PRESIDENT, TREASURER AND SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
              *                   Chief Executive Officer
------------------------------    and Director (Principal   September 25, 1997
         Frank Darden             Executive Officer)

              *
------------------------------  President and Director      September 25, 1997
       Thomas F. Darden

     /s/ GLENN M. DARDEN
------------------------------  Vice President, Treasurer,  September 25, 1997
       Glenn M. Darden            Secretary and Director

              *                 Controller (Principal
------------------------------    Accounting and Financial  September 25, 1997
         Keith Wright             Officer)



*By:     /s/ GLENN M. DARDEN
      -------------------------
           Glenn M. Darden
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER     DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
      2.1+   Form of Certificate of Domestication (included as Appendix "A" to the Proxy
               Statement/Prospectus).

      2.2+   Agreement and Plan of Merger dated as of March 26, 1997, among MSR Exploration Ltd., Mercury
               Montana, Inc. and Mercury Exploration Company, as amended by Amendment No. 1 to Agreement and
               Plan of Merger dated as of June 17,1997 and Amendment No. 2 to Agreement and Plan of Merger
               dated as of September 11, 1997 (included as Appendix "E" to the Proxy Statement/Prospectus).

      3.1+   Form of Delaware Certificate of Incorporation of continued corporation (included as Appendix "B"
               to the Proxy Statement/Prospectus).

      3.2+   Form of Delaware Bylaws of continued corporation.

      3.3+   Surviving Corporation Certificate of Incorporation (included as Appendix "F" to the Proxy
               Statement/Prospectus).

      3.4+   Surviving Corporation Bylaws (included as Appendix "G" to the Proxy Statement/ Prospectus).

      4.1+   Common Stock Warrant dated January 13, 1995 issued to Banque Paribas by MSR Exploration Ltd.

      4.2+   Form of Common Stock Warrants issued to Mercury Exploration Company, Frank Darden, Thomas F.
               Darden, Glenn M. Darden, Anne Darden Self, Jack L. Thurber and Jeff Cook by Mercury Montana,
               Inc., each dated March 7, 1997 and each having an exercise price per share of $1.25.

      4.3+   Form of Common Stock Warrants issued to Mercury Exploration Company, Frank Darden, Thomas F.
               Darden, Glenn M. Darden, Anne Darden Self, Jack L. Thurber and Jeff Cook by Mercury Montana,
               Inc., each dated March 7, 1997 and each having an exercise price per share of $2.00.

      4.4+   Form of Stock Purchase Warrant to be issued to Mercury Exploration Company at the Effective Time of the Merger by the Surviving Corporation.

      4.5*   Form of certificate representing shares of common stock of Mercury Montana, Inc. (to be known as
               MSR Exploration Ltd.).

      5.1+   Opinion of Cantey & Hanger, L.L.P. regarding validity of shares of Surviving Corporation Common
               Stock being registered for issuance in connection with the Merger.

      8.1+   Opinion of Thompson & Knight, P.C. regarding United States tax matters.

      8.2*   Opinion of Blake, Cassels and Graydon regarding Canadian tax matters.

     10.1+   Form of Management Agreement to be entered into between the Surviving Corporation and Mercury
               Exploration Company.

     10.2+   Guarantee of Mercury Montana, Inc. in favor of NationsBank of Texas, N.A.

     10.3+   1997 Stock Option Plan of Mercury Montana, Inc.

     10.4+   Employment Agreement between MSR Exploration Ltd. and Patrick M. Montalban.

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
     10.5+   Wells Agreement.

     10.6+   Purchase and Sale Agreement between Mercury Exploration Company and Supply Development Group,
               Inc.

     10.7+   Production and Delivery Agreement between Mercury Exploration Company and MCNIC Oil & Gas f/k/a
               Supply Development Group, Inc.

     10.8+   Conveyance of Production Payment from Mercury Exploration Company to MCNIC Oil & Gas f/k/a Supply
               Development Group, Inc.

     15.1*   Letter of Deloitte & Touche, LLP, independent auditors, regarding interim financial information.

     23.1*   Consent of Deloitte & Touche, LLP, independent auditors.

     23.2+   Consent of Cantey & Hanger, L.L.P. (included in the opinion filed as Exhibit 5.1 to this
               Registration Statement).

     23.3+   Consent of Thompson & Knight, P.C. (included in the opinion filed as Exhibit 8.1 to this
               Registration Statement).

     23.4*   Consent of Blake, Cassels & Graydon (included in the opinion filed as Exhibit 8.2 to this
               Registration Statement).

     23.5+   Consent of Citadel Engineering Ltd.

     23.6+   Consent of Rauscher Pierce Refsnes, Inc.

     23.7+   Consent of D. Randall Kent.

     23.8+   Consent of W. Yandell Rogers, III.

     24.1+   Power of Attorney.

       27+   Financial Data Schedule.

     99.1*   Form of Proxy for Special Meeting.

     99.2*   Form of Proxy for Consent.

     99.3+   Valuation Report of Rauscher Pierce Refsnes, Inc.

     99.4+   Form of Consent (included as Appendix "D" to the Proxy Statement/Prospectus).


------------------------

*   Filed herewith.

+   Previously filed.